As filed with the Securities and Exchange Commission on January 9, 1998

                                            Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ABRAXAS PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)

     Nevada                   1331                           74-2584033
(State or other      (Primary Standard Industrial       (I.R.S. Employer
 jurisdiction of     Classification Code Number)     Identification Number)
incorporation or
 organization)

                                                 Robert L. G. Watson
500 North Loop 1604 East                         500 North Loop 1604 East
Suite 100                                        Suite 100
San Antonio, Texas  78232                        San Antonio, Texas  78232
(210) 490-4788                                   (210) 490-4788
(Address, including zip code,                    (Name, Address, including zip
and telephone number, including                  code, and telephone  number,
executive offices)                               including area, of agent
offices)                                         for service)

Copies to:

Steven R. Jacobs                                  Christine B. LaFollette
Cox & Smith Incorporated                          King & Spalding
112 E. Pecan Street, Suite 1800                   1100 Louisiana, Suite 3300
San Antonio, Texas  78205                         Houston, Texas  77002-5219
(210) 554-5500                                    (713) 751-3200

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Merger of a wholly-owned subsidiary of Abraxas Petroleum Corporation ("Abraxas") with and into Vessels Energy, Inc. ("Vessels") pursuant to the Agreement and Plan of Merger filed as Exhibit 2.1 hereto (the "Merger Agreement") have been satisfied or waived.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

         If this form is filed to register additional securities for an offering pursuant to rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering

         If this form is a  post-effective  amendment filed pursuant to rule 462
(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering

                         CALCULATION OF REGISTRATION FEE


Title of each class               Proposed Maximum Proposed Maximum  Amount of
of Securities to be  Amount to be  Offering Price     Aggregate    Registration
     Registered      Registered      Per Share      Offering Price     Fee
------------------- -------------- -------------    --------------- -----------
Common  Stock, par    1,900,000        $14.19 (2)    $26,961,000(3) $7,954 (4)
value $.01 per share   shares (1)


(1) The number of shares of common stock, par value $.01 per share, of Abraxas ("Abraxas Common Stock") to be registered has been determined based on the estimated maximum number of shares of Abraxas Common Stock to be issued in exchange for shares of common stock, par value $.10 per share, of Vessels ("Vessels Common Stock"), in the merger of a wholly-owned subsidiary of Abraxas with and into Vessels (the "Merger") and upon exercise of certain warrants of Vessels following the Merger, all as contemplated by the Merger Agreement.

(2) Estimated pursuant to Rule 457(f) under the Securities Act of 1933 (the "Securities Act"), based on the market value of $14.19 for Abraxas Common Stock (which is the average of the bid and asked prices of shares of Abraxas Common Stock on the Nasdaq National Market on January 7, 1998).

(3) Estimated pursuant to Rule 457(f) under the Securities Act based on the product of the estimated maximum offering price per share and the estimated number of shares of Abraxas Common Stock to be issued in connection with the Merger.

(4) The Registrant previously paid $5,600 in connection with the filing of the preliminary Proxy Statement-Prospectus contained in this Registration Statement. The amount of $2,354, the difference between the Registration Fee referenced above and $5,600, is being paid concurrently with the filing of this Registration Statement.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

                              CROSS REFERENCE SHEET
                    PURSUANT TO ITEM 501(b) OF REGULATION S-K
                  SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                     REQUIRED BY ITEMS OF PART I OF FORM S-4

       REGISTRATION STATEMENT ITEM OF FROM S-4       CAPTION OR LOCATION

1.    Forepart of Registration Statement and    Outside Front Cover
      Outside Front Cover Page of Prospectus

2.    Inside Front and Outside Back Cove Pages  Outside Front Cover Page;
      of Prospectus                             Outside Back Cover Page;
                                                Available Information;
                                                Table of Contents

3.    Risk  Factors, Ratio of Earnings to       Summary; Risk Factors; Selected
      Fixed  Charges and Other Information      Consolidated Financial
                                                Information; Unaudited Pro
                                                Forma Financial Information

4.    Terms of the Transaction                  Outside Front Cover Page;
                                                Summary; The Merger; Description
                                                of  Abraxas  Capital  Stock;
                                                Certain Federal Income Tax
                                                Consequences; Comparison of
                                                Rights of Stockholders of the
                                                Company and Stockholders of
                                                Vessels; Certain Differences
                                                Between Nevada and Delaware
                                                Corporate Laws

5.    Pro Forma Financial Information           Unaudited Pro Forma Financial
                                                Information

6.    Material Contacts with the Company        Summary; The Merger
      Being Acquired

7.    Additional  Information  Required for     Inapplicable
      Reoffering by Persons and Parties Deemed to be Underwriters

8.    Interests of Named Experts and Counsel    Legal Matters; Experts

9.    Disclosure of Commission Position on      Inapplicable
      Indemnification for Securities Act
      Liabilities

10.   Information with Respect to S-3           Inapplicable
      Registrants

11.   Incorporation of Certain Information      Incorporation of Certain
      by Reference                              Documents by Reference

12.   Information with Respect to S-2 or        Inapplicable
      S-3 Registrants

13.   Incorporation of Certain Information      Inapplicable
      by Reference

14.   Information with Respect to Registrants   Summary; Business of Abraxas;
      Other than S-3 or S-2 Registrants         Consolidated Financial
                                                Statements   of   Abraxas;
                                                Selected Historical Financial
                                                Data of Abraxas; Unaudited
                                                Pro Forma Financial Information;
                                                Abraxas Management's Discussion
                                                and Analysis of Financial
                                                Condition and Results of
                                                Operation; Financial Statements

15.   Information with Respect to S-3           Inapplicable
      Companies

16.   Information with Respect to S-2           Inapplicable
      or S-3 Companies

17.   Information  with Respect to Companies    Summary; Business of Vessels;
      Other than S-2 or S-3 Companies           Selected Historical Financial
                                                Data of Vessels; Unaudited Pro
                                                Forma Financial Information;
                                                Vessels Management's Discussion
                                                and Analysis of Financial
                                                Condition and Results of
                                                Operation; Financial Statements

18.   Information if Proxies, Consents or       Front Cover Page; Summary;  The
      Authorizations are to be Solicited        Special Meeting; Appraisal
                                                Rights; Interests of Certain
                                                Persons in the Merger; Security
                                                Ownership of Certain Beneficial
                                                Owners and Management;
                                                Management of Abraxas After the
                                                Merger; Certain Transactions

19.   Information if Proxies, Consents or       Inapplicable
      Authorizations are not to be Solicited
      or in an Exchange Offer

                          ABRAXAS PETROLEUM CORPORATION
                       500 North Loop 1604 East, Suite 100
                            San Antonio, Texas 78232

                                 January 9, 1998

Dear Stockholders:

         You are invited to attend the Special Meeting of Stockholders of Abraxas Petroleum Corporation ("Abraxas") to be held on Friday, February 13, 1998, at 9:00 a.m., Central Time, at Abraxas' offices, 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 (including any postponement or adjournment thereof, the "Special Meeting").

         At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the merger (the "Merger") of a wholly-owned subsidiary of Abraxas with and into Vessels Energy, Inc. ("Vessels") and the issuance (the "Share Issuance") of a total of 1,900,000 shares of Common Stock, par value $.01 per share, of Abraxas ("Abraxas Common Stock") in connection with the Merger.

         The Merger is provided for in an Agreement and Plan of Merger dated as of November 12, 1997 (the "Merger Agreement") by and among Abraxas, a wholly-owned subsidiary of Abraxas and Vessels. As a result of the Merger, each outstanding share of Common Stock, par value $.10 per share, of Vessels ("Vessels Common Stock") will be converted into the right to receive a number of shares of Abraxas Common Stock equal to the sum of approximately 22.8 shares of Abraxas Common Stock plus approximately 29.98 additional shares to be issued by Abraxas pursuant to a formula set forth in the Merger Agreement and described in the accompanying Proxy Statement-Prospectus.

         Abraxas' Board of Directors has determined that the Merger is fair and in the best interests of Abraxas and its stockholders and has unanimously approved the Merger and the Share Issuance.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF ABRAXAS VOTE "FOR" THE APPROVAL OF THE MERGER AND THE SHARE ISSUANCE.

         Please read carefully the accompanying Notice of Special Meeting of Stockholders and Proxy Statement-Prospectus for additional information regarding the Merger and the Share Issuance. Whether or not you plan to attend the Special Meeting, please complete, sign, and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy card.



                                                     Sincerely,



                                                     Robert L. G. Watson
                                                     Chairman of the Board,
                                                     Chief Executive Officer
                                                     and President

                          ABRAXAS PETROLEUM CORPORATION
                       500 North Loop 1604 East, Suite 100
                            San Antonio, Texas 78232




                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 13, 1998



To the Stockholders:

         Notice is hereby given that a Special Meeting of Stockholders of Abraxas Petroleum Corporation ("Abraxas") is to be held on Friday, February 13, 1998, at 9:00 a.m., Central Time, at Abraxas' offices, 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232(including any postponement or adjournment thereof, the "Special Meeting") for the following purpose:

         To consider and vote upon the merger (the "Merger") of a subsidiary of Abraxas ("Sub") with and into Vessels Energy, Inc.("Vessels") pursuant to an Agreement and Plan of Merger dated as of November 12, 1997 (the "Merger Agreement") by and among Abraxas, Sub and Vessels and the issuance of a total of 1,900,000 shares of Common Stock, par value $0.01 per share, of Abraxas in connection with the Merger.

         Please read the accompanying Proxy Statement-Prospectus carefully. The Proxy Statement-Prospectus and the Annexes thereto form a part of this Notice.

         Only stockholders of record at the close of business on January 6, 1998 are entitled to notice of and to vote at the Special Meeting.


                                            By Order of the Board of Directors



                                            Stephen T. Wendel,
                                            Secretary


San Antonio, Texas
January 9, 1998

                                 PROXY STATEMENT
                                       OF
                          ABRAXAS PETROLEUM CORPORATION


                   PROSPECTUS OF ABRAXAS PETROLEUM CORPORATION

         This Proxy Statement-Prospectus is furnished to holders of shares of common stock, par value $0.01 per share ("Abraxas Common Stock"), of Abraxas Petroleum Corporation, a Nevada corporation ("Abraxas" or the "Company"), in connection with the solicitation by and on behalf of the Board of Directors of Abraxas (the "Abraxas Board") of proxies for use at a Special Meeting of Stockholders of Abraxas (the "Special Meeting") to be held at Abraxas' offices, 500 North Loop 1604 East, Suite 100, San Antonio, Texas, 78232 at 9:00 a.m., Central Time, on February 13, 1998. This Proxy Statement-Prospectus, the Notice of Special Meeting of Stockholders, and the accompanying proxy card are first being sent to holders of Abraxas Common Stock on or about January 13, 1998.

         At the Special Meeting, holders of record of Abraxas Common Stock as of the close of business on January 6, 1998 (the "Record Date") will consider and vote upon a proposal to approve the merger (the "Merger") of a wholly-owned subsidiary of Abraxas ("Sub") with and into Vessels Energy, Inc. ("Vessels") and the issuance (the "Share Issuance") of a total of 1,900,000 shares of Abraxas Common Stock in connection with the Merger. The Merger will result in Vessels becoming a wholly-owned subsidiary of Abraxas.

         This Proxy Statement-Prospectus also constitutes the Prospectus of Abraxas included in a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 1,900,000 shares of Abraxas Common Stock in connection with the Merger. All information concerning Abraxas contained in this Proxy Statement-Prospectus has been furnished by Abraxas and all information concerning Vessels contained in this Proxy Statement-Prospectus has been furnished by Vessels.

         At the effective time of the Merger (the "Effective Time"), each then outstanding share of Common Stock, par value $.10 per share, of Vessels ("Vessels Common Stock") (other than shares held by stockholders of Vessels, if any, who properly exercised their appraisal rights under Delaware law) will be converted into the right to receive approximately 30.3 shares of Abraxas Common Stock, of which approximately 7.5 shares of Abraxas Common Stock will be in consideration of the Projected Provisional Payment (as defined herein). Of the aggregate of approximately 1,023,543 shares of Abraxas Common Stock issued pursuant to the Projected Provisional Payment, 25%, or an aggregate of approximately 255,886 shares of Abraxas Common Stock, will be issued at the Effective Time and the remainder will be issued and deposited into an escrow account (the "Provisional Payment Escrow"). On April 30, 1999 (the "Provisional Payment Date"), Abraxas will release that number of shares of Abraxas Common Stock from the Provisional Payment Escrow as are necessary to pay the Provisional Payment (as defined herein) in full. In the event that the Provisional Payment is greater than the Projected Provisional Payment, Abraxas will release all of the shares deposited into the Provisional Payment Escrow and will issue any additional shares necessary to pay the Provisional Payment. In the event that the Provisional Payment is less than the Projected Provisional Payment, an appropriate number of shares of Abraxas Common Stock will be released from the Provisional Payment Escrow to the Vessels stockholders with the remainder being returned to Abraxas. Pursuant to the terms of the Merger Agreement, if the amount of the Provisional Payment is the same as the amount of the Projected Provisional Payment, Abraxas is required to issue a total of approximately 1,801,949 shares of Abraxas Common Stock in the Merger. Abraxas is seeking the approval of its stockholders to issue a total of 1,900,000 shares of Abraxas Common Stock in the Merger in order to cover any additional shares Abraxas would be required to issue if the Provisional Payment is greater than the Projected Provisional Payment as well as to reserve a total of 12,190 shares of Abraxas Common Stock for issuance pursuant to the exercise of certain warrants to purchase Vessels Common Stock which, upon consummation of the Merger, will become warrants to purchase Abraxas Common Stock. See "Description of Abraxas Common Stock - Warrants."

         For example, pursuant to the terms of the Merger Agreement, Abraxas is required to issue to the Vessels stockholders a total of approximately 1,023,543 shares of Abraxas Common Stock in consideration of the Projected Provisional Payment, of which a total of approximately 255,886 will be delivered at the Effective Time directly to the Vessels stockholders and 767,657 will be deposited into the Provisional Payment Escrow. If the Provisional Payment entitled the Vessels stockholders to an aggregate of 1,000,000 shares of Abraxas Common Stock, 744,114 shares of Abraxas Common Stock which had been deposited into the Provisional Payment Escrow would be released to the Vessels stockholders and 23,543 shares would be returned to Abraxas.



         SEE "RISK FACTORS" BEGINNING ON PAGE 23 HEREOF FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN DETERMINING HOW TO VOTE UPON THE MATTERS DESCRIBED ABOVE.


         THE SHARES OF ABRAXAS COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



         The date of this Proxy Statement-Prospectus is January 9, 1998.

         NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ABRAXAS, VESSELS, OR ANY OTHER PERSON. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ABRAXAS OR VESSELS SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

         Abraxas is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains a Website, located at http://www.sec.gov, that contains reports, proxy statements, and other information regarding registrants that file electronically with the Commission. Copies of such reports, proxy statements, and other information also can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         Abraxas has filed with the Commission a Registration Statement under the Securities Act on Form S-4 with respect to the secutities offered hereby. As permitted under the Securities Act and the Exchange Act, this Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement. Such additional information can be inspected and copied or obtained from the Commission in the manner described above. Statements contained in this Proxy Statement-Prospectus as to the contents of any other document referred to herein are not necessarily complete, and each such statement is qualified in all respects by reference to the copy of such other document filed as an exhibit to the Registration Statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The  following   documents   previously   filed  with  the   Commission
(Commission file number 0-19118) by Abraxas pursuant to the Exchange Act are incorporated by reference in this Proxy Statement - Prospectus:

         1. Abraxas' Annual Report on Form 10-K for the year ended December 31, 1996 (which incorporates by reference certain information from Abraxas' Proxy Statement relating to the 1997 Annual Meeting of Stockholders);

         2. Abraxas' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

         3. Abraxas' Current Report on Form 8-K dated June 27, 1997; and

         4.  The   description   of  Abraxas  Common  Stock  set  forth  in  the
registration statements filed pursuant to Section 12 of the Exchange Act including any amendment or report filed for purposes of updating any such description.

         All documents filed by Abraxas pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement - Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement - Prospectus and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement - Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement - Prospectus.


         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO ABRAXAS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH.
ABRAXAS HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROXY STATEMENT-PROSPECTUS HAS BEEN DELIVERED, ON WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN OR MAY BE INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). DOCUMENTS RELATING TO ABRAXAS ARE AVAILABLE UPON REQUEST FROM ABRAXAS PETROLEUM CORPORATION, 500 NORTH LOOP 1604 EAST, SUITE 100, SAN ANTONIO, TEXAS 78232, ATTENTION: EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, TELEPHONE NUMBER (210) 490-4788. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY FEBRUARY 1, 1998.

                   NOTE REGARDING FORWARD-LOOKING INFORMATION

         This Proxy Statement-Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this Prospectus, including, without limitation, those regarding the Company's financial position, business strategy, budgets, reserve estimates, development and exploitation opportunities and projects, behind-pipe zones, classification of reserves, projected costs, potential reserves and plans and objectives of management for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed under "Risk Factors" and elsewhere in this Proxy Statement-Prospectus including, without limitation, in conjunction with the forward-looking statements included in this Proxy Statement-Prospectus. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on behalf of the Company, are expressly qualified in their entirety by the Cautionary Statements.

                                TABLE OF CONTENTS

SUMMARY OF PROXY STATEMENT-PROSPECTUS........................................9
         Introduction........................................................9
         The Parties.........................................................9
         Background of and Reasons for the Merger...........................10
         The Special Meeting................................................11
         The Merger.........................................................12
         Risk Factors.......................................................15
         Market Price Data..................................................15
         Summary Historical Financial Information of Vessels................17
         Summary Historical Financial Information of Abraxas................18
         Summary Historical and Pro Forma Reserve
                and Operating Data..........................................20
         Selected Per Share Financial Information...........................21
RISK FACTORS................................................................23
         Merger Considerations..............................................23
         Integration of Operations; Foreign Operations......................23
         High Degree of Leverage............................................23
         Net Losses.........................................................24
         Industry Conditions; Impact on Company's Profitability.............24
         Restrictions Imposed by Terms of the Company's Indebtedness........25
         Substantial Capital Requirements...................................25
         Future Availability of Natural Gas Supply..........................26
         Operating Hazards; Uninsured Risks.................................26
         Competition........................................................26
         Reliance on Estimates of Proved Reserves and Future Net Revenue....27
         Certain Business Risks.............................................27
         Depletion of Reserves..............................................28
         Government Regulation..............................................28
         Dependence on Key Personnel........................................28
         Limitations on the Availability of the Company's
              Net Operating Loss Carryforwards..............................28
THE SPECIAL MEETING.........................................................30
         General............................................................30
         Voting at the Special Meeting......................................30
         Proxies; Revocation................................................30
THE MERGER    32
         Background of the Merger...........................................32
         Abraxas' Reasons for the Merger....................................32
         The Merger Agreement...............................................33
         Restrictions on Resales by Affiliates..............................38
         Escrow of Shares...................................................39
         Board Representation and Voting Agreement..........................39
         Accounting Treatment...............................................40
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................................40
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................................43
APPRAISAL RIGHTS............................................................43
CAPITALIZATION..............................................................44
UNAUDITED PRO FORMA FINANCIAL INFORMATION...................................45
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
         YEAR ENDED DECEMBER 31, 1996.......................................47
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
         FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997.......................48

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET.................................49
NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION..........................50
SELECTED HISTORICAL FINANCIAL DATA OF VESSELS...............................52
VESSELS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................53
         Results of Operations..............................................53
         Comparison of Nine Months Ended September 30, 1997 to
              Nine Months Ended September 30, 1996..........................53
         Comparison of Year Ended December 31, 1996 to Year
              Ended December 31, 1995.......................................54
         Comparison of Year Ended December 31, 1995 to Year
              Ended December 31, 1994.......................................55
         Liquidity and Capital Resources....................................56
SELECTED HISTORICAL FINANCIAL DATA OF ABRAXAS...............................59
ABRAXAS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................61
         Results of Operations..............................................61
         Comparison of Nine Months Ended September 30, 1997 to
              Nine Months Ended September 30, 1996..........................61
         Comparison of Year Ended December 31, 1996 to Year
              Ended December 31, 1995.......................................61
         Comparison of Year Ended December 31, 1995 to Year
              Ended December 31, 1994.......................................63
         Liquidity and Capital Resources....................................64
BUSINESS OF ABRAXAS.........................................................70
         General............................................................70
         Recent Developments................................................70
         Primary Operating Areas............................................70
         Texas..............................................................70
         Southwestern Wyoming...............................................72
         Western Canada.....................................................72
         Exploration Opportunities..........................................74
         Exploratory and Developmental Acreage..............................75
         Productive Wells...................................................76
         Reserves Information...............................................76
         Crude Oil, NGLs and Natural Gas Production and Sales Prices........78
         Drilling Activities................................................78
         Markets and Customers..............................................78
         Competition........................................................79
         Regulatory Matters.................................................80
         Title to Properties................................................85
         Employees..........................................................85
         Office Facilities..................................................85
         Other Properties...................................................85
         Litigation.........................................................86
BUSINESS OF VESSELS.........................................................87
         General............................................................87
         Primary Operating Areas............................................87
         Western Colorado...................................................87
         Southwestern Wyoming...............................................87
         Exploration Opportunities..........................................87
         Exploratory and Development Acreage................................88
         Productive Wells...................................................88
         Reserves Information...............................................88

         Drilling Activities................................................90
         Markets and Customers..............................................90
         Competition........................................................91
         Regulatory Matters.................................................91
         Title to Properties................................................91
         Employees..........................................................92
         Office Facilities..................................................92
         Litigation.........................................................92
MANAGEMENT OF ABRAXAS AFTER THE MERGER......................................93
         Directors and Executive Officers...................................93
         Executive Compensation.............................................95
CERTAIN TRANSACTIONS.......................................................100
         Abraxas...........................................................101
         Vessels...........................................................101
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............104
         Abraxas...........................................................106
         Vessels...........................................................106
DESCRIPTION OF ABRAXAS CAPITAL STOCK.......................................106
         Common Stock......................................................106
         Preferred Stock...................................................106
         Warrants..........................................................106
         Registration Rights...............................................107
         Anti-takeover Effects of Certain Provisions of the Articles of Incorporation and Bylaws....................................108
         Stockholder Rights Plan...........................................108
         Anti-takeover Statutes............................................109
         Restrictions on Certain Combinations Between Nevada Resident
              Corporations and Interested Stockholders.....................109
         Nevada Control Share Act..........................................109
COMPARISON OF RIGHTS OF STOCKHOLDERS OF THE COMPANY
         AND STOCKHOLDERS OF VESSELS.......................................110
         Number of Directors...............................................110
         Monetary Liability of Directors...................................111
         Removal of Directors..............................................111
         Amendment of Articles/Certificate of Incorporation................111
CERTAIN DIFFERENCES BETWEEN NEVADA AND
         DELAWARE CORPORATE LAWS...........................................112
         Amendment of Articles/Certificate of Incorporation................112
         Cumulative Voting.................................................112
         Preemptive Rights.................................................112
         Classified Board..................................................112
         Indemnification of Directors and Officers; Insurance..............113
         Limitation on Director Liability..................................113
         Removal of Directors..............................................113
         Inspection of Books and Records...................................114
         Right to Call Special Meetings of Stockholders....................114
         Action Without a Meeting..........................................114
         Mergers, Sales of Assets and Other Transactions...................114
         Provisions Affecting Business Combinations........................115
         Appraisal Rights..................................................116
         Dividends and Stock Repurchase and Redemption.....................117
         Dissolution.......................................................117
LEGAL MATTERS..............................................................118
EXPERTS....................................................................118

STOCKHOLDERS' PROPOSALS....................................................118
GLOSSARY OF TERMS..........................................................119

ANNEX I  AGREEMENT AND PLAN OF MERGER
ANNEX II SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                      SUMMARY OF PROXY STATEMENT-PROSPECTUS

         The following Summary is qualified in its entirety by the more detailed information contained in this Proxy Statement-Prospectus, its Annexes and the other documents incorporated by reference or otherwise referred to herein. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement-Prospectus. See "Glossary of Terms." Unless otherwise indicated, all calculations of Abraxas Common Stock upon completion of the Merger set forth in this Proxy Statement-Prospectus assume that no stockholder of Vessels exercises appraisal rights and that an aggregate of 1,801,949 shares of Abraxas Common Stock are issued to Vessels stockholders. Except as otherwise indicated herein, each reference herein to " on a pro forma basis" shall mean that the results for the stated period or other information have been adjusted to reflect the Merger and the sale by Vessels of the DJ Basin Properties (as defined herein).

Introduction

         At the Special Meeting, the stockholders of Abraxas will be asked to consider and vote upon the Merger and the Share Issuance. Each share of Vessels Common Stock outstanding immediately prior to the Merger (other than shares held by stockholders of Vessels, if any, who properly exercise their appraisal rights under Delaware law) will be converted into the right to receive approximately
30.3 shares of Abraxas Common Stock, of which 7.5 shares of Abraxas Common Stock will be in consideration of the Projected Provisional Payment. A copy of the Agreement and Plan of Merger dated November 12, 1997 (the "Merger Agreement") by and among Abraxas, Sub and Vessels is attached as Annex I hereto and is incorporated herein by reference. See "The Merger."

The Parties

         Abraxas and Sub. Abraxas is an independent energy company engaged primarily in the acquisition, exploration, development and production of crude oil and natural gas. Since January 1, 1991, the Company's principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. The Company utilizes a disciplined acquisition strategy, focusing its efforts on producing properties and related assets possessing the following characteristics: a concentration of operations; significant, quantifiable development potential; historically low operating expenses; and the potential to reduce G&A expenses per BOE. The
Company seeks to complement its acquisition and development activities by selectively participating in exploration projects with experienced industry partners. After giving effect to the Merger, the Company's principal areas of operation will be Texas, western Canada, northwestern Colorado and southwestern Wyoming and the Company will own interests in 1,041,676 gross acres (547,942 net acres) and 754 gross wells (432.7 net wells), 544 of which will be operated by the Company. The Company will also own varying interests in 20 natural gas processing plants or compression facilities. On a pro forma basis, at December 31, 1996, the Company had total proved reserves of 52,739 MBOE (66% natural gas), of which 85.68% was proved developed with a PV-10 of $463.0 million.

         The Company's acquisition, development, exploitation and exploration activities have substantially increased the Company's proved reserve base, average daily production and natural gas processing plant throughput while decreasing its total operating and G&A expenses per BOE. After consummation of the Merger, the Company will have completed 18 acquisitions of producing properties totaling 56,309 MBOE of proved reserves at an average net acquisition cost of $4.20 per BOE since January 1, 1991. From January 1, 1991, on an historical basis, to September 30, 1997, on a pro forma basis, the Company's total proved reserves increased from 889 MBOE to 52,739 MBOE; aggregate PV-10 increased from $11.9 million, on an historical basis, to $463.0 million, on a pro forma basis; and average net daily production increased from 0.141 MBOE per day, on an historical basis, to 16.4 MBOE per day, on a pro forma basis. As of September 30, 1997, the Company had net natural gas processing capacity of 128 MMcf per day. From the year ended December 31, 1991, on an historical basis, to the nine months ended September 30, 1997, on a pro forma basis, the Company's direct operating expenses per BOE decreased from $6.30 per BOE to $2.71 per BOE and G&A expenses per BOE decreased from $5.39 per BOE to $0.80 per BOE.

         The Company was founded in 1977 by Robert L.G. Watson, the Company's Chairman of the Board, President and Chief Executive Officer. The Company's principal offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 and its telephone number is (210) 490-4788.

         Sub is a wholly-owned subsidiary of Abraxas incorporated in November 1997 in the State of Delaware solely for the purpose of effecting the Merger.

         Vessels. Vessels is an independent energy company engaged in the acquisition, exploration, development, production and gathering of natural gas and crude oil. From its predecessor's inception in the 1970's until the spring of 1997, Vessels' core operations were in the Denver-Julesburg Basin in northeast Colorado (the "DJ Basin"). Beginning in 1993, Vessels began to slowly diversify its production base outside the DJ Basin by the selective acquisition of mineral leases and producing properties in other Rocky Mountain basins. Because of the growth potential of its other properties and a more favorable acquisition market outside the DJ Basin, Vessels elected, in late 1996, to sell its DJ Basin properties (the "DJ Basin Properties") and focus its efforts on higher potential growth opportunities elsewhere. In April 1997, Vessels completed the sale for cash of its DJ Basin producing, gathering, processing and marketing business. Sales proceeds were used to extinguish Vessels' debt to its lenders at such time and fund an aggressive 1997 capital expenditure program primarily focused on drilling in western Colorado.

         Vessels owns interests in 73 producing wells and 159,600 gross (139,100 net) acres of mineral leases. Vessels operates all wells in which it has an interest, as well as 100 miles of gas gathering pipelines.

         Vessels employs 27 persons full-time. Its principal offices are located in Suite 2000, 1050 Seventeenth Street, Denver, Colorado 80265, and its telephone number is (303) 825-3500

Background of and Reasons for the Merger

         Vessels, in 1996, coincident with the pending divestiture of the DJ Basin Properties, began to review strategic alternatives that would expose its stockholders to growth potential in the hydrocarbon extraction sector. To assist in reviewing strategic alternatives, Vessels engaged Weisser Johnson & Co., an investment banking firm located in New York and Houston ("Weisser Johnson"), in April 1997. After an extensive review of Vessels and industry opportunities, Vessels determined that a stock for stock, tax-free exchange would be the most practical manner to enhance stockholder value.

         Since January 1, 1991, Abraxas' principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. Abraxas utilizes a disciplined acquisition strategy focusing its efforts on producing properties and related assets possessing the following characteristics: a concentration of operations; significant, quantifiable development potential; historically low operating expenses; and the potential to reduce G&A expenses per BOE.

         Between April 1997 and May 1997, Weisser Johnson worked with Vessels to pursue a stock merger and contacted several potential merger candidates. One of these candidates was Abraxas, which learned of Vessels' interest in a stock merger through discussions with Weisser Johnson in April 1997.

         On May 30, 1997, Robert L. G. Watson, President of Abraxas, met with W.
M.  Neumann,  President  and CEO of  Vessels,  and Scott  Johnson,  a partner of
Weisser Johnson, to discuss the nature of Abraxas' and Vessels' business and explore the strategic value of a merger.

         Shortly thereafter, Mr. Watson advised Mr. Johnson that based on the earlier discussions, Abraxas would appreciate further and more in-depth data about Vessels and expressed a willingness to convey similar information about Abraxas.

         After execution of a confidentiality agreement, representatives of Vessels and Abraxas met in San Antonio on June 18, 1997 for the further exchange of information.

Following the meeting on June 18, 1997, Frank Weisser, a partner in Weisser Johnson, advised Mr. Watson of Vessels' interests in furthering conversations regarding a merger. As a result, on July 3, 1997 Abraxas forwarded a proposal for a transaction structure. After further discussion of the transaction structure, Abraxas forwarded a proposed letter of intent regarding a merger and after further negotiation, on August 19, 1997, the parties entered into a letter of intent providing for the conducting of due diligence and negotiation of a definitive merger agreement.

         Abraxas' review of Vessels' business indicated that ownership of Vessels' properties would be consistent with Abraxas' disciplined acquisition strategy.

         Vessels' review of Abraxas' business and of the proposed merger steps indicated that Vessels' objectives of diversifying project risk while retaining some exposure to its properties' growth potential would be efficiently accomplished through the merger.

         On November 12, 1997, the Merger Agreement was executed by the parties.

The Special Meeting

         Date, Time and Place. The Special Meeting will be held on February 13, 1998 at 9:00 a.m., local time, at Abraxas' offices, 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232.

         Purpose.   The  purpose  of  the  Special   Meeting  is  for   Abraxas'
stockholders to consider and vote upon a proposal to approve the Merger and the Share Issuance. See "The Special Meeting."

         Abraxas' stockholders must approve the Share Issuance in order to comply with the requirements of the Nasdaq National Market. Under the Nasdaq National Market's stockholder approval policy, stockholder approval generally is required prior to the issuance of securities when common stock or securities convertible into common stock are to be issued in any transaction or series of related transactions if (i) upon issuance the common stock will have voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or convertible securities or (ii) the number of shares of common stock to be issued will be equal to or in excess of 20% of the number of shares of common stock outstanding before such issuance.

         Record Date; Stockholders Entitled to Vote. Holders of record of shares of Abraxas Common Stock at the close of business on January 6, 1998 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, 6,422,540 shares of Abraxas Common Stock were issued and outstanding. See "The Special Meeting."

         Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Abraxas Common Stock is required to approve the Merger and the Share Issuance. Each share of Abraxas Common Stock is entitled to one vote in connection with the approval of the Merger and the Share Issuance. As of the Record Date, Abraxas' directors and executive officers exercised voting power, directly and indirectly, over an aggregate of approximately 646,586 shares of Abraxas Common Stock or approximately 10.07% of the outstanding shares of Abraxas Common Stock. Abraxas' directors and executive officers have agreed to vote their shares of Abraxas Common Stock in favor of the Merger and the Share Issuance. See "The Special Meeting - Voting at the Special Meeting" and "The Merger - Board Representation and Voting Agreement."

         The affirmative vote of the holders of approximately 71.0% of the outstanding shares of Vessels Common Stock is required to approve the Merger. Each share of Vessels Common Stock is entitled to one vote in connection with the approval of the Merger. The record date to determine holders of Vessels Common Stock entitled to vote on the Merger is January 6, 1998. On that date, 34,136.24 shares of Vessels Common Stock were outstanding, and Vessels' directors, executive officers and their affiliates exercised voting power, directly or indirectly, over an aggregate of approximately 29,979 shares of Vessels Common Stock or approximately 88% of the outstanding shares of Vessels Common Stock. Vessels' directors and executive officers have not agreed to vote their shares of Vessels Common Stock in favor of the Merger. See "The Merger Conditions to the Merger."

         Revocation of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Special Meeting. A proxy may be revoked by filing with the Secretary of Abraxas prior to the voting of the proxy either a written instrument revoking the proxy or an executed proxy bearing a later date, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not, in itself, constitute the revocation of a proxy. See "The Special Meeting - Proxies; Revocation."

The Merger

         General. On the terms and subject to the conditions set forth in the Merger Agreement, Sub will be merged with and into Vessels, with Vessels being the surviving corporation in the Merger. At the Effective Time, each then outstanding share of common stock of Sub will be converted into one share of Vessels, which will thereby become a wholly-owned subsidiary of Abraxas.

         Conversion of Vessels Shares. At the Effective Time of the Merger, each then outstanding share of Vessels Common Stock (other than shares held by stockholders of Vessels, if any, who properly exercised their appraisal rights under Delaware law) will be converted into the right to receive approximately
22.8 shares of Abraxas Common Stock plus a number of shares of Abraxas Common Stock equal to a fraction, the numerator of which is Vessels' Non-PDP/PDNP EBITDX (as defined herein), which is equal to $4,364,415, times .80 times 5.33 minus the amount payable by Vessels to Weisser Johnson on April 30, 1999, and the denominator of which is $18.00 (the "Projected Provisional Payment"). The Projected Provisional Payment entitles the Vessels stockholders to an aggregate of approximately 1,023,543 shares of Abraxas Common Stock or approximately 29.98 shares of Abraxas Common Stock for each share of Vessels Common Stock. Of the shares of Abraxas Common Stock issued pursuant to the Projected Provisional Payment, 25%, or an aggregate of approximately 255,886 shares of Abraxas Common Stock (or approximately 7.5 shares of Abraxas Common Stock for each share of Vessels Common Stock), will be issued at the Effective Time and the remainder will be issued and deposited into the Provisional Payment Escrow. On the Provisional Payment Date, Abraxas will release that number of shares of Abraxas Common Stock from the Provisional Payment Escrow as are necessary to pay the Provisional Payment in full. In the event that the Provisional Payment is greater than the Projected Provisional Payment, Abraxas will release all of the shares deposited into the Provisional Payment Escrow and will issue any additional shares necessary to make the Provisional Payment. In the event that the Provisional Payment is less than the Projected Provisional Payment, an appropriate number of shares of Abraxas Common Stock will be released to the Vessels stockholders from the Provisional Payment Escrow with the remainder being returned to Abraxas. Pursuant to the terms of the Merger Agreement, if the amount of the Provisional Payment is the same as the amount of the Projected Provisional Payment, Abraxas is required to issue a total of approximately 1,801,949 shares of Abraxas Common Stock in the Merger. Abraxas is seeking the approval of its stockholders to issue a total of 1,900,000 shares of Abraxas Common Stock in the Merger in order to cover any additional shares Abraxas would be required to issue if the Provisional Payment is greater than the Projected Provisional Payment as well as to reserve a total of 12,190 shares of Abraxas Common Stock for issuance pursuant to the exercise of certain warrants to purchase Vessels Common Stock which, upon consummation of the Merger, will become warrants to purchase Abraxas Common Stock. See "Description of Abraxas Common Stock - Warrants."

         For example, pursuant to the terms of the Merger Agreement, Abraxas is required to issue to the Vessels stockholders a total of approximately 1,023,543 shares of Abraxas Common Stock in consideration of the Projected Provisional Payment, of which a total of approximately 255,886 will be delivered at the Effective Time directly to the Vessels stockholders and 767,657 will be deposited into the Provisional Payment Escrow. If the Provisional Payment entitled the Vessels stockholders to an aggregate of 1,000,000 shares of Abraxas Common Stock, 744,114 shares of Abraxas Common Stock which had been deposited into the Provisional Payment Escrow would be released to the Vessels stockholders and 23,543 shares would be returned to Abraxas.

         Under the Merger Agreement,  the Vessels'  Non-PDP/PDNP  EBITDX for the
Projected Provisional Payment was determined based upon the average of the earnings before interest, taxes, depreciation, depletion and amortization ("EBITDX") estimated in the reserve reports prepared by Vessels' independent petroleum engineers, Netherland, Sewell & Associates ("NSA"), and an engineering firm jointly engaged by Abraxas and Vessels with respect to Vessels' properties ("Non-PDP/PDNP Properties") other than proved developed producing ("PDP") and proved developed non-producing ("PDNP") properties. The Provisional Payment will be based upon Vessels' Non-PDP/PDNP EBITDX for the period from February 1, 1998 to January 31, 1999. Under the terms of the Merger Agreement, "Non-PDP/PDNP EBITDX" is defined as the EBITDX (or projected EBITDX for the wells deemed to be productive as total undrilled locations at a rate equal to the average of the first month's EBITDX for the wells in the proved undeveloped reserves in the reserve report of Vessels prepared by NSA) plus any allocated fixed facility operating expenses utilized in determining EBITDX and plus any allocated G&A expenses utilized in determining EBITDX for the period from February 1, 1998 to January 31, 1999, produced or deemed to be produced from the Vessels Non-PDP/PDNP Properties which are drilled pursuant to the Development Plan (as defined below) or constituted total undrilled locations in the Development Plan. Under the Development Plan (the "Development Plan") agreed to by Vessels and Abraxas in connection with the Merger Agreement, Abraxas is obligated to drill and, if commercially feasible, complete and initiate production from wells on the Non-PDP/PDNP Properties in accordance with a specified schedule from which Vessels' Non-PDP/PDNP EBITDX will be determined.

         Escrow of Shares. At the Closing, Abraxas and a representative of the stockholders of Vessels (the "Representative") will enter into an escrow agreement (the "Escrow Agreement") pursuant to which an aggregate of 472,222 shares of Abraxas Common Stock (the "Escrow Shares") will be issued to the Vessels stockholders and deposited into a separate escrow account to secure certain reimbursement obligations of the stockholders of Vessels to Abraxas relating to the breach of certain representations and warranties set forth in the Merger Agreement and certain liabilities of Vessels arising under a natural gas supply contract between Vessels and a third party (the "Supply Contract").

         The Escrow Shares include 388,889 shares of Abraxas Common Stock issued to the Vessels stockholders which will be collateral for claims related to the Supply Contract (the "Supply Contract Escrow Shares"). These shares will not be deposited into the escrow account if the Supply Contract is Terminated (as defined in the Escrow Agreement) prior to Closing. If the Supply Contract is not Terminated prior to Closing, however, the Supply Contract Escrow Shares will remain in escrow and be subject to certain claims by Abraxas for damages related to the Supply Contract. The Supply Contract Escrow Shares, and any Escrow Cash Payment (as defined herein), will be released to the Vessels stockholders 15 days after the Termination of the Supply Contract, provided a sufficient number of shares will remain in escrow as collateral for any pending or unresolved claims related to the Supply Contract until such claims are resolved. See "The Merger -- Escrow of Shares."

         Board Representation and Voting Agreement. Pursuant to a voting agreement between Vessels and each of the executive officers and directors of Abraxas (the "Voting Agreement"), each of the executive officers and directors of Abraxas has agreed to vote any shares of Abraxas Common Stock owned by him in favor of the Merger and the Share Issuance at the Special Meeting and to vote for Robert F. Semmens as a director of Abraxas at the 1998 Annual Meeting of Stockholders for a three-year term.

         Pursuant to an agreement (the "Letter Agreement") to be executed and delivered at the Closing (as defined herein), Abraxas has agreed to appoint Robert F. Semmens to the Board of Directors at the Closing and to nominate Mr. Semmens as a director of Abraxas at the 1998 Annual Meeting of Stockholders for a three-year term and each subsequent annual meeting of the stockholders of Abraxas beginning with the 2001 Annual Meeting until the later of (i) the release of all of the Escrow Shares, (ii) the receipt by the Vessels stockholders of the Provisional Payment or (iii) the date upon which The Beacon Group Energy Investment Fund, L.P. ("Beacon") or its affiliates no longer own 15% or more of the aggregate number of votes which may be cast by holders of those securities outstanding of Abraxas which entitle the holders thereof to vote generally on all matters submitted to Abraxas' securityholders for a vote.

         Conditions to the Merger. The obligations of the Company, Sub, and Vessels to consummate the Merger are subject to a number of conditions, including approval and adoption of the Merger Agreement by the Vessels stockholders and the approval of the Merger and the Share Issuance by the Abraxas stockholders. No assurance can be given that such conditions will be satisfied. If the Closing has not occurred prior to February 28, 1998, each of Vessels and Abraxas has the right to terminate the Merger Agreement. There are no federal, state or other regulatory requirements that remain to be satisfied in order to consummate the Merger, other than the filing of the Certificate of Merger by Sub and Vessels, respectively. See "The Merger -- The Merger Agreement -- Conditions to the Merger."

         Effective Time. Immediately after the Merger Agreement has been approved and the satisfaction or waiver of all the conditions precedent to effectuate the Merger Agreement has occurred (the "Closing"), a Certificate of Merger shall be filed in accordance with the Delaware General Corporation Law (the "Delaware Statute" or the "DGCL") and at the Effective Time, the Merger shall become effective.

         Conduct of Business of Vessels and Abraxas. Pursuant to the Merger Agreement, Vessels and Abraxas have each agreed to conduct their respective businesses prior to the Closing only in the ordinary and usual course and, subject to certain exceptions, not to make certain changes in their respective operations or corporate structure, including amending their respective organizational documents or entering into any contract other than in the ordinary course of business. See "The Merger Agreement - Conduct of Business of Vessels and Abraxas."

         Amendment and Termination of Merger Agreement. The Merger Agreement may be terminated at any time prior to the Closing by (i) the mutual consent of the Boards of Directors of Vessels and Abraxas, (ii) Abraxas or Vessels if the Closing has not occurred on or before February 28, 1998; provided, however, that this right to terminate shall not be available to any party whose failure to fulfill any obligation, covenant or condition was the cause of, or resulted in, the failure of the Closing to occur on or before such date; (iii) Abraxas or Vessels if a court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any action enjoining or prohibiting the Merger and such order, decree, ruling or other action shall become final and non-appealable; (iv) Abraxas, Sub or Vessels if any of its conditions to Closing could not be satisfied prior to February 28, 1998, unless the failure to satisfy such condition resulted from such parties' failure to perform in any material respect a material covenant or agreement or from such party's breach of a material representation or warranty; (v) Abraxas, Sub or Vessels if the stockholders of either Vessels or Abraxas do not approve the Merger; or (vi) Vessels if the executive officers and directors of Abraxas breach the Voting Agreement. The Merger Agreement may be amended only by the written agreement of Abraxas, Sub and Vessels. In certain circumstances, either Vessels or Abraxas will be required to pay the other a fee of $1.5 million upon the termination of the Merger Agreement. See "The Merger Agreement -- Termination", "--Effect of Termination" and " -- Amendment and Modification."

         Appraisal Rights. Under the DGCL, appraisal rights will be available to holders of Vessels Common Stock in connection with the Merger. Any such holder desiring to exercise appraisal rights must follow precisely the procedures prescribed by the DGCL. The holders of Abraxas Common Stock will not have any appraisal rights in connection with the Merger or the Share Issuance. See "Appraisal Rights" and Annex II.

         Recommendation of Abraxas. The Board of Directors of Abraxas has unanimously approved the Merger Agreement and believes that the Merger is in the best interests of Abraxas and its stockholders. Accordingly, the Board of Directors of Abraxas recommends that stockholders of Abraxas vote FOR approval of the Merger and the Share Issuance. For a discussion of the various factors the Abraxas' Board considered in determining its recommendation, see "The Merger
- Abraxas' Reasons for the Merger."

         Interest of Certain Persons in the Merger. If approved by the Abraxas' stockholders, Robert F. Semmens will become a director of Abraxas at the Closing. Mr. Semmens is currently a director of Vessels and a partner of the entities that control VOG Holdings, LLC, Vessels' majority stockholder. See "Management of Abraxas After the Merger."

         In addition, the Merger Agreement provides for certain officers, directors and other employees of Vessels to continue to receive or be eligible for certain benefits and other matters following the Closing. See "Interests of Certain Persons in the Merger."

         Accounting Treatment. The Merger will be accounted for as a purchase of Vessels by Abraxas in accordance with the "Accounting Principles Board Opinion No. 16-Business Combinations."

         Certain Federal Income Tax Consequences. The Merger is intended to be a tax-free transaction for federal income tax purposes to Abraxas, Sub, Vessels and the Vessels stockholders; however, no rulings have been or will be requested from the Internal Revenue Service (the "IRS") regarding the Merger. Under the Merger Agreement, Abraxas and Vessels have each agreed to use its best efforts to qualify the Merger as a tax-free reorganization. An opinion of counsel concerning certain federal income tax consequences of the Merger discussed herein will be delivered in connection with the Merger. See "Certain Federal Income Tax Consequences of the Merger."

         Each holder of Vessels Common Stock should consult his or her own tax advisor regarding the tax consequences of the Merger in light of such holder's own situation, including the application and the effect of any state, local or foreign income and other tax laws.

Risk Factors

         For information regarding certain factors that should be considered carefully in determining whether to vote for approval of the Merger Agreement, see "Risk Factors."

Market Price Data

         Abraxas Common Stock is traded in the Nasdaq National Market. The following table sets forth, for the periods indicated, the range of the high and low bid quotations for Abraxas Common Stock. Information with respect to over-the-counter bid quotations represents prices between dealers, does not include retail mark-ups, mark-downs or commissions, and does not necessarily represent actual transactions.

Period                                                  High               Low

1994

     First Quarter                                      $13.50            $9.00
     Second Quarter                                      13.50             9.75
     Third Quarter                                       13.13             9.00
     Fourth Quarter                                      11.50             9.25

1995
     First Quarter                                      $10.25            $8.50
     Second Quarter                                       9.63             8.00
     Third Quarter                                        8.88             7.94
     Fourth Quarter                                       8.88             6.13

1996
     First Quarter                                     $  7.75            $4.13
     Second Quarter                                       7.25             5.00
     Third Quarter                                        7.13             4.75
     Fourth Quarter                                      10.50             5.75

1997
     First Quarter                                      $14.00            $8.88
     Second Quarter                                      14.13            10.00
     Third Quarter                                       15.75            12.50
     Fourth Quarter                                      19.50            13.88

1998
     First Quarter (through January 8, 1998)            $14.50           $13.75

         As of November 11, 1997, the date before the public announcement of the Merger, the high and low sales prices of Abraxas Common Stock were $18.00 and $17.75 per share, respectively. As of January 8, 1998, the closing sale price on the Nasdaq National Market for the Abraxas Common Stock was $13.75. As of January 6, 1998, there were approximately 1,874 holders of record of the Abraxas Common Stock. Abraxas has never declared or paid any dividends to holders of Abraxas Common Stock and has no present intention to pay cash dividends to holders of Abraxas Common Stock in the future. Under the terms of the Indenture (as defined herein) and the Credit Agreement (as defined herein), the payment of dividends is prohibited.

         There is no established trading market for the Vessels Common Stock. There were 18 holders of record of Vessels Common Stock as of January 6, 1998. Vessels has not paid its stockholders any cash dividends and does not anticipate paying any dividends in the foreseeable future.

               Summary Historical Financial Information of Vessels

         The following table presents summary historical consolidated financial data of Vessels for the five years ended December 31, 1996, which have been derived from the audited consolidated financial statements of Vessels, and as of and for the nine months ended September 30, 1996 and 1997, which have been derived from Vessels' unaudited consolidated historical financial statements. The historical consolidated financial data of Vessels as of and for the nine months ended September 30, 1996 and 1997 have been derived from Vessels' interim consolidated financial statements which, in the opinion of management of Vessels, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The statement of operations data for the nine months ended September 30, 1997 is not necessarily indicative of results for a full year. The information in this table should be read in conjunction with "Vessels' Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data of Vessels" and the Consolidated Financial Statements of Vessels and the notes thereto included elsewhere in this Proxy Statement-Prospectus.


                                                                                                 Nine Months Ended
                                                    Year Ended December 31,                        September 30,
                                    -------------------------------------------------------  -------------------------
                                        1992       1993      1994       1995       1996         1996        1997
                                    -------------------------------------------------------- -------------------------
                                                        (dollars in thousands, except for ratios)
Consolidated Statement of
   Operations Data:
     Total operating revenue (1)       $47,928     $45,654   $46,429    $53,659    $53,421      $35,660     $22,555
     Operating expense (2)              39,834      35,495    35,671     38,590     38,178       25,164      15,130
     DD&A expense                        3,343       3,503     6,146     11,358      9,754        6,733       5,737
     Exploration expense                     -           -       223        272      1,713          300         914
     G&A expense                         2,189       3,410     3,095      3,399      3,238        2,413       2,223
     Interest expense                    1,617       2,580     5,321      2,388      3,473        2,387       1,503
     Amortization     of    deferred       387         468        13        183        917          147          92
       financing fee
     Income       (loss)      before       221          16    (2,503)    (2,296)    (3,030)        (794)     (3,106)
       extraordinary items
     Net income (loss)                     221          16    (4,006)    (2,296)    (3,030)        (794)     (3,106)

                                                                                                        September 30,
                                                                                                            1997
                                                                                                        --------------
                                                                                                         (dollars in
                                                                                                          thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents                                                                                   $   991
Total assets                                                                                                 48,085
Total debt (3)                                                                                                  337
Shareholders' equity                                                                                         34,993

-------------------

(1) Consists of crude oil and natural gas production sales, gas gathering, processing and marketing revenues, and other miscellaneous revenue.
(2) Consists of lease operating and production taxes, gas gathering, processing, and marketing expenses. (3) Consists of current and long-term portion of capital lease obligations.

               Summary Historical Financial Information of Abraxas

         The following table presents summary historical consolidated financial data of the Company for the five years ended December 31, 1996 and as of and for the nine months ended September 30, 1996 and 1997, which have been derived from the Company's consolidated financial statements and unaudited historical and pro forma financial data. The unaudited Pro Forma Statement of Operations for the year ended December 31, 1996 reflects the acquisition of the Wyoming Properties (as defined herein), acquired on September 30, 1996; the acquisition of CGGS Canadian Gas Gathering Systems Inc. ("CGGS"), acquired on November 14, 1996; the acquisition of the Portilla Field ("Portilla") and the Happy Field ("Happy"), acquired on November 14, 1996; the acquisition of the 50% overriding royalty interests in the East White Point Field ("East White Point") and the Stedman Island Field ("Stedman Island"), acquired in November 1996; the sale by Vessels of the DJ Basin Properties; and the Merger, as if all were consummated on January 1, 1996. The unaudited Pro Forma Statement of Operations for the nine months ended September 30, 1997 reflects such adjustments as if the sale by Vessels of the DJ Basin Properties and the Merger had occurred on January 1, 1997. The unaudited Pro Forma Condensed Balance Sheet reflects such adjustments as if the Merger had occurred at September 30, 1997. The historical consolidated financial data of the Company as of and for the nine months ended September 30, 1996 and 1997 have been derived from the Company's interim consolidated financial statements which, in the opinion of management of the Company, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The statement of operations data for the nine months ended September 30, 1997 is not necessarily indicative of results for a full year. The information in this table should be read in conjunction with "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data of Abraxas," the Consolidated Financial Statements of the Company and the notes thereto and the Unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this Proxy Statement-Prospectus.


                                                                                           Nine Months Ended
                                           Year Ended December 31,                           September 30,
                            ------------------------------------------------------  ---------------------------------
                                                                        Pro Forma                       Pro Forma
                              1992     1993    1994     1995     1996     1996(1)      1996       1997    1997(2)
                            ------------------------------------------------------  ---------------------------------
                                  (dollars in thousands, except for ratios)
Consolidated Statement of
   Operations Data:
     Total operating
       revenue (3)            $2,691  $7,494  $11,349  $13,817  $26,653   $68,972   $11,909    $50,691    $60,187
     Operating expense (4)     1,075    2,964   3,826    4,458    6,289    19,264      3,408    12,009     17,339
     DD&A expense                957    2,373   3,790    5,434    9,605    25,520      4,145    19,780     22,420
     G&A expense                 770      510     810    1,042    1,933     3,755      1,250     3,119      3,596
     Interest expense            906    2,531   2,359    3,911    6,241    23,331      2,142    18,757     18,750
     Amortization of
     deferred financing fee        -      649     400      214      280     1,249        192       933      1,025
     Income (loss) from
       continuing
       operations before
       extraordinary items    (1,072)  (1,580)    113   (1,208)   8,826    (1,863)       122    (2,598)    (1,696)
     Preferred stock
       dividends                (249)    (186)   (183)    (366)    (366)     (366)      (274)     (183)      (183)
     Net  income(loss)
      applicable to  common
      stockholders            (4,204)  (2,619) (2,577)  (1,574)   1,147    (2,229)      (520)   (2,781)    (1,879)




                                                                                         September 30, 1997
                                                                                   Historical    Pro Forma (5)
                                                                                   --------------------------------
                                                                                       (dollars in thousands)
Consolidated Balance Sheet
   Data:
     Cash and cash equivalents                                                        $ 7,559        $ 8,550
     Total assets                                                                     317,182        345,339
     Total debt (6)                                                                   217,573        217,845
     Shareholders' equity                                                              32,126  (7)    42,243  (8)

-------------------

(1) Reflects the acquisitions of the Wyoming Properties, CGGS, Portilla, Happy, the 50% overriding royalty interest in East White Point and Stedman Island, the sale by Vessels of the DJ Basin Properties and the Merger as if they occurred on January 1, 1996.
(2) Reflects the sale by Vessels of the DJ Basin Properties and the Merger as if they occurred on January 1, 1997.
(3) Consists of crude oil and natural gas production sales, revenue from rig operations and processing facilities, and other miscellaneous revenue.
(4) Consists of lease operating and production taxes, rig operating expenses, and processing expenses.
(5)  Reflects the Merger as if it occurred at September  30, 1997.
(6)  Consists of long-term debt, including capital lease obligations.
(7) Consists of 6,324,730 shares of Abraxas' Common Stock of which 53,023 are treasury shares.
(8) Consists of 6,886,797 shares of Abraxas' Common Stock of which 53,023 are treasury shares.

           Summary Historical and Pro Forma Reserve and Operating Data

         The following table sets forth summary information with respect to the Company's estimated proved crude oil, NGLs and natural gas reserves and certain summary information with respect to the Company's operations for the periods indicated. See "Abraxas Management's Discussion and Analysis of Financial
Condition and Results of Operations," the Company's Consolidated Financial Statements and the notes thereto and the Unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this Proxy Statement-Prospectus. The pro forma reserve data at December 31, 1996 gives effect to the sale by Vessels of the DJ Basin Properties and the Merger as if they had occurred on December 31, 1996. The pro forma operations data for the year ended December 31, 1996 gives effect to the acquisitions of the Wyoming Properties, CGGS, Portilla, Happy, the 50% overriding royalty interest in East White Point and Stedman Island and the sale by Vessels of the DJ Basin Properties and the Merger as if they occurred on January 1, 1996 and the pro forma operations data for the nine months ended September 30, 1997 give effect to the sale by Vessels of the DJ Basin Properties and the Merger as if they had occurred on January 1, 1997.

                                        Historical
                                 --------------------------    Pro Forma
                                   1994     1995     1996       1996 (1)
                                 ---------------------------------------
Estimated Proved Reserves
   (period-end):
   Crude oil and NGLs (MBbls)      9,156    8,267    18,036      18,967  (1)(2)
   Natural gas (MMcf)             67,579   54,569   177,260     202,633  (1)(2)
   Crude oil equivalents (MBOE)   20,420   17,362    47,579      52,739  (1)(2)
     % Proved developed            67.9%    76.8%     86.7%      85.68%

   Estimated future net revenue
     before income taxes (in
     thousands)                 $153,476 $164,058  $756,352 (3) $836,810 (2)(3)
   PV-10 (in thousands)           78,868   89,992   415,908 (3)  462,574 (2)(3)
     % Proved developed            76.7%    78.4%     87.5%        86.9%

                                                                                                Nine Months Ended
                                                                                               September 30, 1997
                                                                                       ------------------------------------
                                                                                             Historical        Pro Forma
                                                                                           1996       1997        1997
                                                                                       ------------------------------------
Average Net Daily Production:
   Crude oil and NGLs (Bbls)             1,285      1,493     1,985        4,408  (4)      1,358      5,359       5,689 (5)
   Natural gas (Mcf)                     6,556      9,733    17,397       60,755  (4)      9,582     54,900      64,055 (5)

Average Sales Price:
   Crude oil (per Bbl)                 $ 15.47     $ 17.16   $ 20.85       $20.08 (4)     $ 19.94    $ 18.79    $ 18.69 (5)
   NGLs (per Bbl)                        10.54       10.83     14.55        12.04 (4)       12.73      10.63      10.63 (5)
   Natural gas (per Mcf)                  1.85        1.47      1.97         1.61 (4)        1.95       1.71       1.66 (5)

Natural Gas Processing Plants:
   Net plant capacity (MMcfpd)
     (period-end)                          25          25       128        128                25       130        130

-------------------

(1) Reflects the sale by Vessels of the DJ Basin Properties and the Merger as if they occurred on December 31, 1996.
(2) Includes only that portion of Vessels Proved Undeveloped reserves as of December 31, 1996 related to the 25% Projected Provisional Payment to be issued at the Effective Time.
(3) Does not include the present value of future net cash flow from processing natural gas of third parties at the Canadian Abraxas Plants (as defined herein).
(4) Reflects the acquisitions of the Wyoming Properties, CGGS, Portilla, Happy, the 50% overriding royalty interest in the East White Point and Stedman Island, the sale by Vessels of the DJ Basin Properties and the Merger, as if they occurred on January 1, 1996.
(5) Reflects the sale by Vessels of the DJ Basin Properties and the Merger as if they occurred at January 1, 1997.

                    Selected Per Share Financial Information

         The following table sets forth selected historical per share financial information for each of Abraxas and Vessels and unaudited pro forma per share financial information for Abraxas giving effect to the Merger, as if it had been consummated as of September 30, 1997, in the case of book value information, and January 1, 1996 in the case of earnings information. The information presented below is derived from (i) the consolidated historical financial statements of Abraxas and Vessels, including the related notes thereto, contained elsewhere in this Proxy Statement-Prospectus and (ii) the Unaudited Pro Forma Financial Information, including the notes thereto, contained elsewhere in this Proxy Statement-Prospectus, and should be read in conjunction therewith. See "Unaudited Pro Forma Financial Information," "Selected Historical Financial Data of Vessels," "Selected Historical Financial Data of Abraxas," the Consolidated Financial Statements of the Company and the notes thereto and the Consolidated Financial Statements of Vessels and the notes thereto. The pro forma per share information set forth herein assumes the initial issuance of 562,070 shares of Abraxas Common Stock in connection with the Merger (computed based on an assumed determination price of $18.00, an assumed exchange ratio of 16.47 shares of Abraxas Common Stock for each share of Vessels Common Stock and is net of the 472,222 shares of Abraxas Common Stock issued to the Vessels stockholders and deposited pursuant to the Escrow Agreement and the 767,657 shares deposited into the Provisional Payment Escrow). The pro forma information set forth below is not necessarily indicative of what Abraxas' actual financial position or results of operations would have been had the Merger been consummated as of the above referenced dates or of the financial position or results of operations that may be reported by Abraxas in the future.

                                            Year Ended        Nine Months Ended
                                         December 31, 1996   September 30, 1997
                                         -----------------   ------------------
Abraxas - Historical:
Earnings (loss) per common share from
 continuing operations                         $0.23               $(0.47)
Book value per common share (2)                 6.22                 5.12
Dividends per common share (1)                   --                    --

Abraxas - Pro Forma:
Earnings  (loss) per common share from
  continuing  operations (3)                  $(0.35)              $(0.29)
Book value per common share (4)                 7.27                 6.18
Dividends per common share (1)                   --                    --

Vessels - Historical:
Earnings (loss) per common share from
 continuing operations                       $(63.54)             $(97.70)
Book value per common share (2)             1,116.09             1,025.11
Dividends per common share (1)                   --                    --

Vessels - Pro Forma Equivalents: (5)
Earnings (loss) per common share from
 continuing operations                        $(5.76)              $(4.78)
Book value per common share                   119.79               101.78
Dividends per common share                       --                    --

(1) Abraxas' ability to pay dividends on it's Common Stock is restricted pursuant to the terms of the Indenture (as defined herein) and the Credit Facility (as defined herein).
(2) Historical book value per share of Abraxas and Vessels is computed by dividing each entities stockholders' equity at December 31, 1996 and September 30, 1997 by the number of common shares outstanding at the end of the respective periods excluding any shares held in the treasury and the dilutive effect of options, warrants and convertible preferred stock.
(3) Pro forma earnings per share from continuing operations is computed by dividing income from continuing operations, less any preferred stock dividends, by the historical weighted average shares outstanding for the respective periods plus the 562,070 shares of Abraxas Common Stock assumed to be initially issued in the Merger. If the 472,222 shares of Abraxas Common Stock deposited under the Escrow Agreement to secure the Supply Contract and certain other liabilities had been issued the pro forma loss per share would be $(0.33) and $(0.27) for the periods December 31, 1996 and September 30, 1997, respectively. The shares issuable in the future pursuant to the Projected Provisional Payment are not considered to be outstanding in this computation.
(4) Pro forma book value per share of Abraxas is computed by dividing pro forma stockholders equity at September 30, 1997 by the number of common shares outstanding at the end of the period plus 562,070 shares of Abraxas Common Stock assumed to be initially issued in the Merger. If the 472,222 shares of Abraxas Common Stock escrowed under the Escrow Agreement to secure the Supply Contract and certain other liabilities had been issued the pro forma book value per share would be $8.01 and $6.95 as of December 31, 1996 and September 30, 1997, respectively.
(5) Pro forma equivalent data of Vessels is computed by multiplying the Abraxas pro forma data by the exchange ratio of 16.47. If the 472,222 shares of Abraxas Common Stock escrowed under the Escrow Agreement to secure the Supply Contract and certain other liabilities had been issued, the pro forma equivalent earnings (loss) per common share from continuing operations would have been $(10.61) and $(8.79) for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and the book value per common share would have been $242.57 and $187.25 at December 31, 1996 and September 30, 1997, respectively.

                                  RISK FACTORS

         Prior to voting on the proposal described herein, Abraxas stockholders should carefully consider the risk factors discussed below as well as all of the information contained elsewhere in this Proxy Statement-Prospectus, including the Annexes hereto. See also "Note Regarding Forward-Looking Information." Any or all of the risk factors discussed below could have a material adverse effect on the business, financial condition, results of operations, and prospects of Abraxas and its subsidiaries, including, from and after the Effective Time, Vessels, and/or on the price at which shares of Abraxas Common Stock may trade.

Merger Considerations

         In determining whether to approve the transactions pursuant to the Merger Agreement, stockholders should consider that the price of the Abraxas Common Stock at the Effective Time, as well as the prices at the date of this Proxy Statement-Prospectus and at the date of the Special Meeting, may vary as a result of changes in the business, operations or prospects of Abraxas, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions and other factors. Because the Effective Time may occur at a later date than the date of the Special Meeting, there can be no assurance that the trading price of Abraxas Common Stock on the date of the Special Meeting will be indicative of the price at which Abraxas Common Stock trades at or after the Effective Time. Vessels stockholders should also consider that the rights of holders of Abraxas Common Stock differ in certain respects from the rights of holders of Vessels Common Stock. See "Comparison of Rights of Stockholders of the Company and Stockholders of Vessels" and "Certain Differences Between Nevada and Delaware Corporate Laws." The Effective Time will occur as soon as practicable following the Special Meeting and the satisfaction or waiver of the other conditions set forth in the Merger Agreement. See "The Merger -- The Merger Agreement -- Conditions to the Merger."

Integration of Operations; Foreign Operations

         The Company's future operations and earnings will depend, in part, upon the Company's ability to integrate the operations of Vessels into the current operations of the Company. There can be no assurance that the Company will be able to successfully integrate such operations with those of the Company, and a failure to do so would have a material adverse effect on the Company's financial position, results of operations and cash flows. Additionally, although the Company does not currently have any specific acquisition plans other than to consummate the Merger, the need to focus management's attention on integration of the new operations, as well as other factors, may limit the Company's ability to successfully pursue acquisitions or other opportunities related to its business for the foreseeable future. Also, successful integration of operations will be subject to numerous contingencies, some of which are beyond management's control. These contingencies include general and regional economic conditions, prices for crude oil and natural gas, uncertainty of reserve estimates, competition, drilling and operating risks, operating hazards and changes in regulations. Among other risks, the Company's operations will be subject to the risks of restrictions on transfers of funds, export duties and quotas, domestic and international customs and tariffs, and changing taxation policies, foreign exchange restrictions, political conditions and governmental regulations. In addition, the Company receives a substantial portion of its revenue in Canadian dollars. As a result, fluctuations in the exchange rates of the Canadian dollar with respect to the U.S. dollar could have a material adverse effect on the Company's financial position, results of operations and cash flows. The Company may from time to time engage in hedging programs intended to reduce the Company's exposure to currency fluctuations.

High Degree of Leverage

         The Company's total debt and stockholders' equity were approximately $217.5 million and $32.1 million, respectively, at September 30, 1997. See "Capitalization." In addition, the Company has borrowing capacity of up to $40 million under the Credit Facility. The Company intends to incur additional indebtedness in the future in connection with acquiring, developing and exploiting producing properties, although the Company's ability to incur additional indebtedness may be limited by the terms of the Indenture and the Credit Facility. See "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and the

Company's Consolidated Financial Statements and the notes thereto and the Unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this Proxy Statement-Prospectus.

         The Company's level of indebtedness will have several important effects on its future operations including (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of interest on its indebtedness and will not be available for other purposes; (ii) covenants contained in the Company's debt obligations will require the Company to meet certain financial tests and other restrictions which will limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possibly limiting acquisition activities; and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, interest payments, scheduled principal payments, general corporate purposes or other purposes may be limited. See "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

         The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. Based upon the current level of operations and the historical production of the producing properties and related assets currently owned by the Company, the Company believes that its cash flow from operations as well as borrowing capabilities will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments, scheduled principal payments and general corporate or other purposes for the foreseeable future. See the Unaudited Pro Forma Financial Information and the notes thereto included elsewhere in this Proxy Statement-Prospectus, the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Proxy Statement-Prospectus and "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources." No assurance can be given, however, that the Company's business will continue to generate cash flow from operations at or above current levels or that the historical production of the producing properties and related assets currently owned by the Company can be sustained in the future. If the Company is unable to generate cash flow from operations in the future to service its debt, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that such refinancing would be possible or that any additional financing could be obtained. In addition, the Company's 11.5% Senior Notes due 2004 (the "Notes") are subject to certain limitations on redemption. See "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Net Losses

         The Company has experienced recurring losses. For the years ended December 31, 1992, 1993, 1994 and 1995, and the nine months ended September 30, 1997, the Company recorded net losses of $4.0 million, $2.4 million, $2.4 million, $1.2 million and $2.6 million, respectively. See "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Proxy Statement-Prospectus.

Industry Conditions; Impact on Company's Profitability

         The Company's and Vessels' revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas. Crude oil and natural gas prices can be extremely volatile and in recent years have been depressed by excess total domestic and imported supplies. Prices are also affected by actions of state and local agencies, the United States and foreign governments and international cartels. While prices for crude oil and natural gas increased during the fourth quarter of 1995 and remained at these levels during 1996, prices decreased during 1997. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of crude oil and natural gas. Any substantial or extended decline in the prices of crude oil and natural gas would have a material adverse effect on the Company's or Vessels' financial condition and results of operations, including reduced cash flow and borrowing capacity. All of these factors are beyond the control of the Company and Vessels. Sales of crude oil and natural gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year. Federal and state regulation of crude oil and natural gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect the Company's and Vessels' ability to produce and market its crude oil and natural gas. If market factors were to change dramatically, the financial impact on the Company and Vessels could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Company and Vessels and thus represent a significant risk.

         In addition, declines in crude oil and natural gas prices might, under certain circumstances, require a write-down of the book value of the Company's and Vessels' crude oil and natural gas properties. If such declines were severe enough, they could result in the occurrence of an event of default under the Notes or the Credit Facility that could require the sale of some of the Company's producing properties under unfavorable market conditions or require the Company to seek additional equity capital. In addition, the Indenture and the Credit Facility contain certain restrictions on certain sales of assets by the Company. See "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Vessels Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

         In order to manage its exposure to price risks in the marketing of its crude oil and natural gas, the Company and Vessels from time to time have entered into fixed price delivery contracts, financial swaps and crude oil and natural gas futures contracts as hedging devices. To ensure a fixed price for future production, the Company or Vessels may sell a futures contract and thereafter either (i) make physical delivery of crude oil or natural gas to comply with such contract or (ii) buy a matching futures contract to unwind its futures position and sell its production to a customer. Such contracts may expose the Company and Vessels to the risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's or Vessels' customers fail to purchase or deliver the contracted quantities of crude oil or natural gas, or a sudden, unexpected event materially impacts crude oil or natural gas prices. Such contracts may also restrict the ability of the Company or Vessels to benefit from unexpected increases in crude oil and natural gas prices. See "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Vessels Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Restrictions Imposed by Terms of the Company's Indebtedness

         The indenture relating to the Notes (the "Indenture") and the Credit Facility restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Credit Facility contains additional and more restrictive covenants. The Indenture and the Credit Facility also require the Company to maintain specified financial ratios and satisfy certain financial tests. The Company's ability to meet such financial ratios and tests may be affected by events beyond its control, and there can be no assurance that the Company will meet such ratios and tests. See "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." A breach of any of these covenants could result in a default under the Indenture and/or the Credit Facility. Upon the occurrence of an event of default under the Credit Facility, the lenders thereunder could elect to declare all amounts outstanding under the Credit Facility, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that indebtedness. If the lenders under the Credit Facility accelerate the payment of such indebtedness, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. Substantially all of the Company's U.S. assets including, without limitation, working capital and interests in producing properties and related assets owned by the Company, and the proceeds thereof are pledged as security under the Credit Facility. See "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Substantial Capital Requirements

         The Company makes, and will continue to make, substantial capital expenditures for the acquisition, exploitation, development, exploration and production of crude oil and natural gas reserves. Historically, the Company has financed these expenditures primarily with cash flow from operations, bank borrowings and the offering of its equity securities. The Company believes that it will have sufficient capital to finance planned capital expenditures. If revenue or the Company's borrowing base under the Credit Facility decreases as a result of lower crude oil and natural gas prices, operating difficulties or declines in reserves, the Company may have limited ability to finance planned capital expenditures in the future. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements. See "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Future Availability of Natural Gas Supply

         To obtain volumes of committed natural gas reserves to supply the Company's natural gas processing plants in Canada (the "Canadian Abraxas Plants"), the Company's wholly-owned subsidiary, Canadian Abraxas Petroleum Limited ("Canadian Abraxas") contracts to process natural gas with various producers. Future natural gas supplies available for processing at the Canadian Abraxas Plants will be affected by a number of factors that are not within the Company's control, including the depletion rate of natural gas reserves currently connected to the Canadian Abraxas Plants and the extent of exploration for, production and development of, and demand for natural gas in the areas in which Canadian Abraxas will operate. Long-term contracts will not protect Canadian Abraxas from shut-ins or supply curtailments by natural gas suppliers. Although Canadian Abraxas and its predecessors have been successful in the past in contracting for new natural gas supplies and in renewing natural gas supply contracts as they expired, there is no assurance that Canadian Abraxas will be able to do so on a similar basis in the future.

Operating Hazards; Uninsured Risks

         The nature of the crude oil and natural gas business involves certain operating hazards such as crude oil and natural gas blowouts, explosions, encountering formations with abnormal pressures, cratering and crude oil spills and fires, any of which could result in damage to or destruction of crude oil and natural gas wells, destruction of producing facilities, damage to life or property, suspension of operations, environmental damage and possible liability to the Company or Vessels. In accordance with customary industry practices, the Company and Vessels maintain insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company and Vessels.

Competition

         The Company and Vessels encounter strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration for, and production of, crude oil and natural gas. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. Many of the Company's and Vessels' competitors have financial resources, staff and facilities substantially greater than those of the Company and Vessels. In addition, the producing, processing and marketing of crude oil and natural gas is affected by a number of factors which are beyond the control of the Company and Vessels, the effect of which cannot be accurately predicted.

         The principal raw materials and resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. The Company and Vessels must compete for such raw materials and resources with both major crude oil and natural gas companies and independent operators. Although the Company and Vessels believe their current operating and financial resources are adequate to preclude any significant disruption of their operations in the immediate future, the continued availability of such materials and resources to the Company and Vessels cannot be assured.

         The Company and Vessels will face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. The Company's and Vessels' principal competitors will include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than the Company and Vessels. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

         The Company and Vessels will compete against other companies in their natural gas processing business both for supplies of natural gas and for customers to which it will sell its products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

Reliance on Estimates of Proved Reserves and Future Net Revenue

         There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company and Vessels. The reserve data included in this Proxy Statement-Prospectus represent only estimates. In addition, the estimates of future net revenue from proved reserves and the present value thereof are based upon certain assumptions about future production levels, prices, and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the crude oil and natural gas properties described in this Proxy Statement-Prospectus are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 1996. The average sales prices as of such dates used for purposes of such estimates of Abraxas were $23.19 per Bbl of crude oil, $16.31 per Bbl of NGLs and $2.96 per Mcf of natural gas and the average sales prices used for purposes of such estimate of Vessels were $24.80 per Bbl of crude oil and $3.32 per Mcf of natural gas. Also assumed is the Company's and Vessels' making future capital expenditures of approximately $35.1 million in the aggregate, necessary to develop and realize the value of proved undeveloped reserves on these properties. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth herein. See "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business of Abraxas -- Reserves Information" and "Vessels Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business of Vessels-- Reserves Information."

Certain Business Risks

         The Company intends to continue acquiring producing crude oil and natural gas properties or companies that own such properties. Although the Company performs a review of the acquired properties, including with respect to Vessels, that it believes is consistent with industry practices, such reviews are inherently incomplete. It generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, the Company will focus its review efforts on the higher-valued properties and will sample the remainder. However, even an in-depth review of all properties and records may not necessarily reveal existing or potential problems nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Furthermore, the Company must rely on information, including financial, operating and geological information, provided by the seller of the properties without being able to verify fully all such information and without the benefit of knowing the history of operations of all such properties.

         In addition, a high degree of risk of loss of invested capital exists in almost all exploration and development activities which the Company and Vessels undertake. No assurance can be given that crude oil or natural gas will be discovered to replace reserves currently being developed, produced and sold, or that if crude oil or natural gas reserves are found, they will be of a sufficient quantity to enable the Company or Vessels to recover the substantial sums of money incurred in their acquisition, discovery and development. Drilling activities are subject to numerous risks, including the risk that no commercially productive crude oil or natural gas reservoirs will be encountered. Such activities will likewise impact the Provisional Payment. The cost of drilling, completing and operating wells is often uncertain. The Company's or Vessels' operations may be curtailed, delayed or canceled as a result of numerous factors including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. The availability of a ready market for the Company's or Vessels' natural gas production depends on a number of factors, including, without limitation, the demand for and supply of natural gas, the proximity of natural gas reserves to pipelines, the capacity of such pipelines and government regulations.

Depletion of Reserves

         The rate of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent the Company and Vessels acquire additional properties containing proved reserves, conduct successful exploration and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, the proved reserves of the Company and Vessels will decline as reserves are produced. Future crude oil and natural gas production is therefore highly dependent upon the Company's and Vessels' level of success in acquiring or finding additional reserves. See "-- Certain Business Risks."

         The Company's and Vessels' ability to continue to acquire producing properties or companies that own such properties assumes that major integrated oil companies and independent oil companies will continue to divest many of their crude oil and natural gas properties. There can be no assurance, however, that such divestitures will continue or that the Company will be able to acquire such properties at acceptable prices or develop additional reserves in the future. In addition, under the terms of the Indenture and the Credit Facility, the Company's ability to obtain additional financing in the future for acquisitions and capital expenditures may be limited.

Government Regulation

         The Company's and Vessels' businesses are subject to certain federal, state, provincial and local laws and regulations relating to the exploration for and development, production and marketing of crude oil and natural gas, as well as environmental and safety matters. Such laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by such laws and regulations are frequently changed, neither the Company nor Vessels is able to predict the ultimate cost of compliance with such requirements. There can be no assurance that laws and regulations enacted in the future will not adversely affect the Company's or Vessels' financial condition and results of operations. See "Business of Abraxas -- Regulatory Matters" and "Business of Vessels -- Regulatory Matters."

Dependence on Key Personnel

         The Company depends to a large extent on Robert L. G. Watson, its Chairman of the Board, President and Chief Executive Officer, for its management and business and financial contacts. See "Management of Abraxas After the Merger." The unavailability of Mr. Watson would have a materially adverse effect on the Company's business. The Company's success is also dependent upon its ability to employ and retain skilled technical personnel. While the Company has not to date experienced difficulties in employing or retaining such personnel, its failure to do so in the future could adversely affect its business.

Limitations   on  the   Availability   of  the  Company's  Net  Operating   Loss
Carryforwards

         At December 31, 1996, the Company had, subject to the limitations discussed below, $20.1 million of net operating loss carryforwards for U.S. tax purposes, of which approximately $17.5 million are available for utilization without limitation. These loss carryforwards will expire from 2002 through 2010 if not utilized. At December 31, 1996, the Company had approximately $830,000 of net operating loss carryforwards for Canadian tax purposes which expire in 2003. As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under Section 382 ("Section 382") of the Internal Revenue Code of 1986, as amended (the "Code"), occurred with respect to the Company in December 1991. Accordingly, it is expected that the use of net operating loss carryforwards generated prior to December 31, 1991 of $4.9 million will be limited to approximately $235,000 per year. As a result of the issuance of additional shares of Common Stock for acquisitions and sales of stock, an additional ownership change under Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through 1993, or $8.2 million, will be limited to approximately $1 million per year subject to the lower limits described above. Of the $8.2 million net operating loss carryforwards, it is anticipated that the maximum net operation loss that may be utilized before it expires is $5.7 million. Further changes in ownership, including changes as a result of the Merger, may further limit the use of the Company's carryforwards. In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $5.7 million and $5.7 million for deferred tax assets at December 31, 1996 and 1995 respectively.

                               THE SPECIAL MEETING

General

         This Proxy Statement-Prospectus is being furnished by Abraxas to its stockholders in connection with the solicitation of proxies, by and on behalf of the Abraxas Board, for use at the Special Meeting. The Special Meeting will be held on Friday, February 13, 1998 at 9:00 a.m., Central Time, at Abraxas' offices, 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232. The purpose of the Special Meeting is for Abraxas stockholders to consider and vote upon a proposal to approve the Merger and the Share Issuance.

         THE ABRAXAS BOARD BELIEVES THAT THE MERGER AND THE SHARE ISSUANCE ARE IN THE BEST INTERESTS OF ABRAXAS AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AND THE SHARE ISSUANCE.

Voting at the Special Meeting

         The holders of record of shares of Abraxas Common Stock as of the close of business on January 6, 1998, the Record Date, are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 6,422,540 shares of Abraxas Common Stock outstanding, and there were approximately 1,874 holders of record of Abraxas Common Stock. Each outstanding share of Abraxas Common Stock is entitled to one vote at the Special Meeting. Shares of Abraxas Common Stock held in the treasury of Abraxas or by any of its subsidiaries are not considered to be outstanding.

         The holders of shares representing a majority of the shares of Abraxas Common Stock outstanding as of the Record Date will constitute a quorum for the transaction of business at the Special Meeting. If the persons present or represented by proxy at the Special Meeting constitute holders of shares representing less than a majority of the shares of Abraxas Common Stock outstanding as of the Record Date, the Special Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

         Pursuant to the Merger Agreement, the consummation of the Merger is conditioned upon, among other things, the approval of the Merger and the Share Issuance by the affirmative vote of the holders of a majority of the shares of Abraxas Common Stock present at the Special Meeting and entitled to vote thereon. Abstentions (i.e., properly executed proxies marked "ABSTAIN") and shares represented by broker non-votes (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on this proposal for the Merger) will be included in determining the number of shares held by persons present or represented by proxy at the Special Meeting for purposes of determining whether a quorum exists. Consequently, an abstention or a broker non-vote has the same effect as a vote against the proposal as each abstention or broker non-vote would be one less vote in favor of the proposal.

         As of the Record Date, directors and executive officers of Abraxas and their affiliates owned beneficially, in the aggregate, approximately 10.07% of the outstanding shares of Abraxas Common Stock. Abraxas' directors and executive officers have agreed to vote their shares of Abraxas Common Stock in favor of the Merger and the Share Issuance. See "The Merger-Board Representation and Voting Agreement."

Proxies; Revocation

         All shares of Abraxas Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless such proxies shall have been revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. If no instructions are indicated, such proxies will be voted for the approval of the Merger and the Share Issuance.

         A proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted at the Special Meeting. A proxy may be revoked by filing with the Secretary of Abraxas prior to the voting of the proxy either a written instrument revoking the proxy or an executed proxy bearing a later date, or by voting in person at the Special Meeting. Attendance at the Special Meeting will not, in itself, constitute the revocation of a proxy.

         Abraxas  will  bear  the  cost  of  the   preparation   of  this  Proxy
Statement-Prospectus and the solicitation of proxies for voting at the Special Meeting.

                                   THE MERGER

Background of the Merger

         Vessels, in 1996, coincident with the pending divestiture of the DJ Basin Properties, began to review strategic alternatives that would expose its stockholders to growth potential in the hydrocarbon extraction sector. To assist in reviewing strategic alternatives, Vessels engaged Weisser Johnson in April 1997. After an extensive review of Vessels and industry opportunities, Vessels determined that a stock for stock, tax-free exchange would be the most practical manner to enhance stockholder value.

         Since January 1, 1991, Abraxas' principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. Abraxas utilizes a disciplined acquisition strategy focusing its efforts on producing properties and related assets possessing the following characteristics: a concentration of operations; significant, quantifiable development potential; historically low operating expenses; and the potential to reduce G&A expenses per BOE.

         Between April 1997 and May 1997, Weisser Johnson worked with Vessels to pursue a stock merger and contacted several potential merger candidates. One of these candidates was Abraxas, which learned of Vessels' interest in a stock merger through discussions with Weisser Johnson in April 1997.

         On May 30, 1997, Robert L. G. Watson, President of Abraxas, met with W.
M.  Neumann,  President  and CEO of  Vessels,  and Scott  Johnson,  a partner of
Weisser Johnson, to discuss the nature of Abraxas' and Vessels' business and explore the strategic value of a merger.

         Shortly thereafter, Mr. Watson advised Mr. Johnson that based on the earlier discussions, Abraxas would appreciate further and more in-depth data about Vessels and expressed a willingness to convey similar information about Abraxas.

         After execution of a confidentiality agreement, representatives of Vessels and Abraxas met in San Antonio on June 18, 1997 for the further exchange of information.

         Following the meeting on June 18, 1997, Frank Weisser, a partner in Weisser Johnson, advised Mr. Watson of Vessels' interests in furthering conversations regarding a merger. As a result, on July 3, 1997, Abraxas forwarded a proposal for a transaction structure. After further discussion of the transaction structure, Abraxas forwarded a proposed letter of intent regarding a merger and after further negotiation, on August 19, 1997, the parties entered into a letter of intent providing for the conducting of due diligence and negotiation of a definitive merger agreement.

         Abraxas' review of Vessels' business indicated that ownership of Vessels' properties would be consistent with Abraxas' disciplined acquisition strategy.

         Vessels' review of Abraxas' business and of the proposed merger steps indicated that Vessels' objectives of diversifying project risk while retaining some exposure to its properties' growth potential would be efficiently accomplished through the merger.

         On November 12, 1997, the Merger Agreement was executed by the parties.

Abraxas' Reasons for the Merger

         The Abraxas Board has determined that the Merger and the Share Issuance are in the best interests of Abraxas and its stockholders. ACCORDINGLY, THE ABRAXAS BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND THE SHARE ISSUANCE AND RECOMMENDS THAT THE ABRAXAS STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AND THE SHARE ISSUANCE.

         Since January 1, 1991, Abraxas' principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. Abraxas utilizes a disciplined acquisition strategy focusing its efforts on producing properties and related assets possessing the following characteristics: a concentration of operations; significant, quantifiable development potential; historically low operating expenses; and the potential to reduce G&A expenses per BOE.

         The Merger with Vessels satisfies the Company's acquisition criteria. The Vessels' operating assets are geographically concentrated in close proximity to existing Abraxas oil and gas properties. Abraxas' management believes that efficiencies in operations to be gained due to this concentration should translate to lower field operating costs. The Vessels assets include numerous development and exploratory prospects that, Abraxas management believes, possess significant upside potential. The historical field operating costs of Vessels assets compare favorably to the existing Abraxas cost structure in the area. Abraxas expects that the elimination of virtually the entire Vessels administrative staff, with those functions being absorbed by existing Abraxas staff, will result in Abraxas' G&A expense, on a per BOE basis, being reduced following the Merger.

         In reaching its recommendation with respect to the Merger and the Share Issuance, the Abraxas Board considered a number of factors including, without limitation, the reasons for the Merger described above. In view of the numerous factors taken into consideration, the Abraxas Board did not consider it practical to, and did not attempt to, quantify or otherwise assign relative weights to the factors considered by it in reaching its decision.

The Merger Agreement

         The  following  is a  summary  of the  material  terms  of  the  Merger
Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement and Section 262 of the DGCL, which are incorporated by reference and copies of which are attached as Annexes I and II, respectively, to this Proxy Statement-Prospectus. Capitalized terms not otherwise defined herein or in the following summary shall have the meanings set forth in the Merger Agreement.

         The Merger. On the terms and subject to the conditions of the Merger Agreement, at the Effective Time Sub will be merged with and into Vessels in accordance with the applicable provisions of the DGCL with Vessels being the surviving corporation and a subsidiary of Abraxas.

         As soon as practicable following the date on which the last of the conditions set forth in the Merger Agreement is satisfied or waived, Sub and Vessels will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in the DGCL. Upon completion of such filing, the Merger will become effective in accordance with the DGCL.

         Conversion of Vessels Shares. At the Effective Time of the Merger, each then outstanding share of Vessels Common Stock (other than shares held by stockholders of Vessels, if any, who properly exercised their appraisal rights under Delaware law) will be converted into the right to receive approximately
22.8 shares of Abraxas Common Stock plus a number of shares of Abraxas Common Stock equal to a fraction, the numerator of which is Vessels' Non-PDP/PDNP EBITDX, which is equal to $4,364,415, times .80 times 5.33 minus the amount payable by Vessels to Weisser Johnson on April 30, 1999, and the denominator of which is $18.00 (the "Projected Provisional Payment"). The Projected Provisional Payment entitles the Vessels stockholders to an aggregate of approximately 1,023,543 shares of Abraxas Common Stock or approximately 29.98 shares of Abraxas Common Stock for each share of Vessels Common Stock. Of the shares of Abraxas Common Stock issued pursuant to the Projected Provisional Payment, 25%, or an aggregate of approximately 255,886 shares of Abraxas Common Stock (or approximately 7.5 shares of Abraxas Common Stock for each share of Vessels Common Stock), will be issued at the Effective Time and the remainder will be issued and deposited into the Provisional Payment Escrow. On the Provisional Payment Date, Abraxas will release that number of shares of Abraxas Common Stock from the Provisional Payment Escrow as are necessary to pay the Provisional Payment in full. In the event that the Provisional Payment is greater than the Projected Provisional Payment, Abraxas will release all of the shares deposited into the Provisional Payment Escrow and will issue any additional shares necessary to make the Provisional Payment. In the event that the Provisional

Payment is less than the Projected Provisional Payment, an appropriate number of shares of Abraxas Common Stock will be released to the Vessels stockholders from the Provisional Payment Escrow with the remainder being returned to Abraxas. Pursuant to the terms of the Merger Agreement, if the amount of the Provisional Payment is the same as the amount of the Projected Provisional Payment, Abraxas is required to issue a total of approximately 1,801,949 shares of Abraxas Common Stock in the Merger. Abraxas is seeking the approval of its stockholders to issue a total of 1,900,000 shares of Abraxas Common Stock in the Merger in order to cover any additional shares Abraxas would be required to issue if the Provisional Payment is greater than the Projected Provisional Payment as well as to reserve a total of 12,190 shares of Abraxas Common Stock for issuance pursuant to the exercise of certain warrants to purchase Vessels Common Stock which, upon consummation of the Merger, will become warrants to purchase Abraxas Common Stock. See "Description of Abraxas Common Stock - Warrants."

         For example, pursuant to the terms of the Merger Agreement, Abraxas is required to issue to the Vessels stockholders a total of approximately 1,023,543 shares of Abraxas Common Stock in consideration of the Projected Provisional Payment, of which a total of approximately 255,886 will be delivered at the Effective Time directly to the Vessels stockholders and 767,657 will be deposited into the Provisional Payment Escrow. If the Provisional Payment entitled the Vessels stockholders to an aggregate of 1,000,000 shares of Abraxas Common Stock, 744,114 shares of Abraxas Common Stock which had been deposited into the Provisional Payment Escrow would be released to the Vessels stockholders and 23,543 shares would be returned to Abraxas.

         Under the Merger Agreement, the Projected Provisional Payment was determined based upon the average of the EBITDX estimated in the reserve reports prepared by Vessels' independent petroleum engineers, NSA, and an engineering firm jointly engaged by Abraxas and Vessels with respect to Vessels' Non-PDP/PDNP Properties. The Provisional Payment will be based upon the actual EBITDX from Vessels' Non-PDP/PDNP Properties for the period from February 1, 1998 to January 31, 1999. Under the Development Plan, Abraxas is obligated to drill and, if commercially feasible, complete and initiate production from wells on Vessels' Non-PDP/PDNP Properties in accordance with a specified schedule from which Vessels' Non-PDP/PDNP EBITDX will be determined.

         Appraisal Rights. In the event that the Merger is effected and Vessels stockholders are entitled to receive the applicable consideration described above, shares of Vessels Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand, and who has properly demanded an appraisal of such shares of Vessels Common Stock in accordance with Section 262 of the DGCL (or any successor provision) ("Appraisal Shares") will not be converted into the right to receive the applicable consideration, unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each Appraisal Share of such holders shall be treated as a share of Vessels Common Stock that has been converted as of the Effective Time into the right to receive the applicable consideration, in accordance with the terms of the Merger Agreement. The holders of Abraxas Common Stock will not have any appraisal rights in connection with the Merger or the Share Issuance. See Annex II.

         Fractional Shares. No fractional shares of Abraxas Common Stock will be issued pursuant to the Merger. In lieu of any such fractional shares, Abraxas will issue to each holder of Vessels Common Stock who would otherwise be entitled to receive a fraction of a share of Abraxas Common Stock equal to or exceeding .50 of Abraxas Common Stock promptly after the Effective Time, one (1) share of Abraxas Common Stock. Fractional shares equal to less than .50 will not be converted into any shares of Abraxas Common Stock.

         Conduct of Business of Abraxas, Sub and Vessels. Pursuant to the Merger Agreement, the Company, Sub and Vessels have agreed that, subject to certain limited exceptions, prior to the Effective Time, each will (i) conduct its respective operations according to their ordinary and usual courses of business consistent with past practice; and (ii) use its best efforts to preserve intact its business organization, keep available the services of its officers and employees as a group and maintain satisfactory relationships with licensors, suppliers, distributors, lessees, clients and others having business relationships with it. In addition, each of Vessels, Abraxas and Sub will (i) cause its corporate charter and by-laws to be maintained in their form as of the date of the Merger Agreement; (ii) refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such persons except those that may already have been accrued; (iii) refrain from entering into any contract or commitment except contracts in the ordinary course of business; (iv) refrain from making any change affecting any bank, safe deposit or power of attorney arrangements; and (v) refrain from declaring setting aside, paying or distributing any dividends or distribution with respect to its capital stock or engage in any similar recapitalization. Vessels, Abraxas and Sub have agreed to confer on a regular and frequent basis to report material operational matters and the general status of ongoing operations. Vessels, Abraxas and Sub are required to notify each other of any unexpected emergency or other change in the normal course of their respective businesses or in the operation of their respective properties and of any governmental complaints, investigations or hearings, adjudicatory proceedings, budget meetings or submissions involving any material property and to keep each other fully informed of such events and permit each other's respective representatives prompt access to all related materials.

         Additional Agreements. In the Merger Agreement, Abraxas and Vessels have promised that they each will (i) afford to one another full and complete access during normal business hours to its properties, books and records; (ii) make all regulatory filings required to be made as a result of the Merger Agreement and use all reasonable efforts to obtain all necessary regulatory approvals; (iii) subject to the fiduciary duties of the directors of Abraxas and Vessels, use their best efforts to effectuate the transactions contemplated by the Merger Agreement, including filings with and approvals of governmental agencies and consents and waivers required under any material contracts, agreements, leases, licenses or other documents to which Abraxas or Vessels is a party; (iv) hold in strict confidence, unless compelled to disclose by judicial or administrative process, all non-public documents and information concerning the other furnished to them in connection with the Merger Agreement; and (v) consult with each other before issuing any press release or other public announcement about the Merger, and not issue any such release or other public announcement about the Merger, and not issue any such release or announcement without the consent of the other unless required by law or by obligations pursuant to any listing agreement with any national securities exchange. Each of Vessels and Abraxas has also agreed to use its best efforts to qualify the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code. In addition, Vessels has agreed that, from November 12, 1997 until the Effective Time, Vessels will not take any action to encourage, initiate, or engage in discussions or negotiations with, or provide any information to, any individual or entity (other than Abraxas) concerning any purchase of the Vessels Common Stock, or any merger or sale of all or substantially all of the assets of Vessels and its subsidiaries or similar transactions involving Vessels.

         Representations and Warranties. The Merger Agreement contains certain customary representations and warranties of Vessels relating to organization and qualification, capitalization, corporate authority, subsidiaries and investments, financial statements, books and records, title to properties, real property, reserve reports, title to oil and gas interests, compliance with leases and applicable laws, sale of production, status of wells, tax partnerships, equipment, material contracts, restrictive documents, litigation, taxes, insurance, intellectual properties, accounts receivable, employment relations, employee benefit plans, interests in clients, suppliers, etc., bank accounts and powers of attorney, no changes prior to closing date, broker's or finder's fees, copies of documents, environmental protection and full disclosure.

         The Merger Agreement also sets forth certain customary representations and warranties of Abraxas and Sub relating to organization and qualification of Abraxas, Sub and Canadian Abraxas, corporate authority, broker's or finder's fees, capital stock, books and records, litigation, taxes, reports filed with the Commission, restrictive documents, title to properties, reserve report, title to oil and gas interests and full disclosure.

         Except for certain representations and warranties the survival of which is provided for in the Escrow Agreement, the representations and warranties generally expire at Closing.

         Conditions to the Merger. The obligations of Abraxas and Vessels to effectuate the Merger Agreement are subject to the satisfaction of the following conditions: (a) the Merger Agreement shall have been duly approved by the Vessels stockholders and the Abraxas stockholders; (b) the Registration Statement on Form S-4 shall have become effective and neither a stop order suspending its effectiveness shall be in effect nor proceedings for such purpose shall be pending or threatened before the Commission; (c) no governmental action or proceeding shall have been commenced or threatened seeking to prohibit, restrain, invalidate or set aside the effectuation of the Merger; and (d) no court or governmental order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been effected which prohibits or restricts the effectuation of the Merger. Vessels and Abraxas, as the case may be, may waive compliance of any of the foregoing conditions.

         The obligations of Vessels to consummate the Merger Agreement are also subject to the satisfaction or waiver of the following additional conditions:
(a) the representations and warranties of Abraxas contained in the Merger Agreement shall have been materially true and correct on and as of the Closing Date; (b) Vessels shall have received certain legal opinions, including an opinion that the Merger will be treated as a tax-free transaction for federal income tax purposes, and closing certificates; (c) Abraxas shall have entered into the Registration Rights Agreement, the Letter Agreement and the Escrow Agreements; (d) the receipt by Abraxas of any necessary waivers and consents under the Credit Agreement; (e) the shares of Abraxas Common Stock to be issued in the Merger shall have been accepted for trading on the Nasdaq National
Market; (f) there shall have been no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of Abraxas on a consolidated basis that would or would be reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) other than a change that affects Abraxas and Vessels in a substantially similar manner; (g) Abraxas shall have performed and complied with the agreements and obligations contained in the Merger Agreement to be performed and complied with by it prior to the Effective Time; (h) the directors of Abraxas and Sub shall have recommended and voted in favor of adoption and approval of the Merger Agreement; and (i) Vessels shall have received a favorable opinion of King & Spalding concerning the qualification of the Merger as a reorganization under Section 368(a) of the Code.

         The obligations of Abraxas are also subject to the satisfaction or waiver of the following additional conditions: (a) Vessels shall have performed and complied with the agreements and obligations contained in the Merger Agreement that are required to be performed and complied with by it at or prior to the Effective Date; (b) the representations and warranties of Vessels contained in the Merger Agreement shall have been materially true and correct on and as of the Closing; (c) all consents of third parties shall have been obtained or effected; (d) Abraxas shall have received certain legal opinions and closing certificates; (e) the Representative shall have entered into the Escrow Agreements; (e) Abraxas shall have obtained from each person who may be deemed to be an "affiliate" (as such term is defined under Rule 145 of the Securities
Act) of Vessels, a written agreement with respect to the shares of Abraxas Common Stock to be received by such person in the Merger; (f) the number of Vessels Appraisal Shares shall not exceed 5% of the shares of Vessels Common Stock outstanding as of the date of the Merger Agreement; (g) all options and certain warrants to purchase shares of Vessels Common Stock shall have been terminated; (h) there shall have been no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of Vessels on a consolidated basis that would or would be reasonably likely to have a Material Adverse Effect other than a change that affects Abraxas and Vessels in a substantially similar manner; (i) all indebtedness of the directors, officers and employees of Vessels and its subsidiaries to Vessels and its subsidiaries shall have been repaid in full; (j) the Vessels Oil and Gas Company Amended and Restated Stockholders Agreement shall have been terminated; and (k) Vessels' credit agreement with Bank of Montreal shall have been terminated with funds provided by Abraxas and all liens, encumbrances and security interests on the assets of Vessels shall have been released.

         Termination. The Merger Agreement may be terminated and abandoned at any time prior to the Closing, whether before or after the approval of the Merger Agreement by the stockholders of Abraxas, by (i) the mutual written consent of the Boards of Directors of Abraxas and of Vessels; (ii) Abraxas or Vessels if the Effective Time has not occurred on or before February 28, 1998; provided, however, that this right to terminate shall not be available to any party whose failure to fulfill any obligation, covenant or condition was the cause of, or resulted in, the failure of the Closing to occur on or before such date; (iii) Abraxas or Vessels if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall become final and nonappealable; (iv) Abraxas, Sub or Vessels if any of its conditions to Closing could not be satisfied prior to February 28, 1998; unless the failure to satisfy such condition resulted from such parties' failure to perform in any material respect a material covenant or agreement or from such party's breach of a material representation or warranty; (v) Abraxas, Sub or Vessels if the stockholders of either Abraxas or Vessels do not approve the Merger; or (vi) Vessels if the executive officers and directors of Abraxas breach the Voting Agreement.

         Effect of  Termination.  In the event of the  termination of the Merger
Agreement: (i) each party will redeliver or destroy all documents, work papers or other materials of the other party relating to the transactions contemplated by the Merger Agreement, whenever obtained, to the party furnishing the same; and (ii) all nonpublic information obtained by any party with respect to the business of the other party cannot be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information.

         The Merger Agreement obligates Vessels to pay to Abraxas a fee of $1.5 million if the Merger Agreement is terminated by Abraxas or Sub by reason of the failure of any of Abraxas' and Sub's conditions to Closing not being satisfied prior to February 28, 1998; provided, however, that Vessels shall not be obligated to pay such fee if Abraxas and Sub terminate the Merger Agreement on account of the conditions relating to the delivery of the opinion of King & Spalding (but only to the extent the opinion cannot substantively legally be given), the effectiveness of the S-4 Registration Statement or dissenters' rights not having been satisfied or if Abraxas and Sub terminate the Merger Agreement on account of the failure to receive necessary consents and approvals for which Abraxas has responsibility, approvals typically received after consummation of a transaction similar to the Merger or approvals the failure of which to be obtained would not have a Material Adverse Effect; provided, further that Vessels shall not be obligated to pay such fee if (i) Abraxas and Sub shall not have satisfied all of Vessels' conditions to closing other than the conditions to closing relating to the opinion of Cox & Smith Incorporated (but only to the extent the opinion cannot substantively legally be given) and the approval of the stockholders of Abraxas of the Merger, (ii) the executive officers and directors of Abraxas shall not have satisfied their obligations under the Voting Agreements or (iii) Abraxas shall have taken any action intended or reasonably calculated to prevent the Closing.

         The Merger Agreement obligates Abraxas to pay to Vessels a fee of $1.5 million if the Merger Agreement is terminated by Vessels by reason of the failure of any of Vessels' conditions to Closing not being satisfied prior to February 28, 1998; or if the executive officers and directors of Abraxas shall have breached the Voting Agreements; provided, however, that Abraxas shall not be obligated to pay such fee if Vessels terminates the Merger Agreement on account of the conditions relating to the delivery of the opinion of Cox & Smith Incorporated (but only to the extent the opinion cannot substantively legally be given) or the receipt of Abraxas stockholder approval of the Merger not having been satisfied or Vessels terminates the Merger Agreement on account of the failure to receive necessary consents and approvals for which Vessels has responsibility, approvals typically received after consummation of a transaction similar to the Merger or approvals the failure of which to be obtained would not have a Material Adverse Effect; provided, further that Abraxas shall not be obligated to pay such fee if (i) Vessels shall not have satisfied all of Abraxas' conditions to closing other than the conditions to closing relating to the opinion of King & Spalding (but only to the extent the opinion cannot substantively legally be given), the effectiveness of the S-4 Registration Statement or dissenters' rights or (ii) Vessels shall have taken any action intended or reasonably calculated to prevent the Closing.

         Amendment and Modification. The Merger Agreement may, subject to applicable law, be amended, modified or supplemented at any time prior to the Closing only by written agreement of the parties to the Merger Agreement.

         Indemnification. The Merger Agreement provides that the certificate of incorporation and by-laws of Vessels will contain the provisions with respect to indemnification set forth in the Vessels Certificate and the Vessels Bylaws on the date of the Merger Agreement, which provisions will not be amended, repealed, or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Vessels in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by the Merger Agreement), unless such modification is required by law. The Merger Agreement further provides that Vessels will, and from and after the Effective Time, Abraxas will, or will cause Vessels to, indemnify, defend, and hold harmless each person who is now, or has previously been at any time or who becomes prior to the Effective Time, an officer or director of Vessels (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities, or judgments or amounts that are paid in settlement, with the approval of the indemnifying party (which approval is not to be unreasonably withheld), of or in connection with any threatened or actual claim, action, suit, proceeding, or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Vessels whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case, to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers as the case may be (and Abraxas and Vessels, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). Vessels, Abraxas, and Sub have agreed that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect for a period of not less than six years from the Effective Time.

         The Merger Agreement further provides that for a period of six years after the Effective Time, Abraxas will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Vessels (except that Abraxas may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties), with respect to matters arising before the Effective Time, except that Abraxas will not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid by Vessels prior to the date of the Merger Agreement, but in such case will purchase as much coverage as it maintains for directors and officers of Abraxas.

         Employee Benefit Matters. Abraxas, Sub, and Vessels have agreed in the Merger Agreement to certain matters with respect to the compensation and benefit programs of Vessels and its subsidiaries. The Merger Agreement provides that Abraxas will, and will cause its subsidiaries following the Effective Time (including Vessels) to: (i) honor and provide for payment of all obligations and benefits under all Vessels Plans in accordance with their terms; (ii) provide employee benefits which are substantially comparable in the aggregate to the level of employee benefits provided by Vessels and its subsidiaries under the Vessels ERISA Plans in effect as of the Closing for the benefit of employees or former employees who are or had been employees of Vessels or any of its subsidiaries on or before the Closing ("Covered Employees"), until the sixth month anniversary of the Closing; (iii) honor and provide for the payment of all obligations and benefits under all employment or severance agreements between Vessels and any Covered Employee in accordance with their terms; and (iv) maintain the Vessels Oil and Gas Company Employee Savings Plan in effect until the six month anniversary of the Closing.

         The Merger Agreement further provides that, if Covered Employees are included in any benefit plan (including without limitation provision for vacation) of Abraxas or its subsidiaries, Covered Employees will receive credit as employees of Vessels and its subsidiaries to the same extent such service was counted under similar plans of Vessels for purposes of eligibility, vesting, eligibility for retirement, and, with respect to vacation, disability, and severance, benefit accrual.

         In the Merger Agreement, the parties thereto acknowledged that nothing therein will be deemed to be a commitment on the part of Abraxas or Vessels to provide employment to any person for any period of time.

         Fees and Expenses. The Merger Agreement provides that, except as described above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring the expenses, except that the costs incurred in connection with printing and mailing proxy materials to Abraxas stockholders will be paid by Abraxas.

Restrictions on Resales by Affiliates

         The  shares  of  Abraxas   Common  Stock  to  be  received  by  Vessels
stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Abraxas Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities Act) of Vessels prior to the

Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in case any such person should become an affiliate of Abraxas, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. Accordingly, the Merger Agreement provides that Vessels will use all reasonable efforts to cause its affiliates to execute an agreement (an "Affiliates' Agreement") to the effect that such persons will not sell, transfer or otherwise dispose of Abraxas Common Stock at any time in violation of the Securities Act or the rules and regulations promulgated thereunder, including Rule 145. Abraxas has agreed to grant certain registration rights to former Vessels stockholders in connection with the Merger. See "Description of Abraxas Capital Stock -- Registration Rights."

Escrow of Shares

         At the Closing, Abraxas and a representative of the stockholders of Vessels will enter into the Escrow Agreement pursuant to which an aggregate of 472,222 shares of Abraxas Common Stock will be issued to the Vessels stockholders and deposited into an escrow account to secure certain reimbursement obligations of the stockholders of Vessels to Abraxas relating to the breach of certain representations and warranties set forth in the Merger Agreement and liabilities, if any, arising under the Supply Contract.

         The Escrow Shares include the Supply Contract Escrow Shares which will be collateral for claims related to the Supply Contract. These shares will not be deposited into the escrow account if the Supply Contract is Terminated prior to the Closing. Generally, a Termination means (i) a termination of the Supply Contract pursuant to its terms, (ii) an assignment of the Supply Contract with no liabilities or obligations retained by Vessels or (iii) Vessels' entering into other substantially similar natural gas supply contracts and commodity price swaps sufficient to cause the floating price in such other supply contracts to be exchanged for the fixed price of the Supply Contract without any residual gain or loss. If the Supply Contract is not Terminated prior to Closing, however, the Supply Contract Escrow Shares will remain in escrow and be subject to certain claims by Abraxas for damages related to the Supply Contract. Generally, such damages will include any damages required to be paid for Vessels' breach of the Supply Contract and any damages related to the Termination of the Supply Contract. Such damages shall be adjusted for (i) gains or losses from the settlement of put options and call options entered into by Vessels to hedge the Supply Contract sales prices, (ii) net realized gains or losses from sales of gas pursuant to the Supply Contract from August 31, 1997 to the date of Termination and (iii) net revenues from the purchase and sale of gas through certain of Vessels' transportation agreements. To the extent the offsets and adjustments exceed the damages, Abraxas will deposit cash funds into the escrow account (the "Escrow Cash Payment") to be distributed to the Vessels stockholders. The Supply Contract Escrow Shares, and any Escrow Cash Payment, will be released to the Vessels stockholders 15 days after the Termination of the Supply Contract, provided a sufficient number of shares will remain in escrow as collateral for any pending or unresolved claims related to the Supply Contract until such claims are resolved.

         In  addition,  at the  Closing,  Abraxas  and a  representative  of the stockholders of Vessels will enter into the Provisional Payment Escrow Agreement, pursuant to which 75% of the shares of Abraxas Common Stock issued pursuant to the Projected Provisional Payment, or 767,657 shares, will be deposited into the Provisional Payment Escrow, to be released on the Provisional Payment Date as necessary to pay the Provisional Payment.

Board Representation and Voting Agreement

         Pursuant to the Voting Agreement, each of the executive officers and directors of Abraxas has agreed to vote any shares of Abraxas Common Stock owned by him in favor of the Merger and the Share Issuance at the Special Meeting and to vote for Robert F. Semmens as a director of Abraxas at the 1998 Annual Meeting of Stockholders for a three-year term.

         Pursuant to the Letter Agreement to be executed and delivered at the Closing, Abraxas has agreed to appoint Robert F. Semmens to the Board of Directors at the Closing and to nominate Mr. Semmens as a director of Abraxas at the 1998 Annual Meeting of Stockholders for a three-year term and each subsequent annual meeting of the stockholders of Abraxas beginning with the 2001 Annual Meeting until the later of (i) the release of all of the Escrow Shares,
(ii) the receipt by the Vessels stockholders of the Provisional Payment or (iii) the date upon which Beacon or its affiliates no longer own 15% or more of the aggregate number of votes which may be cast by holders of those securities outstanding of Abraxas which entitle the holders thereof to vote generally on all matters submitted to Abraxas' securityholders for a vote.

Accounting Treatment

         The Merger will be accounted for under the purchase method of accounting, in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price paid by Abraxas for Vessels (including direct costs of the Merger) will be allocated to the identifiable assets of Vessels based upon estimates of the fair value of Vessels' identifiable assets and liabilities as of the Effective Time. After the Merger, the financial condition and results of operations of Vessels will be included in the consolidated financial condition and results of operations of Abraxas.

                           CERTAIN FEDERAL INCOME TAX
                           CONSEQUENCES OF THE MERGER

Abraxas

      Set forth below is a summary discussion of certain federal income tax consequences of the Merger to Abraxas. The discussion is based upon the Internal Revenue Code of 1986, as amended, reports and statements of Congressional Committees, Treasury Regulations (the "Regulations"), published rulings of the IRS and court decisions as in effect on the date of this Registration Statement. Future legislation, administrative changes or court decisions may significantly modify the statements made herein; furthermore, any such changes may or may not apply retroactively. Accordingly, no assurance can be given that the foregoing legal precedents will remain in full force and effect.

      The discussion does not address any foreign, state, local or federal alternative minimum tax consequences. The discussion also does not address any aspects of federal income taxation that may be relevant to the shareholders of Vessels. The discussion below is only a summary and not intended to be a complete analysis or a substitute for careful tax planning.

      The federal income tax consequences of the Merger to Abraxas are expected to be as follows:

      (a) No gain or loss will be recognized by Abraxas, Abraxas shareholders or Sub in connection with the Merger;

      (b) The basis of the Vessels assets will remain unchanged; and

      (c) As a result of the Merger, any of Vessels net operating loss carryovers, credit carryovers or any net unrealized built-in losses will be subject to an annual use limitation under Sections 382 and 383 of the Code.

Vessels

         The following is a discussion of certain federal income tax consequences of the Merger to Vessels and the Vessels stockholders. This discussion is based on provisions of the Code, the Regulations thereunder and rulings and court decisions as of the date hereof, all of which are subject to change, possibly retroactively. The discussion is included for general information purposes only.

         The Merger. At or prior to the Effective Date, Vessels will receive an opinion (the "Tax Opinion"), unless waived by the Vessels stockholders, from King & Spalding that, based upon its review of the Merger Agreement, the Registration Statement of which this Proxy Statement-Prospectus is a part, certain other facts and documents which it has considered relevant, and certain representations made to it by Vessels, Abraxas and Sub, the Merger will have the federal income tax consequences set forth below:

         (1) the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code;

         (2) no gain or loss will be recognized by the Vessels stockholders upon the exchange in the Merger of their Vessels Common Stock for Abraxas Common Stock;

         (3) the aggregate tax basis of the Abraxas Common Stock received in the Merger by each Vessels stockholder will be the same as the aggregate tax basis of the Vessels Common Stock exchanged for such Abraxas Common Stock; and

         (4) the holding period of the Abraxas Common Stock received in the Merger by each Vessels stockholder will include the holding period of such stockholder in the Vessels Common Stock exchanged for such Abraxas Common Stock, provided that the Vessels Common Stock is held as a capital asset on the Effective Date.

         In rendering the Tax Opinion, counsel will rely upon certain written representations as to factual matters by appropriate officers of Vessels, Abraxas and Sub. Such representations are customary for opinions of this type; the Tax Opinion cannot be relied upon, however, if any such representation is, or later becomes, inaccurate. No ruling from the IRS with respect to the tax consequences of the Merger has been, or will be, requested, and the Tax Opinion will not be binding upon the IRS or the courts. If the Merger is consummated, and it is later determined that the Merger did not qualify as a "reorganization" under the Code, then each Vessels stockholder would recognize taxable gain or loss equal to the difference between the fair market value of the Abraxas Common Stock received by him or her in the Merger and his or her tax basis in the Vessels Common Stock exchanged therefor.

         The foregoing discussion does not consider the tax effects of the Escrow Arrangement, the Escrow Cash Payment, or the Provisional Payment Arrangement, each of which are discussed below.

         The Escrow Arrangement. Pursuant to Section 1.09 of the Merger Agreement, at or prior to the Effective Time, Abraxas will deposit certificates representing 472,222 shares of Abraxas Common Stock into an escrow account (the "Escrow"). The conditions of the Escrow (the "Escrow Arrangement") are set forth in the Escrow Agreement.

         For federal income tax purposes, shares of Abraxas Common Stock held in the Escrow should be treated as owned by the former Vessels stockholders, notwithstanding the fact that such shares may be forfeited at a later date. If shares of Abraxas Common Stock held in the Escrow are delivered back to Abraxas in satisfaction of Claims pursuant to Section 4(c) of the Escrow Agreement, each former Vessels stockholder should be treated as having sold his or her pro rata portion of those shares for their value as determined under Section 4(c) and should be entitled to increase the tax basis of his or her remaining shares of Abraxas Common Stock by the value of the shares so delivered.

         The Escrow Cash Payment. Pursuant to Section 1.04(a) of the Merger Agreement and Section 1(e) of the Escrow Agreement, Abraxas may be required to deposit into the Escrow the Escrow Cash Payment, depending on the occurrence or non-occurrence of certain events by a defined date (15 days after the date of the Termination of the Supply Contract); the Escrow Cash Payment, if any, will then be immediately distributed to the Vessels stockholders.

         The Escrow Cash Payment, if any, is part of the consideration to be received by the Vessels stockholders in exchange for their Vessels Common Stock. Generally, the receipt by a Vessels stockholder of property other than Abraxas Common Stock in the Merger will be taxable if the total consideration received exceeds the stockholder's tax basis in his or her shares of Vessels Common Stock.

         Vessels believes that, because it cannot be determined whether the Escrow Cash Payment will ever be paid, the Escrow Cash Payment will not have any ascertainable value at the Effective Time of the Merger. Accordingly, Vessels believes that the Vessels stockholders should not be required to take the Escrow Cash Payment into account as additional consideration received in the Merger unless and until the Escrow Cash Payment is actually paid. If the Escrow Cash Payment eventually is paid to the former Vessels stockholders, a portion of that payment may be treated as imputed interest under Section 1274 of the Code which will be taxable as ordinary income. The remainder of the payment will be taxable as capital gain to the extent that the total consideration received in the Merger (including the portion of the Escrow Cash Payment not treated as imputed interest) by a Vessels stockholder exceeds such stockholder's tax basis in his or her shares of Vessels Common Stock.

         The Provisional Payment Arrangement. Pursuant to Section 1.04 of the Merger Agreement, the Vessels stockholders will receive in the Merger the right to receive on April 30, 1999, shares of Abraxas Common Stock equal to 75% of the Provisional Payment. The Merger Agreement provides that an estimate of the Provisional Payment (the Projected Provisional Payment) will be made at the Effective Time. In the Merger, Abraxas will issue shares of Abraxas Common Stock equal to the Projected Provisional Payment, 25% of which will be issued directly to the Vessels stockholders and 75% of which (the "Deposited Shares") will be issued to the Vessels stockholders and deposited into the Provisional Payment Escrow.

         Under the terms and conditions of this arrangement (the "Provisional Payment Arrangement"), if it turns out that the Provisional Payment is less than the Projected Provisional Payment, then shares of Abraxas Common Stock equal to the difference will be returned to Abraxas and the balance distributed to the former Vessels stockholders on the Provisional Payment Date. Conversely, if the Provisional Payment exceeds the Projected Provisional Payment, then all the Deposited Shares will be distributed to the former Vessels stockholders along with additional shares of Abraxas Common Stock equal to the excess (the "Additional Provisional Payment Shares").

         For federal income tax purposes, the Deposited Shares should be treated as owned by the former Vessels stockholders, notwithstanding the fact that such shares may be forfeited at a later date. If any of the Deposited Shares are returned to Abraxas pursuant to the terms of the Provisional Payment
Arrangement, the former Vessels stockholders will recognize no gain or loss on the return and each Vessels stockholder should be entitled to increase the tax basis of his or her remaining shares of Abraxas Common Stock by the tax basis of the shares so delivered.

         Although the matter is not free from doubt, Vessels believes that neither the potential right to receive Additional Provisional Payment Shares nor the actual receipt of such shares (if any) should trigger any gain or loss to the Vessels stockholders; however, if and when the Additional Provisional Payment Shares are issued to the former Vessels stockholders, a portion of such shares will be treated as imputed interest under Section 483 of the Code which will be taxable as ordinary income.

         THIS DISCUSSION IS LIMITED TO THE UNITED STATES FEDERAL INCOME TAX MATTERS SPECIFICALLY COVERED THEREBY, AND DOES NOT ADDRESS ANY OTHER TAX CONSEQUENCES THAT MAY RESULT FROM THE MERGER OR ANY OTHER TRANSACTION (INCLUDING ANY TRANSACTION UNDERTAKEN IN CONNECTION WITH THE MERGER). THIS DISCUSSION ASSUMES THE VESSELS STOCKHOLDERS HOLD THEIR VESSELS COMMON STOCK AS CAPITAL ASSETS, AND MAY NOT APPLY TO VESSELS STOCKHOLDERS WHO ARE SUBJECT TO SPECIAL TAX RULES, SUCH AS STOCKHOLDERS, IF ANY, WHO RECEIVED THEIR VESSELS COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, AND STOCKHOLDERS THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS. BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE

PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS).

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Vessels' management and the Vessels Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of Vessels generally. Such interests relate to, among other things, provisions in the Merger Agreement regarding the performance and provision of obligations and benefits under existing severance agreements and compensation and benefit plans, and the indemnification of and provision of insurance coverage for the directors and officers of Vessels. Vessels' employees generally will receive, upon termination of employment, a severance payment equal to six months' salary and a bonus payment equal to three months' salary if the Merger is consummated and such employees are employed by Vessels at the time of Closing. Under the Merger Agreement, Abraxas has agreed to provide former employees of Vessels with continued employee benefits after the Effective Time as required by COBRA and to maintain health benefit and other welfare plan coverage for former Vessels' employees for six months after the Effective Time under the plans maintained by Vessels immediately before the Effective Time. W. Michael Neumann, Jr., Vessels' President and CEO, will receive either (i) a bonus equal to one year's salary upon termination of his employment and, if the Merger is consummated and he is employed by Vessels at the time of Closing, 12 monthly payments equal to his current monthly salary or (ii) 24 monthly payments equal to his current monthly salary. Thomas J. Vessels, Chairman of the Board of Vessels, will receive a severance payment of $600,000 over three years, $200,000 paid each year, and will be eligible to participate in employee benefit plans in accordance with the terms of his employment contract. The Vessels Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger -- The Merger Agreement -- Indemnification."

         If the Merger is approved by Abraxas stockholders, at the Effective Time, Robert F. Semmens will be appointed to the Abraxas Board of Directors and will be nominated as a director of Abraxas at the 1998 Annual Meeting of Stockholders to serve a three-year term. Mr. Semmens is currently a director of Vessels and a partner of the entities that control VOG Holdings, LLC, Vessels' majority stockholder.

                                APPRAISAL RIGHTS

         Under the DGCL, appraisal rights will be available to holders of Vessels Common Stock in connection with the Merger. Any such holder desiring to exercise appraisal rights must follow precisely the procedures prescribed by the DGCL. The holders of Abraxas Common Stock will not have any appraisal rights in connection with the Merger or the Share Issuance. See "The Merger -- The Merger Agreement --Appraisal Rights" and Annex II.

                                 CAPITALIZATION

         The following table sets forth (i) the historical consolidated capitalization of Abraxas and Vessels at September 30, 1997, respectively, and
(ii) Abraxas' pro forma consolidated capitalization as of such date (giving effect to the Merger as of September 30, 1997). This table should be read in conjunction with the financial statements and related notes appearing elsewhere in this Proxy Statement-Prospectus.

                                                                                             (Unaudited)
                                                                                     Pro Forma        Pro Forma
                                                   Abraxas          Vessels         Adjustments      Combined as
                                                 Historical        Historical       for Merger         Adjusted
                                               ---------------- ----------------- ---------------- -----------------
                                                                      (dollars in thousands)
Debt (including current portion):
  Credit Agreement                                $      -         $       -         $       -        $       -
   Long-term debt and capital lease
     obligations                                    217,573               272                 -          217,845
                                               ---------------- ----------------- ---------------- -----------------
Total Long-Term Debt                                217,573               272                 -          217,845

Equity:
   Common Stock                                          63                 3                 3               69
   Additional paid-in capital                        51,119            43,501           (33,390)          61,230
   Accumulated deficit                              (15,298)           (8,511)            8,511          (15,298)
   Treasury stock                                      (281)                -                 -             (281)
   Foreign currency translation                      (3,477)                -                 -           (3,477)
                                               ---------------- ----------------- ---------------- -----------------

Total Stockholder's Equity                           32,126            34,993           (24,876)          42,243
                                               ---------------- ----------------- ---------------- -----------------

Total capitalization                               $249,699         $  35,265         $ (24,876)       $ 260,088
                                               ================ ================= ================ =================


                    UNAUDITED PRO FORMA FINANCIAL INFORMATION


         The following unaudited pro forma financial information is derived from the historical financial statements of the Company and Vessels set forth elsewhere in this Proxy Statement-Prospectus and is adjusted to reflect the following:

         The Unaudited Pro Forma Condensed Balance Sheet of the Company as of September 30, 1997 has been prepared assuming the Merger was consummated on September 30, 1997. The Unaudited Pro Forma Statement of Operations of the Company for the year ended December 31, 1996 has been prepared assuming the sale of the DJ Basin Properties by Vessels and the Merger were consummated on January 1, 1996 and have also been prepared assuming the acquisition of the Wyoming Properties, acquired on September 30, 1996, the acquisition of CGGS, acquired on November 14, 1996, the acquisition of Portilla and Happy, acquired on November 14, 1996 and the acquisition of the East White Point and Stedman Island 50% overriding royalty interests, acquired in November 1996, were all consummated on January 1, 1996. The Unaudited Pro Forma Statement of Operations of the Company for the nine months ended September 30, 1997 has been prepared assuming the sale of the DJ Basin Properties by Vessels and the Merger were consummated on January 1, 1997. The historical revenues and expenses of Vessels, CGGS, the Wyoming Properties, Portilla, Happy, East White Point and Stedman Island represent amounts recorded by or with respect to such businesses or properties for the periods indicated.

         The historical financial statements of CGGS were prepared in Canadian dollars in accordance with Canadian generally accepted accounting principles. This information has been adjusted to present the historical financial statements in accordance with United States generally accepted accounting principles. The statements of operations have been translated into U.S. dollars at the average exchange rate of $0.7437 to one Canadian dollar for the fiscal year ended December 31, 1996. The monetary amounts on the balance sheet as of October 31, 1996 have been translated at the period-end exchange rate of $0.7458 to one Canadian dollar. Non-monetary amounts have been translated at a historical November 1, 1994 rate with changes in the amounts since that date translated at the average rate over the twenty-five month period. See "Business of Abraxas- Primary Operating Areas - Western Canada."

         The Company previously owned a 50% working interest in Portilla and a 12% working interest in Happy. In March 1996, the Company sold it interests in Portilla and Happy to Acco, LLC ("Acco") for net consideration of $15.6 million (the "Acco Sale"). Acco separately obtained the release of the 50% overriding royalty interest in Portilla previously owned by a third party and subsequently contributed its interests in Portilla and Happy to Portilla - 1996, L.P. (the "Partnership"). At the time of the sale of its working interests in Portilla and Happy, the Company received a 25% interest in the Partnership. In November 1996, the Company acquired the remaining 75% interest in the Partnership for $27.5 million and obtained the release of a third party's overriding royalty interest in East White Point and Stedman Island for $9.3 million. The pro forma adjustments assume that the Company obtained the release of the third party's interest in Portilla, East White Point and Stedman Island at January 1, 1996 and that the Company owned Portilla and Happy during the period from March 21, 1996 to November 14, 1996.

         The Unaudited Pro Forma Condensed Balance Sheet reflects the preliminary allocation of the purchase price for the Merger to the assets and liabilities of the Company. The final allocation of the purchase price, and the resulting effect on DD&A expense in the accompanying Unaudited Pro Forma Statement of Operations, will differ from the preliminary estimates because the final allocation will be based on the purchase price allocated to assets and liabilities on the basis of the fair values of the assets and liabilities determined at the end of the allocation period as allowed by Accounting Principles Board Opinion No. 38.

         The Unaudited Pro Forma Financial Information should be read in conjunction with the notes thereto, the Consolidated Financial Statements of the Company and the notes thereto and the historical financial statements and the notes thereto relating to Vessels, CGGS, the Wyoming Properties and the Overriding Royalty Interests in the Portilla Field included elsewhere in this Proxy Statement-Prospectus.

         The Unaudited Pro Forma Financial Information is not indicative of the financial position or results of operations of the Company which would actually have occurred if the acquisitions and the Merger had occurred at the dates presented or which may be obtained in the future. In addition, future results may vary significantly from the results reflected in the Unaudited Pro Forma Financial Information due to normal crude oil and natural gas production declines, reductions in prices paid for crude oil and natural gas, future acquisitions and other factors.



                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                                             COMPLETED ACQUISITIONS
                                     -----------------------------------------------------------------------
                                                 CGGS
                                     -------------------------------
                           Abraxas
                          Petroleum              Adjustments                                      East White
                         Corporation     CGGS     to Reflect   CGGS       Wyoming     Portilla/    Point/
                          12/31/96    Historical   Sale of     (Net)      Properties    Happy      Stedman/
                                                  Nevis (a)                             (h)
                        -------------------------------------------------------------------------------------
                                                                         (dollars in thousands)
Operating revenue:
   Oil and gas
     production.........   $ 25,749    $ 14,343    $   --      $ 14,343    $  7,280   $  5,313    $  2,728
   Processing ..........        600      24,269     (20,679)      3,590        --         --          --
   Rig revenue .........        139        --          --          --          --         --          --
   Other ...............        165         168        --           168        --         --          --
                           ---------   ---------   ---------   ---------   ---------  --------    ---------
Total operating revenue      26,653      38,780     (20,679)     18,101       7,280      5,313       2,728

Operating cost and expenses:
   LOE .................      5,858       3,473          10       3,483       1,844      1,378         465
   Processing ..........        262      13,188     (11,194)      1,994        --         --          --
   Exploration expense .       --          --          --          --          --         --          --
   DD&A ................      9,605       8,762      (1,352)      7,410        --        2,090        --
   Rig operating .......        169        --          --          --          --         --          --
   G&A .................      1,933       2,625        (583)      2,042        --         --          --
                           ---------   ---------   ---------   ---------   ---------  --------    ---------
Total operating expense      17,827      28,048     (13,119)     14,929       1,844      3,468         465
                           ---------   ---------   ---------   ---------   ---------  --------    ---------
Operating income (loss)       8,826      10,732      (7,560)      3,172       5,436      1,845       2,263

Other (income) expense:
   Interest income .....       (254)       (236)       --          (236)       --           (2)       --
   Amortization
     deferred  financing        280       1,776      (1,407)        369        --         --          --
     fees
   Interest expense ....      6,241      10,271      (5,037)      5,234        --        1,524        --
   Other ...............        443     (27,735)     27,686         (49)       --           73        --
                           ---------   ---------   ---------   ---------   ---------  --------    ---------
                              6,710     (15,924)     21,242       5,318        --        1,595        --
                           ---------   ---------   ---------   ---------   ---------  --------    ---------
Income (loss) before tax      2,116      26,656     (28,802)     (2,146)      5,436        250       2,263
Income tax (expense)
   benefit:
     Current ...........       (176)        219          (7)       (212)       --         --          --
     Deferred ..........       --         9,020      (9,020)       --          --         --          --
                           ---------   ---------   ---------   ---------   ---------  --------    ---------
Income (loss)from
   continuing operations      1,940      17,417     (19,775)     (2,358)      5,436        250       2,263
Less dividend
   requirement on
   cumulative  preferred
   stock ...............       (366)       --          --          --          --         --          --
                           ---------   ---------   ---------   ---------   ---------  --------    ---------
Income (loss) applicable
 to common stockholders     $ 1,574(1) $ 17,417    $(19,775)   $ (2,358)   $  5,436   $    250    $  2,263
                           =========   =========   =========   =========   =========  ========    =========
Earnings (loss) per share
  from continuing
    operations..........    $  0.03
                           =========

(1) Excludes loss incurred in connection with extinguishment of debt recorded as an extraordinary item. 47

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS (continued)
                          YEAR ENDED DECEMBER 31, 1996


                                         MERGER
                        -------------------------------------
                                         VESSELS
                        -------------------------------------
                                      Adjustment
                                      to reflect
                                       Sale of
                           Vessels     DJ Basin    Vessels
                           Energy     Properties    Energy        Merger        Pro
                         (Historical)     (b)        (net)      Adjustments    Forma
                        ----------------------------------------------------------------
                                           (dollars in thousands)

Operating revenue:
   Oil and gas .........   $ 14,811    $ (7,780)   $  7,031    $   --         $ 62,444
     production
   Processing ..........     38,439     (36,573)      1,866        --            6,056
   Rig revenue .........       --          --          --          --              139
   Other ...............        171        (171)       --          --              333
                          ----------   ---------   ---------   ---------     ----------
Total operating revenue      53,421     (44,524)      8,897        --           68,972

Operating cost and expenses:
   LOE .................      4,813      (3,337)      1,476        --           14,504
   Processing ..........     33,365     (31,030)      2,335        --            4,591
   Exploration expense .      1,713        (775)        938        (938)(c)       --
   DD&A ................      9,754      (5,499)      4,255       2,160(d)      25,520
   Rig operating .......       --          --          --          --              169
   G&A .................      3,238         117       3,355      (3,575)(e)      3,755
                          ----------   ---------   ---------   ---------     ----------
Total operating expense      52,883     (40,524)     12,359      (2,353)        48,539
                          ----------   ---------   ---------   ---------     ----------
Operating income (loss)         538      (4,000)     (3,462)      2,353         20,433

Other (income) expense:
   Interest income .....       --          --          --          --             (492)
   Amortization of
     deferred  financing
     fees..............        --          --          --           600(f)       1,249
   Interest expense ....      4,390      (4,354)         36      10,296(g)      23,331
   Other ...............       --          --          --          --              467
                          ----------   ---------   ---------   ---------     ----------
                              4,390      (4,354)         36      10,896         24,555
                          ----------   ---------   ---------   ---------     ----------
Income (loss) before tax     (3,852)        354      (3,498)     (8,543)        (4,122)
Income tax (expense)
   benefit:
     Current ...........       --          (388)
     Deferred ..........        822          75         747       1,900(i)       2,647
                          ----------   ---------   ---------   ---------     ----------
 Income (loss)from
   continuing operations     (3,030)        279      (2,751)     (6,643)        (1,863)
Less dividend
   requirement on
   cumulative  preferred
   stock ...............       --          --          --          --             (366)
                          ----------   ---------   ---------   ---------     ----------
Income (loss) applicable
 to common stockholders    $ (3,030)   $    279    $ (2,751)   $ (6,643)      $ (2,229)
                          ==========   =========   =========   =========     ==========


Earnings (loss) per
   share from continuing
   operations ..........                                                      $  (0.35)
                                                                             ==========


                                      47a


            UNAUDITED PRO FORMA STATEMENT OF OPERATIONS For the Nine
                         Months Ended September 30, 1997


                                   Historical                      Merger
                               ------------------- ---------------------------------------
                                                                  Vessels
                                                   ---------------------------------------
                                                                          Adjustments
                                    Abraxas                               to Reflect
                                   Petroleum                                Sale of              Merger
                                  Corporation         Historical           DJ Basin            Adjustments         Pro Forma
                                                                        Properties (b)
                               ------------------- -----------------  --------------------  ------------------ ------------------
                                                                    (dollars in thousands)
Operating revenue:
   Oil and gas production         $      46,920       $       7,060      $      (1,907)        $           -       $      52,073
   Gas gathering,
     processing and                       2,793              14,722            (10,379)                    -               7,136
     marketing
   Rig revenue                              250                   -                  -                     -                 250
   Other                                    728                 773               (773)                    -                 728
                               ------------------- -----------------  --------------------  ------------------  -----------------
Total operating revenue                  50,691              22,555            (13,059)                    -              60,187

Operating costs and
   expenses:
   LOE                                   10,604               2,201               (703)                    -              12,102
   Gas gathering,
     processing and                       1,191              12,929             (9,097)                                    5,023
     marketing
   DD&A                                  19,780               5,737             (1,177)               (1,920)(d)          22,420
   Exploration expense                        -                 914                (28)                 (886)(c)               -
   Rig operations                           214                   -                  -                     -                 214
   G&A                                    3,119               2,223               (315)               (1,431)(e)           3,596
                               ------------------- -----------------  --------------------  ------------------  -----------------
Total operating expenses                 34,908              24,004            (11,320)               (4,237)             43,355
                               ------------------- -----------------  --------------------  ------------------  -----------------
Operating income (loss)                  15,783              (1,449)            (1,739)                4,237              16,832

Other (income) expense:
   Interest income                         (438)                  -                  -                     -                (438)
   Amortization of deferred                 933                  92                  -                     -               1,025
     financing fee
   Interest expense                      18,757               1,503             (1,510)                    -              18,750
   Minority interest                         85                   -                  -                     -                  85
   Other                                    115                   -                  -                     -                 115
                               ------------------- -----------------  --------------------  ------------------  -----------------
Income (loss) before tax                 (3,669)             (3,044)              (229)                4,237              (2,705)
Income tax (expense)
benefit:
   Current                                 (156)                  -                  -                     -                (156)
   Deferred                               1,227                 (62)                --                     -               1,165
                               ------------------- -----------------  --------------------  ------------------  -----------------
Net income (loss)                        (2,598)             (3,106)              (229)                4,237              (1,696)

Less dividend requirement
   on cumulative preferred                 (183)                  -                  -                     -                (183)
   stock
                               ------------------- -----------------  --------------------  ------------------  -----------------
Income (loss) applicable to
   common stockholders            $      (2,781)      $      (3,106)     $        (229)        $       4,237       $      (1,879)
                               =================== =================  ====================  ==================  =================

Earnings (loss) per share:        $        (.47)                                                                   $        (.29)
                               ===================                                                              =================



-------------

See notes to unaudited pro forma financial information.



                   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                            As of September 30, 1997


                                   Historical            Merger
                               ------------------- -------------------
                                    Abraxas
                                   Petroleum            Vessels             Merger
                                  Corporation          Historical         Adjustments             Pro Forma
                               ------------------- ------------------- ------------------      ----------------
                                                           (dollars in thousands)
Assets:
   Cash                             $   7,559         $         991       $           -           $     8,550
   Accounts Receivable                 10,980                 3,412                   -                14,392
   Other                                  635                 1,111                   -                 1,746
                               ------------------- ------------------- ------------------      ----------------
     Total current assets              19,174                 5,514                   -                24,688

   Property and equipment:
     Oil and gas properties           346,459                56,997             (34,710)(c)           368,746
     Less accumulated DD&A             58,250                15,207             (15,207)(c)            58,250
                               ------------------- ------------------- ------------------      ----------------
   Net property and equipment         288,209                41,790             (19,503)              310,496
   Deferred financing fees              8,432                   425                (425)(c)             8,432
   Other assets                         1,367                   356                   -                 1,723
                               =================== =================== ==================      ================
     Total assets                   $ 317,182         $      48,085       $     (19,928)          $   345,339
                               =================== =================== ==================      ================

Liabilities and stockholders'
   equity:
Total current liabilities           $  28,831         $       6,755       $       2,077 (c)       $    37,663
Long-term debt:
   Senior notes                       215,000                     -                   -               215,000
   Other                                2,330                     -                   -                 2,330
Other liabilities                       2,491                 6,337               2,871 (c)            11,699
Deferred income taxes                  32,024                     -                   -                32,024
Minority interest                       4,380                     -                   -                 4,380
Shareholders' equity:
   Common stock                            63                     3                  (3)(b)
                                                                                      6 (a)                69
   Additional paid-in-capital          51,119                43,501             (43,501)(b)
                                                                                 10,111 (a)            61,230
   Accumulated deficit                (15,298)               (8,511)              8,511 (b)           (15,298)
   Foreign currency                    (3,477)                    -                   -                (3,477)
     translation adjustment
   Treasury stock                        (281)                    -                   -                  (281)
                               ------------------- ------------------- ------------------      ----------------
Total stockholders' equity             32,126                34,993             (24,876)               42,243
                               ------------------- ------------------- ------------------      ----------------
Total liabilities and
   stockholders' equity             $ 317,182         $      48,085       $     (19,928)          $   345,339
                               =================== =================== ==================      ================

-------------

See notes to unaudited pro forma financial information.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

Note 1. The Unaudited Pro Forma Statement of Operations for the year ended December 31, 1996 reflects the acquisition of the Wyoming Properties, acquired on September 30, 1996; the acquisition of CGGS net of the sale of the Nevis Plant (as defined below) prior to the acquisition, acquired on November 14, 1996; the acquisition of Portilla and Happy, acquired on November 14, 1996; and the acquisition of East White Point and Stedman Island 50% overriding royalty interests, acquired in November 1996; (see Note 2 to the Notes to Consolidated Financial Statements of the Company) as well as the sale of the DJ Basin Properties by Vessels and the Merger, as if all were consummated on January 1, 1996. The unaudited pro forma Statement of Operations for the nine months ended September 30, 1997 reflects the sale of the DJ Basin Properties by Vessels and the Merger as if they were consummated on January 1, 1997.

a. To adjust the results of operation of CGGS for the sale of CGGS's Nevis Gas Processing Plant and related assets (the "Nevis Plant") which were sold to a third party just prior to the acquisition of CGGS by Abraxas on November 14, 1996.

b. To adjust the results of operations of Vessels for the sale of certain assets comprising Vessels' interest in the DJ Basin Properties which were sold in April 1997.

c. To adjust for the capitalization of exploration activity under the full cost method of accounting utilized by Abraxas as compared to the successful efforts method of accounting utilized by Vessels.

d. To adjust DD&A expense for the year ended December 31, 1996 to reflect the acquisitions of CGGS, the Wyoming Properties, the reacquisition of Portilla and Happy, the acquisition of the 50% overriding royalty interest in Portilla previously owned by a third party, the 50% overriding royalty interest in East White Point and Stedman Island, the sale by Vessels of the DJ Basin Properties and the Merger; and to adjust DD&A expense for the nine months ended September 30, 1997 to reflect the sale of the DJ Basin Properties by Vessels and the Merger for the nine months ended September 30, 1997. DD&A expense of crude oil and natural gas properties is computed using the units of production method. Depreciation of natural gas processing facilities is computed using the straight line method over the estimated useful life of 18 years.

e. To adjust G&A expense to reflect (1) the reversal of contractual management and administrative fees charged to CGGS on a percentage basis and to record estimated actual costs to be incurred and (2) to reflect the reduction of Vessels expenses for the closing of the corporate office including the elimination of the administrative personnel.

f. To adjust the amortization of the deferred financing fee for the Company's credit facility with First Union National Bank of North Carolina (the "First Union Credit Facility") and the repayment of certain debentures of CGGS and the fees and expenses related to the issuance of the Notes.

g. To adjust interest expense using a rate of 11.5% for the issuance of the Notes and to reflect the repayment of a revolving credit and loan facility and the retirement of the CGGS debentures.

h. Reflects the results of operations of the 50% overriding royalty interest in Portilla previously owned by a third party for the period from January 1, 1996 to November 14, 1996 and the results from Portilla and Happy previously owned by the Company for the period March 21, 1996 to November 14, 1996.

i. To reflect the deferred tax benefit relating to the CGGS operating losses.

Note 2. The Unaudited Pro Forma Condensed Balance Sheet as of September 30, 1997, reflects the acquisition of Vessels as if it had occurred as of September 30, 1997 as follows:

     On November 12, 1997, the Company and Vessels executed the Merger Agreement for Abraxas' purchase of 100% of the capital stock of Vessels in exchange for Abraxas Common Stock. Under the terms of the Merger Agreement, the Company will initially issue approximately 562,070 shares of Abraxas Common Stock in exchange for all of the capital stock of Vessels and is obligated to issue additional shares of Abraxas Common Stock under an agreed to Projected Provisional Payment. The Projected Provisional Payment is based upon the Vessels Non-PDP/PDNP EBITDX for the period from February 1, 1998 to January 31, 1999. The Company anticipates issuing to the Vessels stockholders and depositing approximately 767,657 shares of Abraxas Common Stock in the Provisional Payment Escrow account which will entitle the Vessels stockholders to voting rights and other rights of ownership including receipt of any dividends. Upon the final determination of the Provisional Payment, the number of shares of Abraxas Common Stock as determined by the Projected Provisional Payment formula will be released from the Provisional Payment Escrow and will be recorded at the current value at the time the Provisional Payment is determined and such additional shares of Abraxas Common Stock are released. To the extent the Projected Provisional Payment would require the issuance of shares in excess of those escrowed, such shares will be issued by the Company.

     Additionally, at the Closing the Company and a representative of the stockholders of Vessels will enter into the Escrow Agreement pursuant to which an aggregate of 472,222 shares of Abraxas' Common Stock will be issued to the Vessels stockholders and deposited into a separate escrow account to secure certain reimbursement obligations of the stockholders of Vessels to the Company relating to the breach of certain representations and warranties set forth in the Merger Agreement and liabilities, if any, arising under the Supply Contract.

     The Escrow Shares include 388,889 shares which will be collateral for claims related to the Supply Contract (the "Supply Contract Escrow Shares"). These shares will not be deposited into the escrow account if the Supply Contract is Terminated (as defined in the Escrow Agreement) prior to Closing. If the Supply Contract is not Terminated prior to Closing, however, the Supply Contract Escrow Shares will remain in escrow and be subject to any claims by the Company for damages related to the Supply Contract. The Supply Contract Escrow Shares, and any Escrow Cash Payment, will be released to the Vessels stockholders 15 days after the Termination of the Supply Contract, provided a sufficient number of shares will remain in escrow as collateral for any pending or unresolved claims related to the Supply Contract until such claims are resolved. The Supply Contract obligates Vessels to supply a third party with gas volumes sufficient to cover the annual contract quantity obligations (approximately 1,537,000 Mmbtus). Ninety-five percent of the annual contract quantity will be delivered to the third party at prices of $1.70 and $1.65 per Mmbtu in 1998 and 1999, respectively, and at escalated prices, as defined, in years 2000 - 2008. Five percent of the annual contract quantity will be delivered to the third party at prices of $2.16 per Mmbtu in 1998 - 1999 and at escalated prices, as defined, for years 2000 - 2008.

     Under the Escrow Agreement, the escrow shares ultimately issuable will be reduced by any damages incurred by the Company in payment of such liabilities. In connection with the Unaudited Pro Forma Condensed Balance Sheet at September 30, 1997, liabilities have been recorded in the amount of $8.5 million related to the Escrow Agreement. To the extent no liabilities are incurred, the shares of Abraxas Common Stock issued and deposited in escrow will be released with the liability reduced and equity increased. The purchase price of $22,643,000, includes the number of the 562,070 shares of Abraxas Common Stock initially issued ($10,117,000), the liability related to the Escrow Shares ($8,500,000) plus the remaining net liabilities of Vessels being assumed ($4,026,000).

       a.  To record issuance of new common shares:
              Common Stock                                 $          6
              Additional paid-in capital                         10,111

       b. To eliminate Vessels' equity:
              Common Stock                                           (3)
              Additional paid-in capital                        (43,501)
              Accumulated deficit                                 8,511

       c. Allocation of change in basis:
              Decrease in oil and gas properties                 34,710
              Decrease accumulated DD&A                         (15,207)
              Decrease in deferred financing fees                   425
              Increase in current liabilities                     2,077
              Increase in other liabilities                       2,871

                  SELECTED HISTORICAL FINANCIAL DATA OF VESSELS

         The following table sets forth certain consolidated financial data for Vessels as of and for each of the periods indicated. The financial data for each year in the five years ended December 31, 1996 are derived from the audited financial statements of Vessels. The financial data for the nine months ended
September 30, 1997 and 1996 are derived from Vessels' unaudited financial statements which, in the opinion of management of Vessels, have been prepared on the same basis as the annual consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The following data should be read in conjunction with "Vessels Management's Discussion and Analysis of Financial Condition and Results of Operations," which includes a discussion of factors materially affecting the comparability of the information presented, and Vessels Consolidated Financial Statements and the notes thereto included elsewhere in this Proxy Statement--Prospectus. The results for the nine months ended September 30, 1997 are not necessarily indicative of results that may be expected for the full year. Historical financial data are not necessarily predictive of Vessels' future results of operations and financial condition.

                                                                                                    Nine Months Ended
                                                     Year Ended December 31,                          September 30,
                                  -------------------------------------------------------------- -------------------------
                                     1992        1993       1994          1995          1996        1996         1997
                                  ----------- ----------------------    ----------   ----------- ----------- -------------
Consolidated Statement of                                        (dollars in thousands)
  Operations
Operating revenue:
  Oil and gas production revenues   $ 6,122     $ 5,705       $ 8,463     $13,804      $14,811     $9,951      $   7,060
  Gas gathering, processing and
   marketing                         41,562      39,155        37,706      39,355       38,439     25,680         14,722
  Other                                 244         794           260         500          171         29            773
                                  ----------- ------------- ----------- ----------   ----------- ----------- -------------
Total operating revenue              47,928      45,654        46,429      53,659       53,421     35,660         22,555
                                  ----------- ------------- ----------- ----------   ----------- ----------- -------------
Operating costs and expenses:
  Lease operating and production
   taxes                              3,777       3,040         4,051       4,556        4,813      3,456          2,201
  Gas gathering, processing and
   marketing                         36,057      32,455        31,620      34,034       33,365     21,708         12,929
  Depreciation, depletion and
   amortization                       3,343       3,503         6,146      11,358        9,754      6,733          5,737
  Exploration expense                     -           -           223         272        1,713        300            914
  General and administrative
   expenses                           2,189       3,410         3,095       3,399        3,238      2,413          2,223
                                  ----------- ------------- ----------- ----------   ----------- ----------- -------------
Total operating expenses             45,366      42,408        45,135      53,619       52,883     34,610         24,004
                                  ----------- ------------- ----------- ----------   ----------- ----------- -------------
Operating income (loss)               2,562       3,246         1,294          40          538      1,050         (1,449)
Interest expense                      1,617       2,580         5,321       2,388        3,473      2,387          1,503
Amortization of deferred
  financing fees                        387         468            13         183          917        147             92
Other (income) expense                    -           -             -       1,344(1)         -          -              -
                                  ----------- ------------- ----------- ----------   ----------- ----------- -------------
Income (loss) before tax and
  extraordinary items                   558         198        (4,040)     (3,875)      (3,852)    (1,484)        (3,044)
Deferred income tax (expense)
  benefit                               343        (148)        1,537       1,579          822        690            (62)
                                  ----------- ------------- ----------- ----------   ----------- ----------- -------------
Income (loss) before
  extraordinary items                   901          50        (2,503)     (2,296)      (3,030)      (794)        (3,106)
Minority interest                      (680)        (34)            -           -            -          -              -
Extraordinary items (2)                   -           -        (1,503)          -            -          -              -
                                  =========== ============= =========== ==========   =========== =========== =============
Net income (loss)                   $   221     $    16       $(4,006)    $(2,296)     $(3,030)    $ (794)     $  (3,106)
                                  =========== ============= =========== ==========   =========== =========== =============




Consolidated Balance Sheet Data:
Working capital                     $(5,153)    $(3,744)      $ 4,180     $(3,283)     $(12,700)   $(4,626)    $  (1,241)
Total assets                         43,556      67,902        79,901      89,605      120,995    110,557         48,085
Long-term debt and capital lease
  obligations (3)                    13,707      30,443        23,482      32,334       56,282     56,150            272
Stockholders' equity                  9,562      12,362        43,257      40,976       38,099     40,260         34,993

(1) Consists of recapitalization expense.
(2) Consists of loss incurred in connection  with  extinguishment  of debt.
(3) Includes current maturities of long-term debt and capital lease obligations.

                 VESSELS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             The following is a discussion of Vessels' consolidated financial condition, results of operations, liquidity and capital resources. This discussion should be read in conjunction with the Consolidated Financial Statements of Vessels and the Notes thereto.

Results of Operations

             The factors which most significantly affect Vessels' results of operations are (i) the sales prices of crude oil, natural gas liquids and natural gas, (ii) the level of total sales volumes of crude oil, natural gas liquids and natural gas, (iii) costs to operate Vessels' oil and gas properties and gas processing facilities, (iv) cost of third party volumes purchased for resale, (v) the level of and interest rates on borrowings and (vi) the level and success of exploration and development activity.

             Selected Operating Data. The following table sets forth certain operating data of Vessels for the periods presented:

                                                                                             Nine Months Ended
                                                       Year Ended December 31                  September 30
                                               ---------------------------------------- ----------------------------
                                                   1994         1995         1996           1996          1997
                                                   ----         ----         ----           ----          ----

Operating revenue (in thousands):
     Natural gas sales ..................       $  5,304     $  8,737     $  9,495       $  5,946     $  4,932
       Crude oil and condensate sales .....          3,159        5,067        5,316          4,005        2,128
       Gas gathering, processing and marketing
         revenue ..........................         37,706       39,355       38,439         25,680       14,722
       Other ..............................            260          500          171             29          773
                                               ======================================== ============================
       Total operating revenue                    $ 46,429     $ 53,659     $ 53,421       $ 35,660     $ 22,555
                                               ======================================== ============================

       Operating income (in thousands) ....       $  1,294     $     40     $    538       $  1,050     $ (1,449)
       Natural gas production (Mmcf) ......          4,162        5,664        5,922          4,203        3,265
       Crude oil production (Mbbls) .......            203          279          299            222          117
       Average natural gas sales price ($/Mcf)    $   1.27     $   1.54     $   1.60       $   1.41     $   1.51
       Average crude oil sales price ($/Bbl)      $  15.56     $  18.16     $  17.78       $  18.04     $  18.19

Comparison of Nine Months Ended September 30, 1997 to Nine Months Ended September 30, 1996

             Operating Revenue. During the nine months ended September 30, 1997, operating revenue from natural gas and crude oil and condensate sales and natural gas gathering, processing and marketing decreased significantly to $21.8 million from $35.6 million in the year earlier period. The decrease was primarily attributable to the effects of the sale of the DJ Basin Properties in April 1997. As more fully described below under Liquidity and Capital Resources, Vessels consummated a transaction in April 1997 in which all of its assets in the DJ Basin Properties were sold. As of December 31, 1996, these assets represented approximately 62% of Vessels' net production and 65% of its proved oil and gas reserves. In conjunction with this transaction, Vessels recognized a $593,000 gain.

             Lease Operating Expenses. Lease operating expenses ("LOE") decreased by 36.3% to $2.2 million for the nine months ended September 30, 1997 from $3.5 million for the same period of 1996. This decrease was due primarily to the effect of the sale of Vessels' DJ Basin assets. Vessels' LOE on a per BOE basis for the nine months ended September 30, 1997 was $3.33 per BOE as compared to $3.75 per BOE for the same period in 1996. These lower costs per BOE were caused primarily by the increased portion of Vessels' total active wells that are gas wells, with typically lower unit operating costs, following the sale of Vessels' DJ Basin Properties.

             Gas Gathering, Processing and Marketing Costs. Gas gathering, processing and marketing costs decreased by 40.4% to $12.9 million for the nine months ended September 30, 1997 from $21.7 million for the same period of 1996, due primarily to the sale of Vessels' DJ Basin assets which included Vessels' Wattenburg processing plant.

             General and Administrative. General and administrative expenses decreased 7.9% to $2.2 million for the nine months ended September 30, 1997 from $2.4 million for the same period in 1996, as a result of greater cost control and improvements in business process and the departure of staff in conjunction with the sale of Vessels' DJ Basin assets.

             DD&A Expenses. Depreciation, depletion and amortization expense decreased 14.8% to $5.7 million for the nine months ended September 30, 1997 from $6.7 million for the same period in 1996 due primarily to a decrease in production volume as a result of the sale of Vessels' DJ Basin assets. Vessels' depletion on a per BOE basis for the nine months ended September 30, 1997 was $7.43 per BOE as compared to $5.96 per BOE in the same period of 1996. This increase in depletion per BOE was due primarily to the sale of the DJ Basin Properties and higher finding costs for the remaining properties.

             Exploration Expense. Exploration expense increased by 204% to $.9 million for the nine months ended September 30, 1997 from $.3 million for the same period of 1996. The increase was due primarily to a dry hole being drilled in the period ending September 30, 1997.

             Interest Expense. Interest expense decreased 37.0% to $1.5 million for the nine months ended September 30, 1997 from $2.4 million for the same period of 1996. This decrease is due to lower debt balances during 1997 as a result of a pay down of debt with proceeds from the sale of Vessels' DJ Basin assets.

Comparison of Year Ended December 31, 1996 to Year Ended December 31, 1995

             Operating Revenue. During the year ended December 31, 1996, operating revenue from natural gas and crude oil and condensate sales and natural gas gathering, processing and marketing increased slightly from $53.2 million in 1995 to $53.3 million in 1996. The increase in revenues from natural gas sales from $8.7 million in 1995 to $9.5 million in 1996 was primarily attributable to a 4.6% increase in natural gas sales volumes resulting from Vessels' 1996 drilling program and a 3.8% increase in the average price received for Vessels' natural gas. The increase in revenues from crude oil and condensate sales from $5.1 million in 1995 to $5.3 million in 1996 was primarily attributable to a 7.2% increase in crude oil and condensate sales volumes resulting from Vessels' 1996 drilling program offset partially by a 2.1% decrease in the average price received for Vessels' crude oil and condensate. In connection with the 1996 drilling program, Vessels successfully completed 19 net gas wells and 13 net oil wells during 1996. The decrease in gas gathering, processing and marketing revenue from $39.4 million in 1995 to $38.4 million in 1996 is due to a decrease in marketing revenues resulting primarily from a reduction in gas user marketing volumes sold to end users offset partially by an increase in processing revenues resulting from the acquisition of the Third Creek processing plant in August 1996.

             Lease Operating Expenses. LOE increased by 5.6% from $4.6 million for the year ended December 31, 1995 to $4.8 million for the same period of 1996. This increase was due primarily to the number of net wells added by Vessels in 1996, certain one time environmental compliance costs incurred in 1996 and higher severance taxes in 1996 due to higher revenues, which were offset partially by a reduction in operating expenses in 1996 as a result of sales of non-strategic properties in December of 1995. Vessels' LOE on a per BOE basis for 1996 was $3.74 per BOE as compared to $3.73 per BOE in 1995.

             Gas Gathering, Processing and Marketing Costs. Gas gathering, processing and marketing costs decreased by 2.0% from $34.0 million in 1995 to $33.4 million in 1996, due to a decrease in marketing costs resulting primarily from a reduction in gas marketing volumes sold to end users which were offset partially by an increase in processing costs resulting from the acquisition of the Third Creek processing plant in August 1996.

             G&A Expenses. General and administrative expenses decreased 4.7% from $3.4 million for the year ended December 31, 1995, to $3.2 million for the year ended December 31, 1996, as a result of greater cost control and improvements in business processes, the departure of staff who were not replaced and the elimination of recruiting costs incurred in 1995. Vessels' G&A expense on a per BOE basis was $2.52 per BOE in 1996 compared to $2.78 per BOE for 1995.

             DD&A Expenses. Depreciation, depletion and amortization expense decreased 14.1% from $11.4 million for the year ended December 31, 1995 to $9.8 million for the year ended December 31, 1996, due primarily to a $2.6 million impairment of certain oil and gas properties in 1995. Excluding impairments (in both years), depreciation, depletion and amortization expense increased 7.5% due primarily to costs associated with wells drilled in 1996 and an increase in sales volume. Vessels' depletion on a per BOE basis (excluding impairments) for 1996 was $5.89 per BOE as compared to $6.00 per BOE in 1995.

             Exploration Expense. Exploration expense increased by 530% to $1.7 million for the twelve months ended December 31, 1996 from $.3 million for the same period of 1995. The increase was due primarily to two dry holes being drilled and a three dimensional seismic program being completed in the period ending December 31, 1996.

             Interest Expense. Interest expense increased 45.4% from $2.4 million to $3.5 million for the year end December 31, 1996, compared to the 1995 period. This increase is attributable to increased borrowings by Vessels to finance its 1996 drilling program and acquisition of the Third Creek plant offset by slight improvements in borrowing rates. Long-term debt increased from $30.8 million at December 31, 1995 to $55.1 million at December 31, 1996.

Comparison of Year Ended December 31, 1995 to Year Ended December 31, 1994

             Operating Revenue. During the year ended December 31, 1995, operating revenue from natural gas, crude oil and condensate sales and natural gas gathering, processing and marketing increased 15.1% from $46.2 million in 1994 to $53.2 million in 1995. The increase in revenues from natural gas sales from $5.3 million in 1994 to $8.7 million in 1995 was primarily attributable to a 36.1% increase in natural gas sales volumes resulting from Vessels' 1995 drilling program and a 21.3% increase in the average price received for Vessels' natural gas. The increase in revenues from crude oil and condensate sales from $3.2 million in 1994 to $5.1 million in 1995 was primarily attributable to a 37.4% increase in crude oil and condensate sales volumes resulting from Vessels' 1995 drilling program and a 16.7% increase in the average price received for Vessels' crude oil and condensate. During 1995 Vessels successfully completed 28 net gas wells and 5 net oil wells. The increase in gas gathering, processing and marketing revenue from $37.7 million in 1994 to $39.4 million in 1995 is due primarily to an increase in equity and third party gas available for processing as a result of Vessels' 1995 drilling program along with additional spot volumes processed in 1995.

         Lease Operating Expense. LOE increased 12.5% from $4.1 million for the year ended December 31, 1994 to $4.6 million for the same period of 1995. This increase was due primarily to the number of net wells added by Vessels during the year ended December 31, 1995 and an increase in severance taxes in 1995 due to higher revenues. Vessels' LOE on a per BOE basis for the year ended December 31, 1994 was $4.52 per BOE as compared to $3.73 per BOE for the year ended December 31, 1995. The decrease from 1994 to 1995 in LOE per BOE was the result of a proportionately greater increase in volumes compared to costs as a result of Vessels' 1995 drilling program.

         Gas Gathering, Processing and Marketing Costs. Gas gathering, processing and marketing costs increased by 7.6% from $31.6 million in 1994 to $34.0 million in 1995, due primarily to an increase in equity and third party gas available for processing as a result of Vessels' 1995 drilling program along with additional spot volumes processed in 1995.

         G&A Expenses. G&A expense increased by 9.8% from $3.1 million to $3.4 million, from the year ended December 31, 1994 to the year ended December 31, 1995 as a result of hiring cost and ongoing salaries associated with additional staff hired to develop and manage Vessels' new strategic business plan. Vessels' G&A expenses on a per BOE basis for the year ended December 31, 1994 were $3.45 per BOE as compared to $2.78 per BOE for the year ended December 31, 1995. The decrease from 1994 to 1995 in G&A per BOE was the result of a proportionately greater increase in volumes as a result of Vessels' 1995 drilling program compared to costs.

         DD&A Expenses. Depreciation, depletion and amortization expense increased 84.8% from $6.1 million for the year ended December 31, 1994 to $11.4 million for the year ended December 31, 1995. Excluding impairments, depreciation, depletion and amortization expense increased 42.5% due primarily to costs associated with wells drilled in 1995 and an increase in sales volume. Vessels' depletion expenses on a per BOE basis (excluding impairments) for the year ended December 31, 1994 was $4.31 per BOE compared to $6.00 per BOE at in 1995. The increase from 1994 to 1995 in depletion per BOE was due primarily to downward reserve revisions at yearend 1995.

         Interest Expenses. Interest expense decreased 55.1% from $5.3 million to $2.4 million from the year ended December 31, 1994 to the year ended December 31, 1995 period. This decrease was attributable to repayment of a portion of Vessels' debt with proceeds from a private equity placement and refinancing the balance of Vessels' debt at yearend 1994 to debt with a significantly lower interest rate.

Liquidity and Capital Resources

         At September 30, 1997 Vessels had current assets of $5.5 million and current liabilities of $6.8 million resulting in a working capital deficit of $1.3 million. At December 31, 1996, Vessels had current assets of $11.7 million and current liabilities of $24.4 million resulting in a working capital deficit of $12.7 million. This compares to a working capital deficit of $3.3 million at December 31, 1995.

         Vessels presently has no major capital expenditure commitments pending. Its capital expenditures are generally discretionary and activity levels are determined by a number of factors, including oil and gas prices, interest rates, availability of funds, quantity and character of identified investment projects and competition. Most capital expenditures during the past several years have been for the acquisition and development of properties with established proved and probable oil and gas reserves and acquisition of natural gas processing plants. Vessels' capital expenditures have typically exceeded its cash flow from operating activities, with the excess funded primarily with bank borrowings.

              In July 1996, Vessels entered into a $75 million revolving credit facility with a commercial bank syndicate, which replaced its previous credit facility. Borrowings available under the revolving credit facility are limited to semiannual borrowing base determination amounts. The borrowing base on the revolving credit facility as of December 31, 1996 was $64 million compared to $55 million as of December 31, 1995. Borrowings under the agreement bear interest, at Vessels' option, either at prime or at LIBOR plus 1.25% - 1.65%, based on the total amount of debt outstanding under the facility. On December 31, 1996, the weighted average interest rate was 7.27%. Interest is paid quarterly. The revolving credit facility is secured by virtually all of Vessels' assets and contains typical covenants that restrict distributions, additional borrowings and exploration expenditures and that require the maintenance of certain financial ratios. At December 31, 1996, Vessels' current ratio was below the minimum required by the revolving credit facility. Vessels received a waiver for this covenant violation from the holder of the note.

         In order to improve its liquidity, Vessels determined in 1996 to pursue a transaction to monetize a portion of its developed oil and gas reserves and its natural gas processing facilities. This objective was satisfied in April 1997 through the sale of Vessels' DJ Basin assets for approximately $80 million. Following this transaction, Vessels' revolving credit facility was repaid completely at such time. In an effort to reduce bank costs, Vessels elected to reduce the borrowing base under the revolving credit facility to $6.0 million. Vessels can elect to increase the borrowing base under the revolving credit facility in the future based on then existing reserves. This transaction significantly improved Vessels' liquidity and financial flexibility, but also greatly reduced Vessels' oil and gas property base and related cash flows. Another consequence of this asset sale was a significant reduction in Vessels' inventory of development projects, resulting in an increased portion of Vessels' capital budget being targeted toward remaining proved properties and new proved property acquisitions and exploration. Vessels' credit facility will be terminated at the Effective Time.

         The following is a summary of selected operating data related to the DJ Basin Properties sold and other oil and gas properties owned by Vessels:

                                       DJ Basin
                                    Properties Sold     Other
                                       April 1997       Assets         Total
                                   --------------------------------------------

     Proved reserves
     (December 31, 1996)
       Oil (Mbbl)                            3,187      1,596            4,783
       Gas (MMcf)                           52,158     44,296           96,454
       MBOE                                 11,880      8,979           20,859

     Proved developed reserves
     (December 31, 1996)
       Oil (Mbbl)                            1,070        954            2,024
       Gas (MMcf)                           35,153     19,069           54,222
       MBOE                                  6,929      4,132           11,061

     1996 net production
       Oil (Mbbl)                              174        125              299
       Gas (MMcf)                            3,749      2,173            5,922
       MBOE                                    799        487            1,286

         Vessels' revenues, cash flow, and the value of its oil and gas properties have been, and will continue to be, affected by changes in oil and natural gas prices. Vessels' ability to maintain current borrowing capacity and to obtain additional capital on attractive terms is also substantially dependent on oil and natural gas prices. As such, changes in oil and gas prices can significantly affect the amount of Vessels' capital expenditures. Oil and natural gas prices are subject to significant seasonal and other fluctuations that are beyond Vessels' ability to control or predict.

         Vessels periodically enters into futures contracts, swap agreements or option agreements in order to hedge its exposure to price fluctuations on the purchase or sale of crude oil, natural gas or natural gas liquids. Gains or losses attributable to such contracts and agreements that hedge specific future deliveries or purchases are deferred and recognized in income when the corresponding physical sale or purchase is recorded.

         Vessels is a party to the Supply Contract, which is a long term fixed price gas sale contract that expires in 2008 and provides for the sale of approximately 1.5 Bcf of gas per year. To supply the sale, Vessels transports its gas production from other points to the point of sale, or when financially advantageous, sells its gas production nearer to the point of production, while buying gas from other parties at or near the point of sale. When Vessels transports its gas production it utilizes firm transportation capacity for which it has contracted with interstate pipelines for terms approximating and quantities greater than those of the Supply Contract for "forward haul" transportation, and short-term interruptible transportation for "back hauls." Certain claims related to the Supply Contract are subject to the Escrow Agreement. See "The Merger - Escrow of Shares."

         Under the swap agreements, Vessels receives or makes payments to a counterparty based on the differential between a fixed and floating price. Under option agreements, Vessels will receive payments from the counterparty if the floating price is less than a floor price and will make payments to the counterparty if the floating price is greater than the ceiling price. At December 31, 1996, Vessels had open swap and option agreements to hedge future deliveries as follows:

                                     Crude Oil (MBbls)   Natural Gas
                                                           (Mmbtus)
                                     ------------------------------------

     Year Ending December 31,
       1997 .....................               214            2,390
       1998 .....................               156            2,280
                                     ====================================
                                                370            4,670
                                     ====================================

              Cash flows from hedging activities are classified as operating activities in the Statements of Cash Flows. Vessels realized a gain of $88,000 and losses of $264,000 and $3,257,000 on its hedging activities in 1994, 1995 and 1996, respectively.

              Vessels is exposed to credit loss in the event of nonperformance by counterparties on these swap or option agreements but does not anticipate nonperformance by such counterparties. The amount of such exposure is generally equal to the amount of Vessels' unrealized gains, if any, in such swap or collar agreements.

                  SELECTED HISTORICAL FINANCIAL DATA OF ABRAXAS

         The following historical selected consolidated financial data are derived from, and qualified by reference to, the Company's Consolidated Financial Statements and the notes thereto. The statement of operations data for the nine months ended September 30, 1997 is not necessarily indicative of results for a full year. The consolidated financial information for each of the nine month periods ended September 30, 1996 and 1997 are derived from the unaudited financial statements and, in the opinion of management, include all adjustments that are of a normal and recurring nature and necessary for a fair presentation. The selected historical consolidated financial information should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Proxy Statement-Prospectus and "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                            Nine Months Ended
                                                          Year Ended December 31,                             September 30,
                                      ----------------------------------------------------------------- --------------------------
                                         1992          1993         1994         1995          1996        1996          1997
                                      ------------  ------------ ------------ ------------ ------------ ------------  ------------
                                                                 (in thousands except per share data)
Consolidated Statements of Operations
Operating revenue:
  Oil and gas production revenues       $ 2,666       $ 7,275      $11,114      $13,660      $25,749      $11,275       $46,920
  Gas processing revenues                     -             -            -            -          600            -         2,793
  Other revenue                              25           219          235          157          304          123           978
                                      ------------  ------------ ------------ ------------ ------------ ------------  ------------
Total operating revenue                   2,691         7,494       11,349       13,817       26,653       11,398        50,691
                                      ------------  ------------ ------------ ------------ ------------ ------------  ------------
Operating costs and expenses:
  Lease operating and production taxes    1,075         2,896        3,693        4,333        5,858        3,295        10,604
  Gas processing costs                        -             -            -            -          262            -         1,191
  Depreciation, depletion and
   amortization                             957         2,373        3,790        5,434        9,605        4,145        19,780
  General and administrative expenses       770           510          810        1,042        1,933        1,250         3,119
  Other                                     (29)          103          133          125          169          113           214
                                      ------------  ------------ ------------ ------------ ------------ ------------  ------------
Total operating expenses                  2,773         5,882        8,426       10,934       17,827        8,803        34,908
                                      ------------  ------------ ------------ ------------ ------------ ------------  ------------
Operating income (loss)                     (82)        1,612        2,923        2,883        8,826        2,595        15,783
Net interest expense                        892         2,492        2,343        3,877        5,987        1,987        18,319
Amortization of deferred financing
  fees (1)                                    -           649          400          214          280          192           933
Other (income) expense                       98          (136)          67            -          443          293           200
                                      ------------  ------------ ------------ ------------ ------------ ------------  ------------
Income (loss) from continuing
  operations before tax and
  extraordinary items                    (1,072)       (1,393)         113       (1,208)       2,116          123        (3,669)
                                      ------------  ------------ ------------ ------------ ------------ ------------  ------------
Deferred income tax (expense) benefit         -          (187)           -            -          176            -         1,071
Loss from discontinued operations (2)    (2,883)         (280)      (1,335)           -            -            -             -
                                      ------------  ------------ ------------ ------------ ------------ ------------  ------------
Income (loss) before extraordinary
  items                                  (3,955)       (1,860)      (1,222)      (1,208)       1,940          123        (2,598)
Extraordinary items (3)                       -          (573)      (1,172)           -         (427)        (369)            -
                                      ------------  ------------ ------------ ------------ ------------ ------------  ------------
Net income (loss)                        (3,955)       (2,433)      (2,394)      (1,208)       1,513         (246)       (2,598)
Preferred dividends requirement            (249)         (186)        (183)        (366)        (366)        (274)         (183)
                                      ------------  ------------ ------------ ------------ ------------ ------------  ------------
Net income (loss) applicable to
  common stockholders                   $(4,204)      $(2,619)     $(2,577)     $(1,574)     $ 1,147      $  (520)      $(2,781)
                                      ============  ============ ============ ============ ============ ============  ============
Earnings per share:
  Income (loss) from continuing
   operations                           $ (1.23)      $ (0.91)     $ (0.02)     $ (0.34)     $  0.23      $ (0.03)      $ (0.47)
  Discontinued operations                 (2.69)        (0.14)       (0.31)           -            -           -               -
  Extraordinary items                         -         (0.29)       (0.27)           -         (.06)       (0.06)             -
                                      ------------  ------------ ------------ ------------ ------------ ------------  ------------
Net income (loss) per common share      $ (3.92)      $ (1.34)     $ (0.60)     $ (0.34)     $  0.17      $ (0.09)      $ (0.47)
                                      ============  ============ ============ ============ ============ ============  ============
Cash dividends per common shares        $   --        $   --       $  --        $   --       $  --        $   --        $   --
                                      ============  ============ ============ ============ ============ ============  ============
Weighted average shares outstanding       1,074         1,947        4,310        4,635        6,794        5,804          5,920
                                      ============  ============ ============ ============ ============ ============  ============



                                                              At December 31,                              At September 30,
                                       ---------------------------------------------------------------- --------------------------
                                          1992         1993         1994         1995         1996         1996          1997
                                       ------------ ------------ ------------ ------------ ------------ ------------  ------------
                                                                         (dollars in thousands)



Consolidated Balance Sheet Data
Working capital (deficit) (4)            $(7,184)     $(1,368)     $(1,605)     $2,633       $6,433       $7,682        $(9,657)
Total assets                              18,017      43,396       75,361       85,067      304,842      130,440       317,182
Long-term debt (5)                         6,602      12,484       41,235       41,557      215,000       85,000       217,330
 Stockholders' equity                      2,233      25,143       28,502       37,063       35,656       36,421        32,126

-----------

(1) Consists of financing fees incurred in connection with the acquisition of crude oil and natural gas producing properties and financing.
(2) Discontinued operations consist primarily of coal operations which were terminated in January 1995. The Company anticipates no additional costs associated with coal operations in the future. See "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations."
(3) Consists of loss incurred in connection with extinguishment of debt.
(4) Includes current maturities of long-term debt and capital lease obligations.
(5) Excludes current maturities of long-term debt and capital lease obligations.

                 ABRAXAS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following is a discussion of the Company's financial condition, results of operations, liquidity and capital resources. This discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.

Results of Operations

         The Company's revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas and the volumes of crude oil, natural gas and NGLs produced by the Company. In addition, the Company's proved reserves will decline as crude oil, NGLs and natural gas are produced unless the Company is successful in acquiring producing properties or conducts successful exploration and development activities.

         Selected Operating Data. The following table sets forth certain operating data of the Company for the periods presented:

                                                                                   Nine Months Ended
                                                 Years Ended December 31,           September 30,
                                            ---------------------------------   ------------------------
                                                            (dollars in thousands, except per unit data)

                                              1994        1995        1996         1996        1997
                                            -----------  ----------  --------   ----------   ----------
Operating revenue:
   Crude oil sales ......................   $    5,501   $    6,889   $ 8,864   $    5,306   $   13,383
   NGLs sales ...........................        1,193        1,553     4,359        1,350        7,980
   Natural gas sales ....................        4,420        5,218    12,526        4,619       25,557
   Other ................................          235          157       904          123        3,771
                                            ----------   ----------   -------   ----------   ----------
Total operating revenue .................   $   11,349   $   13,817   $26,653   $   11,398   $   50,691
                                            ==========   ==========   =======   ==========   ==========

Operating income ........................   $    2,923   $    2,883   $ 8,826   $    2,595   $   15,783

Crude oil production (MBbls) ............        355.7        401.4     425.2        266.0        712.2
NGLs production (MBbls) .................        113.2        143.4     299.5        106.1        750.9
Natural gas production (MMcf) ...........      2,392.9      3,552.7   6,350.0      2,625.4     14,984.9

Average crude oil sales prices (per Bbl)    $    15.47   $    17.16  $  20.85   $    19.94   $    18.79
Average NGLs sales price (per Bbl) ......   $    10.54   $    10.83  $  14.55   $    12.73   $    10.63
Average natural gas sales price (per Mcf)   $     1.85   $     1.47  $   1.97   $     1.95   $     1.71


Comparison of Nine Months Ended September 30, 1997 to Nine Months Ended September 30, 1996

         Operating  Revenue.  During the nine months  ended  September  30, 1997 operating revenue from crude oil, natural gas and natural gas liquid sales increased to $46.9 million compared to $11.3 million in the nine months ended September 30, 1996. The $35.6 million increase in revenue was primarily attributable to increased volumes which was partially offset by a decline in the average sales price per BOE. Volume increases from 809,670 BOE to 3,961 MBOE contributed $43.8 million which was offset by $(8.2) million from lower commodity prices. Volume increases were due primarily to increased production from acquisitions of producing properties acquired in the fourth quarter of 1996, as well as increased production attributable to the Company's ongoing development program on existing and acquired properties. Oil and natural gas liquids volumes increased by 293% to 1,493 Mbbls from 372 Mbbls for the same period of 1996. Acquisitions and subsequent development of acquired properties contributed 777 Mbbls while ongoing development of existing properties contributed 314 Mbbls of the increase. Natural gas volumes increased from 2,625 MMcf to 14,985 MMcf for the nine months ended September 30, 1997. Acquisitions and subsequent development of acquired properties contributed 9,287 MMcf while existing properties contributed 3,073 MMcf. Average sales prices were $18.79 per Bbl of crude oil, $1.71 per Mcf of natural gas and $10.63 per Bbl of natural gas liquids for the nine months ended September 30, 1997, compared with $19.94 per Bbl of crude oil, $1.95 per Mcf of natural gas and $12.73 per Bbl of natural gas liquids in the same period of 1996.

         Lease Operating Expenses. LOE and natural gas processing expenses were $11.8 million for the nine months ended September 30, 1997, compared to $3.3 million for the same period of 1996. The increase of $8.5 million was due to an increase in the number of wells the Company owned as of September 30, 1997, compared to the same period of the prior year. LOE on a per barrel basis decreased to $2.68 per BOE for the nine months ended September 30, 1997, from $4.07 for the same period of 1996.

         G&A Expenses. G&A expenses increased from $1.2 million for the nine months ended September 30, 1996, to $3.1 million for the same period of 1997. The increase is primarily attributable to the hiring of additional staff, including an increase in the personnel at the Company's Canadian administrative office to manage and develop properties acquired in the fourth quarter of 1996. G&A expense on a per BOE basis decreased to $.79 per BOE from $1.54 for same period of 1996.

         DD&A Expenses. Due to the increase in sales volumes of crude oil and natural gas, DD&A expenses increased by $15.6 million to $19.8 million for the nine months ended September 30, 1997, from $4.2 million for the same period of 1996. DD&A expense on a per BOE basis was $5.00 per BOE for the nine months ended September 30, 1997, compared to $5.27 per BOE for the nine months ended September 30, 1996.

         Interest Expense and Preferred Dividends. Interest expense and preferred dividends increased to $18.9 million for the nine months ended September 30, 1997 from $2.4 million for the six months ended September 30, 1996. The increase was due to increased levels of borrowings by the Company to finance acquisitions consummated in 1996. Long-term debt increased from $85 million as of September 30, 1996, to $217.3 million at September 30, 1997. Preferred dividends were eliminated July 1, 1997 as a result of the conversion of all outstanding preferred stock into Abraxas Common Stock.

Comparison of Year Ended December 31, 1996 to Year Ended December 31, 1995

         Operating Revenue. During the year ended December 31, 1996, operating revenue from crude oil, natural gas and natural gas liquids sales, and natural gas processing revenues increased 92% from 13.7 million in 1995 to $26.3million. This increase was primarily attributable to increased crude oil and natural gas liquids sales volumes of 33.0% and natural gas sales volumes of 78.7% which was attributable to increased production from the producing properties that the Company owned for the entire year as well as producing properties acquired during the year. This increase more than offset the loss of operating revenue from Portilla and Happy during the portion of the year that the Company did not own the properties. During 1995, Portilla and Happy contributed $4.6 million in operating revenue compared to $2.0 million in 1996. Crude oil and NGLs sales volumes increased from 545 MBbls to 725 MBbls, from 1995 to 1996 and natural gas sales volumes increased from 3.6 Bcf to 6.4 Bcf, from 1995 to 1996 as a result of increased production volumes from the Company's properties other than

Portilla and Happy in 1996 as compared to 1995 and the acquisitions of the Wyoming Properties, CGGS and the Company's ongoing development drilling program. Portilla and Happy contributed 226.0 MBbls of crude oil and NGLs (41.5% of Company total) and 492.6 MMcf of natural gas (13.9% of Company total) during 1995 as compared to 91.7 MBbls of crude oil and NGLs (12.7% of Company total) and 215.6 MMcf of natural gas (3.4% of Company total) for 1996. Average sales prices were $20.85 per Bbl of crude oil, $14.55 per Bbl of natural gas liquids and $1.97 per Mcf of natural gas for the year ended December 31, 1996 compared with $17.16 per Bbl of crude oil, $10.83 per Bbl of natural gas liquid and $1.47 per MMcf of natural gas for the year ended December 31, 1995. A general strengthening of crude oil and natural gas prices at the wellhead during 1996 resulted in a higher average sales prices received by the Company during the year ended December 31, 1996 compared to the same period in 1995.

         Lease Operating Expenses. LOE increased by 41.2% from $4.3 million for the year ended December 31, 1995 to $6.1 million for the same period of 1996, primarily due to the greater number of wells owned by the Company for the year ended December 31, 1996 compared to the year ended December 31, 1995. The Company's LOE on a per BOE basis for 1996 was $3.28 per BOE as compared to $3.81 per BOE in 1995.

         G & A Expenses. G&A increased by 85.5% from $1.0 million for the year ended December 31, 1995, to $1.9 million for the year ended December 31, 1996, as a result of the Company's hiring additional staff, including establishment of a Canadian administrative office, to manage the additional properties acquired by the Company and subsequent development of those properties. The Company's G & A expense on a per BOE basis was $1.08 per BOE in 1996 compared to $0.92 per BOE for 1995.

         DD & A Expenses. Due to the increase in sales volumes of crude oil and natural gas, DD&A expense increased by 76.8% from $5.4 million for the year ended December 31, 1995 to $9.6 million for the year ended December 31, 1996. The Company's DD&A expense on a per BOE basis for 1996 was $5.38 per BOE as compared to $4.78 per BOE in 1995.

         Interest Expense and Preferred Dividends. Interest expense and preferred dividends increased 54.5%, from $4.3 million to $6.6 million for the year end December 31, 1996, compared to the 1995 period. This increase is attributable to increased borrowings by the Company to finance the acquisitions consummated during 1996. Long-term debt increased from $41.6 million at December 31, 1995 to $215.0 million at December 31, 1996.

Comparison of Year Ended December 31, 1995 to Year Ended December 31, 1994

         Operating Revenue. Operating revenue from crude oil, NGLs and natural gas sales increased by 22.9%, from $11.1 million to $13.7 million, from the year ended December 31, 1994 to the year ended December 31, 1995. This increase was primarily attributable to an increase in crude oil and NGLs sales volumes of 16.2%, from 468.9 MBbls to 544.8 MBbls, and an increase in natural gas sales volumes of 48.5%, from 2,392.9 MMcf to 3,552.7 MMcf. The increase in sales volumes were primarily attributable to the acquisition of 80% of the overriding royalty interest previously granted to a lender (the "ORRI") and the acquisition of certain properties located in west Texas (the "West Texas Properties") by the Company in June 1994 and July 1994, respectively. The Company's average sales prices for its crude oil, NGLs and natural gas were $15.47 per Bbl, $10.54 per Bbl and $1.85 per Mcf, respectively, for the year ended December 31, 1994 as compared to $17.16 per Bbl, $10.83 per Bbl and $1.47 per Mcf, respectively, for the year ended December 31, 1995. A general weakening of natural gas prices at the wellhead during the first nine months of 1995 resulted in a lower average natural gas sales price received by the Company during the year ended December 31, 1995 as compared to the year ended December 31, 1994. This decrease was partially offset by an increase in average crude oil prices received by the Company during the year ended December 31, 1995 as compared to the year ended December 31, 1994.

         Lease Operating Expenses. LOE increased by 17.3%, from $3.7 million to $4.3 million, from the year ended December 31, 1994 to the year ended December 31, 1995, primarily due to the Company's owning a greater number of wells during the year ended December 31, 1995 than it did during the year ended December 31, 1994. The Company's LOE on a per BOE basis for the year ended December 31, 1994 was $4.26 per BOE as compared to $3.81 per BOE for the year ended December 31, 1995.

         G&A Expenses. G&A expenses increased by 28.6%, from $810,000 to $1.0 million, from the year ended December 31, 1994 to the year ended December 31, 1995 as a result of hiring additional staff to manage and develop the West Texas Properties. The Company's G&A expenses on a per BOE basis for the year ended December 31, 1994 were $0.93 per BOE as compared to $0.92 per BOE for the year ended December 31, 1995.

         DD&A Expenses. DD&A increased by 43.4%, from $3.8 million to $5.4 million, from the year ended December 31, 1994 to the year ended December 31, 1995 primarily as a result of the increase in sales volumes of crude oil and natural gas. The Company's DD&A expenses on a per BOE basis for the year ended December 31, 1994 were $4.37 per BOE as compared to $4.78 per BOE for the year ended December 31, 1995.

         Interest Expense and Preferred Dividends. Interest expense and preferred dividends increased 68.3%, from $2.5 million to $4.3 million from the year ended December 31, 1994 to the year ended December 31, 1995, primarily as a result of the Company's borrowing $28.0 million under the Company's credit facility to acquire the West Texas Properties in July 1994.

Liquidity and Capital Resources

         Capital expenditures for the years ended December 31, 1994, 1995 and 1996 were $40.9 million, $12.3 million and $172.9 million, respectively. For the nine months ended September 30, 1996, capital expenditures were $58.0 million compared to $44.6 million during the same period in 1997. The table below sets forth the components of these capital expenditures on a historical basis for the three years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997.

                                                                                          Nine Months Ended
                                                  Year Ended December 31                    September 30,
                                          ----------------------------------------   ----------------------------
                                                                  (dollars in thousands)

                                             1994          1995          1996            1996           1997
                                             ----          ----          ----            ----           ----
Expenditure category:
      Property acquisitions (1)            $  33,597     $     719     $ 154,242      $  47,655 (1)   $   2,067
      Development                              7,151        11,398        18,465         10,016          41,980
      Facilities and other                       158           139           206            369             557
                                           ---------     ---------     ---------      ---------       ---------

      Total                                $  40,906     $  12,256     $ 172,913      $  58,040       $  44,604
                                           =========     =========     =========      =========       =========

(1) Acquisition costs include 45,741 shares of Preferred Stock valued at $4.6 million in 1994 and $1.1 million of oil and gas properties acquired from Cascade Oil & Gas, Ltd., a subsidiary of the Company, in the nine months ended September 30, 1996.

         Acquisitions of crude oil and natural gas producing properties beginning during 1994 and continuing through the nine months ended September 30, 1997 account for the majority of the capital expenditures made by the Company since January 1, 1994. These expenditures were funded through internally generated cash flow, borrowings from the Company's previous and current lenders, the issuance of shares of the Company's Common and Preferred Stock to property sellers and the issuance of the Notes.

         At September 30, 1997, the Company had current assets of $19.2 million and current liabilities of $28.8 million resulting in a working capital deficit of $9.6 million. This compares to working capital of $6.4 million at December 31, 1996 and $7.6 million at September 30, 1996. The material components of the Company's current liabilities at September 30, 1997 include trade accounts payable of $14.2 million, revenues due third parties of $2.4 million and accrued interest of $10.4 million. Shareholders' equity decreased from $35.7 million at December 31, 1996 to $32.1 million at September 30, 1997 primarily due to a net loss incurred during the first nine months of 1997.

         The Company's current budget for capital expenditures other than acquisition expenditures is $80.0 million for 1998. Such expenditures will be made primarily for the development of existing properties. Additional capital expenditures may be made for acquisition of producing properties if such opportunities arise, but the Company currently has no agreements, arrangements or undertakings regarding any material acquisitions. The Company has no material long-term capital commitments, other than an estimated $11.0 million pursuant to the Development Plan related to the Vessels producing properties, and is consequently able to adjust the level of its expenditures as circumstances dictate. Additionally, the level of capital expenditures will vary during future periods depending on market conditions and other related economic factors.

         On November 14, 1996, Abraxas and Canadian Abraxas consummated the offering of $215 million of the Notes. Interest on the Notes accrues from their date of original issuance (the "Issue Date") and is payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 1997, at the rate of 11.5% per annum. The Notes are redeemable, in whole or in part, at the option of Abraxas and Canadian Abraxas, on or after November 1, 2000, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption, if redeemed during the 12-month period commencing on November 1 of the years set forth below:

                Year                      Percentage
                2000                          105.75%
                2001                          102.875
                2002 and thereafter           100%

         In addition, at any time on or prior to November 1, 1999, Abraxas and Canadian Abraxas may, at their option, redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more equity offerings, at a redemption price equal to 111.5% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the date of redemption; provided, however, that after giving effect to any such redemption, at least $139.75 million aggregate principal amount of the Notes remains outstanding.

         The Notes are joint and several obligations of Abraxas and Canadian Abraxas, and rank pari passu in right of payment to all existing and future unsubordinated indebtedness of Abraxas and Canadian Abraxas. The Notes rank senior in right of payment to all future subordinated indebtedness of Abraxas and Canadian Abraxas. The Notes are, however, effectively subordinated to secured indebtedness of Abraxas and Canadian Abraxas to the extent of the value of the assets securing such indebtedness.

         The Notes are unconditionally guaranteed, jointly and severally, by certain of Abraxas' and Canadian Abraxas' future subsidiaries (the "Subsidiary Guarantors"). The guarantees are general unsecured obligations of the Subsidiary Guarantors and rank pari passu in right of payment to all unsubordinated indebtedness of the Subsidiary Guarantors and senior in right of payment to all subordinated indebtedness of the Subsidiary Guarantors. The Guarantees are effectively subordinated to secured indebtedness of the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness. As of September 30, 1997, Abraxas, Canadian Abraxas and the Subsidiary Guarantors had no secured indebtedness outstanding.

         Upon a Change of Control (as defined in the Indenture governing the Notes), each holder of the Notes will have the right to require Abraxas and Canadian Abraxas to repurchase all or a portion of such holder's Notes at a redemption price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. In addition, Abraxas and Canadian Abraxas will be obligated to offer to repurchase the Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase in the event of certain asset sales.

         The net proceeds to Abraxas and Canadian Abraxas from the offering of the Notes were approximately $207.0 million after deducting underwriting discounts and estimated offering expenses payable by Abraxas and Canadian Abraxas. Abraxas and Canadian Abraxas used the net proceeds to (i) repay all amounts outstanding under the Company's then existing credit facility in the amount of $85.0 million, (ii) acquire the outstanding capital stock of CGGS for $94.7 million, (iii) acquire Portilla and Happy and repay certain indebtedness for $27.5 million and (iv) provide working capital for general corporate purposes including future acquisitions and development of producing properties.

         After consummation of the offering of the Notes and application of the net proceeds therefrom, the Company increased its total outstanding debt to approximately $215.1 million. In addition, on November 14, 1996, the Company entered into a credit facility (the "Credit Facility") with Bankers Trust Company ("BT") and other lenders concurrently with the consummation of the offering of the Notes. The Credit Facility provides for a revolving line of credit with an availability of $40 million, subject to certain customary conditions including a borrowing base condition.

         Commitments available under the Credit Facility are subject to borrowing base redeterminations to be performed semi-annually and, at the option of each of the Company and the lenders thereunder (the "Banks"), one additional time per year. Any outstanding principal balance in excess of the borrowing base will be due and payable in three equal monthly payments after a borrowing base redetermination. The borrowing base will be determined in BT's sole discretion, subject to the approval of the Banks, based on the value of the Company's reserves as set forth in the reserve report of the Company's independent petroleum engineers, with consideration given to other assets and liabilities.

         The Credit Facility has an initial revolving term of two years and a reducing period of three years from the end of the initial two-year period. The commitment under the Credit Facility will be reduced during such reducing period by eleven equal quarterly reductions. Quarterly reductions will equal 8.2% per quarter with the remainder due at the end of the three-year reducing period.

         The applicable interest rate charged on the outstanding balance of the Credit Facility is based on a facility usage grid. If the borrowings under the Credit Facility represent an amount less than or equal to 33.3% of the available borrowing base, then the applicable interest rate charged on the outstanding balance will be either (a) an adjusted rate of the London Inter-Bank Offered Rate ("LIBOR") plus 1.25% or (b) the prime rate of BT (which is based on BT's published prime rate) plus 0.50%. If the borrowings under the Credit Facility represent an amount greater than or equal to 33.3% but less than 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 1.75% or (b) the prime rate of BT plus 0.50%. If the borrowings under the Credit Facility represent an amount greater than or equal to 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 2.00% or (b) the prime rate of BT plus 0.50%. LIBOR elections can be made for periods of one, three or six months.

         The Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company to (i) incur certain indebtedness or guarantee obligations, (ii) prepay other indebtedness including the Notes, (iii) make investments, loans or advances, (iv) create certain liens, (v) make certain payments, dividends and distributions, (vi) merge with or sell assets to another person or liquidate, (vii) sell or discount receivables, (viii) engage in certain intercompany transactions and transactions with affiliates, (ix) change its business, (x) experience a change of control and (xi) make amendments to its charter, by-laws and other debt instruments. In addition, under the Credit Facility, the Company is required to comply with specified financial ratios and tests, including minimum debt service coverage ratios, maximum funded debt to EBITDA tests, minimum net worth tests and minimum working capital tests.

         The Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities and change of control. The Indenture also contains a number of covenants and events of default including covenants restricting, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company and events of default including nonpayment of principal or interest on the Notes, violation of covenants, cross default on other indebtedness, bankruptcy and material judgments.

         The Indenture also provides that the Company may not, and may not cause or permit certain of its subsidiaries, including Canadian Abraxas, to, directly or indirectly, create or otherwise cause to permit to exist or become effective any encumbrance or restriction on the ability of such subsidiary to pay dividends or make distributions on or in respect of its capital stock, make loans or advances or pay debts owed to Abraxas, guarantee any indebtedness of Abraxas or transfer any of its assets to Abraxas except for such encumbrances or restrictions existing under or by reason of: (i) applicable law; (ii) the Indenture; (iii) the Credit Facility; (iv) customary non-assignment provisions of any contract or any lease governing leasehold interests of such subsidiaries;
(v) any instrument governing indebtedness assumed by the Company in an acquisition, which encumbrance or restriction is not applicable to such subsidiaries or the properties or assets of such subsidiaries other than the entity or the properties or assets of the entity so acquired; (vi) customary restrictions with respect to subsidiaries of the Company pursuant to an agreement that has been entered in to for the sale or disposition of capital stock or assets of such subsidiaries to be consummated in accordance with the terms of the Indenture solely in respect of the assets or capital stock to be sold or disposed of; (vii) any instrument governing certain liens permitted by the Indenture, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such lien; or (viii) an agreement governing indebtedness incurred to refinance the indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (ii), (iii) or (v) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing indebtedness are no less favorable to the holders of the Notes in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (ii), (iii) or
(v).

         In August 1995, the Company entered into a rate swap agreement with a previous lender relating to $25.0 million of principal amount of outstanding indebtedness. This agreement was assumed by the Banks in connection with a bridge facility that was subsequently paid off. Under the agreement, the Company pays a fixed rate of 6.15% while the Banks pay a floating rate equal to the USD-LIBOR-BBA rate for one month maturities, quoted on the eighteenth day of each month, to the Company. Settlements are due monthly. The agreement terminates in August 1998. At September 30, 1997, the fair value of this swap, as determined by BT was approximately $78,000.

         In connection with the re-acquisition of Portilla and Happy, the Company assumed a commodity price hedge on variable volumes of crude oil and natural gas. Monthly settlements with amounts either due to or from Christiania Bank og Kreditkasse ("Christiania") are based on the differential between a fixed and a variable price for crude oil and natural gas. During 1997, the approximate monthly volume of crude oil sales subject to this agreement is
15,800 barrels at a fixed price of $17.20. This agreement reduces to approximately 13,200 barrels per month in 1998, 11,000 barrels per month in 1999, 9,100 barrels per month in 2000 and 8,200 barrels per month in 2001 until November 1. The fixed price paid to the Company over this five year period averages $17.55 per barrel. The natural gas component of this agreement calls for approximately 54,000 MMBTU per month at a fixed price of $1.80 during 1997 with volumes decreasing to 37,000 MMBTU per month in 1998, 24,000 MMBTU per month in 1999, 19,000 MMBTU per month in 2000 and 15,000 MMBTU per month in 2001 through October. The fixed price paid to the Company over this five year period averages $1.84 per MMBTU.

         The Company has also entered into a fixed price agreement relating to approximately 7,500 net Mcf per day of natural gas. This agreement expires on March 31, 1998 and calls for a fixed price of $2.07 per MMBTU being paid to the Company.

         Operating activities during the nine months ended September 30, 1997 provided $32.6 million cash to the Company compared to $4.8 million in the same period in 1996. Net operating income plus non-cash expense items during 1997 and net changes in operating assets and liabilities accounted for most of these funds. Investing activities used $36.1 million during the first nine months of 1997 primarily for development of oil and gas properties. This compares to $41.1 million provided during the same period of 1996. Financing activities provided $2.3 million for the first nine months of 1997 compared to requiring $41.9 million for the same period of 1996.

         Operating activities for the year ended December 31, 1996 provided $13.5 million of cash to the Company. Investing activities required $172.6 million during 1996 primarily for the acquisition of the Wyoming Properties, CGGS and Portilla and Happy. Financing provided $163.0 million during 1996.

         For the year ended December 31, 1995, operating activities provided $4.5 million of cash. Investing activities required $10.1 million primarily for the development of existing properties. Total cash provided from financing activities for 1995 was $9.8 million as the result of the sale of 1,330,000 shares of Common Stock and contingent value rights during November 1995 which resulted in net proceeds of $10.1 million.

         During 1994, operating activities provided $4.4 million of cash. Investing activities during 1994 utilized $36.0 million of cash primarily for the acquisition of the ORRI and the West Texas Properties for $29.0 million and the development of producing properties of $7.2 million. The Company borrowed $40.9 million during 1994, repaid $12.7 million of long term debt, sold Common Stock for proceeds of $1.5 million and paid financing fees and dividends on preferred stock resulting in a net contribution of $29.2 million from financing activities.

         The Company is heavily dependent on crude oil and natural gas prices which have historically been volatile. Although the Company has hedged a portion of its natural gas production and intends to continue this practice, future crude oil and natural gas price declines would have a negative impact on the Company's overall results, and therefore, its liquidity. Furthermore, low crude oil and natural gas prices could affect the Company's ability to raise capital on terms favorable to the Company.

         At December 31, 1996, the Company had, subject to the limitations discussed below, $20.1 million of net operating loss carryforwards for U.S. tax purposes, of which approximately $17.5 million are available for utilization without limitation. These loss carryforwards will expire from 2002 through 2010 if not utilized. At December 31, 1996, the Company had approximately $830,000 of net operating loss carryforwards for Canadian tax purposes which expire in 2003. As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under Section 382 of the Code, occurred with respect to the Company in December 1991. Accordingly, it is expected that the use of net operating loss carryforwards generated prior to December 31, 1991 of $4.9 million will be limited to approximately $235, 000 per year. As a result of the issuance of additional shares of Common Stock for acquisitions and sales of stock, an additional ownership change under Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993, or $8.2 million, will be limited to approximately $1 million per year subject to the lower limitations described above. Of the $8.2 million net operating loss carryforwards, it is anticipated that the maximum net operating loss that may be utilized before it expires is $5.7 million. Future changes in ownership, including changes as a result of the Merger, may further limit the use of the Company's carryforwards. In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $5.7 million and $5.7 million for deferred tax assets at December 31, 1996 and 1995, respectively.

         As a result of the consummation of the Merger, Abraxas will operate the existing businesses of Abraxas and Vessels on a combined basis. See "Business of Abraxas," "Business of Vessels," "Capitalization" and "Unaudited Pro Forma Financial Information." The financial condition and results of operations of Abraxas after the Effective Time will not be directly comparable to the historical financial conditions or results of operations of Abraxas and Vessels, either individually or on a combined basis. See "Vessels Management's Discussion and Analysis of Financial Condition and Results of Operation and "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Proxy Statement-Prospectus.

         Abraxas will have three principal sources of liquidity during the period immediately following the Effective Time: (i) cash on hand, (ii)
borrowing capacity under the Credit Facility and (iii) cash generated by operations. See "Unaudited Pro Forma Financial Information." Immediately following the Effective Time, Abraxas expects to have at least $5.0 million of borrowing capacity under the Credit Facility.

         While the availability of capital resources cannot be predicted with certainty and is dependent upon a number of factors including factors outside of management's control, management believes that Abraxas' cash flow from operations plus availability under the Credit Facility will be adequate to fund operations and planned capital expenditures. Abraxas may also sell additional equity or debt securities in order to fund operations and planned capital expenditures as well as to finance future acquisitions.

                               BUSINESS OF ABRAXAS

General

         Abraxas is an independent energy company engaged primarily in the acquisition, exploration, development and production of crude oil and natural gas. Since January 1, 1991, the Company's principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. The Company utilizes a disciplined acquisition strategy, focusing its efforts on producing properties and related assets possessing the following characteristics: a concentration of operations; significant, quantifiable development potential; historically low operating expenses; and the potential to reduce G&A expenses per BOE. The Company seeks to complement its acquisition and development activities by selectively participating in exploration projects with experienced industry partners. After giving effect to the Merger , the Company's principal areas of operation will be Texas, western Canada, northwestern Colorado and southwestern Wyoming and will own interests in 1,041,676 gross acres 547,942 net acres) and 754 gross wells (432.7 net wells), 544 of which will be operated by the Company. The Company will also own varying interests in 20 natural gas processing plants or compression facilities. On a pro forma basis, at December 31, 1996, the Company had total proved reserves of 52,739 MBOE (66% natural gas), of which 85.68% was proved developed with a PV-10 of $463.0 million.

         The Company's acquisition, development, exploitation and exploration activities have substantially increased the Company's proved reserve base, average daily production and natural gas processing plant throughput while decreasing its total operating and G&A expenses per BOE. After consummation of the Merger, the Company will have completed 18 acquisitions of producing properties totaling 56,309 MBOE of proved reserves at an average net acquisition cost of $4.20 per BOE since January 1, 1991. From January 1, 1991, on an historical basis, to September 30, 1997, on a pro forma basis, the Company's total proved reserves increased from 889 MBOE to 52,739 MBOE; aggregate PV-10 increased from $11.9 million to $463.0 million; and average net daily production increased from 0.141 MBOE per day, on a historical basis, to 16.4 MBOE per day, on a pro forma basis. As of September 30, 1997, the Company had net natural gas processing capacity of 130 MMcf per day. From the year ended December 31, 1991, on an historical basis, to the nine months ended September 30, 1997, on a pro forma basis, the Company's direct operating expenses per BOE decreased from $6.30 per BOE to $2.71 per BOE and G&A expenses per BOE decreased from $5.39 per BOE to $.80 per BOE.

         The Company was founded in 1977 by Robert L.G. Watson, the Company's Chairman of the Board, President and Chief Executive Officer. The Company's principal offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 and its telephone number is (210) 490-4788.

Recent Developments

         On October 15, 1997, Canadian Abraxas and Cascade Oil and Gas LTD, a subsidiary of Abraxas ("Cascade"), completed the acquisition of the Canadian assets of Pacalta Resources LTD for C$21.75 million in cash and four million Cascade Special Warrants. The initial ownership of the assets acquired is 92% by Canadian Abraxas and 8% by Cascade. Cascade has the opportunity to acquire the Canadian Abraxas ownership upon arranging satisfactory financing in 1998. At closing, the Pacalta properties were producing 115net barrels of oil per day and 8,000net Mcf of gas per day. The assets acquired are expected to provide significant development and exploratory opportunities for the Company in the future.

Primary Operating Areas

Texas

         Abraxas Cherry Canyon Field, Ward County, Texas. In connection with the acquisition of the West Texas Properties in July 1994, the Company acquired an interest in approximately 7,360 gross acres (4,500 net acres) in this field and currently operates 20 of the wells in its acreage. The Company drilled its first shallow pool exploratory test well in this field in March 1995. Since that time, this field has become the principal focus of the Company's development activity. To date, 40 wells have been drilled and completed in one or more sands, including the Bell Canyon, Cherry Canyon and Brushy Canyon Sands. Four other sands have been production tested with additional sands remaining behind pipe to be tested in the future. The Company is currently attempting to delineate this field by drilling wells in several different areas. The Company has not yet drilled any dry holes in this field. Two wells have been drilled by Chevron USA, Inc. and Southwest Royalties, Inc. offsetting the Company's acreage. Both of these wells are currently being completed and, if successful, could prove additional locations on the Company's acreage. At December 31, 1996, this field had estimated net proved reserves of 4,767 MBOE (38% natural gas) with a PV-10 of $53.5 million, 87% of which was attributable to proved developed reserves. For the nine months ended September 30, 1997, this field produced an average of approximately 1,175 net Bbls of crude oil and NGLs and approximately 4,815 net Mcf of natural gas per day from 29.4 net wells.

         Delaware Area (Howe, ROC, Block 16, Taurus, Gomez and Nine Mile Draw Fields), Ward, Reeves, and Pecos Counties, Texas. In connection with the acquisition of the West Texas Properties in July 1994, the Company acquired working interests ranging from 18% to 100% in 35 wells, 29 of which are operated by the Company. These fields produce from Devonian, Wolfcamp, Ellenburger and Cherry Canyon formations at depths ranging from 6,500 feet to 17,600 feet. At December 31, 1996, these fields had estimated total net proved reserves of 3,135 MBOE (85% natural gas) with a PV-10 of $26.3 million, 100% of which was attributable to proved developed reserves. For the nine months ended September 30, 1997, these fields produced an average of approximately 145 net Bbls of crude oil and NGLs and 4,121 net Mcf of natural gas per day from 23.5 net wells.

         Portilla Field, San Patricio County, Texas. The Company originally acquired a 50% working interest in the Portilla Field ("Portilla") in April 1993. In March 1996, the Company sold its interest in Portilla to a third party, which subsequently contributed it to a limited partnership of which the Company owned a 25% interest (the "Partnership"). In November 1996, the Company reacquired Portilla, including a 50% interest previously owned by a pension fund (the "Pension Fund"). This field was discovered in the 1950's by Superior Oil Company and produces from numerous Miocene, Frio and Vicksburg age sands at depths ranging from 4,000 feet to 9,000 feet. At December 31, 1996, this field had estimated net proved reserves of 4,146 MBOE (20% natural gas) with a PV-10 of $36.1 million, 100% of which was attributable to proved developed reserves. For the nine months ended September 30, 1997, the field produced an average of approximately 616 net Bbls of crude oil and NGLs and approximately 1,339 net Mcf of natural gas per day from 51 net wells. The Company owns a 100% interest in a natural gas processing plant located at Portilla which had aggregate capacity of approximately 20.0 MMcf of natural gas per day at September 30, 1997. During the nine months ended September 30, 1997, the Portilla plant processed an average of approximately 14.1 MMcf of natural gas per day and extracted an average of approximately 213 Bbls of NGLs per day. The Company is currently the operator of the Portilla plant and all of the wells in the Portilla Field.

         East White Point Field, San Patricio County, Texas. The Company originally acquired an approximate 30% working interest in this field in April 1993. In November 1996, the Company obtained the release of the Pension Fund's 50% overriding royalty interest in this field. The field produces crude oil and natural gas from numerous sands in the Lower Frio formation at depths ranging from 9,000 feet to 13,000 feet. At December 31, 1996, this field had estimated net proved reserves of 8,171 MBOE (61% natural gas) with a PV-10 of $60 million, 84% of which was attributable to proved developed reserves. The Company operates 11 wells in this field, and Marathon Oil Company ("Marathon") operates 10 additional wells in which the Company has an interest. For the nine months ended September 30, 1997, this field produced an average of approximately 347 Net Bbls of crude oil and NGLs and 3,100 net Mcf of natural gas per day from 11.9 net wells. The Company also owns an approximate 38% interest in and operates a natural gas processing plant in this field. The East White Point natural gas processing plant, a modern cryogenic plant with capacity of approximately 25 MMcf of natural gas per day, processed an average of approximately 8.6 MMcf of natural gas per day and extracted approximately 500 Bbls of NGLs per day for the nine months ended September 30, 1997.

         Stedman Island Field, Nueces County, Texas. The Company originally acquired a 25% working interest in this field in April 1993 and an additional 25% in October 1995. In November 1996, the Company obtained the release of the Pension Fund's 50% overriding royalty interest in this field. This field produces crude oil and natural gas from Frio sands at depths ranging from 8,500 feet to 10,000 feet. At December 31, 1996, this field had estimated net proved reserves of 2,208 MBOE (76% natural gas) with a PV-10 of $16.5 million, 43% of which was attributable to proved developed reserves. For the nine months ended September 30, 1997, this field produced an average of approximately 215 net Bbls of crude oil and NGLs and 3,181 net Mcf of natural gas per day from 5 net wells. production in the field.

         Spraberry Trend Field, Midland, Martin and Reagan Counties, Texas. Since January 1, 1991, the Company has acquired interests in or drilled eight new wells in this field. This field produces at depths ranging from 8,000 feet to 9,100 feet in multiple sands. The Company owns interests in 30 wells in this field, 15 of which are operated by the Company. Following the successful completion of two wells during the second quarter of 1996, eight additional proved undeveloped locations were identified by the Company's independent petroleum engineers. At December 31, 1996, this field had estimated net proved reserves of 1,689 MBOE (30% natural gas) with a PV-10 of $12 million, 64% of which was attributable to proved developed reserves. For the nine months ended September 30, 1997, the field produced an average of approximately 121 net Bbls of crude oil and NGLs and approximately 276 net Mcf natural gas per day from 31 net wells.

Southwestern Wyoming

         The Company acquired properties in the Wamsutter area of southwestern Wyoming (the "Wyoming Properties") in September 1996. The Wyoming Properties produce natural gas from numerous sands at depths ranging from 8,500 feet to 12,000 feet. At December 31, 1996, the Wyoming Properties had estimated total net proved reserves of 10,570 MBOE (69% natural gas) with a PV-10 of $108.2 million, 87% of which was attributable to proved developed reserves. For the nine months ended September 30, 1997, the Wyoming Properties produced an average of approximately 1,784 net Bbls of crude oil and NGLs and 15,605 net Mcf of natural gas per day from 42 net wells.

Western Canada

         Producing Properties. In January 1996, the Company invested $3.0 million in Grey Wolf Exploration Ltd. ("Grey Wolf"), a privately held Canadian corporation, which, in turn, invested these proceeds in newly-issued shares of Cascade Oil & Gas Ltd. ("Cascade"), an Alberta-based corporation whose common shares are traded on The Alberta Stock Exchange under the symbol "COL." In November 1997, Grey Wolf merged with Cascade. The Company owns approximately 46% of the outstanding capital stock of Cascade. Cascade owns 30.0 gross (4.3 net to Cascade) producing crude oil and natural gas wells and 12,000 net acres of undeveloped leases in southwestern Saskatchewan. These wells produce crude oil from multiple sands at depths ranging from 4,200 feet to 4,600 feet. A report prepared by Cascade's independent petroleum engineers showed estimated net proved reserves of 120 MBbls of crude oil with a PV-10 of C$1.24 million, or approximately U.S.$.92 million, at January 1, 1996. None of these reserves or values are included in the report of the Company's independent petroleum engineers. See " -- Reserves Information." During the nine months ended September 30, 1997, Cascade drilled one dry exploratory well and Grey Wolf drilled six successful development wells.

         In November 1996, Canadian Abraxas acquired CGGS. As of December 31, 1996, the producing properties acquired by Canadian Abraxas from CGGS (the "Canadian Abraxas Properties") had estimated total net proved reserves of 10,382 MBOE (88% natural gas) with a PV-10 of $85.4 million, 88.6% of which was attributable to proved developed reserves. For the nine months ended September 30, 1997, the Canadian Abraxas Properties produced an average of approximately 512 net Bbls of crude oil and NGLs and 22,152 net Mcf of natural gas per day from 101 net wells.

         The following table sets forth a summary of certain information, by field, of the Canadian Abraxas Properties:

                                                                         Average Daily Production
                                                                           for Nine Months Ended
                                                                            September 30, 1997
                                                                        ----------------------------
                                                       Reserves at     Crude Oil &
                                                    December 31, 1996      NGLs        Natural Gas
Name of Field         Working        Net Wells           (MBOE)           (Bbls)          (Mcf)
-------------         --------       -----------         ------           ------          -----
                      Interest
                      --------
Quirk Creek              (1)             3.5             1,692               125             2,530
Sundre                   (2)            10.2             2,475               216             4,412
Bellis                   (3)            17.8               897                 -             2,337
Chinchaga                (4)             2.6               389                 8             2,879
Pouce Coupe              (5)             2.0.              752                 -             2,555
Valhalla                 (6)             6.5               136                 4             2,137
Other (8)                (7)            33.2             4,049               159             5,303
                                   ---------------- --------------------------------- ---------------
Total                                   75.8            10,382               512            22,152


(1) Canadian  Abraxas owns working interest ranging from 21% to 48% in 13 wells.
(2) Canadian Abraxas owns working  interests ranging from 1% to 70% in 26 wells.
(3) Canadian  Abraxas owns working  interest from 7.5% to 100% in 40 wells.
(4) Canadian Abraxas owns working interests ranging from 70% to 100% in 4 wells.
(5) Canadian Abraxas owns interest of 100% in 2 wells.
(6) Canadian  Abraxas owns working interest ranging from 50% to 100% in 8 wells.
(7) Canadian Abraxas owns working interest ranging from 21% to 100% in 94 wells.
(8) Consist of Big Bend, Kbnopcik, Eaglesham, Giroux Lake and minor properties.

         Natural Gas Processing. Canadian Abraxas' natural gas processing business includes natural gas gathering and processing operations. Natural gas gathering operations involve locating and contracting for natural gas supplies produced from crude oil and natural gas fields and the operation and maintenance of a gathering system of pipelines that connect such natural gas supply sources to natural gas processing plants. Natural gas processing involves subjecting natural gas to high pressure and low temperature treatments that cause the natural gas to separate into various products, including a mixture of NGLs (commonly referred to as raw product), residual natural gas and by-products such as helium, condensate and sulfur. The combined value of the residual natural gas, raw product and by-products is generally higher than that of unprocessed natural gas. Certain of Canadian Abraxas' processing plants are equipped to fractionate the raw product into its component products of ethane, propane, butanes and natural gasoline for sale to local markets.

         The Company believes that the Canadian Abraxas Plants will provide substantial revenue-enhancing opportunities to the Company. Several of the plants are located in areas with little or no competition from other natural gas processing plants. The Company intends to utilize the plants' excess capacity by seeking to process additional natural gas volumes from third parties and from increased production from the Canadian Abraxas Properties. The Company believes that its ownership of the Canadian Abraxas Properties and the Canadian Abraxas Plants will afford it a competitive advantage relative to other area operators due to the Company's preferential access to the natural gas processing capacity at these facilities.

         The following table sets forth certain information with respect to the Canadian Abraxas Plants for the nine months ended September 30, 1997.

                                              Gross                Net
                                             Plant              Plant
                              Working       Capacity            Capacity
Plant Location               Interest        (MMcfpd)           (MMcfpd)
--------------               --------        --------           --------
Quirk Creek                      21%             80                16.8
Knopcik (1)                      10%             56                 5.6
Valhalla                        100%             30                30.0
Sundre                           23%             20                 4.6
Bellis (2)                       49%             44                21.7
Big Bend                         77%              8                 6.2
Pouce Coupe                     100%              8                 8.0
Eaglesham                        25%              5                 1.3
                                         ===========        ============
     Total                                      251                94.2
                                         ===========        ============

(1)  Consists of three plants.
(2)  Consists of eight plants.

Exploration Opportunities

         The Company allocates a portion of its capital budget to the drilling of exploratory wells which have high reserve potential. The Company believes that by devoting a relatively small amount of capital to high impact, high risk projects while reserving the majority of its available capital for development projects, it can reduce its risk profile while still benefiting from the potential for significant reserve additions. Some of the Company's current exploration opportunities include the following:

South Texas

         Muy Bueno Prospect Area, Goliad County, Texas. The W.W. Pettus Heirs #1 in Goliad County, Texas was drilled to a total depth of 10,150 feet and logged at 110 feet of net pay from ten zones between 8,500 feet and 10,100 feet in the Wilcox formation. The well was completed in one zone between depths of 9,788 feet and 9,808 feet and following perforation initially flowed to sales at an average of 4.1 million cubic feet of gas per day and 120 barrels of condensate per day. The Company is planning to dually complete the well in another zone in the near future.

         Abraxas is currently completing a second exploratory well, the Ramsey #1, on its South Big Oak prospect which adjoins the discovery acreage to the southwest. Together with a third prospective area, the Southwest Big Oak prospect, Abraxas operates with a 90% working interest in all three prospects, covering 2,890 acres.

         During 1998, the Company plans also to drill several shallow wells to develop existing Miocene gas sands and to drill a deeper test to the Lower Wilcox.

         Live Bee Prospect, Live Oak County, Texas . The Schultz #2H well in Live Oak County initially flowed at an average rate of 4.1 million cubic feet of gas per day. Production from the horizontally drilled well is from dual 1,500 feet lateral sections, completed open hole, in the Edwards Reef Trend, which was encountered at a true vertical depth of approximately 13,120 feet. The Company plans to drill four additional wells on the prospect during 1998. Abraxas is the operator and owns a 100% working interest in the 3,400 acre prospect.

Canada

         Ten Mile Island Prospect, NWT, Canada In May 1997, the Company, and its consolidated Canadian subsidiaries, acquired 116,000 exploratory acres in the Northwest Territories of Canada for a work commitment of $2.2 million This acreage adjoins the Norman Wells Field, currently the largest producing oil field in Canada, with average daily production of 30,000 barrels of oil per day. A seismic survey is expected to begin this winter with first drilling expected in the winter of 1998-1999.

         Cranberry/Chinchaga Area, Alberta, Canada. A total of 53 sections have been leased to date in the Cranberry area of northern Alberta Canada where Abraxas and Fina Canada have a 50/50 exploratory venture with an AMI covering 150 townships (5,400 square miles). Five initial prospects have been identified and seismic activity is expected to begin this winter with first drilling expected in the winter of 1998-1999. Producing Slave Point Reef Fields in that area have estimated reserves as high as 400 billion cubic feet of gas and 15 million barrels of oil.

Exploratory and Developmental Acreage

         Abraxas' principal crude oil and natural gas properties consist of non-producing and producing crude oil and natural gas leases, including reserves of crude oil and natural gas in place. The following table indicates Abraxas' interest in developed and undeveloped acreage as of December 1, 1997:

                                                                  Developed and Undeveloped Acreage
                                                                        As of December 1, 1997

                                        Developed Acreage                   Undeveloped Acreage
                                 ---------------------------------   -----------------------------------
                                  Gross Acres        Net Acres       Gross Acres          Net Acres
                                 ---------------   ---------------  ---------------   ------------------
  Canada                                201,951            84,486          600,155           274,352
  Texas                                  41,074`           24,456           15,693            11,353
  N. Dakota                               1,864             1,021               --                --
  Montana                                   320                10               --                --
  Kansas                                    640               142               --                --
  Wyoming                                 5,239             3,620           14,020             9,476
  Alabama                                   720                23               --                --
                                 ---------------   ---------------  ---------------   ------------------
           Total                        251,808           113,758          629,868           295,181


Productive Wells

         The following table sets forth the total gross and net productive wells of Abraxas, expressed separately for crude oil and natural gas, as of December 1, 1997:

                                                                           Productive Wells
                                                                        As of December 1, 1997

           State/Country                       Crude Oil                          Natural Gas
                                    --------------------------------   ----------------------------------
                                        Gross             Net              Gross              Net
           ---------------------    ---------------   --------------   ---------------   ----------------
           Canada                          44.0              11.5            143.0              64.3
           Texas                          331.0             188.0            104.0              66.4
           N. Dakota                        4.0               1.7               -                 -
           Montana                          1.0               0.1               -                 -
           New Mexico                        -                 -               1.0               0.1
           Wyoming                          3.0               0.2             43.0              30.0
           Alabama                          2.0               0.1              1.0               0.1
           Kansas                           4.0               0.9               -                 -
                                    ===============   ==============   ===============   ================
                    Total                 389.0             202.5            292.0             160.9
                                    ===============   ==============   ===============   ================

         Substantially all of the Company's U.S. crude oil and natural gas properties on a pro forma basis will be pledged to secure the Company's indebtedness under the New Credit Facility. See "Abraxas Management's Discussion of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Reserves Information

         The crude oil and natural gas reserves of Abraxas have been estimated as of December 31, 1994, December 31, 1995 and December 31, 1996, by DeGolyer & MacNaughton, Dallas, Texas. Crude oil and natural gas reserves, and the estimates of the present value of future net revenue therefrom, were determined based on then current prices and costs. Reserve calculations involved the estimate of future net recoverable reserves of crude oil and natural gas and the timing and amount of future net revenue to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain.

         The following table sets forth certain information regarding estimates of the Company's crude oil, NGLs and natural gas reserves as of December 31, 1994, December 31, 1995 and December 31, 1996, on a historical basis:

                                            Estimated Proved Reserves
                                   ---------------------------------------
                                     Proved        Proved           Total
                                    Developed    Undeveloped       Proved
                                   ----------    -----------    ----------

     As of December 31, 1994
       Crude oil (MBbls)              3,617          3,033         6,649
       NGLs (MBbls)                   2,089            418         2,507
       Natural gas (MMcf)            48,973         18,606        67,579

     As of December 31, 1995
       Crude oil (MBbls)              3,992          1,516         5,508
       NGLs (MBbls)                   2,007            752         2,759
       Natural gas (MMcf)            44,026         10,543        54,569

     As of December 31, 1996
       Crude oil (MBbls)              7,871          1,930         9,801(1)
       NGLs (MBbls)                   7,090          1,144         8,234
       Natural gas (MMcf)           157,660         19,600       177,260


(1) Includes 120,400 barrels of crude oil reserves owned by Cascade of which 57,600 barrels are applicable to the minority interest's share of the reserves.

         There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of the Company. The reserve data included in this Proxy Statement-Prospectus represent only estimates. In addition, the estimates of future net revenue from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices, and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the Company's crude oil and natural gas properties included in this Proxy Statement-Prospectus are based on the assumption that future oil and gas prices remain the same as crude oil and natural gas prices at December 31, 1996, with respect to the Company's then existing properties. The average sales prices as of such dates used for purposes of such estimates were $23.19 per Bbl of crude oil, $16.31 per Bbl of NGLs and $2.96 per Mcf of natural gas. Also assumed is the Company's making future capital expenditures of approximately $23.1 million in the aggregate, necessary to develop and realize the value of its undeveloped reserves. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth herein. See "Risk Factors" and "Abraxas Management's Discussion and Analysis of Financial Condition and Results of Operations."

         In general, the volume of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent the Company acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future crude oil and natural gas production is therefore highly dependent upon its level of success in acquiring or finding additional reserves.

         The Company files reports of its estimated crude oil and natural gas reserves with the Department of Energy and the Bureau of the Census. The reserves reported to these agencies are required to be reported on a gross operated basis and therefore are not comparable to the reserve data reported herein.

Crude Oil, NGLs and Natural Gas Production and Sales Prices

         The following table presents the net crude oil, net NGLs and net natural gas production for the Company, the average sales price per Bbl of crude oil and NGLs and per Mcf of natural gas produced and the average LOE per BOE of production sold, for each of the three years ended December 31, 1996 and the nine months ended September 30, 1997:

                                                                      September
                                                                         30,
                                 1994         1995        1996          1997
                              ------------ ----------- -----------   ----------

     Production
       Crude oil (MBbls)           355.7        401.4       425.2         712.2
       NGLs (MBbls)                113.2        143.4       299.5         750.9
       Natural gas (MMcf)        2,392.9      3,552.7     6,350.1      14,984.9

     Average sales price
       Crude oil (per Bbl)      $  15.47     $  17.16    $  20.85      $  18.79
       NGLs (per Bbl)           $  10.54     $  10.83    $  14.55      $  10.63
       Natural gas (per Mcf)    $   1.85     $   1.47    $   1.97      $   1.71

     LOE (per BOE) (1)          $   4.26     $   3.81    $   3.28      $   2.68

(1) Crude oil and natural gas were combined by converting natural gas to BOE on the basis of 6 Mcf natural gas -- 1 Bbl of crude oil.

Drilling Activities

         The following table sets forth the Company's gross and net working interests in exploratory, development, and service wells drilled during the year ended December 31, 1996, and the nine months ended September 30, 1997:

                                     1996         1997 (through September 30)
                            --------------------  ---------------------------
                                 Gross    Net       Gross           Net
                            --------------------  ----------- ---------------
     Exploratory
       Productive
         Crude oil                 2.0     1.2        -             -
         Natural gas               2.0     1.2        4.0           3.2
       Dry holes                   4.0     1.4        2.0           1.8
                            ----------- --------  ----------- ---------------
           Total                   8.0     3.8        6.0           5.0
                            =========== ========  =========== ===============
     Development
       Productive
         Crude oil                20.0    15.8       25.0          22.4
         Natural gas              10.0     3.7       14.0          10.6
       Service                     -       1.0
       Dry holes                   1.0     -          1.0           1.0
                            ----------- --------  ----------- ---------------
           Total                  31.0    20.5       40.0          34.0
                            =========== ========  =========== ===============

Markets and Customers

         The revenue generated by the Company's operations are highly dependent upon the prices of, and demand for crude oil and natural gas. Historically, the markets for crude oil and natural gas have been volatile and are likely to continue to be volatile in the future. The prices received by the Company for its crude oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond the Company's control including seasonality, the condition of the United States economy (particularly the manufacturing sector), foreign imports, political conditions in other oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic regulation,

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

legislation and policies. Decreases in the prices of crude oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of the Company's proved reserves and the Company's revenue, profitability and cash flow from operations.

         In order to manage its exposure to price risks in the marketing of its crude oil and natural gas, the Company from time to time has entered into fixed price delivery contracts, financial swaps and crude oil and natural gas futures contracts as hedging devices. To ensure a fixed price for future production, the Company may sell a futures contract and thereafter either (i) make physical delivery of crude oil or natural gas to comply with such contract or (ii) buy a matching futures contract to unwind its futures position and sell its production to a customer. Such contracts may expose the Company to the risk of financial loss in certain circumstances, including instances where production is less than expected, the Company's customers fail to purchase or deliver the contracted quantities of crude oil or natural gas, or a sudden, unexpected event materially impacts crude oil or natural gas prices. Such contracts may also restrict the ability of the Company to benefit from unexpected increases in crude oil and natural gas prices.

         In connection with the Acco Sale, Acco entered into a commodity price hedge with Christiania which was assumed by the Company in connection with the consummation of the acquisition of Portilla and Happy. Under the terms of this commodity price hedge, the Company is required to receive or make payment to Christiania based on a differential between a fixed and variable price for crude oil and natural gas through the last business day of November 2001 on volumes ranging from 8,160 barrels of crude oil to 20,000 barrels of crude oil per month and 14,850 MMBTU of natural gas to 87,406 MMBTU of natural gas per month. Under this agreement, the Company receives fixed prices ranging from $17.20 per barrel of crude oil to $18.55 per barrel of crude oil and $1.793 per MMBTU of natural gas to $1.925 per MMBTU of natural gas and makes payments based on the price for west Texas intermediate light sweet crude oil on the NYMEX for crude oil and the Inside FERC, Tennessee Gas Pipeline Co: Texas (Zone 0) price for natural gas.

         Substantially all of the Company's crude oil and natural gas is sold at current market prices under short term contracts, as is customary in the industry. During the year ended December 31, 1996, six purchasers accounted for approximately 61% of the Company's crude oil and natural gas sales. The Company believes that there are numerous other companies available to purchase the Company's crude oil and natural gas and that the loss of any or all of these purchasers would not materially affect the Company's ability to sell crude oil and natural gas.

         The Company believes that expected improvements in the transportation infrastructure in, and increased demand for natural gas from, southwest Wyoming and Alberta, Canada will help to reduce the existence of basis differentials in the pricing of natural gas produced in these areas. With basis differentials at relatively high historical levels, the Company believes that the Canadian Abraxas Properties and the Wyoming Properties have the potential for increasing revenue and asset value as these differentials decrease without any increase in LOE and G&A expenses.

Competition

         The Company encounters strong competition from major oil companies and independent operators in acquiring properties and leases for the exploration for, and production of, crude oil and natural gas. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas leases. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas leases include the staff and data necessary to identify, investigate and purchase such leases, and the financial resources necessary to acquire and develop such leases. Many of the Company's competitors have financial resources, staff and facilities substantially greater than those of the Company. In addition, the producing, processing and marketing of crude oil and natural gas is affected by a number of factors which are beyond the control of the Company, the effect of which cannot be accurately predicted.

         The principal raw materials and resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. The Company must compete for such raw materials and resources with both major crude oil companies and independent operators. Although the Company believes its current operating and financial resources are adequate to preclude any significant disruption of its operations in the immediate future, the continued availability of such materials and resources to the Company cannot be assured.

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

         The Company will face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. The Company's principal competitors will include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than the Company. Smaller local distributors may enjoy a marketing advantage in their immediate service areas. The Company will compete against other companies in its natural gas processing business both for supplies of natural gas and for customers to which it will sell its products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

Regulatory Matters

         The Company's operations are affected from time to time in varying degrees by political developments and federal, state, provincial and local laws and regulations. In particular, oil and gas production operations and economics are, or in the past have been, affected by price controls, taxes, conservation, safety, environmental, and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

         Price Regulations

         In the recent past, maximum selling prices for certain categories of crude oil, natural gas, condensate and NGLs were subject to federal regulation. In 1981, all federal price controls over sales of crude oil, condensate and NGLs were lifted. Effective January 1, 1993, the Natural Gas Wellhead Decontrol Act (the "Decontrol Act") deregulated natural gas prices for all "first sales" of natural gas, which includes all sales by the Company of its own production. As a result, all sales of the Company's domestically produced crude oil, natural gas, condensate and NGLs may be sold at market prices, unless otherwise committed by contract.

         Natural gas exported from Canada is subject to regulation by the National Energy Board ("NEB") and the government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that export contracts in excess of two years must continue to meet certain criteria prescribed by the NEB and the government of Canada. As is the case with crude oil, natural gas exports for a term of less than two years must be made pursuant to an NEB order, or, in the case of exports for a longer duration, pursuant to an NEB license and Governor in Council approval.

         The government of Alberta also regulates the volume of natural gas that may be removed from Alberta for consumption elsewhere based on such factors as reserve availability, transportation arrangements and marketing considerations.

         The North American Free Trade Agreement

         On January 1, 1994, the North American Free Trade Agreement ("NAFTA") among the governments of the United States, Canada and Mexico became effective. In the context of energy resources, Canada remains free to determine whether exports to the U.S. or Mexico will be allowed provided that any export restrictions do not: (i) reduce the proportion of energy resources exported relative to the total supply of the energy resource (based upon the proportion prevailing in the most recent 36 month period); (ii) impose an export price higher than the domestic price; or (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.

         NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. The agreement also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports.

         Natural Gas Regulation

         Historically, interstate pipeline companies generally acted as wholesale merchants by purchasing natural gas from producers and reselling the gas to local distribution companies and large end users. Commencing in late 1985, the Federal Energy Regulatory Commission (the "FERC") issued a series of orders that have had a major impact on interstate natural gas pipeline operations, services, and rates, and thus have significantly altered the marketing and price of natural gas. The FERC's key rule making action, order No. 636 ("Order 636"), issued in April 1992, required each interstate pipeline to, among other things, "unbundle" its traditional bundled sales services and create and make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services, firm and interruptible transportation services, and standby sales and gas balancing services), and to adopt a new ratemaking methodology to determine appropriate rates for those services. To the extent the pipeline company or its sales affiliate makes natural gas sales as a merchant, it does so pursuant to private contracts in direct competition with all of the sellers, such as the Company; however, pipeline companies and their affiliates were not required to remain "merchants" of natural gas, and most of the interstate pipeline companies have become "transporters only." In subsequent orders, the FERC largely affirmed the major features of Order 636 and denied a stay of the implementation of the new rules pending judicial review. By the end of 1994, the FERC had concluded the Order 636 restructuring proceedings, and, in general, accepted rate filings implementing Order 636 on every major interstate pipeline. However, even through the implementation of Order 636 on individual interstate pipelines is essentially complete, many of the individual pipeline restructuring proceedings are subject to pending appellate review and could possibly be changed as a result of future court orders. The Company cannot predict whether the FERC's orders will be affirmed on appeal or what the effects will be on its business.

         In recent years the FERC also has pursued a number of other important policy initiatives which could significantly affect the marketing of natural gas. Some of the more notable of these regulatory initiatives include (i) a series of orders in individual pipeline proceedings articulating a policy of generally approving the voluntary divestiture of interstate pipeline owned gathering facilities by interstate pipelines to their affiliates (the so-called "spin down" of previously regulated gathering facilities to the pipeline's nonregulated affiliates), (ii) the completion of rule-making involving the regulation of pipelines with marketing affiliates under Order No. 497, (iii) the FERC's ongoing efforts to promulgate standards for pipeline electronic bulletin boards and electronic data exchange, (iv) a generic inquiry into the pricing of interstate pipeline capacity, (v) efforts to refine the FERC's regulations controlling operation of the secondary market for released pipeline capacity, and (vi) a policy statement regarding market based rates and other non-cost-based rates for interstate pipeline transmission and storage capacity. Several of these initiatives are intended to enhance competition in natural gas markets, although some, such as "spin downs," may have the adverse effect of increasing the cost of doing business on some in the industry as a result of the monopolization of those facilities by their new, unregulated owners. The FERC has attempted to address some of these concerns in its orders authorizing such "spin downs," but it remains to be seen what effect these activities will have on access to markets and the cost to do business. As to all of these recent FERC initiatives, the ongoing, or, in some instances, preliminary evolving nature of these regulatory initiatives makes it impossible at this time to predict their ultimate impact on the Company's business.

         Recent orders of the FERC have been more liberal in their reliance upon traditional tests for determining what facilities are "gathering" and therefore exempt from federal regulatory control. In many instances, what was once classified as "transmission" may now be classified as "gathering." The Company transports certain of its natural gas through gathering facilities owned by others, including interstate pipelines, under existing long term contractual arrangements. With respect to item (i) in the preceding paragraph, on May 27, 1994, the FERC issued orders in the context of the "spin off" or "spin down" of interstate pipeline owned gathering facilities. A "spin off" is a FERC-approved sale of such facilities to a non-affiliate. A "spin down" is the transfer by the interstate pipeline of its gathering facilities to an affiliate. A number of spin offs and spindowns have been approved by the FERC and implemented. The FERC held that it retains jurisdiction over gathering provided by interstate pipelines, but that it generally does not have jurisdiction over pipeline gathering affiliates, except in the event of affiliate abuse (such as actions by the affiliate undermining open and nondiscriminatory access to the interstate pipeline). These orders require nondiscriminatory access for all sources of supply and prohibit the tying of pipeline transportation service to any service provided by the pipeline's gathering affiliate. On November 30, 1994, the FERC issued a series of rehearing orders largely affirming the May 27, 1994 orders. The FERC now requires interstate pipelines to not only seek authority under
Section 7(b) of the Natural Gas Act of 1938 (the "NGA") to abandon  certificated

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

facilities, but also to seek authority under Section 4 of the NGA to terminate service from both certificated and uncertificated facilities. On December 31, 1994, an appeal was filed with the U.S. Court of Appeals for the D.C. Circuit to overturn three of the FERC's November 30, 1994, orders. The Company cannot predict what the ultimate effect of the FERC's orders pertaining to gathering will have on its production and marketing, or whether the Appellate Court will affirm the FERC's orders on these matters.

         State and Other Regulation

         All of the jurisdictions in which the Company owns producing crude oil and natural gas properties have statutory provisions regulating the exploration for and production of crude oil and natural gas, including provisions requiring permits for the drilling of wells and maintaining bonding requirements in order to drill or operate wells and provisions relating to the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. The Company's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of crude oil and natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases. In addition, state conservation laws establish maximum rates of production from crude oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. Some states, such as Texas and Oklahoma, have, in recent years, reviewed and substantially revised methods previously used to make monthly determinations of allowable rates of production from fields and individual wells. The effect of these regulations is to limit the amounts of crude oil and natural gas the Company can produce from its wells, and to limit the number of wells or the location at which the Company can drill.

         State regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, non-discriminatory take requirements, but does not generally entail rate regulation. Natural gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under Order 636. For example, Oklahoma recently enacted a prohibition against discriminatory gathering rates and certain Texas regulatory officials have expressed interest in evaluating similar rules.

         Royalty Matters

         United States

         By a letter dated May 3, 1993, directed to thousands of producers holding interests in federal leases, the United States Department of the Interior (the "DOI") announced its interpretation of existing federal leases to require the payment of royalties on past natural gas contract settlements which were entered into in the 1980s and 1990s to resolve, among other things, take-or-pay and minimum take claims by producers against pipelines and other buyers. The DOI's letter sets forth various theories of liability, all founded on the DOI's interpretation of the term "gross proceeds" as used in federal leases and pertinent federal regulations. In an effort to ascertain the amount of such potential royalties, the DOI sent a letter to producers on June 18, 1993, requiring producers to provide all data on all natural gas contract settlements, regardless of whether natural gas produced from federal leases were involved in the settlement. The Company received a copy of this information demand letter. In response to the DOI's action, in July 1993, various industry associations and others filed suit in the United States District Court for the Northern District of West Virginia seeking an injunction to prevent the collection of royalties on natural gas contract settlement amounts under the DOI's theories. The lawsuit, styled "Independent Petroleum Association v. Babbitt," was transferred to the United States District Court in Washington, D.C. On June 4, 1995, the Court issued a ruling in this case holding that royalties are payable to the United States on natural gas contract settlement proceeds in accordance with the Minerals Management Service's May 3, 1993, letter to producers. This ruling was appealed and is now pending in the D.C. Circuit Court of Appeals. The DOI's claim in a bankruptcy proceeding against a producer based upon an interstate pipeline's earlier buy-out of the producer's natural gas sale contract was rejected by the Federal Bankruptcy Court in Lexington, Kentucky, in a proceeding styled "Century Offshore Management Corp." While the facts of the Court's decision do not involve all of the DOI's theories, the Court found on those at issue that the DOI's theories were without legal merit, and the Court's reasoning suggests that the DOI's other claims are similarly deficient. This decision was upheld in the District Court and is now on appeal in the Sixth Circuit Court of Appeals. Because both the "Independent Petroleum Association v. Babbitt" and "Century Offshore Management Corp."
decisions have been appealed, and because of the complex nature of the calculations necessary to determine potential additional royalty liability under the DOI's theories, it is impossible to predict what, if any, additional or different royalty obligation the DOI may assert or ultimately be entitled to recover with respect to any of the Company's prior natural gas contract settlements.

         Canada

         In addition to Canadian federal regulation, each province has legislation and regulations that govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of crude oil and natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee. Crown royalties are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed preference prices, well productivity, geographical location, field discovery date and the type and quality of the petroleum product produced.

         From time to time the governments of Canada, Alberta and Saskatchewan have established incentive programs which have included royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging crude oil and natural gas exploration or enhanced planning projects.

         Regulations made pursuant to the Mines and Minerals Act (Alberta) provide various incentives for exploring and developing crude oil reserves in Alberta. Crude oil produced from qualifying development wells that were spudded on or after November 1, 1991, and prior to August 1, 1993 (or spudded in August but licensed prior thereto) are eligible for a 12-month royalty exemption up to a maximum of C$400,000. Exploration wells spudded on or after November 1, 1991 and prior to April 1, 1992, or if drilled in northern Alberta or the Foothills area of Alberta prior to April 1, 1993, are entitled to a 24-month exemption to a maximum of C$1.0 million. A 24-month royalty reduction (up to December 31, 1996) is available for crude oil produced from qualifying horizontal extensions commenced prior to January 1, 1995. Crude oil produced from horizontal extensions commenced at least five years after the well was originally spudded may also qualify for a royalty reduction. Wells drilled prior to September 1, 1990, and reactivated between November 1, 1991 and October 1, 1992, having had no production between September 1, 1990 and November 1, 1991, are entitled to a five year royalty exemption to a maximum of 4,000 cubic metres. An 8,000 cubic metres exemption is available to production from a well that has not produced for a 12-month period, if resuming production in October, November or December of 1992 or January of 1993, or for a 24-month period if resuming production after January 31, 1993. In addition, crude oil production from eligible new field and new pool wildcat wells and deeper pool test wells spudded or deepened after September 30, 1992, is entitled to a 12-month royalty exemption (to a maximum of $1 million). Crude oil produced from low productivity wells, enhanced recovery schemes (such as injection wells) and experimental projects is also subject to royalty reductions.

         The Alberta government also introduced the Third Tier Royalty with a base rate of 10% and a rate cap of 25% from oil pools discovered after September 30, 1992. The new oil royalty reserved to the Crown has a base rate of 10% and a rate cap of 30% and for old oil a base rate of 10% and a rate cap of 35%.

         Effective January 1, 1994, the calculation and payment of natural gas royalties became subject to a simplified process. The royalty reserved to the Crown, subject to various incentives, is between 15% or 30%, in the case of new natural gas, and between 15% and 35%, in the case of old natural gas, depending upon a prescribed or corporate average reference price. Natural gas produced from qualifying exploratory gas wells spudded or deepened after July 1, 1985 and before June 1, 1988 continues to be eligible for a royalty exemption for a period of 12 months, or such later time that the value of the exempted royalty quantity equals a prescribed maximum amount. Natural gas produced from qualifying intervals in eligible natural gas wells spudded or deepened to a depth below 2,500 meters is also subject to a royalty exemption, the amount of which depends on the depth of the well.

         In Alberta, a producer of crude oil or natural gas is entitled to credit against the royalties payable to the Crown by virtue of the Alberta
Royalty Tax Credit ("ARTC") program. The ARTC program is based on a price-sensitive formula, and the ARTC rate currently varies between 75% for prices for crude oil at or below CDN $100 per cubic metre and 35% for prices

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

above CDN $210 per cubic metre. The ARTC rate is currently applied to a maximum of CDN $2.0 million of Alberta Crown royalties payable for each producer or associated group of producers. Crown royalties on production from producing properties acquired from corporations claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The rate is established quarterly based on average "par price", as determined by the Alberta Department of Energy for the previous quarterly period.

         Crude oil and natural gas royalty holidays and reductions for specific wells reduce the amount of Crown royalties paid to the provincial governments. The ARTC program provides a rebate on Crown royalties paid in respect of eligible producing properties.

         The Government of Saskatchewan revised its fiscal regime for the oil and gas industry effective January 1, 1994. Some royalties on wells existing as of that date will remain unchanged and therefore subject to various periods of royalty/tax reduction. While a number of incentives were eliminated or reduced (such as incentives for vertical infill wells and lower cost horizontal wells), new incentive programs were initiated to encourage greater exploration and development activity in the province. The new fiscal regime provides an incentive to encourage the drilling of new vertical oil wells through a revised royalty/tax structure for new vertical oil wells and incremental production from new or expanded water flood projects. This "third tier" Crown royalty rate is price sensitive and varies between heavy and non-heavy oil (from a minimum of 10% for heavy oil at a base price to a maximum of 35% for non-heavy oil at a price above the base price). Previous time-based royalty/tax holidays applicable to vertically drilled oil wells have been replaced with volume-based royalty/tax reduction incentives in which a maximum royalty of 5% will apply to various volumes depending on the depth and nature of the well (up to 25,000 cubic metres of oil in the case of deep exploratory wells). The maximum royalty applicable to the first 12,000 cubic metres of oil has been increased from 5% to 10% for production from certain horizontal wells. In addition, royalty/tax holidays for deep horizontal oil wells have been replaced with a 25,000 cubic metres volume incentive (5% maximum royalty). Oil production from qualifying reactivated oil wells are subject to a maximum new royalty rate of 5% for the first five years following re-activation in the case of wells reactivated after 1993 and shut-in or suspended prior to January 1, 1993. With respect to qualifying exploratory natural gas wells, the first 25 million cubic metres of natural gas produced will be subject to an incentive maximum royalty rate of 5%.

         Environmental Matters

         The Company's operations are subject to numerous federal, state, and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment, including the Comprehensive Environment Response, Compensation, and Liability Act ("CERCLA"), also known as the "Federal Superfund Law." Such laws and regulations, among other things, impose absolute liability upon the lessee under a lease for the cost of clean up of pollution resulting from a lessee's operations, subject the lessee to liability for pollution damages, may require suspension or cessation of operations in affected areas, and impose restrictions on the injection of liquids into subsurface aquifers that may contaminate groundwater. The Company maintains insurance against costs of clean-up operations, but it's not fully insured against all such risks. A serious incident of pollution may, as it has in the past, also result in the DOI requiring lessees under federal leases to suspend or cease operation in the affected area. In addition, the recent trend toward stricter standards in environmental legislation and regulation may continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas production wastes as "hazardous wastes" which would make the reclassified exploration and production wastes subject to much more stringent handling, disposal, and clean up requirements. If such legislation were to be enacted, it could have a significant impact on the Company's operating costs, as well as the crude oil and natural gas industry in general. State initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various matters could have a similar impact on the Company.

         The Company's Canadian operations are also subject to environmental regulation pursuant to local, provincial and federal legislation. Canadian environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced in association with certain crude oil and natural gas industry operations and can affect the location of wells and facilities and the extent to which exploration and development is permitted. In addition, legislation requires that well and facilities sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in the imposition of fines or issuance of clean-up orders. Environmental legislation in Alberta has undergone a major revision and has been consolidated in the Environmental and Enhancement Act. Under the new Act, environmental standards and compliance for releases, clean-up and reporting are stricter. Also, the range of enforcement actions available and the severity of penalties have been significantly increased. These changes will have incremental effect on the cost of conducting operations in Alberta.

         The Company is not currently involved in any administrative or judicial proceedings arising under domestic or foreign federal, state, or local environmental protection laws and regulations which would have a material adverse effect on the Company's financial position or results of operations.

Title to Properties

         As is customary in the crude oil and natural gas industry, the Company makes only a cursory review of title to undeveloped crude oil and natural gas leases at the time they are acquired by the Company. However, before drilling commences, the Company requires a thorough title search to be conducted, and any material defects in title are remedied prior to the time actual drilling of a well on the lease begins. To the extent title opinions or other investigations reflect title defects, the Company, rather than the seller of the undeveloped property, is typically obligated to cure any title defect at its expense. If the Company were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, the Company could suffer a loss of its entire investment in the property. The
Company believes that it has good title to its crude oil and natural gas properties, some of which are subject to immaterial encumbrances, easements and restrictions. The crude oil and natural gas properties owned by the Company are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. The Company does not believe that any of these encumbrances or burdens will materially affect the Company's ownership or use of its properties.

Employees

         As of January 1, 1998, Abraxas had 55 full-time employees, including two executive officers, four non-executive officers, five petroleum engineers, one landman, four managers, thirteen secretarial and clerical personnel and 26 field personnel. Additionally, Abraxas retains contract pumpers on a month-to-month basis. The Company retains independent geologic and engineering consultants from time to time on a limited basis and expects to continue to do so in the future.

         The Company's Canadian subsidiary, as of November 30, 1997, had 18 full-time employees, including three executive officers, one non-executive officer, one manager, one petroleum engineer, one geologist, seven secretarial and clerical personnel and four field personnel.

Office Facilities

         The Company's executive and administrative offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232. The Company owns a 16% limited partnership interest in the partnership which owns this office building. The Company also has an office in Midland, Texas. These offices, consisting of approximately 12,650 square feet in San Antonio and 960 square feet in Midland, are leased until March 2005 at an aggregate rate of $14,194 per month.

Other Properties

         The Company owns 10 acres of land, an office building, workshop, warehouse and house in Sinton, Texas, 160 acres of land in Coke County, Texas and a 50% interest in approximately 2.0 acres of land in Bexar County, Texas. All three properties are used for the storage of tubulars and production equipment. The Company also owns 19 vehicles which are used in the field by employees.

Litigation

         From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

                               BUSINESS OF VESSELS

General

         Vessels is an independent energy company engaged in the acquisition, exploration, development, production and gathering of natural gas and crude oil. From its predecessor's inception in the 1970's until the spring of 1997, Vessels' core operations were in the DJ Basin in northeast Colorado. Beginning in 1993, Vessels began to slowly diversify its production base outside the DJ Basin by the selective acquisition of mineral leases and producing properties in other Rocky Mountain basins. Because of the growth potential of its other properties and a more favorable acquisition market outside the DJ Basin, Vessels elected, in late 1996, to sell its DJ Basin Properties and focus its efforts on higher potential growth opportunities elsewhere. In April 1997, Vessels completed the sale for cash of its DJ Basin producing, gathering, processing and marketing business. Sales proceeds were used to extinguish Vessels' debt to its lenders at such time and fund an aggressive 1997 capital expenditure program primarily focused on drilling in western Colorado.

         Vessels owns interest in 73 producing wells and 159,600 gross (139,000 net) acres of mineral leases. Vessels operates all wells in which it has an interest, as well as 100 miles of gas gathering pipelines.

         Vessels employs 27 persons full-time. Its principal offices are located in Suite 2000, 1050 Seventeenth Street, Denver, Colorado 80265, and its telephone number is (303) 825-3500.

Primary Operating Areas

Western Colorado

         In 1994, Vessels acquired an 80% interest in 20,000 acres on the eastern flank of the Piceance Basin, including 5 producing wells. In 1994 and 1995, Vessels drilled 2 and 3 wells, respectively, on this acreage. Based on drilling results and plans to accelerate drilling, Vessels began acquiring the balance of outstanding interests, as well as leasing additional mineral rights in the area. In 1996 and 1997, Vessels drilled 10 and 16 wells, respectively, in this area.

         There are now 33 wells on Vessels' acreage in which Vessels owns a 99% working interest. Net production in October 1997 averaged 8,638 Mcf of gas per day and 61 BOPD of condensate.

Southwestern Wyoming

         In 1993, Vessels acquired an interest in 6,500 acres on the eastern flank of the Washakie/Green River Basin, including 12 producing wells. In 1996, Vessels initiated the acquisition of 17 square miles of 3-D seismic data on a part of this acreage. Based on drilling results targeted in part by the 3-D seismic interpretations and plans to accelerate drilling, Vessels began acquiring other producing interests as well as leasing additional mineral rights in the area. In 1997, Vessels drilled 3 wells in this area.

         There are now 40 wells on Vessels' acreage in which Vessels owns a 96.8% working interest. Net production in October 1997 averaged 1,757 Mcf of gas per day and 323 BOPD of condensate.

Exploration Opportunities

         Vessels utilizes its geologic expertise to acquire substantial interests in developing exploration prospects with significant reserve potential with the intent to recover its initial investment in these prospects by selling a portion of such interests before outlaying substantial risked capital for drilling and development. Depending upon the drilling outcome, Vessels either sells its remaining interest, continues to participate in the development of the prospect, or, as was done in Western Colorado and Southwestern Wyoming, begins to acquire those interests not held by Vessels in the prospect or surrounding acreage and fields. Currently, Vessels is involved in the following prospects:

         Schuster Flats Prospect, Big Horn Basin, Washakie County, Wyoming. Vessels controls long-term mineral leases over approximately 47,000 nearly contiguous acres and certain geophysical data over this area. Vessels has entered into an agreement with another independent oil operator in which Vessels will convey 60% of its interest in the acreage in return for the operator acquiring further geophysical data and drilling two wells in 1998.

         Montana Overthrust Prospect, Montana Overthrust Belt, Lewis and Clark County, Montana. Vessels controls long-term mineral leases over approximately 12,000 acres and certain geophysical data over this area. Other operators are conducting exploration activities along this trend which is geologically similar to the highly productive Foothills trend in Alberta and British Columbia. The Company is in the process of reviewing geophysical data acquired from others to determine if further seismic data acquisition is appropriate before drilling operations are commenced. At this time, Vessels controls 100% of this acreage block which appears to overlie more than one drilling prospect.

Exploratory and Development Acreage

         Vessels' principal crude oil and natural gas properties consist of non-producing and producing crude oil and natural gas leases, including reserves of crude oil and natural gas in place. The following table indicates Vessels' interest in developed and undeveloped acreage as of December 1, 1997:


                                                                  Developed and Undeveloped Acreage
                                                                        As of December 1, 1997

                                        Developed Acreage                   Undeveloped Acreage
                                 ---------------------------------   -----------------------------------
                                  Gross Acres        Net Acres       Gross Acres          Net Acres
                                 ---------------   ---------------  ---------------   ------------------
  Wyoming                                23,695            16,420          103,305            96,580
  Montana                                    --`               --           12,600            11,600
  Colorado                               14,750            14,750            5,250             2,360
                                 ---------------   ---------------  ---------------   ------------------
           Total                         38,445            31,170          121,155           110,540

Productive Wells

         The following table sets forth the total gross and net productive wells of Vessels, expressed separately for crude oil and natural gas, as of December 1, 1997:

                              Productive Wells (1)
                             As of December 1, 1997

                                         Crude Oil             Natural Gas
                                    ---------------------  --------------------
            State/Country             Gross      Net        Gross       Net
           ---------------------    ---------- ----------  --------------------
           Colorado                     --        --         33.0       32.9
           Wyoming                      18.0      17.4       22.0       19.0
                                    ========== ==========  ====================
                    Total               18.0      17.4       55.0       51.9
                                    ========== ==========  ====================


Reserves Information

         The crude oil and natural gas reserves of Vessels have been estimated as of January 1, 1995, 1996 and 1997, by Netherland, Sewell & Associates, Dallas, Texas. These estimates included the DJ Basin Properties sold in April 1997. The reserves in the DJ Basin comprised in excess of 65% of the reserves in each of the aforementioned years. Crude oil and natural gas reserves, and the estimates of the present value of future net revenue therefrom, were determined based on then current prices and costs. Reserve calculations involved the estimate of future net recoverable reserves of crude oil and natural gas and the timing and amount of future net revenue to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain.

         The following table sets forth certain information regarding estimates of Vessels crude oil, and natural gas reserves as of January 1, 1995, January 1, 1996 and January 1, 1997, on a historical basis:

                                      Estimated Proved Reserves (1)
                                   -------------------------------------
                                    Proved        Proved       Total
                                   Developed    Undeveloped    Proved
                                   ----------- -------------- ----------

     As of January 1, 1995
       Crude oil (MBbls)             1,933          2,808       4,741
       Natural gas (MMcf)           37,890         26,226      64,116

     As of January 1, 1996
       Crude oil (MBbls)             1,726          1,642       3,368
       Natural gas (MMcf)           40,458         17,323      59,271

     As of January 1, 1997
       Crude oil (MBbls)             2,024          2,759       4,783
       Natural gas (MMcf)           54,222         42,232      96,454


(1)      Includes reserves related to the DJ Basin Properties.

         There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond the control of Vessels. The reserve data included in this Prospectus represent only estimates. In addition, the estimates of future net revenue from proved reserves of Vessels and the present value thereof are based upon certain assumptions about future production levels, prices, and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for Vessels' crude oil and natural gas properties included in this Proxy Statement-Prospectus are based on the assumption that future oil and gas prices remain the same as crude oil and natural gas prices at January 1, 1997, with respect to Vessels' then existing properties. The average sales prices as of such dates used for purposes of such estimates were $24.80 per Bbl of crude oil and $3.32 per Mcf of natural gas. Also assumed is Vessels' making future capital expenditures of approximately $12.0 million in the aggregate, necessary to develop and realize the value of its undeveloped reserves. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth herein. See "Risk Factors" and "Vessels Management's Discussion and Analysis of Financial Condition and Results of Operations."

         In general, the volume of production from crude oil and natural gas properties declines as reserves are depleted. Except to the extent Vessels acquires properties containing proved reserves or conducts successful exploration and development activities, or both, the proved reserves of Vessels will decline as reserves are produced. Vessels' future crude oil and natural gas production is therefore highly dependent upon its level of success in acquiring or finding additional reserves.

Drilling Activities

         The following table sets forth Vessels' gross and net working interest in exploratory, development and service wells drilled outside the DJ Basin during the year ended December 31, 1996 and the nine months ended September 30, 1997.

                                       1996        1997 (through September 30)
                          ---------------------- ------------------------------
                               Gross      Net        Gross            Net
                          ------------ --------- --------------- --------------
     Exploratory
       Productive
         Crude oil              --        --            --            --
         Natural gas            --        --            --            --
       Dry holes                 2.0       2.0           1.0           1.0
                          ------------ --------- --------------- --------------
           Total                 2.0       2.0           1.0           1.0
                          ============ ========= =============== ==============
     Development
       Productive
         Crude oil               3.0       3.0           1.0           1.0
         Natural gas            15.0      14.6          16.0          15.9
       Dry holes                 5.0       5.0           1.0           1.0
                          ------------ --------- --------------- --------------
           Total                23.0      22.6          18.0          17.9
                          ============ ========= =============== ==============

Markets and Customers

         In order to manage its exposure of price risks in the marketing of its crude oil and natural gas, Vessels continually reviews opportunities to enter into fixed price delivery contracts, financial swaps and crude oil and natural gas futures contracts as hedging devises that lock in the value of Vessels' current assets and the return on Vessels' near-term capital expenditure program.

         Vessels is a party to the Supply Contract, which is a long term fixed price gas sale contract that expires in 2008 and provides for the sale of approximately 1.5 Bcf of gas per year. To supply the sale, Vessels transports its gas production from other points to the point of sale, or when financially advantageous, sells its gas production nearer to the point of production, while buying gas from other parties at or near the point of sale. When Vessels transports its gas production it utilizes firm transportation capacity for which it has contracted with interstate pipelines for terms approximating and quantities greater than those of the Supply Contract for "forward haul" transportation, and short-term interruptible transportation for "back hauls." Certain claims related to the Supply Contract are subject to the Escrow Agreement. See "The Merger - Escrow of Shares."

         The balance of Vessels' oil and gas production is sold at current market prices under short-term contracts customary in the industry.

         During the nine months ended September 30, 1997, 9 purchasers accounted for approximately 80% of Vessels' oil and gas sales revenues.

         In addition, Vessels is a party to financial swaps and collars through 1999, as outlined below, with either Chase Bank or Enron Capital and Trade Resources.

                                            1998                  1999
                                      --------------          -----------

Annual volume of Oil                     119,000                  _

Range of Settlement Prices, $/BBL     $15.45-$19.00              N/A

Annual Volume of Gas                   2,480,000                840,000

Range of Settlement Prices, $/MMBTU   $1.355-$1.95               $1.83


Competition

         Vessels is subject to substantially the same competitive factors as Abraxas. See "Business of Abraxas-- Competition."

Regulatory Matters

         Vessels is subject to substantially the same regulatory factors as Abraxas. See "Business of Abraxas--Regulatory Matters."

         In addition to the regulations to which Abraxas is subject, Vessels is subject, and after the consummation of the Merger Abraxas will be subject, to regulation by the State of Colorado. Colorado amended its statute concerning oil and natural gas development in 1994 to provide the state's Oil and Gas Conservation Commission (the "Colorado OGC Commission") with enhanced authority to regulate oil and gas activities to protect public health, safety and welfare, including the environment. Several rule makings pursuant to these statutory changes have been undertaken by the Colorado OGC Commission concerning groundwater protection, soil conservation and site reclamation, setbacks in urban areas and other safety concerns, and financial assurance for industry obligations in these areas. To date, these rule changes have not adversely affected operations of Vessels, as the Colorado OGC Commission is required to enact cost-effective and technically feasible regulations. However, there can be no assurance that, in the aggregate, these and other regulatory developments will not increase the cost of conducting operations in the future.

         In Colorado, a number of city and county governments have enacted oil and natural gas regulations. These ordinances increase the involvement of local governments in the permitting of oil and natural gas operations, and require additional restrictions or conditions on the conduct of operations so as to reduce their impact on the surrounding community. Accordingly, these local ordinances have the potential to delay, and increase the cost of, drilling and recompletion operations.

Title to Properties

         As is customary in the crude oil and natural gas industry, Vessels makes only a cursory review of title to undeveloped crude oil and natural gas leases at the time they are acquired by Vessels. However, before drilling commences, Vessels requires a thorough title search to be conducted, and any material defects in title are remedied prior to the time actual drilling of a well on the lease begins. To the extent title opinions or other investigations reflect title defects, Vessels, rather than the seller of the undeveloped property, is typically obligated to cure any title defect at its expense. If Vessels were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, Vessels could suffer a loss of its entire investment in the property. Vessels believes that it has good title to its crude oil and natural gas properties, some of which are subject to immaterial encumbrances, easements and restrictions. The crude oil and natural gas properties owned by Vessels are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. Vessels does not believe that any of these encumbrances or burdens will materially affect Vessels' ownership or use of its properties.

Employees

         As of November 30, 1997, Vessels had 27 full-time employees. Additionally, Vessels retains contract pumpers on a month-to-month basis. The Company retains independent geologic and engineering consultants from time to time on a limited basis and expects to continue to do so in the future.

Office Facilities

         Vessels leases approximately 20,000 square feet of office space at 1050 Seventeenth Street, Suite 2000, Denver, Colorado 90285 for its executive offices. The primary lease term is set to expire in the third quarter of 1998.

Litigation

         Vessels is currently not a defendant in any ongoing litigation.

         The Environmental Protection Agency has issued administrative orders to certain parties who were former customers of Weld County Waste Disposal, Inc. ("WCWDI") related to their disposal of waste at facilities owned by WCWDI (matter of Weld County Waste Disposal, Inc., EPA Dockets No. RCRA 7003VIII 95-02, 95-04). Those parties have threatened to assert claims against Vessels, who was also a customer of WCWDI, under a right of contribution theory but have not filed a complaint. Vessels is unable to assess (i) whether any claims regarding this matter will be asserted, (ii) whether any claims, if asserted, would be successful, or (iii) if any claims are successfully asserted, the magnitude and amount of the claims.

         From time to time, Vessels is also involved in various other claims and administrative proceedings arising in the normal course of business. In the opinion of management, any liabilities that may result from these claims will not, individually or in the aggregate, have a material adverse effect on Vessels' financial position or results of operations.

         Vessels is presently engaged in voluntary settlement discussions with the owner, operator and two other companies regarding Vessels' participation in the cleanup of the WCWDI Oil Field Waste Disposal Facility near Ft. Lupton, Colorado, in lieu of litigation over the potential claims between Vessels and such other companies. Vessels has recorded an accrual of $300,000 related to this issue and Vessels' management believes its financial statements adequately reflect the impact of a potential settlement.

                     MANAGEMENT OF ABRAXAS AFTER THE MERGER

Directors and Executive Officers

         Set forth below are the names, ages, and positions of the executive officers and directors of Abraxas, as well as certain executive officers of Cascade and Canadian Abraxas. The term of the Class I directors of Abraxas expires in 2000, the Class II directors expires in 1999 and the Class III directors in 1998.

Name                         Age       Office                                                             Class

Robert L. G. Watson          47        Chairman of the Board,  President and Chief Executive  Officer of
                                       Abraxas;  Chairman of the Board and director of Cascade; Chairman of the Board, President and director of Canadian Abraxas
                                                                                                          III
Chris E. Williford           46        Executive Vice President,  Chief Financial Officer, Treasurer and
                                       director of Abraxas;  Vice  President and Assistant  Secretary of
                                       Canadian Abraxas                                                   III
Robert Patterson             40        Vice President/Operations of Abraxas                               -
Stephen T. Wendel            48        Vice President/Land and Marketing of Abraxas                       -
Franklin A. Burke            63        Director of Abraxas                                                I
Harold D. Carter             58        Director of Abraxas                                                I
Robert D. Gershen            44        Director of Abraxas                                                I
Richard M. Kleberg, III      55        Director of Abraxas                                                II
James C. Phelps              75        Director of Abraxas                                                III
Paul A. Powell, Jr.          52        Director of Abraxas                                                II
Richard M. Riggs             77        Director of Abraxas                                                II
Robert F. Semmens*           40        Director of Abraxas
Roger L. Bruton              65        Executive Vice President and director of Cascade;  Executive Vice
                                       President and director of Canadian Abraxas                         -
Donald A. Engle              54        President  and  director of Cascade;  Secretary  and  director of
                                       Canadian Abraxas                                                   -

*  To be appointed upon consummation of the Merger

         Robert L. G. Watson has served as Chairman of the Board, President, Chief Executive Officer and a director of Abraxas since 1977. Since May 1996, Mr. Watson has also served as Chairman of the Board, Chief Executive Officer and director of Grey Wolf and Chairman of the Board and a director of Cascade. In November 1996, Mr. Watson was elected Chairman of the Board, President and as a director of Canadian Abraxas. Prior to joining Abraxas, Mr. Watson was employed in various petroleum engineering positions with Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, from 1972 through 1977, and DeGolyer & McNaughton, an independent petroleum engineering firm, from 1970 to 1972. Mr. Watson received a Bachelor of Science degree in Mechanical Engineering from Southern Methodist University in 1972 and a Master of Business Administration degree from the University of Texas at San Antonio in 1974.

         Chris E. Williford was elected Vice President, Treasurer and Chief Financial Officer of Abraxas in January 1993, and as Executive Vice President and a director of Abraxas in May 1993. In November 1996, Mr. Williford was elected Vice President, Assistant Secretary and as a director of Canadian Abraxas. Prior to joining Abraxas, Mr. Williford was Chief Financial Officer of American Natural Energy Corporation, a crude oil and natural gas exploration and production company, from July 1989 to December 1992 and President of Clark Resources Corp., a crude oil and natural gas exploration and production company, from January 1987 to May 1989. Mr. Williford received a Bachelor of Science degree in Business Administration from Pittsburgh State University in 1973.

         Robert Patterson has served as Vice President/Operations of Abraxas since December 1995. From 1986 to 1995, Mr. Patterson was employed by Parker and Parsley Petroleum USA most recently as a Gulf Coast Division Manager. Prior to that, Mr. Patterson was District Manager for HCW Exploration from 1983 to 1986 and Drilling Engineer with Hilliard Oil and Gas from 1980 to 1983. Prior to that, he was a Drilling Engineer with Texas Pacific Oil Company from 1979 to 1980. Mr. Patterson is a registered Professional Engineer in the state of Texas and graduated with a Bachelor of Science degree in petroleum engineering from the University of Texas in 1979.

         Stephen T. Wendel has served as Vice President/Land and Marketing of Abraxas since 1990 and Corporate Secretary of Abraxas since 1994. From 1982 to 1990, Mr. Wendel served Abraxas as Manager of Joint Interests and Natural Gas Contracts. Prior to joining Abraxas, Mr. Wendel was employed in accounting, auditing and marketing positions with Tenneco Oil Company and Tesoro Petroleum Corporation, both crude oil and natural gas exploration and production companies. Mr. Wendel received a Bachelor of Business Administration degree in Accounting from Texas Lutheran University in 1971.

         Franklin A. Burke, a director of Abraxas since June 1992, has served as President and Treasurer of Venture Securities Corporation since 1971, where he is in charge of research and portfolio management. He has also been a general partner and director of Burke, Lawton, Brewer & Burke, a securities brokerage firm, since 1964, where he is responsible for research and portfolio management. Mr. Burke also serves as a director of NB Instruments, Inc., an instrument products company, Omega Institute, a job training entity, and Starkey Chemical Process Co., a chemical processing company. Mr. Burke received a Bachelor of Science degree in Finance from Kansas State University in 1955, a Master's degree in Finance from University of Colorado in 1960 and studied at the graduate level at the London School of Economics from 1962 to 1963.

         Harold D. Carter, a director of Abraxas since May 1996, has served as a member of the management committee of Brigham Oil & Gas, L.P., a three-dimensional seismic exploration company, since May 1992. Mr. Carter has also served as a consultant to Associated Energy Managers, Inc., an investment manager specializing in structuring and managing private investments in the energy industry, since October 1994. From 1991 to 1992, Mr. Carter was a consultant to various companies and investors involved in the crude oil and natural gas industry. Prior to 1991, Mr. Carter was employed by Pacific Enterprises Oil Company, where he was an Executive Vice President until September 1990 and a consultant from September 1990 until December 1990. From 1986 to 1989, Mr. Carter served as President and Chief Operating Officer of Sabine Corporation.

         Robert D. Gershen, a director of Abraxas since May 1995, has served as President of Associated Energy Managers, Inc., an investment manager specializing in structuring and managing private investments in the energy industry, since July 1989. Mr. Gershen has served as an investment advisor to Endowment Energy Partners, L.P. and Endowment Energy Partners II, Limited Partnership, limited partnerships formed to make loans to companies in the crude oil and natural gas business, since October 1989 and January 1993, respectively.

         Richard M. Kleberg, III, a director of Abraxas since December 1983, has held the position of managing partner of SFD Enterprises, Ltd., a private investment partnership, since 1980. Mr. Kleberg has served on the boards of directors of Cullen Frost Bankers, Inc., a bank holding company, since 1992; 1776 Restaurants, Inc., a restaurant concern, since 1983; The Frost National Bank of San Antonio, a national banking association, since 1984; and Kleberg & Co. Bankers, Inc., a bank holding company, since 1980. Mr. Kleberg holds a Bachelor of Science degree in Political Science from Trinity University.

         James C. Phelps, a director of Abraxas since December 1983, has been a consultant to crude oil and natural gas exploration and production companies such as Panhandle Producing Company and Tesoro Petroleum Corporation since April 1981. Mr. Phelps has served as a director of Grey Wolf since April 1995 and of Cascade since January 1996. From April 1995 to May 1996, Mr. Phelps served as Chairman of the Board and Chief Executive Officer of Grey Wolf, and from January 1996 to May 1996, he served as President of Cascade. From March 1983 to September 1984, he served as President of Osborn Heirs Company, a privately owned crude oil exploration and production company based in San Antonio. Mr. Phelps was President and Chief Operating Officer of Tesoro Petroleum Corporation from 1971 to 1981 and prior to that was Senior Vice President and Assistant to the President of Continental Oil Company. He received a Bachelor of Science degree in Industrial Engineering and a Master of Science degree in Industrial Engineering from Oklahoma State University.

         Paul A. Powell, Jr., a director of Abraxas since 1987, is currently Trustee of the Paul A. Powell Trust and has served as Vice President and Director of Mechanical Development Co., Inc., a tool and die and production machine company, since 1984. He also serves as trustee of sixteen investment trusts. Mr. Powell is a director and officer of Frameco, Inc., a tool and die and production machine company, Somerset Investments, Ltd., an investment company, and Powell Lake Properties, a real estate investment and management company. He attended Emory and Henry College and graduated from National Business College with a degree in Accounting.

         Richard M. Riggs, a director of Abraxas since 1985, is a self-employed geological consultant. He served as Vice President of Petro Consultants Energy Corporation, a crude oil and natural gas exploration and production company, from June 1978 to December 1984. Mr. Riggs has served as a director of Cascade since May 1996. He has previously been employed by Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, as Exploration Vice President for North America, and prior to that time was Manager of Domestic Exploration for Ashland Oil, Inc., a crude oil and natural gas exploration and production company. Mr. Riggs graduated with a Bachelors degree in Geology from Dartmouth College and a Masters degree in Geology from Columbia University.

         Robert F. Semmens will be appointed, and has consented to serve, as a director of Abraxas, upon consummation of the Merger. Mr. Semmens is a partner of The Beacon Group, an entity that controls VOG Holdings, LLC, the majority stockholder of Vessels. Prior to the formation of The Beacon Group, Mr. Semmens was a Vice President of Goldman, Sachs & Co. During his ten years at Goldman, Sachs, Mr. Semmens worked in the Pipeline & Utilities Group, the Energy Group and at J. Aron & Co. While working in the Energy Group and at J. Aron, Mr. Semmens was responsible for a number of the firm's principal investment activities, including reviewing and making investments in the oilfield services, oil and gas, and refining businesses. Mr. Semmens is a graduate of the J. L. Kellogg Graduate School of Management, Northwestern University (M.M.), the Northwestern University School of Law (J.D.) and the University of Arizona (B.A.).

         Roger L. Bruton is currently Executive Vice President and a director of Cascade. From January 1996 to October 1996, he served as President of Cascade. In November 1996, Mr. Bruton was elected Vice President of Canadian Abraxas and in December 1996 was elected as a director of Canadian Abraxas. Prior to joining Cascade, Mr. Bruton served as a geologist with Panhandle Eastern Pipeline Company from 1958 to 1963. From 1976 to 1977 he served as Regional Exploration Manager for Anadarko Production Company. He also served as Exploration Manager for the western United States and Canada for General Crude Oil Company from 1977 to 1979. From 1984 to 1990, Mr. Bruton served as President of Western Oil Corporation and Plains Petroleum Corporation, both of which are subsidiaries of KN Energy. Mr. Bruton was Regional General Manager of Anadarko Petroleum of Canada Ltd. from 1972 to 1976. Mr. Bruton received a Bachelors of Science degree in Geology and a Masters of Science degree in Geology from Kansas State University.

         Donald A. Engle, is currently President and a director of Cascade. From January 1996 to October 1996, he served as Vice President of Cascade. In November 1996, Mr. Engle was elected Secretary and as a director of Canadian Abraxas. From 1985 to 1995, he was President of Sapphire Resources, Ltd. Prior to that, Mr. Engle served as President of Neomar Resources Limited from 1980 to 1985 and as General Manager of Anadarko Petroleum of Canada Limited from 1976 to 1979. Mr. Engle received a Bachelor of Commerce degree from the University of Saskatchewan.

Executive Compensation

         Compensation Summary. The following table sets forth a summary of compensation for the fiscal years ended December 31, 1994, 1995 and 1996 paid by the Company to Robert L.G. Watson, the Chairman of the Board, President and Chief Executive Officer of the Company, Chris E. Williford, the Executive Vice President, Chief Financial Officer and Treasurer of the Company, and Stephen T. Wendel, the Company's Vice President-Land and Marketing and to Robert E. Patterson, the Company's Vice President of Operations for the fiscal year ended December 31, 1996. Abraxas did not have any executive officers other than Messrs. Watson and Williford whose total annual salary and bonus exceeded $100,000 for the years ended December 31, 1994, and 1995 and Messrs. Watson, Williford, Patterson and Wendel for the year ended December 31, 1996.



                           SUMMARY COMPENSATION TABLE

                                                                          Long Term
                                                                        Compensation
                                                                      ------------------
                                       Annual Compensation                 Awards
   ------------------------- -------- ---------------- -------------- ------------------

                                                                           Options
   Name and Principal                                                       /SARs
   Position                   Year      Salary ($)       Bonus ($)           (#)
   ------------------------- -------- ---------------- -------------- ------------------

   Robert L. G. Watson,      1994     $157,763(1)(2)       ----             ----
   Chairman  of  the  Board  1995     $108,281(1)(3)       ----             60,000
   and President             1996     $133,187         $135,550 (4)        140,000

   Chris E. Williford,       1994     $101,028             ----             ----
   Executive Vice            1995     $115,795(5)          ----            20,000
   President,                1996     $121,315          $72,000 (6)        40,000
   Chief Financial Officer
   and Treasurer

   Robert E. Patterson,      1996     $124,615          $35,000 (7)        60,000
   Vice President of
   Operations

   Stephen T. Wendel,        1994     $58,628              ----             ----
   Vice President - Land     1995     $63,210              ----            20,000
   and Marketing             1996     $76,577           $40,000 (8)        18,660
   ------------------------- -------- ---------------- -------------- ----------------


(1) Mr. Watson received repayments of loans to Abraxas of $287,940 during 1994 and $354,677 during 1995.
(2)      Includes $50,000 of stock awards and $105,000 of salary.
(3)      Includes $1,093 of stock awards and $107,188 of salary.
(4)      Includes $95,000 in cash and $40,550 of stock awards.
(5)      Includes $8,607 of stock awards and $107,188 of salary.
(6)      Includes $36,000 in cash and $36,000 in stock awards.
(7)      Includes $17,500 in cash and $17,500 in stock awards.
(8)      Includes $20,000 in cash and $20,000 in stock awards.

         Grants of Stock Options and Stock Appreciation Rights During the Fiscal Year Ended December 31, 1996. Pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan (the "ISO Plan"), the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (the "1993 Plan") and the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (the "LTIP"), the Company grants to employees and officers of the Company (including directors of the Company who are also employees) incentive stock options and non-qualified stock options. The ISO Plan, the 1993 Plan and the LTIP are administered by the Compensation Committee which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option.

         The table below contains certain information concerning stock options granted to Messrs. Watson, Williford, Patterson and Wendel during 1996:

                                    OPTION GRANTS IN FISCAL YEAR
------------------------------------------------------------------------------------------------------
                               % of Total                                 Potential Realizable Value
                                 Options       Exercise                   at Assumed Annual Rates of
                  Options      Granted to      Price Per     Expiration    Stock Price Appreciation
     Name         Granted       Employees        Share          Date            for Option Term

=============== ============= ============== ============== ============= ============== =============
                                                                               5%            10%
Robert   L. G.   40,000(1)        13.25          $5.00        03/07/06         $325,779      $518,748
Watson           100,000(1)       33.14          $7.50        11/20/06       $1,221,671    $1,945,307


Chris E.         20,000(1)        6.63           $5.00        03/07/06         $162,890      $259,374
Williford        20,000(1)        6.63           $7.50        11/20/06         $244,344      $389,061

Robert      E.   40,000(1)        13.25          $6.75        01/02/06         $439,802      $700,310
Patterson        10,000(1)        3.32           $5.00        03/07/06          $81,445      $129,687
                 10,000(1)        3.32           $7.50        11/20/06         $122,172      $194,531

Stephen     T.   10,660 (1)       3.54           $5.00        03/07/06          $86,722      $138,260
Wendel           8,000 (1)        2.66           $7.50        11/20/06          $97,760      $155,600


(1) One-fourth of the options become exercisable on each of the first four anniversaries of the date of grant.

         The table below contains certain information concerning exercises of stock options during the fiscal year ended December 31, 1996 by Messrs. Watson, Williford, Patterson and Wendel and the fiscal year end value of unexercised options held by Messrs. Watson, Williford, Patterson and Wendel.

                        Aggregated Option Exercises in Fiscal 1996 and Fiscal Year End Option Values
                                                                 Number of Unexercised       Value of Unexercised
                                                                Options on December 31,    in-the-Money Options on
                                 Shares Acquired                 1996 (#) Exercisable/      December 31, 1996 ($)
                                 By Exercise (#)     Value           Unexercisable               Exercisable/
              Name                                Realized ($)                                  Unexercisable
----------------------------------------------------------------------------------------------------------------------

Robert L. G. Watson                           -            -            15,000/85,000            $46,875/$573,125

Chris E. Williford                            -            -            20,000/60,000            $62,500/$207,500

Robert E. Patterson                           -            -                 0/60,000                 $0/$197,500

Stephen T. Wendel                             -            -            16,840/36/160            $56,375/$125,655


         Long Term Incentive Plan Awards During the Fiscal Year Ended December 31, 1996. The Company did not make any awards to any of Messrs. Watson, Williford, Patterson and Wendel under a long term incentive plan during the fiscal year ended December 31, 1996.

         Employment Agreements. The Company has entered into Employment Agreements (the "Employment Agreements") with each of Messrs. Watson, Williford, Patterson and Wendel, pursuant to which each of Messrs. Watson, Williford, Patterson and Wendel will receive compensation as determined from time to time by the Board in its sole discretion. The Employment Agreements terminate on December 31, 1998 except that the term of the Employment Agreements may be automatically extended for an additional year if by December 1 of the prior year neither the Company nor Messrs. Watson, Williford, Patterson or Wendel, as the case may be, has given notice that it does not wish to extend the term. Except in the event of a change in control, at all times during the term of the Employment Agreements, each of Messrs. Watson's, Williford's, Patterson's and Wendel's employment is at will and may be terminated by the Company for any reason without notice or cause. If a change in control occurs during the term of the Employment Agreement or any extension thereof, the expiration date of Mr. Watson's Employment Agreement is automatically extended to a date no earlier than four years following the effective date of such change in control, the expiration date of Mr. Williford's Employment Agreement is automatically extended to a date no earlier than three years following the effective date of such change in control and the expiration date of each of Mr. Patterson's and Mr. Wendel's Employment Agreement is automatically extended to a date no earlier than two years following the effective date of such change in control. If, following a change in control, Messrs. Watson's, Williford's, Patterson's or Wendel's employment is terminated other than for Cause (as defined in each of the Employment Agreements) or Disability (as defined in each of the Employment Agreements), by reason of Messrs. Watson's, Williford's, Patterson's or Wendel's death or retirement or by Messrs. Watson, Williford, Patterson or Wendel, as the case may be, other than for Good Reason (as defined in each of the Employment Agreements), then Mr. Watson will be entitled to receive a lump sum payment equal to four times his annual base salary, Mr. Williford will be entitled to receive a lump sum payment equal to three times his annual base salary and Mr. Patterson and Mr. Wendel will each be entitled to receive a lump sum payment equal to two times his annual base salary. If any such lump sum payment would individually or together with any other amounts paid or payable constitute an "excess parachute payment" within the meaning of Section 280G of the Code
("Section 280G"), the amounts to be paid will be increased so that Messrs. Watson, Williford, Patterson or Wendel, as the case may be, will be entitled to receive the amount of compensation provided in his contract after payment of the tax imposed by Section 280G.

         Compensation of Directors.

         Non-Qualified Stock Option Plan. Each director of the Company, other than Messrs. Watson, Williford, Carter and Gershen, has previously been granted options to purchase 8,900 shares of Common Stock under the Company's 1984 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"). There are currently outstanding options to purchase 8,900 shares of Common Stock under the Non-Qualified Plan. Mr. Burke holds an option to purchase 8,900 shares of Common Stock at an exercise price of $6.75 per share.

         Restricted Share Plan for Directors. Pursuant to the Director Share Plan, each director of the Company, other than Messrs. Watson and Williford, is entitled to receive a grant of shares of Common Stock or cash for attendance at regular and special meetings of the Board of Directors. Each eligible director of the Company was issued 400 shares of Common Stock during 1994 as an initial grant under the Director Share Plan and thereafter receives a number of shares of Common Stock equal to the product of 1,000 times the Capitalization Factor (as defined in the Director Share Plan) divided by the Average Stock Price (as defined in the Director Share Plan) as of the date of a meeting of the Board. For 1996, each of the directors received the number of shares of Common Stock set forth opposite his name under the Director Share Plan:

                                                              Number of
Name                                                            Shares

Franklin M. Burke                                                   695
Harold D. Carter                                                    493
Robert D. Gershen                                                   695
Richard M. Kleberg                                                  958
James C. Phelps                                                   1,698
Paul A. Powell                                                      796
Richard M. Riggs                                                  1,698

         Abraxas Petroleum Corporation Director Stock Option Plan. Pursuant to the Director Stock Option Plan, each member of the Company's Board of Directors, other than Messrs. Watson and Williford, was granted an option to acquire 8,000 shares at a price of $6.75 per share on June 1, 1996. Directors who join the Board for the first time after June 1, 1996, including Mr. Semmens, will be granted an option to acquire 8,000 shares of Common Stock on the date they become Directors. Options vest evenly over a four year period commencing on the first anniversary date of the grant and each option expires on the tenth anniversary of the date of the grant.

         Other Compensation. The directors of the Company received no other compensation for services as directors, except for reimbursement of travel expenses to attend Board meetings.

                              CERTAIN TRANSACTIONS

Abraxas

         Messrs. Watson, Phelps and Riggs were founders of Grey Wolf and in April 1995 purchased 900,000 shares of the capital stock of Grey Wolf (initially representing 39% of the outstanding shares) for an aggregate of C$90,000 (or C$0.10 per share) in cash. In January 1996, the Company purchased 20,325,096 shares of the capital stock of Grey Wolf (representing 78% of the outstanding shares) for an aggregate of approximately C$4.1 million (or C$.20 per share) in cash. In November 1997, Grey Wolf merged with Cascade. Messrs. Phelps, Riggs and Watson currently own 4.8% of the issued and outstanding capital stock of Cascade.

         Messrs. Phelps and Riggs own options to purchase in the aggregate up to 1,000,000 shares of capital stock of Cascade at an exercise price of C$.20 per share, and Mr. Watson owns options to purchase up to 800,000 shares of Cascade's capital stock at an exercise price of C$.34 per share. Cascade currently has 76,980,913 shares of capital stock outstanding.

         Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by Mr. Watson, owns a twin-engine airplane. The airplane is available for business use by employees of the Company from time to time at Wind River's cost. The Company paid Wind River a total of $101,421 for use of the plane during 1996.

         Abraxas  has  adopted  a policy  that  transactions,  including  loans, between Abraxas and its officers, directors, principal stockholders, or affiliates of any of them, will be on terms no less favorable to Abraxas than can be obtained on an arm's length basis in transactions with third parties and must be approved by the vote of at least a majority of the disinterested directors.

Vessels

         Mr. Semmens received no compensation as director of Vessels, except for reimbursement of travel expenses to attend board meetings.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Abraxas

         Based upon information received from the persons concerned, each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company, each executive officer and director, and all directors and officers of the Company as a group, owned beneficially as of January 1, 1998 the number and percentage of outstanding shares of Common Stock of the Company indicated in the following table:


    Name and Address of
     Beneficial Owner           Number of Shares (1)            Percentage

Robert L. G. Watson              284,505 (2)                          4.43
Endowment Advisors, Inc.         863,790 (3)                         13.45
      450 Post Road East
      Westport, CT  06881
Wellington Management            569,000 (4)                          8.86
      Company
      75 State Street
      19th Floor
      Boston, MA 02109
Westcliff Capital                471,300 (5)                          7.34
Management, LLC
      200 7th Avenue, # 105
      Santa Cruz, CA 95062
Dimensional Fund Advisors,       332,700 (6)                          5.18
Inc.
      1299 Ocean Avenue
      11th Floor
      Santa Monica, CA
90401
Franklin A. Burke                116,642 (7)                          1.82
Paul A. Powell, Jr.               34,291 (8)                             *
James C. Phelps                   35,807 (9)                             *
Richard M. Kleberg, III           33,714 (10)                            *
Robert D. Gershen                 25,689 (11)                            *
Chris E. Williford                40,908 (12)                            *
Richard M. Riggs                  16,013 (13)                            *
Harold D. Carter                   7,493 (14)                            *
Robert E. Patterson               22,223 (15)                            *
Stephen T. Wendel                 29,301 (16)                            *
All Officers and Directors       646,586 (2)(7)(8)                   10.07
as a                                    (9)(10)(11)(12)
      Group (11 persons)                (13)(14)
                                        (15)(16)

---------
    *  Less than 1%

(1) Unless otherwise indicated, all shares are held directly with sole voting and investment power.

(2) Includes 20,316 shares owned by Wind River Resources Corporation, a corporation owned by Mr. Watson, as to which Mr. Watson has sole voting and investment power, 13,545 shares issuable upon exercise of options granted pursuant to Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 51,645 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan. Does not include a total of 75,880 shares owned by the Robert L. G. Watson, Jr. Trust and the Carey B. Watson Trust, the trustees of which are Mr. Watson's brothers and the beneficiaries of which are Mr. Watson's children. Mr. Watson disclaims beneficial ownership of the shares owned by these trusts.

(3) Includes 643,585 shares of Common Stock owned by Endowment Energy Partners, L.P. ("EEP") and 220,205 shares of Common Stock owned by Endowment Energy Partners II, Limited Partnership ("EEP II"). EEP and EEP II are limited partnerships whose investors are educational institutions and which were formed to make loans to companies in the crude oil and natural gas business. The general partner of both EEP and EEP II is Fairfield Partners, Inc. (Del.) ("Fairfield") which is a wholly-owned subsidiary of Endowment Advisers, Inc. ("EAI"), a Delaware nonstock corporation controlled by its trustees and management. Voting and investment power over the shares held by EEP and EEP II is exercised by the Board of Trustees of EAI, and by Susan J. Carter, the Senior Vice President and Chief Operating Officer of both EAI and Fairfield. The trustees of EAI are principally individuals who are financial officers of educational institutions that have invested in investment partnerships sponsored by EAI, including EEP and EEP II.

(4) Wellington Management Company is an investment manager which has the power to make investment decisions for unrelated clients.

(5) Westcliff Capital Management, LLC is an investment manager which has the power to make investment decisions for unrelated clients.

(6) Persons who are officers of Dimensional Fund Advisors Inc. also serve as officers of DFA Investment Dimensions Group, Inc. (the "Fund") and The DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, these persons vote 50,000 shares which are owned by the Fund and 57,200 shares which are owned by the Trust.

(7) Includes 8,900 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Non-Qualified Stock Option Plan and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(8) Includes 4,228 shares owned by Mechanical Development Co., Inc., all of the outstanding capital stock of which is owned by members of Mr. Powell's family, 13,998 shares owned by the Paul A. Powell Trust of which Mr. Powell is a trustee and his family members are the primary beneficiaries, 51 shares owned by the Paul A. Powell Individual Trust of which Mr. Powell is a trustee, and 63 shares owned by NAD Properties of which Mr. Powell is a general partner. Mr. Powell shares voting and investment power as to all of such shares. Also includes 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(9) Includes 8,000 shares owned by Marie Phelps, Mr. Phelps' wife and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(10) Includes 16,688 shares owned by SFD Enterprises, Ltd., a private investment partnership, and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan. Mr. Kleberg shares voting and investment power as to the shares owned by SFD Enterprises.

(11) Includes warrants to purchase 13,500 shares of Common Stock at a price of $7.00 per share owned by Associated Energy Managers, Inc., the principal shareholder and Chief Executive Officer of which is Mr. Gershen, and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(12) Includes 1,786 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, 14,777 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 20,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(13) Includes 700 shares owned by the Riggs Family Trust of which Mr. Riggs is one of the trustees, 1,000 shares owned jointly by Mr. Riggs and his wife and 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(14) Includes 2,000 shares issuable upon exercise of options granted pursuant to the Director Option Plan.

(15) Includes 20,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

(16) Includes 4,340 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, 7,500 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation Key Contributor Stock Option Plan and 14,665 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.

Vessels

         Based upon information received from the persons concerned, the following table sets forth certain information regarding the beneficial ownership of Vessels Common Stock as of January 1, 1998 and the beneficial ownership of Abraxas Common Stock such shares will represent after the Merger by each person known to Vessels to be the beneficial owner of more than five percent of the outstanding shares of Vessels Common Stock, each executive officer and director of Vessels, and all directors and officers of Vessels as a group:

      Name and Address of              Number of
        Beneficial Owner               Shares (1)           Percentage
VOG Holdings, LLC                        24,656.88(2)              68.92%
     399 Park Avenue
     New York, NY 10022
Thomas J. Vessels                         4,112.38(3)               11.49
     180 Marion Street
     Denver, CO 80218
Mary W. Vessels                           3,157.92(4)                8.83
     #3 Cheesman Gardens
     1510 E. 10th Avenue
     Denver, CO  80218
Annette V. Lagunes                        1,602.53(5)                4.48
Stephen T. Vessels                          708.94(6)                1.98
W. Michael Neumann, Jr.                     173.18(7)                   *
Robert F. Semmens                        24,656.88(8)               68.92
Harold W. Pote                           24,656.88(8)               68.92
Richard A. Aube                                    --                  --
William F. Wallace                                 --                  --
All Officers and Directors as a             31,253.91               87.36
     Group (8 persons)
-----------------------
     *   Less than 1%

(1) Unless otherwise indicated, all shares are held directly with sole voting and investment power.
(2) Includes 1,004.88 shares subject to currently exercisable warrants which will be terminated upon closing of the Merger.
(3) Includes 133.38 shares subject to currently exercisable warrants which will be terminated upon closing of the Merger.
(4)  Includes an option to purchase 347 shares from Stephen T. Vessels. Includes
     150.41 shares subject to currently exercisable warrants which will be terminated upon closing of the Merger.
(5) Includes 43 shares owned by the Minor's Trust for Paul F. Lagunes of which Ms. Lagunes is the Trustee. Includes 62.33 shares subject to currently exercisable warrants held by Ms. Lagunes and 0.70 shares subject to currently exercisable warrants held by the Minor's Trust for Paul F.
     Lagunes, all of which warrants will be terminated upon closing of the Merger.
(6) Includes 27.44 shares subject to currently exercisable warrants which will be terminated upon closing of the Merger.
(7) Includes 3.18 shares subject to currently exercisable options which will be terminated upon closing of the Merger.

(8) Consists of 23,652 shares held by VOG Holdings, LLC with respect to which Mr. Semmens and Mr. Pote exercise voting power and 1,004.88 shares subject to currently exercisable warrants held by VOG Holdings, LLC which will be terminated upon closing of the Merger.

                      DESCRIPTION OF ABRAXAS CAPITAL STOCK

Common Stock

         Abraxas is authorized to issue 50,000,000 shares of Common Stock, par value $.01 per share. AtJanuary 6, 1998, there were 6,422,540 shares of Abraxas Common Stock issued and outstanding. Holders of the Abraxas Common Stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Holders of Abraxas Common Stock do not have preemptive rights to subscribe for additional shares of Abraxas Common Stock issued by Abraxas.

         Holders of the Abraxas Common Stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefor. Under the terms of the Credit Facility, Abraxas may not pay dividends on shares of the Abraxas Common Stock. In the event of liquidation, holders of the Common Stock are entitled to share pro rata in any distribution of Abraxas' assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of Preferred Stock. All of the outstanding shares of the Abraxas Common Stock are fully paid and nonassessable.

         References herein to Abraxas' Common Stock include the common share purchase rights distributed by Abraxas to its stockholders on November 17, 1994 as long as they trade with the Abraxas Common Stock. See "-- Stockholder Rights Plan".

Preferred Stock

         Abraxas' Articles of Incorporation authorize the issuance of up to 1,000,000 shares of Preferred Stock, par value $.01 per share, in one or more series. The Board of Directors is authorized, without any further action by the stockholders, to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of Preferred Stock, the number of shares constituting any such series, and the designation thereof. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. There are no shares of Preferred Stock outstanding.

Warrants

         Abraxas has warrants ("Warrants") outstanding to purchase an aggregate of 225,500 shares of Abraxas Common Stock. Associated Energy Managers, Inc. ("AEM"), has Warrants to purchase 13,500 shares at an exercise price of $7.00 per share. First Union National Bank of North Carolina ("First Union") has Warrants to purchase 212,000 shares of Abraxas Common Stock at an exercise price of $9.79 per share. These Warrants were issued to First Union in connection with Abraxas' credit agreement. First Union and AEM have certain registration rights with respect to shares of the Common Stock issued pursuant to the exercise of such Warrants. See " -- Registration Rights."

         Vessels has Warrants outstanding to purchase an aggregate of 230 shares of Vessels Common Stock. After consummation of the Merger, based upon the amount of the Projected Provisional Payment, Chase Securities Inc. ("Chase") will have Warrants to purchase 6,890 shares of Abraxas Common Stock at an exercise price of $56.60 per share and AEM will have Warrants to purchase 2,650 shares of Abraxas Common Stock at an exercise price of $56.60 per share and Warrants to purchase an additional 2,650 shares of Abraxas Common Stock at an exercise price of $25.47 per share. AEM and Chase have certain registration rights with respect to shares of Abraxas Common Stock issued pursuant to the exercise of Warrants. See "--Registration Rights."

         All outstanding Warrants contain provisions that protect AEM, Chase and First Union against dilution by adjusting the price at which the Warrants are exercisable and the number of shares of the Abraxas Common Stock issuable upon exercise thereof upon the occurrence of certain events, including payment of stock dividends and distributions, stock splits, recapitalizations, reclassifications, mergers, consolidations or the issuance or sale of Common

Stock or options, rights or securities convertible into shares of the Common Stock, in the case of AEM and Chase, at less than the current market price or, in the case of First Union, at a price less than the greater of the current market price or the exercise price. A holder of Warrants has no rights as a stockholder of Abraxas until the Warrants are exercised. All Warrants are currently exercisable, although none have been exercised as of the date hereof.

Registration Rights

         The shares of the Abraxas Common Stock to be received by AEM, Chase and First Union upon exercise of Warrants and any shares of the Common Stock owned by Endowment Energy Partners, L.P. ("EEP") and Endowment Energy Partners II, Limited Partnership ("EEP II") are entitled to certain rights with respect to the registration of such shares under the Securities Act.

         Under the terms of the Registration Rights Agreement with EEP and EEP II, in the event that Abraxas proposes to register any shares of the Abraxas Common Stock or securities convertible into Abraxas Common Stock under the Securities Act for its own account, except in certain circumstances, EEP and EEP II are entitled to include shares of Abraxas Common Stock in such registration ("Piggyback Registration"), subject to the right of the underwriters of any such offering to limit the number of shares included in such registration. Abraxas has agreed to pay all expenses in connection with a Piggyback Registration except for underwriting discounts and selling commissions which shall be borne by EEP and/or EEP II with respect to shares of the Abraxas Common Stock owned by EEP and EEP II other than the 211,500 shares of Abraxas Common Stock acquired by EEP and EEP II through the exercise of the Warrants formerly owned by EEP and EEP II ("Warrant Shares"). EEP and EEP II have the additional right to require ("Demand Registration") Abraxas to effect one Demand Registration of all shares of the Abraxas Common Stock (other than Warrant Shares) in the aggregate at any time and Abraxas is required to effect such registration, subject to certain conditions and limitations. Abraxas is required to bear the expenses of a Demand Registration except for underwriting discounts and selling commissions which shall be borne by EEP and/or EEP II with respect to shares of Abraxas Common Stock owned by EEP and EEP II other than Warrant Shares. Abraxas has agreed to customary indemnities including an agreement to indemnify, subject to certain limited exceptions, EEP and EEP II in connection with a Demand Registration and a Piggyback Registration.

         Under the terms of its Warrants, AEM has the right to unlimited Piggyback Registrations and, with respect to its Vessels Warrants, the right to one Demand Registration. EEP and EEP II have the right to one Demand Registration in the aggregate at any time after December 20, 1995 and unlimited Piggyback Registrations with respect to Warrant Shares. Abraxas has agreed to pay all expenses in connection with Piggyback Registrations by AEM and by EEP and EEP II with respect to Warrant Shares and to share expenses equally with EEP and EEP II with respect to Warrant Shares registered in a Demand Registration; provided, however, all underwriting discounts and selling commissions shall be borne by EEP, EEP II or AEM, as the case may be. AEM's Vessels Warrants require Abraxas to pay all expenses incurred in connection with any such registration other than underwriting discounts and selling commissions which shall be borne by AEM. Abraxas has also agreed to customary indemnities, including an agreement to indemnify, subject to certain limitations, AEM in connection with a Demand Registration and a Piggyback Registration.

         Under the terms of its Warrants, First Union has the right to two Demand Registrations and, subject to the rights to Piggyback Registration of EEP, EEP II and AEM, unlimited Piggyback Registrations. Abraxas will pay all expenses incurred in connection with any such registration other than underwriting discounts and selling commissions which shall be borne by First Union. Abraxas has also agreed to customary indemnities, including an agreement to indemnify, subject to certain limitations, First Union in connection with a Demand Registration and a Piggyback Registration.

         Under the terms of its Warrants, Chase has the right to two (2) Demand Registrations and unlimited Piggyback Registrations. Abraxas will pay all expenses incurred in connection with any such registration other than underwriting discounts and selling commissions which shall be borne by Chase. Abraxas has also agreed to customary indemnities, including an agreement to indemnify, subject to certain limitations, Chase in connection with a Demand Registration and a Piggyback Registration.

         At the Closing, Abraxas will enter into a Registration Rights Agreement with VOG Holdings, LLC ("VOG") and a similar agreement with the remaining Vessels stockholders (the "Stockholders"). Each of VOG and the Stockholders shall have the right to unlimited Piggyback Registrations, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration. Each of VOG and the Stockholders, as a group, also have the right to require Abraxas to effect one (1) Demand Registration. Abraxas has agreed to pay all expenses in connection with any registrations on behalf of VOG and the Stockholders except for underwriters' discounts and commissions and fees and disbursements of VOG's and the Stockholders' counsel. Abraxas has agreed to customary indemnities including an agreement to indemnify, subject to certain limited exceptions, VOG and the Stockholders in connection with a Demand Registration and a Piggyback Registration.

Anti-takeover Effects of Certain Provisions of the Articles of Incorporation and Bylaws

         Abraxas' Articles of Incorporation and Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The Articles of Incorporation and Bylaws provide that the Board of Directors will consist of not less than three nor more than twelve members, with the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. The Board of Directors, and not the stockholders, has the authority to determine the number of directors, and could prevent any stockholder from obtaining majority representation on Abraxas' Board of Directors by enlarging the Board of Directors and by filling the new directorships with the stockholder's own nominees. In addition, directors may be removed by the stockholders only for cause.

         The Articles of Incorporation and Bylaws provide that special meetings of stockholders of Abraxas may be called only by the Chairman of the Board, the President or a majority of the members of the Board of Directors. This provision may make it more difficult for stockholders to take actions opposed by the Board of Directors.

         The Articles of Incorporation and Bylaws provide that any action required to be taken or which may be taken by holders of Abraxas Common Stock must be effected at a duly called annual or special meeting of such holders, and may not be taken by any written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the Articles of Incorporation and Bylaws prohibiting stockholder action by written consent could prevent the holders of a majority of the voting power of Abraxas from using the written consent procedure to take stockholder action and taking action by consent without giving all the stockholders of Abraxas entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

Stockholder Rights Plan

         On November 17, 1994, the Board of Directors of Abraxas adopted a stockholder rights plan (the "Rights Plan"). Under the terms of the Rights Plan, the Board of Directors of Abraxas declared a dividend of one common share purchase right ("Right") on each share of the Abraxas Common Stock outstanding on November 17, 1994. Each Right entitles the holder thereof to buy one-half of one share of Abraxas Common Stock at an exercise price of $40 per share ($20 per half share), subject to adjustment.

         The Rights are not exercisable until the occurrence of specified events. Upon the occurrence of such an event (which events are generally those which would signify the commencement of a hostile bid to acquire Abraxas), the Rights then become exercisable (unless redeemed by the Board of Directors) for a number of shares of Abraxas Common Stock having a market value of four times the exercise price of the Right. If the acquiror were to conclude the acquisition of Abraxas, the Rights would then become exercisable for shares of the controlling/surviving corporation having a value of four times the exercise price of the Rights. If the Rights were exercised at any time, significant dilution would result, thus making the acquisition prohibitively expensive for the acquiror. In order to encourage a bidder to negotiate with the Board of Directors, the Rights Plan provides that the Rights may be redeemed under prescribed circumstances by the Board of Directors.

         The Rights are not intended to prevent a takeover of Abraxas and will not interfere with any tender offer or business combination approved by the Board of Directors. The Rights Plan is intended to protect the stockholders in the event of (a) an unsolicited offer to acquire Abraxas, including offers that do not treat all stockholders equally, (b) the acquisition in the open market of shares constituting control of Abraxas without offering fair value to all stockholders and (c) other coercive takeover tactics which could impair the Board's ability to fully represent the interests of the stockholders.

Anti-takeover Statutes

         The Nevada GCL contains two provisions, described below as "Combination Provisions" and the "Control Share Act," that may make more difficult the accomplishment of unsolicited or hostile attempts to acquire control of a corporation through certain types of transactions.

         Restrictions   on  Certain   Combinations   Between   Nevada   Resident
Corporations and Interested Stockholders

         The Nevada GCL includes certain provisions (the "Combination Provisions") prohibiting certain "combinations" (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an "interested stockholder" (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation's stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder's date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto, or in its bylaws. Abraxas' Articles of Incorporation and Bylaws do not currently contain a provision rendering the Combination Provisions inapplicable. The Merger is not subject to the Combination Provisions.

Nevada Control Share Act

         Nevada's Control Share Acquisition Act (the "Control Share Act") imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of "control shares" of a person or group ("Acquiring Person") purchasing a "controlling interest" in an "issuing corporation" (as defined in the Nevada
GCL) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an "issuing corporation" unless, before an acquisition is made, the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Abraxas' Articles of Incorporation and Bylaws do not currently contain a provision rendering the Control Share Act inapplicable. Vessels stockholders acquiring shares of Abraxas Common Stock in the Merger will not be subject to the Control Share Act.

         Under the Control Share Act, an "issuing corporation" is a corporation organized in Nevada which has 200 or more stockholders, at least 100 of whom are stockholders of record (which for this purpose includes registered and beneficial owners) and residents of Nevada, and which does business in Nevada directly or through an affiliated company. The status of Abraxas at the time of the occurrence of a transaction governed by the Control Share Act (assuming that Abraxas' Articles of Incorporation or Bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable.

         The Control Share Act requires an Acquiring Person to take certain procedural steps before he or it can obtain the full voting power of the control shares. "Control shares" are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a "controlling interest," and (2) acquired within 90 days immediately preceding that date. A "controlling interest" is defined as the ownership of shares which would enable

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the Acquiring  Person to exercise  certain  graduated  amounts  (beginning  with one-fifth) of all voting power of the corporation. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as "interested stockholders" (as defined below).

         To obtain voting rights in control shares, the Acquiring Person must file a statement at the principal office of the issuer ("Offeror's Statement") setting forth certain information about the acquisition or intended acquisition of stock. The Offeror's Statement may also request a special meeting of stockholders to determine the voting rights to be accorded to the Acquiring Person. A special stockholders' meeting must then be held at the Acquiring Person's expense within 30 to 50 days after the Offeror's Statement is filed. If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.

         "Interested Stockholder" is defined as a person who, directly or indirectly, exercises the voting power of an issuing corporation and who is (1) an acquiring person, (2) an officer of the corporation or (3) an employee and director of the corporation. At the special or annual meeting at which the issue of voting rights of control shares will be addressed, "interested stockholders" may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise. Abraxas' Articles of Incorporation do not currently contain a provision allowing for such voting power.

         If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, must be sent a notice advising them of the fact and of their right to receive "fair value" for their shares. Abraxas' Articles of Incorporation and Bylaws do not provide otherwise. Within 20 days of the mailing of the notice, any such stockholder may demand to receive from the corporation the "fair value" for all or part of his shares. "Fair value" is defined in the Control Share Act as "not less than the highest price per share paid by the Acquiring Person in an acquisition."

         The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror's Statement to the corporation within 10 days after the Acquiring Person's acquisition of the control shares; or (2) an Offeror's Statement is delivered, but the control shares are not accorded full voting rights by the stockholders. Abraxas' Articles of Incorporation and Bylaws do not address this matter.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                   OF THE COMPANY AND STOCKHOLDERS OF VESSELS

         Upon consummation of the Merger, the stockholders of Vessels will become stockholders of the Company whose rights will (i) be defined and governed by the Nevada Statute and cease to be defined and governed by the DGCL and (ii) cease to be defined and governed by the Certificate of Incorporation and By-laws of Vessels and will be defined and governed by the Company's Articles of Incorporation, as amended (the "Company Articles"), and the Amended and Restated By-laws of the Company (the "Company By-laws"). Certain provisions of the Company Articles and the Company By-laws alter the rights which stockholders of Vessels presently have and also alter certain powers of management. These provisions are summarized below. This summary is qualified in its entirety by reference to the Company Articles, the Certificate of Incorporation of Vessels (the "Vessels Certificate"), the By-laws of Vessels (the "Vessels By-laws") and applicable law. In addition, the Company could implement certain other changes by amending the Company Articles or the Company By-laws. For a discussion of such changes, see "Certain Differences Between Nevada and Delaware Corporate Laws."

Number of Directors

         The Company. The Company By-laws provide that its initial Board of Directors shall consist of seven (7) directors, until changed by amendment of the Company By-laws. The current number of directors of the Company is nine (9).

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

The Company's current Board of Directors is divided into three classes, with the term of three (3) directors to expire in each of 1998, 1999 and 2000, respectively. See "Management of Abraxas After the Merger."

         Vessels. The Vessels By-laws provide that its Board of Directors shall consist of not less than three (3) directors, until changed by amendment of the Vessels By-laws. The current number of directors of Vessels is seven (7). The Vessels Board of Directors is not divided into classes and all directors are elected at each annual meeting.

Monetary Liability of Directors

         The Company. The Company Articles provide for the elimination of personal monetary liability of directors and officers to the fullest extent permissible under the Nevada Statute.

         Vessels. The Vessels Certificate provides for the elimination of personal monetary liability of directors to the fullest extent permissible under the DGCL. This provision incorporates future amendments to Delaware law with respect to the elimination of such liability.

Removal of Directors

         The Company. The Company By-laws provide that any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of the Abraxas Common Stock entitled to vote generally in the election of directors, voting together as a single class.

         Vessels. The Vessels By-laws provide that, except as provided by the DGCL, the stockholders of Vessels may remove one or more directors with or without cause at a meeting of stockholders duly called for such purposes or otherwise in the manner provided in the DGCL.

Amendment of Articles/Certificate of Incorporation

         The Company. The Company Articles reserve for the Company the right to amend any provision contained in the Company Articles.

         Vessels. The Vessels Certificate is silent with respect to the vote required to amend the Vessels Certificate and, therefore, the DGCL governs. See "Certain Differences Between Nevada and Delaware Corporate Laws --Amendment of Articles/Certificate of Incorporation."


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


                       CERTAIN DIFFERENCES BETWEEN NEVADA
                           AND DELAWARE CORPORATE LAWS

         The Nevada Statute governs the rights of stockholders of the Company and will govern the rights of Vessels stockholders who become stockholders of the Company. The Nevada Statute and the DGCL differ in many respects. Certain of the significant differences between the provisions of the Nevada Statute and the DGCL that could materially affect the rights of Vessels stockholders are discussed below.

Amendment of Articles/Certificate of Incorporation

         Under the Nevada Statute, a corporation's articles of incorporation may be amended by the affirmative vote of the holders of a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series. No such different amount is specified in the Company Articles.

         Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of a majority of the Board of Directors and stockholders holding a majority of the outstanding shares entitled to vote on such amendment and, in certain circumstances, the holders of a majority of the outstanding stock of each class entitled to vote on such amendment as a class, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL. No such different amount is specified in the Vessels Certificate.

Cumulative Voting

         Under the Nevada Statute and the DGCL, cumulative voting is not available unless so provided in a corporation's articles of incorporation. The Company Articles expressly prohibit cumulative voting. The Vessels Certificate does not provide for cumulative voting.

Preemptive Rights

         Under the Nevada Statute, for corporations formed before October 1, 1991, except to the extent limited or denied by the articles of incorporation, stockholders of a corporation have a preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares. The Company Articles expressly deny preemptive rights to the Company's stockholders.

         Under the DGCL, stockholders have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided in the certificate of incorporation. The Vessels Certificate contains no express provision providing preemptive rights to its stockholders.

Classified Board

         The Nevada Statute permits the adoption of a board of directors classified as to the duration of their respective terms of office or as to their election by one or more authorized classes or series of shares. The Nevada Statute requires that at least one-fourth in number of the directors of every corporation be elected annually. The Company has adopted a classified board of directors.

         The DGCL permits the division of directors of a corporation into one, two or three classes, with the term of one class of directors expiring at the next annual meeting, the second class one year thereafter and the third class two years thereafter; and at each annual meeting held after such classification and election, directors shall be chosen for a full term, as the case may be, to succeed those whose terms expire. Vessels has not adopted a classified board of directors.

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


Indemnification of Directors and Officers; Insurance

         The Nevada Statute and the DGCL each permit a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties against all expenses (including attorneys' fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense by reason of his being or having been a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except where he has been adjudged by a court of competent jurisdiction (and after exhaustion of all appeals) to be liable for gross negligence or willful misconduct in the performance of duty. The Company By-laws provide indemnification to the same extent allowed pursuant to the foregoing provisions of the Nevada Statute. The Vessels Articles and the Vessels By-laws provide indemnification to the same extent allowed pursuant to the provisions of the DGCL.

         The Nevada Statute and the DGCL also authorize the purchase of insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. The Company and Vessels each currently maintain a directors' and officers' liability insurance policy.

Limitation on Director Liability

         The Nevada Statute provides that a corporation may include in its articles of incorporation a provision eliminating or limiting the personal liability of its directors or officers for damages for any breach of fiduciary duty as a director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of improper dividends. The Company Articles contain a provision which eliminates director and officer liability to the extent allowed by the Nevada Statute.

         The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty. The DGCL expressly provides, however, that the liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated in this manner. The DGCL further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Vessels Certificate contains a provision eliminating director liability to the extent permitted by the DGCL.

Removal of Directors

         Under the Nevada Statute a director or the entire board of directors of a corporation without a classified board of directors can be removed with or without cause by the holders of not less than two-thirds of shares then entitled to vote in an election of directors. The Company's By-laws provide that a director or the entire board of directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of the Company Common Stock.

         Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation or by-laws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote an election of directors, except (i) in the case of a corporation having a classified board, and unless the certificate of incorporation provides otherwise, stockholders may effect such removal only for cause, and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if they were cumulatively voted at an election of the entire board of directors. The Vessels By-laws provide that the stockholders of Vessels may remove one or more directors with or without cause at a meeting of stockholders duly called for such purpose and otherwise in the manner provided in the applicable law of the State of Delaware.


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


Inspection of Books and Records

         The Nevada Statute permits any person who shall have been a stockholder for at least six months immediately preceding his demand, or who is the holder of at least 5% of the outstanding stock of the corporation, to examine the stockholder ledger and to make abstracts therefrom, provided that a written demand setting forth a proper purpose of such examination is made and served on the statutory agent of the corporation.

         The DGCL permits any stockholder of record to inspect a corporation's stock ledger, the stockholder list and its other books and records for any purpose reasonably related to such person's interest as a stockholder provided that his written demand under oath is directed to the corporation's registered office in Delaware or to its principal place of business.

Right to Call Special Meetings of Stockholders

         Under the Nevada Statute special meetings of stockholders of a corporation may be held as authorized by the corporation's articles of incorporation or bylaws. The Company Articles provide that special meetings of the stockholders of the Company may only be called by the Chairman of the Board, the President or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors of the Company.

         Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized in the certificate of incorporation or the bylaws. The Vessels By-laws provide that the President or the Board of Directors may call special meetings of the stockholders of Vessels, and that, upon request of not less than one-tenth of all outstanding shares of entitled to vote at the meeting, the president shall call a special meeting of stockholders.

Action Without a Meeting

         Under the Nevada Statute, unless prohibited by the articles of incorporation or the bylaws, any action to be taken by stockholders at a meeting may be taken without a meeting if a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. The Company's
Articles expressly provide that actions of stockholders of the Company may not be taken without a meeting.

         The DGCL provides that, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorized such action, consent in writing. The Vessels Certificate permits action by consent of its stockholders in accordance with the DGCL.

Mergers, Sales of Assets and Other Transactions

         Under the Nevada Statute, a merger or consolidation in which the corporation is a constituent corporation must be approved by the board of directors and by the holders of a majority of outstanding stock of the corporation entitled to vote thereon, provided that no vote of stockholders of a constituent corporation surviving a merger is required (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding share after the merger and (c) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed 20% of the total number of voting shares of the surviving corporation outstanding immediately before the merger.

         Under the DGCL, a merger or consolidation in which the corporation is a constituent corporation must be approved by the board of directors and by the holders of a majority of outstanding stock of the corporation entitled to vote

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

thereon, provided that no vote of stockholders of a constituent corporation surviving a merger is required (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding share after the merger and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized, unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

         Under the Nevada Statute and the DGCL, a corporation may sell, lease or exchange all or substantially all of its assets after such transaction has been approved by the corporation's board of directors and by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

Provisions Affecting Business Combinations

         Section 203 of the DGCL ("Section 203") prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

         For purposes of Section 203, the term "business combination" is defined broadly to include mergers with or caused by the interested stockholder; sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock; the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholders' proportionate ownership of any class or series of the corporation's or such subsidiary's stock); or receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

         The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the date at which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer; or (iii) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the voting stock not owned by the interested stockholder. Section 203 does not apply if the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under Section 203 of the proposed transaction which (i) constitutes certain (x) mergers or consolidations, (y) sales or other transactions of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all of the outstanding stock of the corporation or (z) proposed tender or exchange offers for 50% or more of the corporation's outstanding voting stock; (ii) is with or by a person who was either not an interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation's board of directors; and (iii) is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years (other their chosen successors).

         A Delaware corporation may elect not to be governed by Section 203 by a provision of its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by majority stockholder vote and may not be further amended by the board of directors. Such an amendment is not effective until 12 months following its adoption.

         The Nevada Statute includes similar provisions (the "Nevada Combination Provisions") prohibiting certain combinations with interested stockholders. See "Description of Capital Stock -- Anti-takeover Statutes." The Nevada Statute defines "interested stockholder" similarly to the DGCL, except that an interested stockholder is defined to be a person or group who owns 10% or more of the corporation's outstanding voting stock. The Nevada Statute defines the term "combination" similarly to the DGCL, except that a combination is deemed to occur when acquisitions of five percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock are consummated.

         Neither the Company Articles nor the Vessels Certificate contains a provision opting out of the coverage of the Nevada Combination Provisions or
Section 203, respectively.

Appraisal Rights

         Under the Nevada Statute, a stockholder is entitled to dissent from and, upon perfection of the stockholder's appraisal rights, to obtain the fair value of his or her shares in the event of certain corporation actions, including certain mergers and share exchanges, and any corporate action taken pursuant to a vote of the stockholders to the extent that the corporation's articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares. See "The Merger -- The Merger Agreement -- Appraisal Rights" and "Appraisal Rights."

         Under the DGCL, a stockholder of a constituent corporation in certain mergers or consolidations may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder shall be entitled to an appraisal of the fair value of his shares of stock. Appraisal rights are not available (a) with respect to the shares or depository receipts which are either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") or are held of record by more than 2,000 holders if such stockholders receive only share or depository receipts of the surviving corporation or shares or depository receipts of any other corporation which are either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (b) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger.

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



Dividends and Stock Repurchase and Redemption

         The Nevada Statute provides that a corporation may, unless otherwise restricted by its articles of incorporation, authorize and make distributions to its stockholders. No distributions may be made if, after giving it effect: (i) the corporation would not be able to repay its debts as they become due or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount needed to satisfy preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution if, at the time of the distribution, the corporation is to be dissolved.

         The DGCL permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis.

Dissolution

         The Nevada Statute provides that voluntary dissolution occurs upon the recommendation by the board of directors to the stockholders of the corporation and the affirmative vote of the holders of a majority of the stockholders entitled to vote thereon.

         Under the DGCL, voluntary dissolution of a corporation requires the adoption of a resolution by a majority of the board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, together with a majority vote of the outstanding shares of each class or series entitled to vote as a class. Alternatively, the DGCL permits the voluntary dissolution of a corporation without the approval of the board of directors pursuant to the written consent of all stockholders.

         THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE DIFFERENCES BETWEEN THE NEVADA AND DELAWARE CORPORATE LAWS. SUCH DIFFERENCES CAN BE DETERMINED BY FULL REFERENCE TO THE NEVADA STATUTE AND THE DGCL, THE COMMON LAW UNDER EACH OF SUCH JURISDICTIONS, THE ARTICLES OF INCORPORATION AND THE BY-LAWS OF THE COMPANY AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF VESSELS.

                                  LEGAL MATTERS

         Certain legal matters related to the shares of the Abraxas Common Stock offered hereby are being passed upon for Abraxas by Cox & Smith Incorporated, San Antonio, Texas. Certain legal matters in connection with the Merger will be passed upon by Cox & Smith Incorporated, San Antonio, Texas and by King & Spalding, Houston, Texas.

                                     EXPERTS

         The consolidated financial statements of Abraxas Petroleum Corporation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and the statements of Combined Oil and Gas Revenues and Direct Operating Expenses of Certain Overriding Royalty Interests in the Portilla Field Acquired by Abraxas Petroleum Corporation for the years ended December 31, 1994 and 1995 included in the Proxy Statement of Abraxas Petroleum Corporation which is referred to and made a part of the Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The Statements of Revenues and Direct Operating Expenses of Enserch Exploration, Inc.'s Wamsutter Area Package for the three years ended December 31, 1995, 1994 and 1993 included in the Proxy Statement of Abraxas Petroleum Corporation which is referred to and made a part of the Prospectus and the Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of CGGS Canadian Gas Gathering Systems, Inc. as of October 31, 1996 and 1995 and for the years ended October 31, 1996, 1995 and 1994 have been included herein and in the Registration Statement in reliance upon the report of KPMG, Chartered Accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Vessels Energy, Inc and subsidiaries for the years then ended included in the Proxy Statement of Abraxas Petroleum Corporation which is referred to and made a part of the Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated April 9, 1997 with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         The consolidated statements of operations, cash flows and stockholders equity of Vessels Energy, Inc. and subsidiaries for the year ended December 31, 1994 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The historical reserve information prepared by DeGolyer and MacNaughton and Netherland, Sewell & Associates included in this Proxy Statement-Prospectus and the Registration Statement has been included herein in reliance upon the authority of such firms as experts with respect to matters contained in such reserve reports.

                             STOCKHOLDERS' PROPOSALS

         If the Merger is consummated, it is presently anticipated that Abraxas will hold its annual meeting of stockholders on or about May 22, 1998. Stockholder proposals intended to be presented at that meeting must be submitted in accordance with the notice requirements set forth in the Company's By-Laws for consideration by the Company for possible inclusion in the proxy material for that meeting.

                                GLOSSARY OF TERMS

         Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or NGLs.

         The following definitions shall apply to the technical terms used in this Prospectus.

         "Bbl" means barrel or barrels.

         "Bblpd" means barrels per day.

         "Bcf" means billion cubic feet.

         "BOE" means barrel of crude oil equivalent.

         "BOPD" means barrel of crude oil per day.

         "C$" means Canadian dollars.

         "DD&A" means depletion, depreciation and amortization.

         "Developed acreage" means acreage which consists of acres spaced or assignable to productive wells.

         "Development well" means a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extraction of proved crude oil or natural gas reserves.

         "Dry hole" means an exploratory or development well found to be incapable of producing either crude oil or gas in sufficient quantities to justify completion as a crude oil or natural gas well.

         "Exploratory well" means a well drilled to find and produce crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be producing crude oil or natural gas in another reservoir, or to extend a known reservoir.

         "Finding cost" expressed in dollars per BOE, is calculated by dividing the amount of total exploration and development capital expenditures (excluding any amortization with respect to deferred financing fees) by the amount of proved reserves added during the same period (including the effect on proved reserves of reserve revisions).

         "G&A" means general and administrative.

         "Gross" natural gas and crude oil wells or "gross" wells or acres is the number of wells or acres in which the Company has an interest.

         "LOE" means lease operating expenses and production taxes.

         "MBbl" means thousand barrels.

         "MBOE" means thousand barrels of crude oil equivalent.

         "Mcf" means thousand cubic feet.

         "Mcfpd" means thousand cubic feet per day.

         "MMBbls" means million barrels of crude oil.

         "MMBOE" means million barrels of crude oil equivalent.

         "MMBTU" means million British Thermal Units.

         "MMcf" means million cubic feet.

         "MMcfpd" means million cubic feet per day.

         "Net" natural gas and crude oil wells or "net" acres are determined by multiplying "gross" wells or acres by the Company's working interest in such wells or acres.

         "NGL" means natural gas liquid.

         "PV-10" means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the Securities and Exchange Commission.

         "Production costs" means lease operating expenses and taxes on natural gas and crude oil production.

         "Productive   wells"  mean   producing   wells  and  wells  capable  of
production.

         "Proved developed reserves" includes only those proved reserves expected to be recovered from existing completion intervals in existing wells and those reserves that exist behind the casing of existing wells when the cost of making such reserves available for production is relatively small compared to the cost of a new well.

         "Proved reserves" or "reserves" means natural gas and crude oil, condensate and NGLs on a net revenue interest basis, found to be commercially recoverable.

         "Proved undeveloped reserves" includes those proved reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

         "Service Well" is a well used for water injection in secondary recovery projects or for the disposal of produced water.

         "Undeveloped acreage" means leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of crude oil and natural gas, regardless whether or not such acreage contains proved reserves.

                          INDEX TO FINANCIAL STATEMENTS

                                                                          Page
Abraxas Petroleum Corporation and Subsidiaries

Report of Independent Auditors .............................................F-2
Consolidated Balance Sheets at December 31, 1995 and 1996 and
   September 30, 1997 (Unaudited) ..........................................F-3
Consolidated Statements of Operations for the years ended
   December 31, 1994, 1995,and 1996 and for the nine months
   ended September 30, 1996 and 1997 (Unaudited) ...........................F-5
Consolidated Statements of Shareholders' Equity for the years ended December 31, 1994, 1995, and 1996 and for the nine months ended September 30, 1997 (Unaudited).....................................F-7
Consolidated Statements of Cash Flows for the years ended
   December 31, 1994, 1995,and 1996 and for the nine months
   ended September 30, 1996 and 1997 (Unaudited)............................F-9
Notes to Consolidated Financial Statements .................................F-11

CGGS Canadian Gas Gathering Systems Inc.

Auditors' Report to the Directors ..........................................F-39
Balance Sheets at October 31, 1995 and 1996 ................................F-40
Statements of Earnings (Loss) and Deficit for the years ended
   October 31, 1994,1995, and 1996 .........................................F-41
Statements of Changes in Financial Position for the years ended
   October 31, 1994, 1995, and 1996 ........................................F-42
Notes to Financial Statements ..............................................F-43

Enserch Exploration, Inc.'s Wamsutter Area Package

Independent Auditors' Report ...............................................F-50
Statements of Revenues and Direct Operating Expenses for the years ended
   December 31, 1993, 1994, and 1995 and for the nine months ended
   September 30, 1995 and 1996 (Unaudited) .................................F-51
Notes to Statements of Revenues and Direct Operating Expenses ..............F-52

Certain Overriding Royalty Interests in the Portilla Field Acquired by
   Abraxas Petroleum Corporation

Report of Independent Auditors .............................................F-54
Statements of Combined Oil and Gas Revenues and Direct Operating Expenses
   for the years ended December 31, 1994 and 1995 and
   for the nine months ended September 30, 1995 and 1996 (Unaudited) .......F-55
Notes to Statements of Combined Oil and Gas Revenues and
   Direct Operating Expenses ...............................................F-56

Vessels Energy, Inc.

Report of Independent Public Accountants ...................................F-60
Report of Independent Accountants ..........................................F-61
Consolidated Balance Sheets as of December 31, 1995 and 1996
   and September 30, 1997 (Unaudited) ......................................F-62
Consolidated Statements of Operations for the years ended
   December 31, 1994, 1995, and 1996 and for the nine months
   ended September 30, 1996 and 1997 (Unaudited) ...........................F-64
Consolidated Statements of Cash Flows for the years ended
   December 31, 1994, 1995, and 1996 and for the nine months ended
   September 30, 1996 and 1997 (Unaudited) .................................F-65
Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1994,1995, and 1996, and for the nine months ended
   September 30, 1997 (Unaudited) ..........................................F-67
Notes to Consolidated Financial Statements .................................F-68

                         Report of Independent Auditors



The Board of Directors and Shareholders
Abraxas Petroleum Corporation

         We have audited the accompanying consolidated balance sheets of Abraxas Petroleum Corporation and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abraxas Petroleum Corporation and Subsidiaries at December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                              ERNST & YOUNG LLP

San Antonio, Texas
March 21, 1997



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS


                                                         December 31
                                                     -------------------- September 30
                                                        1995       1996      1997
                                                     ---------   -------- ------------
                                                       (In thousands)     (Unaudited)

Current assets:
   Cash ...........................................   $  4,250   $  8,290   $    7,559
   Accounts receivable, less allowance for
     doubtful accounts:
       Joint owners ...............................      1,335      1,601        2,067
       Oil and gas production sales ...............      2,946     11,400        8,164
       Affiliates, officers, and shareholders .....         53         94         --
       Other ......................................         60      1,289          749
                                                      --------   --------   ----------
                                                         4,394     14,384       10,980

   Equipment inventory ............................         80        451          430
   Other current assets ...........................        125        187          205
                                                      --------   --------   ----------
     Total current assets .........................      8,849     23,312       19,174

Property and equipment ............................    104,997    310,043      346,459
Less accumulated depreciation, depletion, and
   amortization ...................................     29,919     38,653       58,250
                                                      --------   --------   ----------
   Net property and equipment  based on the full
     cost method of accounting for oil and gas
     properties  of which $-0- and $37,268 at
     December 31, 1995 and 1996, respectively, were
     excluded from amortization ...................     75,078    271,390      288,209
Deferred financing fees, net of accumulated
   amortization of $289 and $280 at December 31,
   1995 and 1996, respectively ....................        354      9,335        8,432
Restricted cash ...................................        134         90           90
Marketable securities .............................        326       --           --
Other assets ......................................        326        715        1,277
                                                      ========   ========   ==========
   Total assets ...................................   $ 85,067   $304,842   $  317,182
                                                      ========   ========   ==========




                             See accompanying notes.


                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)


                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                          December 31
                                                   ---------------------------   September 30
                                                       1995           1996           1997
                                                   ------------   ------------   ------------
                                                        (In thousands)            (Unaudited)
Current liabilities:
   Accounts payable .............................   $     3,929    $     9,960    $    14,246
   Oil and gas production payable ...............         1,787          2,378          2,410
   Accrued interest .............................           363          3,206         10,392
   Income taxes payable .........................          --              145            145
   Other accrued expenses .......................            46          1,132          1,638
   Dividends payable on preferred stock .........            91           --             --
   Payable to affiliates ........................          --               58           --
                                                    -----------    -----------    -----------
     Total current liabilities ..................         6,216         16,879         28,831

Long-term debt:
   Senior notes .................................          --          215,000        215,000
   Financing agreements .........................        41,557           --             --
   Other ........................................            44             32          2,330
                                                    -----------    -----------    -----------
                                                         41,601        215,032        217,330

Other long-term obligations .....................          --               87            243
Deferred income taxes ...........................           187         32,928         32,024
Minority interest in foreign subsidiary .........          --            2,157          4,380
Future site restoration .........................          --            2,103          2,248

Commitments and contingencies

Shareholders' equity:
   Preferred  stock 8%,  authorized .............     1,000,000
   shares;  issued and  outstanding 45,741 shares
   at December 31, 1995 and 1996 and $-0- at
     September 30, 1997 .........................          --             --             --
   Common stock, par value $.01 per share -
     authorized 50,000,000 shares; issued
     5,799,762, 5,806,812, and 6,324,730 shares
     at December 31, 1995 and 1996 and
     September 30, 1997, respectively ...........            58             58             63
   Additional paid-in capital ...................        50,914         50,926         51,119
   Unrealized holding loss on securities ........          (244)          --             --
   Accumulated deficit ..........................       (13,664)       (12,517)       (15,298)
   Treasury stock, at cost, 2,571, 74,711, and
     53,023 shares at December 31, 1995 and 1996
     and September 30, 1997, respectively .......            (1)          (405)          (281)
   Foreign currency translation adjustment ......          --           (2,406)        (3,477)
                                                    -----------    -----------    -----------
     Total shareholders' equity .................        37,063         35,656         32,126
                                                    -----------    -----------    -----------
     Total liabilities and shareholders' equity .   $    85,067    $   304,842    $   317,182
                                                    ===========    ===========    ===========

                             See accompanying notes.



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                             Nine Months Ended
                                              Year Ended December 31           September 30
                                        --------------------------------    --------------------
                                          1994        1995        1996        1996        1997
                                        --------    --------    --------    --------    --------
                                                                                (Unaudited)
                                            (In thousands except shares and per share data)

Revenue:
   Oil and gas production revenues ..   $ 11,114    $ 13,660    $ 25,749    $ 11,275    $ 46,920
   Gas processing revenues ..........       --          --           600        --         2,793
   Rig revenues .....................        161         108         139         106         250
   Other ............................         74          49         165          17         728
                                        --------    --------    --------    --------    --------
                                          11,349      13,817      26,653      11,398      50,691

Operating costs and expenses:
   Lease operating and production ...      3,693       4,333       5,858       3,295      10,604
     taxes
   Gas processing costs .............       --          --           262        --         1,191
   Depreciation, depletion, and
     amortization ...................      3,790       5,434       9,605       4,145      19,780
   Rig operations ...................        133         125         169         113         214
   General and administrative .......        810       1,042       1,933       1,250       3,119
                                        --------    --------    --------    --------    --------
                                           8,426      10,934      17,827       8,803      34,908
                                        --------    --------    --------    --------    --------
Operating income ....................      2,923       2,883       8,826       2,595      15,783

Other (income) expense:
   Interest income ..................        (16)        (34)       (254)       (155)       (438)
   Amortization of deferred financing        400         214         280         192         933
     fees
   Interest expense .................      2,359       3,911       6,241       2,142      18,757
   Loss on marketable securities ....       --          --           235         235        --
   Other expense ....................         67        --           138        --           115
                                        --------    --------    --------    --------    --------
                                           2,810       4,091       6,640       2,414      19,367
                                        --------    --------    --------    --------    --------
Income (loss) from continuing
   operations before taxes and ......        113      (1,208)      2,186         181      (3,584)
   extraordinary items
Income tax expense (benefit):
   Current ..........................       --          --           176        --           156
   Deferred .........................       --          --          --          --        (1,227)
Minority interest in income of
   consolidated foreign subsidiary ..       --          --            70          58          85
                                        --------    --------    --------    --------    --------
Income (loss) from continuing
   operations before extraordinary
     items ..........................        113      (1,208)      1,940         123      (2,598)





                                       ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                                      CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)


                                                                            Nine Months Ended
                                              Year Ended December 31           September 30
                                        --------------------------------    --------------------
                                          1994        1995        1996        1996        1997
                                        --------    --------    --------    --------    --------
                                                                                (Unaudited)
                                            (In thousands except shares and per share data)
Discontinued operations:
   Loss from operations of
     discontinued coal properties ...   $   (348)   $   --      $   --      $   --      $   --
   Loss on disposal of discontinued
     coal properties ................       (988)       --          --          --          --
                                        ---------   ---------   ---------   ---------   ---------
Loss from discontinued operations ...     (1,336)       --          --          --          --
                                        ---------   ---------   ---------   ---------   ---------
Income (loss) before extraordinary ..     (1,223)     (1,208)      1,940         123      (2,598)
   items
Extraordinary item:
   Debt extinguishment costs ........     (1,172)       --          (427)        369        --
                                        --------    --------    --------    --------    ---------
Net income (loss) ...................     (2,395)     (1,208)      1,513        (246)     (2,598)
Less dividend requirement on
   cumulative preferred stock .......       (183)       (366)       (366)       (274)       (183)
                                        ---------   ---------   ---------   ---------   ---------
Net income (loss) applicable to
   common stock .....................   $ (2,578)   $ (1,574)   $  1,147    $   (520)   $ (2,781)
                                        =========   =========   =========   =========   =========

Earnings per common and common
  equivalent share:
     Income (loss) from continuing
       operations ...................   $   (.02)   $   (.34)   $    .23    $   (.03)   $   (.47)
     Discontinued operations ........       (.31)       --          --          --          --
     Extraordinary items ............       (.27)       --          (.06)       (.06)       --
                                        ---------   ---------   ---------   ---------   ---------
   Net income (loss) per share ......   $   (.60)   $   (.34)   $    .17    $   (.09)   $   (.47)
                                        =========   =========   =========   =========   =========
Weighted average shares outstanding .   4,309,878   4,635,412   6,794,442   5,804,145   5,920,135
                                        =========   =========   =========   =========   =========




                             See accompanying notes.



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (In thousands except share amounts)



                                   Preferred Stock           Common Stock          Treasury Stock
                               -----------------------    ------------------    ---------------------
                                Shares       Amount       Shares     Amount      Shares      Amount
                               -----------   ---------    ---------  -------    --------   ----------
Balance at January 1, 1994 .          --      $   --      4,202,449  $   42         --      $      --
   Issuance of common stock
     for compensation ......          --          --         10,033      --         --             --
   Issuance of preferred
     stock for acquisition .        45,741       4,573         --        --         --             --
   Options and warrants ....          --          --        249,408       3         --             --
     exercised
   Changes in unrealized
     holding loss on .......          --          --           --        --         --             --
     securities
   Dividend on preferred ...          --          --           --        --         --             --
     stock
   Net loss for the year ...          --          --           --        --         --             --
                                -----------  ---------   ----------  -------     -------    ----------
Balance at December 31, 1994        45,741       4,573    4,461,890      45         --             --
   Issuance of common stock
     for compensation ......          --          --          7,872      --         --             --
   Issuance of common stock           --          --      1,330,000      13         --             --
   Treasury stock ..........          --          --           --        --        2,571           (1)
     purchased, net
   Changes in preferred
     stock par value .......          --        (4,573)        --        --         --             --
   Dividend on preferred ...          --          --           --        --         --             --
     stock
 Net loss for the year .....          --          --           --        --         --             --
                                -----------  ---------   ----------  -------     -------    ----------
Balance at December 31, 1995        45,741        --      5,799,762      58        2,571           (1)

   Issuance of common stock
     for compensation ......          --          --          5,050      --       (2,500)           1

   Expenses paid related to
     private placement .....          --          --           --        --         --             --
     offering
   Options exercised .......          --          --          2,000      --         --             --
   Treasury stock purchased           --          --           --        --       74,640         (405)
   Dividend on preferred ...          --          --           --        --         --             --
     stock
   Foreign currency
     translation adjustment           --          --           --        --         --             --
   Changes in unrealized
     holding loss on .......          --          --           --        --         --             --
     securities
   Net income for the year .          --          --           --        --         --             --

                                      F-7



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (In thousands except share amounts)

                              Additional     Unrealized                   Foreign
                               Paid-In     Holding Loss   Accumulated     Currency
                               Capital     on Securities    Deficit     Translation      Total
                              -----------  -------------  -----------   -----------    -------------
Balance at January 1, 1994 .  $    34,614  $     --      $    (9,513)   $      --      $    25,143
   Issuance of common stock
     for compensation ......         107         --             --             --              107
   Issuance of preferred
     stock for acquisition .        --           --             --             --            4,573
   Options and warrants ....       1,496         --             --             --            1,499
     exercised
   Changes in unrealized
     holding loss on .......        --          (244)          --             --             (244)
     securities
   Dividend on preferred ...        --          --             (183)          --             (183)
     stock
   Net loss for the year ...        --          --           (2,394)          --           (2,394)
                              -----------  -------------  -----------   -----------    -------------
Balance at December 31, 1994      36,217        (244)       (12,090)          --           28,501
   Issuance of common stock
     for compensation ......          74        --             --             --               74
   Issuance of common stock       10,050        --             --             --           10,063
   Treasury stock ..........        --          --             --             --               (1)
     purchased, net
   Changes in preferred
     stock par value .......       4,573        --             --             --             --
   Dividend on preferred ...        --          --             (366)          --             (366)
     stock
   Net loss for the year ...        --          --           (1,208)          --           (1,208)
                              -----------  -------------  -----------   -----------    -------------
Balance at December 31, 1995      50,914        (244)       (13,664)          --           37,063
   Issuance of common stock
     for compensation ......          41        --              --            --               42
   Expenses paid related to
     private placement .....         (42)       --             --             --              (42)
     offering
   Options exercised .......          13        --             --             --               13
   Treasury stock purchased         --          --             --             --             (405)
   Dividend on preferred ...        --          --             (366)          --             (366)
     stock
   Foreign currency
     translation adjustment         --          --             --           (2,406)        (2,406)
   Changes in unrealized
     holding loss on .......        --           244           --             --              244
     securities
   Net income for the year .        --          --            1,513           --            1,513
                              -----------  -------------  -----------   -----------    -------------


                             See accompanying notes

                                      F-7a


                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (In thousands except share amounts)



                                   Preferred Stock           Common Stock            Treasury Stock
                               -----------------------    ----------------------   -------------------
                                Shares       Amount        Shares       Amount      Shares     Amount
                              -----------  -----------    ---------   ----------   --------   --------


Balance at December 31, 1996      45,741    $    --       5,806,812   $      58      74,711    $ (405)

   Issuance of common stock
     for compensation ......        --           --           7,735        --       (21,688)      124
     (Unaudited)
   Options exercised .......        --           --           2,000        --          --         --
     (Unaudited)
   Dividend on preferred
     stock (Unaudited) .....        --           --            --          --          --         --
   Conversion of preferred
     stock (Unaudited) .....     (45,741)        --         508,183           5        --         --
   Foreign currency
     translation adjustment         --           --            --          --          --         --
     (Unaudited)
   Net loss for the period .        --           --            --          --          --         --
     (Unaudited)
                              -----------  -------------  ----------- ----------    --------   -------
Balance at September 30,
   1997 (Unaudited) ........        --      $    --       6,324,730   $      63      53,023    $ (281)
                              -----------  -------------  ----------- ----------    --------   -------



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                       (In thousands except share amounts)

                              Additional     Unrealized                   Foreign
                               Paid-In     Holding Loss   Accumulated     Currency
                               Capital     on Securities    Deficit     Translation      Total
                              -----------  -------------  -----------   -----------    ---------
Balance at December 31, 1996   $  50,926    $      --     $ (12,517)  $  (2,406)       $ 35,656

   Issuance of common stock
     for compensation ......         186           --          --           --              310
     (Unaudited)
   Options exercised .......          11           --          --           --               11
     (Unaudited)
   Dividend on preferred
     stock (Unaudited) .....        --             --          (183)        --             (183)
   Conversion of preferred
     stock (Unaudited) .....          (4)          --          --           --                1
   Foreign currency
     translation adjustment         --             --          --         (1,071)        (1,071)
     (Unaudited)
   Net loss for the period .        --             --        (2,598)        --           (2,598)
     (Unaudited)
                              -----------  -------------  -----------   -----------    ---------
Balance at September 30,
   1997 (Unaudited) ........   $  51,119    $      --     $ (15,298)   $  (3,477)     $  32,126
                              ===========  =============  ===========   ===========    =========



                             See accompanying notes.
                                      F-8a




                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                 Nine Months Ended
                                               Year Ended December 31               September 30
                                          ---------------------------------    -----------------------
                                           1994         1995        1996          1996         1997
                                        ----------   ----------   ---------    ----------   ----------
                                                   (In thousands)                    (Unaudited)
Operating Activities
Net income (loss) ...................   $  (2,395)   $  (1,208)   $   1,513    $    (246)   $  (2,598)
Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
     Minority interest in income of
       foreign subsidiary ...........        --           --             70           58           85
     Loss on disposal of discontinued
       operations ...................         987         --           --           --           --
     Depreciation, depletion, and
       amortization .................       3,790        5,434        9,605        4,145       19,780
     Amortization of deferred
       financing fees ...............         467          214          280          561          933
     Issuance of common stock for
       compensation .................         107           74           42         --            310
     Decrease in deferred tax asset .        --           --           --           --         (1,227)
     Loss on marketable securities ..        --           --            235         --           --
     Net loss from debt .............       1,172         --            427         --           --
       restructurings
     Changes in operating assets
       and liabilities:
         Accounts receivable ........        (814)        (807)      (6,013)         103        3,404
         Equipment inventory ........          (9)         (29)         (82)         (62)          21
         Other assets ...............         (74)           2         (133)         (14)         (18)
         Accounts payable, accrued
           expenses, and dividends
           payable ..................       1,232          (79)       7,009          713       11,920
         Oil and gas production
           payable ..................         (62)         919          591         (373)          32
                                        ---------    ---------    ---------    ---------    ---------
Net cash provided by operating
   activities .......................       4,401        4,520       13,544        4,885       32,642

Investing Activities
Capital expenditures, including
   purchases and development of
   properties .......................     (36,444)     (12,330)     (87,793)     (55,489)     (44,604)
Payment for purchase of CGGS,
   net of cash acquired .............        --           --        (85,362)        --           --
Proceeds from sale of oil and gas
   properties and equipment inventory          70        2,556          242       16,794        8,978
Purchase of interest in real estate
   partnership ......................        --           (311)        --         (2,425)        --
Proceeds from sale of marketable
   securities .......................        --           --            335         --           --
Sale of common stock in Castle
   Minerals .........................         371         --           --           --           --
                                         ---------    ---------    ---------    ---------    ---------
Net cash used in investing
   activities .......................     (36,003)     (10,085)    (172,578)     (41,120)     (35,626)



                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                                                 Nine Months Ended
                                               Year Ended December 31               September 30
                                          ---------------------------------    -----------------------
                                           1994         1995        1996          1996         1997
                                        ----------   ----------   ---------    ----------   ----------
                                                   (In thousands)                    (Unaudited)
Financing Activities
Preferred stock dividends ...........   $     (91)   $    (366)   $    (366)   $    (274)   $    (182)
Issuance of common stock, net of
   expenses .........................       1,499       10,063          (29)          30           11
Purchase of treasury stock, net .....        --             (1)        (405)        (372)        --
Proceeds from long-term borrowings ..      40,906        5,950      305,400       90,400        2,298
Payments on long-term borrowings ....     (12,659)      (5,646)    (131,969)     (46,957)        --
Deferred financing fees .............        (451)        (186)      (9,688)        (779)         (30)
Other ...............................        --           --             87         (113)         156
                                        ---------    ---------    ---------    ---------    ---------
Net cash provided by financing
   activities .......................      29,204        9,814      163,030       41,935        2,253
                                        ---------    ---------    ---------    ---------    ---------
Increase (decrease) in cash .........      (2,398)       4,249        3,996        5,700         (731)
Cash at beginning of year ...........       2,533          135        4,384        4,384        8,380

                                        ---------    ---------    ---------    ---------    ---------
Cash at end of year, including
   restricted cash ..................   $     135    $   4,384    $   8,380    $  10,084    $   7,649
                                        =========    =========    =========    =========    =========

Supplemental Disclosures
Supplemental disclosures of cash
   flow information:
     Interest paid ..................   $   2,150    $   3,884    $   3,863    $   2,142    $  12,594
                                        =========    =========    =========    =========    =========


Supplemental schedule of noncash
   investing and financing
   activities:
     During  1996,  the  Company  purchased  all of the  capital  stock  of CGGS
       Canadian  Gas  Gathering  Systems,  Inc.  for  $85,362,000,  net of  cash acquired.  In conjunction with the acquisition,  liabilities assumed were as follows (in thousands):
Fair value of assets acquired ..........................................................   $ 123,970
Cash paid for the capital stock  .......................................................     (85,362)
                                                                                           ---------
Liabilities assumed ....................................................................   $  38,608
                                                                                           =========

     During 1994, the Company issued $4,574,000 of preferred stock in exchange for oil and gas producing properties.



                             See accompanying notes.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1994, 1995, and 1996
                (Information as to September 30, 1997 and for the
           nine months ended September 30, 1996 and 1997 is unaudited)


1.  Organization and Significant Accounting Policies

Nature of Operations

         Abraxas Petroleum Corporation (the Company or Abraxas) is an independent energy company engaged in the acquisition of and the exploration, development, and production of crude oil and natural gas primarily along the Texas Gulf Coast, in the Permian Basin of west Texas, in southwestern Wyoming and in western Canada, and in the gathering and processing of natural gas primarily in western Canada. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

         The accompanying unaudited interim consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the financial position as of September 30, 1997 and the results of operations and cash flows for the nine months ended September 30, 1996 and 1997. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year. Information as of September 30, 1997 and for the nine months ended September 30, 1996 and 1997, as well as disclosures of events occurring after March 1997 are unaudited.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Marketable Securities

         Management determines the appropriate classification of marketable equity and debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities that the Company has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the Company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available-for-sale or trading and carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried as a separate component of shareholders' equity. Unrealized holding gains and losses on securities classified as trading are reported in earnings.

Concentration of Credit Risk

         Financial instruments which potentially expose the Company to credit risk consist principally of trade receivables, interest rate and crude oil and natural gas price swap agreements. Accounts receivable are generally from companies with significant oil and gas marketing activities. The Company performs ongoing credit evaluations and, generally, requires no collateral from its customers. For further information regarding the Company's swap arrangements, see Notes 6 and 16.

Equipment Inventory

         Equipment  inventory  consists  of  casing,   tubing,  and  compressing
equipment and is carried at the lower of cost or market.

Oil and Gas Properties

         The Company follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. The Company does not capitalize internal costs. Depreciation, depletion, and amortization (DD&A) of capitalized crude oil and natural gas properties and estimated future development costs are based on the unit-of-production method. Net capitalized costs of crude oil and natural gas properties are limited to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated unescalated future net revenues from proved reserves discounted at 10 percent, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances.

         Unevaluated properties not currently being amortized included in oil and gas properties were $-0- and $37,268,000 at December 31, 1995 and 1996, respectively. The properties represented by these costs were undergoing exploration activities or are properties on which the Company intends to commence activities in the future. The Company believes that the unevaluated properties at December 31, 1996 will be substantially evaluated in six to thirty-six months and it will begin to amortize these costs at such time.

Other Property and Equipment

         Other property and equipment are recorded on the basis of cost. Depreciation of gas gathering and processing facilities and other property and equipment is provided over the estimated useful lives using the straight-line method. Major renewals and betterments are recorded as additions to the property and equipment accounts. Repairs that do not improve or extend the useful lives of assets are expensed.

Stock-Based Compensation

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock (see Note 8).

Foreign Currency Translation

         The functional currency for the Company's Canadian operations is the Canadian dollar. The Company translates the functional currency into U.S. dollars based on the current exchange rate at the end of the period for the balance sheet and a weighted average rate for the period on the statement of operations. Translation adjustments are reflected as Cumulative Foreign Exchange Translation Adjustment in Shareholders' Equity.

Fair Value of Financial Instruments

         The  Company   includes  fair  value   information   in  the  notes  to
consolidated financial statements when the fair value of its financial instruments is different from the book value. The Company assumes the book value of those financial instruments that are classified as current approximates fair value because of the short maturity of these instruments. For noncurrent financial instruments, the Company uses quoted market prices or, to the extent that there are no available quoted market prices, market prices for similar instruments.

Restoration, Removal and Environmental Liabilities

         The estimated costs of restoration and removal of major processing facilities are accrued on a straight-line basis over the life of the property. The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. These amounts are the undiscounted, future estimated costs under existing regulatory requirements and using existing technology.

Revenue Recognition

         The Company recognizes crude oil and natural gas revenue from its interest in producing wells as crude oil and natural gas is sold from those wells. Revenue from the processing and gathering of natural gas is recognized in the period the service is performed.

Deferred Financing Fees

         Deferred financing fees are being amortized on a level yield basis over the term of the related debt.

Federal Income Taxes

         The Company records income taxes under Financial Accounting Standards Board Statement No. 109 using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Net Income (Loss) Per Common Share

         Net income  (loss) per common  share is computed by dividing net income
(loss) (adjusted for dividends on preferred stock) by the weighted average number of shares of common and common equivalent shares outstanding during the period. The weighted average number of common and common equivalent shares includes the number of shares that would be issuable under the Contingent Value Rights Agreement (CVR Agreement), if the current market value of the Company's common stock at year-end is less than a specified target price (see Note 7). Common stock equivalents, including any shares issuable under the CVR Agreement, are not considered in the computation of periods with a loss, as their effect is anti-dilutive.

Reclassifications

         Certain  balances  for  1994  and  1995  have  been   reclassified  for
comparative purposes.

2.  Acquisitions and Divestitures

Wyoming Properties Acquisition

         On September 30, 1996, the Company acquired interests in certain producing crude oil and natural gas properties located in the Wamsutter area of southwestern Wyoming (the Wyoming Properties) from Enserch Exploration, Inc. The initially agreed-to purchase price of $47,500,000 was adjusted to $45,122,000 to reflect adjustments of net production revenue which accrued to the Company from April 1, 1996, the effective date, until closing, net of interest owed by the Company for the same period and transaction costs. The acquisition was accounted for as a purchase and the purchase price was allocated to crude oil and natural gas properties based on the fair values of the properties acquired. The transaction was financed through borrowings under the Company's bridge facility referred to in Note 6. Revenues and expenses from the Wyoming Properties have been included in the consolidated financial statements since September 30, 1996.

CGGS Acquisition

         On November 14, 1996, the Company, through its wholly owned subsidiary, Canadian Abraxas Petroleum Limited (Canadian Abraxas), purchased 100% of the outstanding capital stock of CGGS Canadian Gas Gathering Systems Inc. (CGGS) for approximately $85,500,000, net of the CGGS cash acquired and including transaction costs. CGGS owns producing oil and gas properties in western Canada and adjacent gas gathering and processing facilities as well as undeveloped leasehold properties. Immediately after the purchase, CGGS was merged with and into Canadian Abraxas. The acquisition was accounted for as a purchase and the purchase price was allocated to the assets and liabilities based on estimated fair values. The transaction was financed by a portion of the proceeds from the offering of $215,000,000 of Notes referred to in Note 6. Revenues and expenses from Canadian Abraxas have been included in the consolidated financial statements since November 14, 1996.

Grey Wolf Acquisition

         In January 1996, the Company made a $3,000,000 investment in Grey Wolf Exploration Ltd. (Grey Wolf), a privately held Canadian corporation, which in turn invested in newly issued shares of Cascade Oil and Gas Ltd. (Cascade), an Alberta, Canada corporation whose shares are traded on the Alberta Stock Exchange. The Company owns 78% of the outstanding capital stock of Grey Wolf, and, through Grey Wolf, the Company owns approximately 52% of the outstanding capital stock of Cascade. The acquisition was accounted for as a purchase and the purchase price was allocated to the assets and liabilities based on the fair values. Revenues and expenses have been included in the consolidated financial statements since January 1996. Certain officers and directors of the Company own approximately 6% of the common stock of Grey Wolf and serve as directors of Grey Wolf.

Portilla and Happy Fields Acquisition

         In March 1996, the Company sold all of its interest in its Portilla and Happy Fields to an unrelated purchaser (Purchaser or Limited Partner). Simultaneously with this sale, the Limited Partner also acquired the 50% overriding royalty interest in the Portilla Field owned by the Commingled Pension Trust Fund Petroleum II, the trustee of which is Morgan Guaranty Trust Company of New York (Pension Fund). In connection with the purchase of both the Company's interest in the Portilla and Happy Fields and the Pension Fund's interest in the Portilla Field (together, the Portilla and Happy Properties), the Limited Partner obtained a loan (Bank Loan) secured by the Properties and contributed the Properties to Portilla-1996, L.P., a Texas limited partnership (Partnership). A subsidiary of the Company, Portilla-Happy Corporation
(Portilla-Happy), was the general partner of the Partnership. The aggregate purchase price received by the Company was $17,600,000, of which $2,000,000 was used to purchase a minority interest in the Partnership.

         On November 14, 1996, the Company closed an agreement with the Limited Partner and certain noteholders (Noteholders) of the Partnership, pursuant to which the Company obtained the Limited Partner's interest in the Partnership and the Noteholders' notes in the aggregate principal amount of $5,920,000 (Notes), resulting in the Company's owning, on a consolidated basis, all of the equity interests in the Partnership. The aggregate consideration paid to the Limited Partner and the Noteholders was $6,961,000. The Company also paid off the Bank Loan which had an outstanding principal balance of approximately $20,051,000, and assumed a crude oil and natural gas price swap agreement (see Note 16).

         As a result of obtaining the Limited Partner's interest in the Partnership, the Company reacquired those interests in the Portilla and Happy Fields which it previously owned, as well as the interest in the Portilla Field previously owned by the Pension Fund. The Company has included in its balance sheet the amount previously removed from oil and gas properties in connection with the sale of its interest in the Portilla and Happy Fields during the quarter ended March 31, 1996, as well as the amount of the purchase price paid for the Pension Fund's interest in the Portilla Field, and all development drilling expenditures incurred on the properties, less the amount of DD&A related to the properties from the formation of the Partnership through the closing of the transaction. The purchase was financed by a portion of the proceeds from the offering of the Notes referred to in Note 6. The Company recorded its share of the net loss of the Partnership from March 1996 to November 1996 of $513,000. The Company also assumed and wrote off the remaining deferred financing fees and organization costs of the Partnership. Gross revenues and expenses from both the Company's original interest in the Portilla and Happy Fields as well as the interest in the Portilla Field previously owned by the Pension Fund have been included in the consolidated financial statements since November 14, 1996.

East White Point and Stedman Island Fields Acquisition

         In November 1996, the Company obtained a release of the 50% overriding royalty interest in the East White Point Field in San Patricia County, Texas and the Stedman Island Field in Nueces County, Texas from the Pension Fund for $9,271,000 before adjustment for accrual of net revenue to closing. The acquisition was accounted for as a purchase and the purchase price was allocated to crude oil and natural gas properties based on the fair values of the properties acquired. The transaction was financed through proceeds of the sale of the Notes referred to in Note 6. Revenues and expenses from these properties have been included in the consolidated financial statements since November 1, 1996. The Company recorded the net purchase price of approximately $9,271,000 to its oil and gas properties.

Miscellaneous Working Interests

         During 1996, the Company also acquired additional working interests in certain producing crude oil and natural gas properties in which the Company had existing working interest ownership. The net purchase price amounted to approximately $1,221,000. Revenue and expenses have been included in the consolidated financial statements from the date of purchase.

Texas Gulf Coast Properties Acquisition

         In October 1995, the Company acquired additional working interests in certain producing crude oil and natural gas properties in which the Company had an existing working interest ownership. The net purchase price to Abraxas amounted to approximately $635,000. Revenues and expenses have been included in the consolidated financial statements since October 1, 1995.

West Texas Properties Acquisition

         In July 1994, the Company acquired from various parties interests in certain producing crude oil and natural gas properties located in West Texas (the West Texas Properties). The net purchase price to Abraxas amounted to approximately $28,242,000 including closing costs of approximately $383,000. The acquisition was accounted for as a purchase and the purchase price was allocated to crude oil and natural gas properties based on the fair values of the properties acquired. The transaction was financed principally by additional borrowings under the Company's credit agreement with First Union National Bank of North Carolina (First Union), referred to in Note 6. Revenue and expenses from the West Texas Properties have been included in the consolidated financial statements since July 1, 1994.

Overriding Royalty Interest Acquisition

         In June 1994, the Company acquired from its prior secured lenders, Endowment Energy Partners, L.P. (EEP) and Endowment Energy Co-Investment Partnership (EECIP), 80% of the previously granted overriding royalty interests. The net purchase price of approximately $5,174,000 consisted of $600,000 cash and 45,741 shares of the Company's Series B 8% nonvoting cumulative convertible preferred stock with a par value of $100 per share (Series B Preferred) at the time of issuance. The preferred shares were recorded at $4,574,100 at the date of the acquisition. In November 1995, the Company exchanged the Series B Preferred for an equal number of shares of its Series 1995-B Preferred Stock, par value $.01 per share, with a stated value of $100 per share. The preferred shares are convertible into 508,182 shares of the Company's common stock. The acquisition was accounted for as a purchase, and the purchase price was allocated to crude oil and natural gas properties based on the fair values of the properties acquired. The cash portion of the transaction was financed principally under the Company's credit agreement with First Union. Revenues and expenses related to these properties have been included in the consolidated financial statements since July 1, 1994.

         The condensed pro forma financial information for the periods presented below summarizes on an unaudited pro forma basis approximate results of the Company's consolidated operations for the years ended December 31, 1994, 1995 and 1996 assuming the acquisitions of the Wyoming Properties, CGGS, Grey Wolf, the Portilla and Happy Properties, and the East White Point and Stedman Island Fields occurred at January 1, 1995; and the acquisition of the West Texas Properties and Overriding Royalty Interest occurred at January 1, 1994. The pro forma information does not necessarily represent what the actual consolidated results would have been for these periods and is not intended to be indicative of future results.

                                                                           December 31
                                                       ----------------------------------------------------
                                                            1994               1995              1996
                                                      ------------------ -----------------  ---------------
                                                              (In thousands except per share data)
                                                                          (Unaudited)

     Revenues ..................................          $    13,972        $   46,132        $   60,077
                                                       ================= =================  ===============

     Income (loss) before discontinued
       operations and extraordinary items ......          $      (186)       $  (16,430)       $   (6,665)
                                                       ================= =================  ===============

     Net income (loss) .........................          $    (2,693)       $   16,430        $   (7,092)
                                                       ================= =================  ===============

     Income (loss) per common share:
       Before discontinued operations and
         extraordinary items ...................          $      (.13)       $    (3.54)       $    (.98)
       Net income (loss) .......................          $      (.71)       $    (3.54)       $   (1.04)

Divestiture

         In July 1995, the Company sold its C.S. Dean Unit for approximately $2,550,000.

3.  Marketable Securities

         In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), effective for fiscal years beginning after December 15, 1993. At December 31, 1994, the Company's marketable equity securities were classified as available-for-sale. As of December 31, 1994, the Company recognized a decrease of approximately $244,000 in shareholders' equity, representing the recognition in shareholders' equity of unrealized depreciation, net of taxes, for the Company's investment in equity securities determined to be available-for-sale, previously carried at the lower of cost or market.

         The securities had an original cost of $570,000. In October 1996, the Company sold its investment in marketable securities, realizing a loss of $235,000, which was recognized in the statement of operations for the year ended December 31, 1996.

4.  Property and Equipment

         The major components of property and equipment, at cost, are as follows:

                                           Estimated
                                          Useful Life     1995       1996
                                        -------------  ---------   --------
                                            Years       (In thousands)

Land, buildings, and improvements ..         15         $    177   $    269
Crude oil and natural gas properties       --            104,127    268,358
Natural gas processing plants ......         18             --       40,100
Equipment and other ................          7              693      1,316
                                                        --------   --------
                                                        $104,997   $310,043
                                                        ========   ========

5.  Related Party Transactions

         Accounts  receivable  from  affiliates,   officers,   and  shareholders
represent amounts receivable relating to joint interest billings on properties which the Company operates and advances made to officers.

         In connection with a note payable to the Company's President, principal and interest payments amounted to $333,000 and $355,000 in the years ended December 31, 1994 and 1995, respectively. The note was fully paid in 1995.

         Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by the Company's President, owns a twin-engine airplane. The airplane is available for business use by employees of the Company from time to time at $385 per hour. The Company paid Wind River a total of $81,000 and $101,000 for use of the plane during 1995 and 1996, respectively.

         The Company's President and certain directors of the Company were founders of Grey Wolf and in April 1995 purchased 900,000 shares of the capital stock of Grey Wolf (initially representing 39% of the outstanding shares) for an aggregate of CDN$90,000 (or CDN$0.10 per share) in cash. In January 1996, the Company purchased 20,325,096 shares of the capital stock of Grey Wolf
(representing 78% of the outstanding shares) for an aggregate of $3,000,000 (approximately CDN$4.1 million or CDN$.20 per share) in cash. The Company's President and certain directors, as well as the two principal officers of Grey Wolf, currently own 13.8% of the issued and outstanding capital stock of Grey Wolf. In addition, the Company's President owns options to purchase up to 450,000 shares of Grey Wolf's capital stock at an exercise price of CDN$.10 per share.

         In January 1996, Grey Wolf purchased newly issued shares of Cascade representing 66 2/3% of Cascade's capital stock. Certain of the Company's directors as well as the two principal officers of Grey Wolf own options to purchase in the aggregate up to 2,600,000 shares of capital stock of Cascade at an exercise price of CDN$.20 per share, and the Company's President owns options to purchase up to 800,000 shares of Cascade's capital stock at an exercise price of CDN$.34 per share.
Cascade currently has 61,365,000 shares of capital stock outstanding.

6.  Long-Term Debt

         Long-term debt consists of the following:

                                                              December 31      September 30
                                                        -------------------   -------------
                                                           1995      1996          1997
                                                        -------------------   -------------
                                                           (In thousands)      (Unaudited)

11.5% Senior Notes due 2004 (see below) .............   $   --     $215,000      $215,000
Credit facility due to Bankers Trust Company, ING
  Capital and Union Bank of California (see below)  .       --         --            --
Revolving lines of credit due under the First Union
  credit agreement (see below) ......................     35,557       --            --
Term notes due under the First Union credit
  agreement .........................................      6,000       --            --
  (see below)
Other ...............................................         44         32         2,330
                                                        --------   --------      --------
                                                          41,601    215,032       217,330
Less current maturities .............................       --         --            --
                                                        --------   --------      --------
                                                        $ 41,601   $215,032      $217,330
                                                        ========   ========      ========

         On November 14, 1996, the Company and Canadian Abraxas completed the sale of $215,000,000 aggregate principal amount of Senior Notes due November 1, 2004 (Notes). Interest at 11.5% is payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 1997. The Notes are general unsecured obligations of the Company and Canadian Abraxas and rank pari passu in right of payment to all future subordinated indebtedness of the Company and Canadian Abraxas. The Notes are, however, effectively subordinated in right of payment to all existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The Company and Canadian Abraxas are joint and several obligors on the Notes. The Notes are redeemable, in whole or in part, at the option of the Company and Canadian Abraxas on or after November 1, 2000, at the redemption price of 105.75% through October 31, 2001, 102.87% through October 31, 2002 and 100.00% thereafter plus accrued interest. In addition, any time on or prior to November 1, 1999, the Company and Canadian Abraxas may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the cash proceeds of one or more equity offerings at a redemption price of 111.5% of the aggregate principal amount of the Notes to be redeemed plus accrued interest, provided, however, that after giving effect to such redemption, at least $139,750,000 aggregate principal amount of Notes remains outstanding. The Notes were issued under the terms of an Indenture dated November 14, 1996 that contains, among others, certain covenants which generally limit the ability of the Company to incur additional indebtedness other than specific indebtedness permitted under the Indenture, including the Credit
Facility discussed below, provided however, if no event of default is continuing, the Company may incur indebtedness if after giving pro forma effect to the incurrence of such debt both the Company's consolidated earnings before interest, taxes, depletion and amortization (EBITDA) coverage ratio would be greater than 2.25 to 1.0 if prior to November 1, 1997, and at least equal to 2.5 to 1.0 thereafter and the Company's adjusted consolidated net tangible assets as defined are greater than 150% of the aggregate consolidated indebtedness of the Company. The Indenture also contains other covenants affecting the Company's ability to pay dividends on its common stock, sell assets and incur liens.

         On September 30, 1996, the Company entered into a credit facility with Bankers Trust Company (BTCo) and ING Capital (together the Lenders), providing a bridge facility in the total amount of $90,000,000 and borrowed $85,000,000 which was used to repay all amounts due under the First Union credit agreement and to finance the purchase of the Wyoming Properties.

         On November 14, 1996, the Company repaid all amounts outstanding under the bridge facility with proceeds from the offering of $215,000,000 of Notes described above and entered into an amended and restated credit agreement (Credit Facility) with the Lenders and Union Bank of California. The Credit Facility provides for a revolving line of credit with an initial availability of $20,000,000, subject to a borrowing base condition. No amounts were outstanding on December 31, 1996.

         On October 14, 1997, the Company amended its Credit Facility to provide for a revolving line of credit with an availability of $40,000,000, subject to a borrowing base condition. No amounts were outstanding on September 30, 1997.

         Commitments available under the Credit Facility are subject to borrowing base redeterminations to be performed semi-annually and, at the option of each of the Company and the Lenders, one additional time per year. Amounts due under the Credit Facility will be secured by the Company's oil and gas properties and plants. Any outstanding principal balance in excess of the borrowing base will be due and payable in three equal monthly payments after a borrowing base redetermination. The borrowing base will be determined in the agent's sole discretion, subject to the approval of the Lenders, based on the value of the Company's reserves as set forth in the reserve report of the Company's independent petroleum engineers, with consideration given to other assets and liabilities.

         The Credit Facility has an initial revolving term of two years and a reducing period of three years from the end of the initial two-year period. The commitment under the Credit Facility will be reduced during such reducing period by eleven equal quarterly reductions. Quarterly reductions will equal 8.2% per quarter with the remainder due at the end of the three-year reducing period.

         The applicable interest rate charged on the outstanding balance of the Credit Facility is based on a facility usage grid. If the borrowings under the Credit Facility represent an amount less than or equal to 33.3% of the available borrowing base, then the applicable interest rate charged on the outstanding balance will be either (a) an adjusted rate of the London Inter-Bank Offered Rate ("LIBOR") plus 1.25% or (b) the prime rate of the agent (which is based on the agent's published prime rate) plus 0.50%. If the borrowings under the Credit Facility represent an amount greater than or equal to 33.3% but less than 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 1.75% or (b) the prime rate of the agent plus 0.50%. If the borrowings under the Credit Facility represent an amount greater than or equal to 66.7% of the available borrowing base, then the applicable interest rate on the outstanding principal will be either (a) LIBOR plus 2.00% or (b) the prime rate of the agent plus 0.50%. LIBOR elections can be made for periods of one, three or six months.

         The Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company to (i) incur certain indebtedness or guarantee obligations, (ii) prepay other indebtedness including the Notes, (iii) make investments, loans or advances, (iv) create certain liens, (v) make certain payments, dividends and distributions, (vi) merge with or sell assets to another person or liquidate, (vii) sell or discount receivables, (viii) engage in certain intercompany transactions and transactions with affiliates, (ix) change its business, (x) experience a change of control and (xi) make amendments to its charter, by-laws and other debt instruments. In addition, under the Credit Facility the Company is required to comply with specified financial ratios and tests, including minimum debt service coverage ratios, maximum funded debt to EBITDA tests, minimum net worth tests and minimum working capital tests. The Company is obligated to pay the Lenders on a quarterly basis a commitment fee of 0.50% per annum on the average unused portion of the commitment in effect from time to time. The Credit Facility contains customary events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities and change of control.

         As part of the bridge facility, the Company entered into an interest rate swap agreement (the Swap) covering the period from September 18, 1996 to August 18, 1998. The Swap effectively changes the interest rate on $25,000,000 of floating rate debt to a fixed rate of 6.15% per annum for that time period. Net payments due under this agreement are included as adjustments to interest expense. At December 31, 1996, the fair value of this Swap, as determined by BTCo was approximately $200,000 and has been recorded as interest expense at December 31, 1996. The Company is exposed to credit loss in the event of nonperformance by the counterparty.
The amount of such exposure is generally the unrealized gains in such agreement.

         In June 1994, the Company entered into a credit agreement with First Union and secured advances adequate to extinguish the total debt and accrued interest owed to the Company's previous lenders. The prepayment resulted in the Company recording an extraordinary debt extinguishment charge of $1,172,000, representing the reduction of the deferred financing fees related to the prior debt. At December 31, 1995, the Company's borrowings under the credit agreement were $41,557,000. The borrowings were composed of advances of $12,657,000 and $22,900,000 under the revolving lines of credit which were due June 30, 1997, and $6,000,000 under the term notes which were also due June 30, 1997. The interest rate for the revolving credit lines was, at the option of the Company, either (a) the higher of First Union prime plus 1/4% or the federal funds rate plus 3/4%, floating, payable monthly, or (b) LIBOR plus 2 1/4% (30-, 60-, 90-, and 180-day options), with interest payable the earlier of maturity of each LIBOR tranche or quarterly. The interest rate for the term notes was, at the option of the Company, either (a) the higher of First Union prime plus 3/4% or the federal funds rate plus 1 1/4%, floating, payable monthly, or (b) LIBOR plus 3 1/4% (30-, 60-, 90-, and 180-day options), with interest payable the earlier of maturity of each LIBOR tranche or quarterly. At December 31, 1995, the $12,657,000 revolver carried interest at 8.19%, the $22,900,000 revolver carried interest at 8.06%, and the term notes at 8.16%. The revolvers provided for borrowing based principally on the Company's crude oil and natural gas reserve base, which was $44,000,000 at December 31, 1995 and such borrowings were secured by a first-priority mortgage on all of the Company's crude oil and natural gas properties and gas plants, as well as a security interest in accounts receivable, inventory, contracts, and general intangibles, and are guaranteed by the Company. As discussed above, in September 1996, the Company entered into a new credit facility and extinguished the total debt and accrued interest owed to First Union. The prepayment resulted in the Company recording an extraordinary debt extinguishment charge of $427,000 representing the reduction of the deferred financing fees related to the debt.

         The Company's principal source of funds to meet debt service and capital requirements is net cash flow provided by operating activities, which is sensitive to the prices the Company receives for its crude oil and natural gas. The Company has recently entered into hedge agreements to reduce its exposure to price risk in the spot market for natural gas. However, a substantial portion of the Company's production will remain subject to such price risk. Additionally, significant capital expenditures are required for drilling and development, and other equipment additions. The Company believes that cash provided by operating activities and other financing sources, including, if necessary, the sale of certain assets and additional long-term debt, will provide adequate liquidity for the Company's operations, including its capital expenditure program, for the next twelve months. No assurance, however, can be given that the Company's cash flow from operating activities will be sufficient to meet planned capital expenditures and debt service in the future. Should the Company be unable to generate sufficient cash flow from operating activities to meet its obligations and make planned capital expenditures, the Company could be forced to reduce such expenditures or sell assets in order to meet its obligations.

         During 1996, the Company capitalized $465,000 of interest expense.

         The fair value of the Notes approximates their carrying value as of December 31, 1996. The Company has approximately $60,000 of standby letters of credit and a $30,000 performance bond open at December 31, 1996. Approximately $90,000 of cash is restricted and in escrow related to the letters of credit and bond.

7.  Shareholders' Equity

Common Stock

         Holders of common stock are entitled to one vote for each share and are not entitled to preemptive rights to subscribe to additional shares of common stock issued by the Company. Holders are entitled to receive dividends as may be declared by the Board of Directors, subject to the rights of holders of preferred stock and the terms of the Company's credit agreement, which restrict the payment of dividends.

         In 1994, the Board of Directors adopted a Shareholders' Rights Plan and declared a dividend of one Common Stock Purchase Right (Rights) for each share of common stock. The Rights are not initially exercisable. Subject to the Board of Directors' option to extend the period, the Rights will become exercisable and will detach from the common stock ten days after any person has become a beneficial owner of 20% or more of the common stock of the Company or has made a tender offer or exchange offer (other than certain qualifying offers) for 20% or more of the common stock of the Company.

         Once the Rights become exercisable, each Right entitles the holder, other than the acquiring person, to purchase for $20 one-half of one share of common stock of the Company having a value of four times the purchase price. The Company may redeem the Rights at any time for $.01 per Right prior to a specified period of time after a tender or exchange offer. The Rights will expire in November 2004, unless earlier exchanged or redeemed.

         In November 1995, the Company issued 1,330,000 units, each consisting of one share of common stock and one Contingent Value Right (CVR), through a private placement, resulting in net proceeds of $10,063,000. Each CVR allows the holder the right to acquire additional shares of common stock under certain circumstances. See further discussion of CVRs below. Loss per share, calculated on a supplemental basis as if the foregoing event had occurred at the beginning of 1995, would have been $(.19) for the year ended December 31, 1995. The supplemental earnings per share assumes that interest expense would have been reduced by $456,000 from the prepayment of $5,300,000 of long-term debt from the proceeds of the issuance of the units for the year ended December 31, 1995.

Preferred Stock

         In June 1994, in connection with the Company's acquisition of the overriding royalty interest from EEP and EECIP, 45,741 shares of the Company's Series B 8%, nonvoting cumulative convertible preferred stock with a par value of $100 were issued. The preferred shares are convertible into 508,183 shares of the Company's common stock. Preferred stock dividends during 1995 and 1996 amounted to $366,000. During 1995, the Company exchanged the Series B 8%, nonvoting cumulative convertible preferred stock for an equal number of shares of Series 1995-B cumulative convertible preferred stock which have a par value of $.01 per share and a stated value of $100 per share. The Board of Directors of the Company is authorized to approve the issuance of one or more classes or series of preferred stock without further authorization of the Company's shareholders.

         Effective July 1, 1997, the holders of the Company's preferred stock converted all of such shares into 508,183 shares of the Company's common stock.

Contingent Value Rights (CVR)

         The CVRs were issued under the CVR Agreement between the Company, the purchasers, and First Union, as rights agents. The CVR Agreement provides that, subject to adjustment as described below, the Company shall issue for each CVR on the Extended Maturity Date (November 17, 1997), a number of shares of common stock, if any, equal to (a) the Target Price ($12.50 on the Extended Maturity
Date) minus the current market value divided by (b) the current market value, provided, however, that in no event shall more than 1.5 shares of common stock be issued in exchange for each CVR at the Extended Maturity Date. Such determination by the Company shall be final and binding on the Company and the holders of CVRs.

         If the median of the average prices of the common stock for the three 20-trading day periods immediately preceding the Extended Maturity Date, equals or exceeds $12.50 on the Extended Maturity Date, no shares of the common stock will be issuable with respect to the CVRs. In addition, the CVRs will terminate if the per share market value equals or exceeds the Target Price for any period of 30 consecutive trading days during the period from and after November 17, 1996 to and including November 17, 1997.

         In the event that the Company determines that no shares of the common stock are issuable with respect to the CVRs to such holders, the CVRs shall terminate and become null and void and the holders shall have no further rights with respect thereto. If the Maturity Date of the CVR Agreement had been December 31, 1996, an aggregate of 1,013,060 shares of common stock would have been issued to the holders of the CVRs.

         Should any additional shares of common stock be required to be issued under the terms of the CVR Agreement, such issuance will be considered to be an adjustment to the original sales price per share received in connection with the sale of the associated common shares; accordingly, the Company will increase its common stock account for the par value related to the additional shares at the time such shares are issued with a corresponding decrease in additional paid-in capital account.

         On June 20, 1997, the CVRs expired with no issuance of additional shares under the CVR Agreement.

Treasury Stock

         During the year ended December 31, 1996, the Company purchased 74,640 shares of its common stock at a cost of $405,000, which are being held as treasury stock.

8.  Stock Option Plans and Warrants

Stock Options

         The Company grants options to its officers, directors, and key employees under its 1984 Incentive Stock Option Plan, Non-Qualified Stock Option Plan, Key Contributor Stock Option Plan, Long-Term Incentive Plan, and Director Stock Option Plan.

         The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         The Company's various stock option plans have authorized the grant of options to management and directors personnel for up to approximately 795,000 shares of the Company's common stock. All options granted have ten-year terms and vest and become fully exercisable over four years of continued service at 25% on each anniversary date.

         Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996, respectively: risk-free interest rates of 6.25% and 6.25%; dividend yields of -0-% and -0-%; volatility factors of the expected market price of the Company's common stock of .383 and .383; and a weighted-average expected life of the option of six years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                     1995              1996
                                                 -------------     ------------
                                                          (In thousands)

     Pro forma net income (loss) .............   $    (1,652)       $     884
     Pro forma earnings per share:
       Primary ...............................   $      (.36)       $     .13

         Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1997.

         A  summary  of  the  Company's  stock  option  activity,   and  related
information for the years ended December 31 follows:

                                       1994                           1995                           1996
                           -----------------------------  -----------------------------  -----------------------------
                                      Weighted-Average               Weighted-Average               Weighted-Average
                            Options    Exercise Price      Options    Exercise Price     Options    Exercise Price(1)
                            (000s)                         (000s)                         (000s)
                           ---------- ------------------  ---------- ------------------  ---------  ------------------
Outstanding-beginning of
   year ..................     133           $   6.62          103          $  7.93           219         $  6.71 (1)
Granted ..................      27              10.45          158             9.50           358            6.58
Exercised ................     (38)              4.64            -                 -           (2)           6.75
Forfeited ................     (19)              8.91          (42)            9.86           (24)           9.21
                           ----------                     ----------                     ---------

Outstanding-end of year ..     103           $   7.93          219          $  8.69           551         $  6.63
                           ==========                     ==========                     =========

Exercisable at end of year      28           $   7.43           53          $  8.06            93         $  6.65
                           ==========                     ==========                     =========

Weighted-average fair
   value of options
   granted during the year                                                  $  2.85                       $  3.46

         Exercise prices for options outstanding as of December 31, 1996 ranged from $5.00 to $7.50. The weighted-average remaining contractual life of those options is 8.6 years.

         (1) In March 1996, the Company amended the exercise price to $6.75 per share on all previously issued options with an exercise price greater than $6.75 per share.

         During the nine months ended September 30, 1997, the Company granted 285,000 options at a weighted-average exercise price of $11.25 and 2,000 options were exercised at a weighted-average exercise price of $6.00.

Stock Awards

         In addition to stock options granted under the plans described above, the Long-Term Incentive Plan also provides for the right to receive compensation in cash, awards of common stock, or a combination thereof. In 1995 and 1996, the Company made direct awards of common stock of 4,800 shares and 1,000 shares, respectively.

         The Company also has adopted the Restricted Share Plan for Directors which provides for awards of common stock to nonemployee directors of the Company who did not, within the year immediately preceding the determination of the director's eligibility, receive any award under any other plan of the Company. In 1995 and 1996, the Company made direct awards of common stock of 3,072 shares and 4,050 shares, respectively.

         During 1996, the Company's shareholders approved the Abraxas Petroleum Corporation Director Stock Option Plan (Plan), which authorizes the grant of nonstatutory options to acquire an aggregate of 104,000 common shares to those persons who are directors and not officers of the Company. Under the Plan, each of the seven eligible directors was granted an option to purchase 8,000 common shares at $6.75. These options are included in the above table.

Stock Warrants

         In connection with the EEP and EECIP financing agreements entered into in 1992 and 1993, the Company granted stock warrants covering 90,000 shares at $5.25 per share and 135,000 shares at $7.00 per share. During 1994, 211,500 warrants were exercised to purchase common stock for $1,323,000. In 1995 and 1996, no warrants were exercised by EEP or EECIP.

         In connection with an amendment and increase in the facility under the credit agreement with First Union and the extension of the due date on the term note, the Company granted stock warrants to First Union covering 424,000 shares of its common stock at an average price of $9.79 a share. The warrants are exercisable in whole or in part through December 1999 and are nontransferable without the consent of the Company.

         At December 31, 1996, the Company has approximately 6,600,000 shares reserved for future issuance for conversion of its stock options, warrants, Rights, preferred stock, CVRs, and incentive plans for the Company's directors and employees.

9.  Income Taxes

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                             December 31
                                                       ---------------------
                                                          1995         1996
                                                       --------    ---------
                                                           (In thousands)
Deferred tax liabilities:
  Full cost pool, including intangible
    drilling costs ..................................   $    661    $ 34,298
  State taxes .......................................        187         187
  Other .............................................        101          61
                                                        --------    --------
Total deferred tax liabilities ......................        949      34,546
Deferred tax assets:
  Depletion .........................................        242         431
  Net operating losses ..............................      6,163       6,831
  Other .............................................         13          12
                                                        --------    --------
Total deferred tax assets ...........................      6,418       7,274
Valuation allowance for deferred tax assets .........     (5,656)     (5,656)
                                                        --------    --------
Net deferred tax assets .............................        762       1,618
                                                        --------    --------
Net deferred tax liabilities ........................   $    187    $ 32,928
                                                        ========    ========

         Significant components of the provision for income taxes are as follows:

                                                        Current     Deferred
                                                       ---------    ---------
     Federal ........................................   $    -      $   -
     State ..........................................        -          -
     Foreign ........................................       176         -
                                                       ---------    ---------
                                                       $    176     $   -
                                                       =========    =========

         At December 31, 1996, the Company had, subject to the limitations discussed below, $20,094,000 of net operating loss carryforwards for U.S. tax purposes, of which it is estimated a maximum of $17,562,000 may be utilized before it expires. These loss carryforwards will expire from 2002 through 2010 if not utilized. At December 31, 1996, the Company had approximately $830,000 of net operating loss carryforwards for Canadian tax purposes which expire in 2003.

         As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 of the Internal Revenue Code of 1986, as amended (Section 382), occurred in December 1991. Accordingly, it is expected that the use of the U.S. net operating loss carryforwards generated prior to December 31, 1991 of $4,909,000 will be limited to approximately $235,000 per year.

         During 1992, the Company acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of $1,121,000 acquired in the acquisition are limited to approximately $115,000 per year.

         As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all net operating loss carryforwards generated through October 1993 (including those subject to the 1991 and 1992 ownership changes discussed above) of $8,224,000 will be limited to approximately $1,034,000 per year, subject to the lower limitations described above. Of the $8,224,000 net operating loss carryforwards existing at October 1993, it is anticipated that the maximum net operating loss that may be utilized before it expires is $5,692,000. Future changes in ownership may further limit the use of the Company's carryforwards.

         In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $5,656,000 and $5,657,000 for deferred tax assets at December 31, 1995 and 1996, respectively.

         The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense is:

                                                                    December 31
                                          -----------------------------------------------------------------
                                                  1994                  1995                  1996
                                          --------------------- --------------------- ---------------------
                                                                   (In thousands)
     Tax (expense) benefit at U.S.
       statutory rates (34%) ..........      $          (38)        $         411         $        (743)
     (Increase) decrease in deferred
       tax asset valuation allowance ..                  31                  (174)                   (1)
     Higher effective rate of foreign
       operations .....................                   -                     -                   (49)
     Percentage depletion .............                   -                     -                   189
     Other ............................                   7                  (237)                  428
                                          --------------------- --------------------- ---------------------
                                             $            -         $           -         $        (176)
                                          ===================== ===================== =====================

10.  Commitments and Contingencies

Operating Leases

         During 1995, the Company entered into a noncancelable lease for new primary office space which, as amended, provides for payments of $15,700 per month through January 1998, $13,700 per month through March 2000, and $19,000 per month through March 2006, at which time the lease expires.

         During the years ended December 31, 1994, 1995, and 1996, the Company incurred rent expense of approximately $108,000, $103,000, and $179,000, respectively. Future minimum rental payments are as follows at December 31, 1996:

     1997 .............................................    $  300,000
     1998 .............................................       300,000
     1999 .............................................       300,000
     2000 .............................................       300,000
     2001 .............................................       340,000
     Thereafter .......................................       970,000

         Aggregate future minimum rentals to be received under noncancelable subleases as of December 31, 1996 amount to approximately $57,000.

Contingencies

         From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. At December 31, 1996, the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company's financial statements.

11.  Discontinued Operations

         In January 1995, the Company entered into a plan to discontinue the operations of its coal properties and commenced the permanent closing of the mine. As of December 31, 1994, the Company wrote off its investment in its coal properties and related equipment, eliminated the related minority interest in the coal entities, and established a liability of $150,000 pursuant to a plan to discontinue operations for future costs related to closing the mine. Additionally, during 1994 the Company sold its interest in Castle Minerals, Inc., which was acquired in 1992 to finance the coal operations, for $371,000, net of expenses related to the sale. The Company recorded a loss on these transactions in 1994 of $988,000. The revenues from coal sales for the years ended 1994 and 1995 were $104,310 and $-0-, respectively.

12.  Quarterly Results of Operations (Unaudited)

         Selected results of operations for each of the fiscal quarters during the years ended December 31, 1995 and 1996 are as follows:

                                            1st              2nd               3rd               4th
                                          Quarter          Quarter           Quarter           Quarter
                                      ---------------- ----------------- ----------------  ----------------
                                                     (In thousands, except per share data)
Year Ended December 31, 1995
   Net revenue ....................      $    3,237       $   3,402        $    3,289        $    3,889
   Operating income ...............             763             931               647               542
   Net (loss) .....................            (225)            (83)             (375)             (525)
   Loss per common share ..........           (.07)            (.04)             (.10)             (.13)
Year Ended December 31, 1996
   Net revenue ....................           4,477           3,305             3,616            15,255
   Operating income ...............           1,486             365               744             6,231
   Income (loss) before
     extraordinary item ...........             599            (240)             (236)            1,817
   Net income (loss) ..............             599            (240)             (605)            1,759
   Earnings (loss) per common
     share before extraordinary
     item .........................            .08             (.06)             (.06)              .25
   Earnings (loss) per common and
     common equivalent share ......            .08             (.06)             (.12)              .24

         During the fourth quarter of 1996, the Company completed several acquisitions as described in Note 2 which affected net revenues, gross profit and net income.

         Certain previously reported financial information has been reclassified to conform with the current presentation.

13.  Benefit Plans

         The Company has a defined contribution plan (401(k)) covering all eligible employees of the Company. No contributions were made by the Company during 1994 or 1995. During 1996, the Company contributed 2,500 shares of its common stock to the Plan and recorded the fair value of $12,500 as compensation expense. The employee contribution limitations are determined by formulas which limit the upper one-third of the plan members from contributing amounts that would cause the plan to be top-heavy. The overall contribution is limited to the lesser of 20% of the employee's annual compensation or $9,240.

         In January 1995, the Company created the Technical Employees Incentive Bonus Plan, whereby technical employees have an incentive to find and develop crude oil and natural gas reserves on an economic basis beneficial to the Company and its shareholders. Participants are any technical employees (geologist, geophysicist, engineer) not covered by another incentive bonus plan. A participant may earn a monetary bonus of up to 65% of the participant's base salary each year. The bonuses are determined in the first quarter of each year and are based upon the amount of new proved developed producing reserves booked each year on approved exploration and exploitation projects taking into consideration the cost per equivalent barrel of developing the new reserves. During 1995 and 1996, the Company incurred no bonus expense.

14. Summary Financial Information of Canadian Abraxas Petroleum Ltd.

         The following is summary financial information at December 31, 1996 and September 30, 1997 (Unaudited) and for the year and the nine months then ended of Canadian Abraxas, a wholly owned subsidiary of the Company. Canadian Abraxas is jointly and severally liable for the entire balance of the Notes ($215,000,000), of which $84,612,000 was utilized by Canadian Abraxas in connection with the acquisition of CGGS. The Company has not presented separate financial statements and other disclosures concerning Canadian Abraxas because management has determined that such information is not material to the holders of the Notes.

                                             December 31,    September 30,
                                                  1996          1997
                                            -------------------------------
                                                       (In thousands)
BALANCE SHEET
Assets
Total current assets ................       $    6,174     $     9,034
Oil and gas properties ..............          115,671          97,556
Other assets ........................            3,302           3,998
                                            -------------------------------
                                            $ 125,147      $   110,588
                                            ===============================
Liabilities and Shareholder's Equity
Total current liabilities ..........        $   3,624      $     5,474
11.5% Senior Notes due 2004 ........           84,612           74,682
Other liabilities ..................           34,797           33,523
Shareholder's equity ...............            2,114           (3,091)
                                            ===============================
                                            $ 125,147      $   110,588
                                            ===============================

                                                               Nine Months
                                            Year Ended           Ended
                                            December 31,       September 30,
                                              1996                1997
                                           ---------------------------------
STATEMENTS OF OPERATIONS
Revenues ........................           $   3,972      $    13,382
Operating costs and expenses ....              (2,292)         (11,544)
Interest expense ................              (1,331)          (6,999)
Other income (expense) ..........                  23             (242)
Income tax (expense) benefit.....                (175)           1,289
                                          ==================================
   Net income (loss) ............           $     197      $    (4,114)
                                          ==================================

15.  Business Segments

         The Company conducts its operations through two industry segments, the exploration for and the acquisition, development and production of crude oil and natural gas (E&P) and the processing of natural gas (Processing). The E&P segment acquires and explores for, develops, produces and markets crude oil, condensate natural gas liquids and natural gas. The Processing segment processes natural gas owned by third parties. The Company's significant E&P operations are located in the Texas Gulf Coast, the Permian Basin of west Texas, southwestern Wyoming and western Canada. The Processing segment engages in natural gas gathering and processing operations. Natural gas gathering operations involve locating and contracting for natural gas supplies produced from crude oil and natural gas fields and the operation and maintenance of a gathering system of pipelines that connect such natural gas supply sources to natural gas processing plants. Natural gas processing involves the custom processing of natural gas for third parties. Segment income excludes interest income, interest expense and unallocated general corporate expenses. Identifiable assets are those assets used in the operations of the segment. Corporate assets consist primarily of deferred financing fees and other property and equipment. The Company's revenues are derived primarily from the sale of crude oil, condensate, natural gas liquids and natural gas to marketers and refiners and from processing fees from the custom processing of natural gas. As a general policy, collateral is not required for receivables; however, the credit of the Company's customers is regularly assessed. The Company is not aware of any significant credit risk relating to its customers and has not experienced significant credit losses associated with such receivables.

         In 1996 seven customers accounted for approximately 66% of oil and natural gas production revenues and three customers accounted for approximately 54% of gas processing revenues. In 1995 and 1994 one customer accounted for approximately 20% and 35% of oil and natural gas production revenues, respectively.

         Business segment information about the Company's 1996 operations in different industries is as follows:

                                                             E&P           Processing           Total
                                                       ----------------- ----------------  ----------------
                                                                         (In thousands)

Revenues .....................................            $    26,053       $       600      $     26,653
                                                       ================= ================  ================

Operating profit .............................            $     8,737       $        19      $      8,756
                                                       ================= ================
General corporate expenses ...................                                                       (119)
Interest expense and amortization of deferred
   financing fees ............................                                                     (6,521)
                                                                                           ----------------
   Income from continuing operations before
     income taxes ............................                                               $      2,116
                                                                                           ================

Identifiable assets ..........................            $   253,707       $    40,700      $    294,407
                                                       ================= ================
Corporate assets .............................                                                     10,435
                                                                                           ----------------
   Total assets ..............................                                               $    304,842
                                                                                           ================

         Depreciation  and depletion for E&P and  Processing  was  approximately
$9,143,000  and  $291,000,  respectively.   Capital  expenditures  for  E&P  and
Processing were $145,600,000 and $27,300,000, respectively.

         During 1994 and 1995 the Company's operations were entirely in the E&P segment.

         Business segment information about the Company's 1996 operations in different geographic areas is as follows:

                                                       U.S.               Canada              Total
                                                 ------------------  ------------------ -------------------
                                                 (In thousands)

Revenues ...................................        $      21,999       $       4,654     $       26,653

Operating profit ...........................        $       7,062       $       1,694     $        8,756
                                                 ==================  ==================
General corporate expenses .................                                                        (119)
Interest expense and amortization of
   deferred financing fees .................                                                      (6,521)
                                                                                        ===================
   Income from continuing operations before
     income taxes ..........................                                              $        2,116
                                                                                        ===================

Identifiable assets at December 31, 1996 ...        $     168,141       $     126,266     $      294,407
                                                 ==================  ==================
Corporate assets ...........................                                                      10,435
                                                                                        -------------------
   Total assets ............................                                              $      304,842
                                                                                        ===================

         During 1994 and 1995 the Company's operations were entirely in the United States.

16.  Commodity Swap Agreements

         The Company enters into commodity swap agreements (Hedge Agreements) to reduce its exposure to price risk in the spot market for crude oil and natural gas. Pursuant to the Hedge Agreements, either the Company or the counterparty thereto is required to make payment to the other at the end of each month. During the period from March 1996 through November 1996, payments were exchanged equal to the product of 5,000 MMBtu (million Btu's) of natural gas per day and the difference between a specified fixed price and a variable price for natural gas based on the arithmetic average of the last three trading days' settlement price quoted for natural gas contracts on the New York Mercantile Exchange (NYMEX). This Hedge Agreement provided for the Company to make payments to the counterparty to the extent that the market price exceeds the fixed price of $1.747 per MMBtu (thousand Btu's) and for the counterparty to make payments to the Company to the extent the market price was less than $1.747 per MMBtu. A loss of $511,000 was incurred during the period of hedged production.

         In November 1996, the Company assumed Hedge Agreements extending through October 2001 with a counterparty involving the following notional quantities and fixed prices:

                                          Crude Oil                              Natural Gas
                             --------------------------------------  --------------------------------------
                             Notional Quantity                       Notional Quantity
                                 per Month             Fixed         per Month (MMBtu)         Fixed
                                 (barrels)             Price                                   Price
                                                     (barrel)                                 (MMBtu)
                             ------------------- ------------------  ------------------  ------------------

     1996                           20,060            $  17.53              87,406            $   1.925
     1997                           15,810            $  17.20              53,712            $   1.797
     1998                           13,175            $  17.20              36,601            $   1.793
     1999                           11,050            $  17.47              24,489            $   1.820
     2000                            9,180            $  17.78              18,794            $   1.872
     2001                            8,160            $  18.08              14,850            $   1.902


         These Hedge Agreements provide for the Company to make payments to the counterparty to the extent the market prices determined based on the price for west Texas intermediate light sweet crude oil on the NYMEX for crude oil and the Inside FERC, Tennessee Gas Pipeline Co.; Texas (Zone O) price for natural gas exceeds the above fixed prices and for the counterparty to make payments to the Company to the extent the market prices are less than the above fixed prices. The Company accounts for the related gains or losses (a loss of $453,000 in 1996) in crude oil and natural gas revenue in the period of the hedged production. The average notional quantity of crude oil and natural gas under the Hedge Agreements each month for 1997 is equal to approximately 19% and .5%, respectively, of the Company's expected monthly production for 1997 based on the Company's January 1, 1997 reserve reports. At December 31, 1996, the estimated fair market value of the Hedge Agreements is a loss of $2,460,000.

         In January 1997, the Company effectively collared its crude oil prices between $19.00 and $25.60 per barrel on 1,000 barrels per day from February 1997 through December 1997.

17.  Subsequent Events

         On January 31, 1997 the Company sold its interest in its crude oil and natural gas property, plant, and equipment in the Hoole area in Alberta, Canada for approximately $9,300,000.

Events (Unaudited) Subsequent to Date of Report of Independent Auditors

         On October 15, 1997, Canadian Abraxas and Cascade completed the acquisition of the Canadian assets of Pacalta Resources Ltd. for C$21.75 million in cash and four million Cascade Special Warrants. The initial ownership of the assets acquired is 92% by Canadian Abraxas and 8% by Cascade. Cascade has the opportunity to acquire the Canadian ownership upon arranging satisfactory financing in 1998.

         On November 12, 1997, the Company entered into an agreement to purchase 100% of the outstanding capital stock of Vessels Energy, Inc. (Vessels) in exchange for common stock of the Company. Under the terms of the agreement, the Company will initially issue approximately 562,070 shares of common stock in exchange for all of the capital stock of Vessels and is obligated to issue additional shares of its common stock under an agreed to Projected Provisional Payment. The Projected Provisional Payment is based upon future earnings before interest, taxes, and depreciation, depletion, and amortization produced from certain non-proved developed producing and non-producing properties of Vessels' during the period from February 1, 1998 to January 31, 1999. The Company anticipates issuing to the Vessels stockholders and depositing approximately 767,657 shares of its Common Stock in a Provisional Payment Escrow account which will entitle the Vessels stockholders to voting rights and other rights of ownership including receipt of dividends. Upon final determination of the Provisional Payment, the shares of the Company's Common Stock will be released from the Provisional Payment Escrow and recorded at the current market value at the time of the Provisional Payment is determined and such additional Common Stock are released. To the extent the Projected Provisional Payment would require the issuance of shares in excess of those escrowed, such shares will be issued by the Company.

         Additionally, at closing the Company and Vessels will enter into an Escrow Agreement pursuant to which an aggregate of 472,222 shares of the Company's common stock will be deposited into a separate escrow account to secure certain reimbursement obligations of the stockholders of Vessels to the Company relating primarily to certain potential environmental issues as well as to breach of certain representations and warranties set forth in the Merger Agreement with respect to the shares deposited in the Provisional Payment Escrow and liabilities, if any, arising under a natural gas supply contract (Supply Contract) between Vessels and a third party.

         The escrow shares include 388,889 shares which will be collateral for claims related to the Supply Contract (Supply Contract Escrow Shares). These shares will not be deposited into the escrow account if the Supply Contract is terminated (as defined in the Escrow Agreement) prior to closing. If the Supply Contract is not terminated prior to closing, however, these Supply Contract Escrow Shares will remain in escrow and be subject to any claims by the Company for damages related to the Supply Contract. The Supply Contract Escrow Shares, and any escrow cash payment (as defined), will be released to Vessels stockholders 15 days after the termination of the Supply Contract, provided a sufficient number of shares will remain in escrow as collateral for any pending or unresolved claims related to the Supply Contract until such claims are resolved.

         The Supply Contract obligates Vessels to supply a third party with gas volumes sufficient to cover the annual contract quantity obligations (approximately 1,537,000 Mmbtus). Ninety-five percent of the annual contract quantity will be delivered to the third party at prices of $1.85, $1.70, and $1.65 per Mmbtu in 1997, 1998 and 1999, respectively, and at escalated prices, as defined, in years 2000-2008. Five percent of the annual contract quantity will be delivered to the third party at prices of $2.16 per Mmbtu in 1997-1998 and at escalated prices as defined, for years 2000-2008.

18.  Supplemental Oil and Gas Disclosures (Unaudited)

         The accompanying table presents information concerning the Company's crude oil and natural gas producing activities as required by Financial Accounting Standards 69, "Disclosures about Oil and Gas Producing Activities." Capitalized costs relating to oil and gas producing activities are as follows:

                                                   December 31
                                              ----------------------
                                                1995         1996
                                              ---------    ---------
                                                  (In thousands)
Proved crude oil and natural gas properties   $ 104,127    $ 231,090
Unproved properties .......................        --         37,268
                                              ---------    ---------
  Total ...................................     104,127      268,358
Accumulated depreciation, depletion, and
  amortization, and valuation allowances ..     (29,651)     (38,368)
                                              ---------    ---------
    Net capitalized costs .................   $  74,476    $ 229,990
                                              =========    =========

         Costs incurred in oil and gas property acquisitions, exploration and development activities are as follows:

                                                                   Years Ended December 31
                                 --------------------------------------------------------------------------------------------
                                           1994                            1995                           1996
                             ------------------------------   ------------------------------   ------------------------------
                               Total      U.S.      Canada     Total       U.S.      Canada     Total       U.S.      Canada
                             --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                                              (In thousands)

Property acquisition costs:
  Proved ..................   $ 33,597   $ 33,597   $   --     $    719   $    719   $   --     $ 87,005   $ 37,609   $ 49,396
  Unproved ................          5          5       --         --         --         --       37,268      8,230     29,038
                              --------   --------   --------   --------   --------   --------   --------   --------   --------

                              $ 33,602   $ 33,602   $   --     $    719   $    719   $   --     $124,273   $ 45,839   $ 78,434
                              ========   ========   ========   ========   ========   ========   ========   ========   ========

Property development and
  exploration costs .......   $  7,151   $  7,151   $   --     $ 11,398   $ 11,398   $   --     $ 18,133   $ 18,115   $     18
                              ========   ========   ========   ========   ========   ========   ========   ========   ========

         The results of operations for oil and gas producing activities are as follows:

                                                                   Years Ended December 31
                             ------------------------------------------------------------------------------------------------------
                                           1994                               1995                             1996
                             --------------------------------   --------------------------------   --------------------------------
                              Total        U.S.       Canada     Total        U.S.      Canada      Total        U.S.      Canada
                             --------    --------    --------   --------    --------    --------   --------    --------    --------
                                                                                              (In thousands)

Revenues .................   $ 11,114    $ 11,114    $   --     $ 13,660    $ 13,660    $   --     $ 25,749    $ 21,758    $  3,991
Production costs .........     (3,693)     (3,693)       --       (4,333)     (4,333)       --       (5,858)     (5,193)       (665)
Depreciation,
  depletion, and .........     (3,777)     (3,777)       --       (5,313)     (5,313)       --       (9,103)     (7,695)     (1,408)
  amortization
General and ..............       (202)       (202)       --         (261)       (261)       --         (483)       (401)        (82)
  administrative
Income taxes .............       --          --          --         --          --          --         (148)       --          (148)
                             --------    --------    --------   --------    --------    --------   --------    --------    --------

Results of operations from
  oil and gas producing
  activities (excluding
  corporate overhead and .   $  3,442    $  3,442    $   --     $  3,753    $  3,753    $   --     $ 10,157    $  8,469    $  1,688
  interest costs)
                             ========    ========    ========   ========    ========    ========   ========    ========    ========
Depletion rate per
  barrel of oil ..........
  equivalent                 $   4.35    $   4.35    $   --     $   4.67    $   4.67    $   --     $   5.12    $   5.10    $   5.29
                             ========    ========    ========   ========    ========    ========   ========    ========    ========


Estimated Quantities of Proved Oil and Gas Reserves

         The following table presents the Company's estimate of its net proved crude oil and natural gas reserves as of December 31, 1994, 1995, and 1996. The Company's management emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared by independent petroleum reserve engineers.

                                                    Total                  United States               Canada
                                             ---------------------   ----------------------    ----------------------
                                                 Liquid    Natural     Liquid       Natural       Liquid      Natural
                                              Hydrocarbons   Gas     Hydrocarbons    Gas       Hydrocarbons    Gas
                                             ------------- -------   ------------  --------    ------------  --------
                                               (Barrels)    (Mcf)      (Barrels)    (Mcf)       (Barrels)     (Mcf)
                                             ------------- -------   -----------   --------    ------------  --------
                                                                           (In thousands)
Proved developed and undeveloped reserves:
  Balance at December 31, 1993 ...........      4,086      16,591       4,086      16,591        --          --
    Revisions of previous estimates ......        854       5,034         854       5,034        --          --
    Extensions and discoveries ...........      2,268      15,062       2,268      15,062        --          --
    Purchase of minerals in place ........      2,417      33,288       2,417      33,288        --          --
    Production ...........................       (469)     (2,393)       (469)     (2,393)       --          --
    Sale of minerals in place ............       --            (3)       --            (3)       --          --
                                             --------    --------    --------    --------    --------    --------
  Balance at December 31, 1994 ...........      9,156      67,579       9,156      67,579        --          --
    Revisions of previous estimates ......     (1,328)    (18,941)     (1,328)    (18,941)       --          --
    Extensions and discoveries ...........      1,335       6,819       1,335       6,819        --          --
    Purchase of minerals in place ........        214       2,889         214       2,889        --          --
    Production ...........................       (544)     (3,553)       (544)     (3,553)       --          --
    Sale of minerals in place ............       (566)       (224)       (566)       (224)       --          --
                                             --------    --------    --------    --------    --------    --------
  Balance at December 31, 1995 ...........      8,267      54,569       8,267      54,569        --          --
    Revisions of previous estimates ......        680      (2,561)        680      (2,561)       --          --
    Extensions and discoveries ...........      1,752      10,194       1,746      10,060           6         134
    Purchase of minerals in place ........      8,062     121,408       6,694      65,135       1,368      56,273
    Production ...........................       (724)     (6,350)       (670)     (5,042)        (54)     (1,308)
    Sale of minerals in place ............         (2)       --            (2)       --          --          --
                                             --------    --------    --------    --------    --------    --------

  Balance at December 31, 1996 ...........     18,035     177,260      16,715     122,161       1,320      55,099
                                             ========    ========    ========    ========    ========    ========

(1) Includes 120,400 barrels of crude oil reserves owned by Cascade of which 57,600 barrels are applicable to the minority interest's share of these reserves.


                                    Total            United States                Canada
                           ---------------------- ------------ --------------------------------
                              Liquid      Natural    Liquid     Natural     Liquid     Natural
                           Hydrocarbons     Gas   Hydrocarbons    Gas    Hydrocarbons    Gas
                            (Barrels)      (Mcf)    (Barrels)    (Mcf)    (Barrels)     (Mcf)
                           ------------- -------- ------------ --------  ------------ ---------
                                                     (In Thousands)
Proved developed reserves:
  December 31, 1994 ......        5,701   48,973         5,701   48,973        --         --
                           ============  =======  ============  =======  ============   =======

  December 31, 1995 ......        6,000   44,026         6,000   44,026        --         --
                           ============  =======  ============  =======  ============   =======

  December 31, 1996 ......       14,961  157,660        13,641  103,639         1,320    54,021
                           ============  =======  ============  =======  ============   =======

         The significant upward revision in 1994 of previous liquid hydrocarbons and natural gas was due principally to increased estimates of recoverable reserves in existing wells as a result of drilling and workover success in 1994, combined with the completion of geological engineering studies on several major fields.

         The significant downward revision in 1995 of previous liquid hydrocarbons and natural gas was due principally to decreased estimates of recoverable reserves in existing wells related to disappointing drilling results principally in the East White Point Field, resulting in reclassification of proved undeveloped reserves to probable reserves.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

         The following disclosures concerning the standardized measure of future cash flows from proved crude oil and natural gas reserves are presented in accordance with Statement of Financial Accounting Standards No. 69. The standardized measure does not purport to represent the fair market value of the Company's proved crude oil and natural gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

         Under the standardized measure, future cash inflows were estimated by applying period-end prices at December 31, 1996, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company's basis in the associated proved crude oil and natural gas properties, less the tax basis of the properties. Operating loss carryforwards, tax credits, and permanent differences to the extent estimated to be available in the future were also considered in the future income tax calculations, thereby reducing the expected tax expense.

         Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

         Set forth below is the Standardized Measure relating to proved oil and gas reserves for:

                                                                     Years Ended December 31
                              ------------------------------------------------------------------------------------------------------
                                            1994                               1995                             1996
                               --------------------------------  -------------------------------  ---------------------------------
                                 Total       U.S.      Canada      Total        U.S.     Canada     Total          U.S.     Canada
                               ---------   ---------   --------  ---------   ---------   -------  -----------   ---------  --------
                                                                              (In thousands)

Future cash inflows .........  $ 238,028   $ 238,028   $   --    $ 243,969   $ 243,969   $   --  $ 1,009,420   $ 824,776  $ 184,644
Future production and
  development costs .........    (84,552)    (84,552)      --      (79,910)    (79,910)      --     (251,749)   (201,498)   (50,251)
Future income tax expense ...    (26,542)    (26,542)      --      (28,015)    (28,015)      --     (207,834)   (157,508)   (50,326)
                               ---------   ---------   --------  ---------   ---------   ------- -----------   ---------  ---------
Future net cash flows .......    126,934     126,934       --      136,044     136,044       --      549,837     465,770     84,067
Discount ....................    (49,241)    (49,241)      --      (48,884)    (48,884)      --     (220,016)   (193,221)   (26,795)
                               ---------   ---------   --------  ---------   ---------   ------- -----------   ---------  ---------
Standardized Measure of
  discounted future net cash
  relating to proved reserves  $  77,693   $  77,693   $   --    $  87,160   $  87,160   $   --  $   329,821   $ 272,549  $  57,272
                               =========   =========   ========  =========   =========   ======= ===========   =========  =========


Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

         The  following  is an  analysis  of the  changes  in  the  Standardized
Measure:



                                                   Year Ended December 31
                                            ------------------------------------
                                              1994        1995          1996
                                            ---------    ---------    ---------
                                                    (In thousands)
Standardized Measure, beginning
  of year ...............................   $  32,929    $  77,693    $  87,160
Sales and transfers of oil and gas
  produced, net of production costs .....      (7,421)      (9,351)     (19,887)
Net changes in prices and development and
  production costs from prior year ......       2,450       22,560       65,917
Extensions, discoveries, and improved
  recovery, less related costs ..........      13,509       13,475       30,699
Purchases of minerals in place ..........      29,163        3,867      244,930
Sales of minerals in place ..............          (2)      (3,355)         (24)
Revision of previous quantity estimates .       7,346      (24,937)       2,257
Change in future income tax expense .....       5,804          382      (87,393)
Other ...................................      (9,377)        (943)      (2,554)
Accretion of discount ...................       3,292        7,769        8,716
                                            ---------    ---------    ---------
  Standardized Measure, end of year .....   $  77,693    $  87,160    $ 329,821
                                            =========    =========    =========

                        AUDITORS' REPORT TO THE DIRECTORS



To the Board of Directors of
Canadian Abraxas Petroleum Ltd.

         We have audited the balance sheets of CGGS Canadian Gas Gathering Systems Inc. as at October 31, 1995 and 1996 and the statements of earnings
(loss) and deficit and changes in financial position for the years ended October 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

         In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 1995 and 1996 and the results of its operations and the changes in its financial position for the years ended October 31, 1994, 1995 and 1996 in accordance with generally accepted accounting principles.



KPMG
Chartered Accountants

Calgary, Canada
December 16,1997



                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                                 BALANCE SHEETS

                              (In Canadian Dollars)


                                     ASSETS

                                                                               October 31
                                                              ---------------------------------------------
                                                                      1995                    1996
                                                              ---------------------   ---------------------
Current assets:
   Cash and short-term deposits .......................          $    1,274,000          $   10,050,000
   Accounts receivable ................................              12,850,000              13,540,000
                                                              ---------------------   ---------------------
                                                                     14,124,000              23,590,000

Capital assets (note 3) ...............................             128,095,000             123,857,000
Deferred financing costs (note 4) .....................               1,482,000               1,336,000
Deferred foreign exchange loss ........................               7,882,000               6,858,000
                                                              ---------------------   ---------------------

   Total assets .......................................          $  151,583,000          $  155,641,000
                                                              =====================   =====================

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                              October 31
                                                             ----------------------------------------------
                                                                     1995                     1996
                                                             ----------------------   ---------------------
Current liabilities:
   Debenture interest payable to shareholders .........         $    1,344,000          $     1,342,000
   Accounts payable ...................................              4,335,000                7,201,000
                                                             ----------------------   ---------------------
     Total current liabilities ........................              5,679,000                8,543,000

Long-term shareholders' debt (note 5) .................            113,070,000              113,179,000
Provision for future site restoration .................              3,015,000                4,148,000
                                                             ----------------------   ---------------------
                                                                   121,764,000              125,870,000

Shareholders' equity:
   Share capital (note 6) .............................             34,213,000               34,213,000
   Deficit ............................................             (4,394,000)              (4,442,000)
                                                             ----------------------   ---------------------
     Total shareholders' equity                                     29,819,000               29,771,000

Commitments (note 10)
                                                             ----------------------   ---------------------
     Total liabilities and shareholders' equity .......         $  151,583,000          $   155,641,000
                                                             ======================   =====================




                 See accompanying notes to financial statements.



                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                    STATEMENTS OF EARNINGS (LOSS) AND DEFICIT

                              (In Canadian Dollars)



                                                                            Year Ended October 31
                                                          ----------------------------------------------------------
                                                                1994                1995                1996
                                                          ------------------ ------------------- -------------------
Revenues:
   Processing .........................................      $  30,408,000      $  33,100,000       $  36,954,000
   Production .........................................         35,855,000         22,408,000          26,791,000
   Royalties, net .....................................         (6,787,000)        (3,366,000)         (3,975,000)
   Other income .......................................          1,028,000            996,000             690,000
                                                          ------------------ ------------------- -------------------
                                                                60,504,000         53,138,000          60,460,000

Expenses:
   Processing .........................................         15,621,000         14,763,000          19,207,000
   Production .........................................          4,866,000          5,689,000           5,308,000
   Administration (note 7) ............................          3,960,000          4,507,000           4,117,000
   Interest on long-term shareholders' debt ...........         15,998,000         16,227,000          16,172,000
   Depletion and depreciation .........................         14,361,000         13,754,000          14,092,000
   Amortization of deferred financing costs ...........            146,000            146,000             146,000
   Foreign exchange loss ..............................            772,000            795,000           1,134,000
                                                          ------------------ ------------------- -------------------
                                                                55,724,000         55,881,000          60,176,000
                                                          ------------------ ------------------- -------------------
Earnings (loss) before taxes ..........................          4,780,000         (2,743,000)            284,000

Large corporation tax .................................            274,000            308,000             332,000
                                                          ------------------ ------------------- -------------------
Net earnings (loss) ...................................          4,506,000         (3,051,000)            (48,000)

Deficit - beginning of year ...........................         (5,849,000)        (1,343,000)         (4,394,000)
                                                          ------------------ ------------------- -------------------
Deficit - end of year .................................      $  (1,343,000)     $  (4,394,000)      $  (4,442,000)
                                                          ================== =================== ===================




                 See accompanying notes to financial statements.



                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                   STATEMENTS OF CHANGES IN FINANCIAL POSITION

                              (In Canadian Dollars)



                                                                            Year Ended October 31
                                                          ----------------------------------------------------------
                                                                1994                1995                1996
                                                          ------------------ ------------------- -------------------
Operating Activities:
   Net earnings (loss) ................................      $   4,506,000      $  (3,051,000)      $     (48,000)
   Depletion and depreciation .........................         14,361,000         13,754,000          14,092,000
   Amortization of deferred financing costs ...........            146,000            146,000             146,000
   Foreign exchange loss ..............................            772,000            795,000           1,134,000
   Decrease (increase) in non-cash working capital items        (5,443,000)        (7,004,000)          2,176,000
                                                          ------------------ ------------------- -------------------
                                                                14,342,000          4,640,000          17,500,000

Financing Activities:
   Issuance of share capital ..........................            583,000                  -                   -
   Increase in long-term shareholders' debt ...........          1,726,000                  -                   -
                                                          ------------------ ------------------- -------------------
                                                                 2,309,000                  -                   -

Investing Activities:
   Expenditures on capital assets .....................        (15,024,000)       (11,638,000)         (8,722,000)
   Increase in non-cash working capital .............           (3,771,000)           (54,000)             (2,000)
                                                          ------------------ ------------------- -------------------
                                                               (18,795,000)       (11,692,000)         (8,724,000)

Increase (decrease) in cash and short-term deposits ...         (2,144,000)        (7,052,000)          8,776,000

Cash and Short-Term Deposits:
   Beginning of year ................................           10,470,000          8,326,000           1,274,000
                                                          ------------------ ------------------- -------------------
   End of year ......................................        $   8,326,000      $   1,274,000       $  10,050,000
                                                          ================== =================== ===================




                 See accompanying notes to financial statements.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

                          NOTES TO FINANCIAL STATEMENTS


         The Company was incorporated on March 9, 1990 under the Canada Business Corporations Act. The Company was formed to invest in gas plants, gas gathering systems and related gas reserves in Canada. Morrison Petroleums Ltd., a shareholder, manages the Company.

1.  Summary of Significant Accounting Policies

         The financial statements are prepared in accordance with generally accepted accounting principles in Canada.

Foreign Currency Translation

         Monetary assets and monetary liabilities are translated at the exchange rate in effect at the balance sheet date. Gains and losses on translation are recorded in the statement of earnings, except that gains or losses on monetary liabilities with a fixed or ascertainable life are deferred and amortized over the repayment period.

Joint Ventures

         The Company's exploration and production activities related to oil and gas are substantially conducted in joint participation with others and, accordingly, the accounts reflect only the Company's proportionate interest in such activities.

Capital Assets

         The Company follows the full cost method of accounting for exploration and development expenditures wherein all costs related to the exploration for and the development of oil and gas reserves are capitalized. These costs include leasehold acquisition costs, carrying charges of non-producing properties, costs of drilling and completing wells, and oil and gas production equipment. Proceeds received from the disposal of properties are normally credited against accumulated costs unless this would result in a significant change in the depletion rate, in which case, a gain or loss is computed and reflected in the earnings statement.

         The Company carries its oil and gas properties at the lower of capitalized cost and net recoverable value. Net recoverable value is future net revenues from proven reserves plus unproven properties at cost less impairment, if any, net of the provision for future site restoration. Future net revenues are determined using unit prices and production costs in effect at year-end and include an allowance for future overhead costs, site restoration, financing charges and income taxes that will be incurred in earning these revenues.

         Petroleum and natural gas properties are depleted and tangible production equipment is depreciated using the unit-of-production method based upon the estimated proven oil and gas reserves after royalties. Reserves are converted to common units based on the approximate equivalent energy content of each unit of reserves, which results in a conversion ratio of six thousand cubic feet of gas to one barrel of oil equivalent.

         Processing facilities are depreciated on a straight-line basis over the estimated useful life of each facility.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

Provision for Future Site Restoration

         Provision is made for future site restoration costs. This provision is charged to earnings over the estimated life of the proven oil and gas reserves and processing facilities using the unit of production and the straight-line methods respectively, and is included with depletion and depreciation.

Royalties

         Crown, freehold and overriding royalties and mineral taxes are net of Alberta Royalty Tax Credits.

Deferred Financing Costs

         The  deferred   financing  costs  are  associated  with  obtaining  the
subscriptions for units (see Note 2). These costs were amortized evenly over fifteen years.

2.  Formation and Unit Subscriptions

         Under the Unit Subscription Agreement, the investors have subscribed for units at U.S. $100,000 per unit consisting of U.S. $75,000 of debentures and U.S. $25,000 of Class A shares (2,500 Class A shares at a price of U.S. $10 per share) in a 3-to-1 ratio. The Company received commitments for unit subscriptions totaling U.S. $114,700,000 (U.S. $86,025,000 of debentures and 2,867,500 Class A shares at U.S. $10 per share). At October 31, 1996, 1995 and 1994 98.12% of the subscriptions were paid for and debentures and shares issued.

         On September 14, 1994, the Board of Directors approved a resolution to end any further acquisitions by the investors and to close out the investor obligations.

         At  October  31,  1996,   U.S.   $84,411,829  of  debentures  and  U.S.
$28,137,367 Class A shares were issued and outstanding.

         Under Amendment No. 4 to the Unit Subscription Agreement dated May 15, 1995, in 1995 the Company is permitted to expend all of its funds from operations after debt servicing and all applicable corporate tax, on capital enhancements, repairs and maintenance. In 1996 and subsequent years, subject to approval by eighty percent of all shareholders, the Company is permitted to expend two-thirds of its funds from operations after debt servicing and all applicable corporate tax on capital enhancements, repairs and maintenance.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

3.  Capital Assets

                                                         October 31
                                              ---------------------------------
                                                   1995                1996
                                              -------------       -------------

Oil and Gas Properties:
   Cost ................................      $  43,361,000       $  44,963,000
   Accumulated depletion ...............        (24,540,000)        (28,197,000)
                                              -------------       -------------
                                                 18,821,000          16,766,000
                                              -------------       -------------

Tangible Production Equipment:
   Cost ................................          9,402,000          10,239,000
   Accumulated depreciation ............         (4,450,000)         (5,283,000)
                                              -------------       -------------
                                                  4,952,000           4,956,000
                                              -------------       -------------
Processing Facilities:
   Cost ................................        127,696,000         133,979,000
   Accumulated depreciation ............        (23,374,000)        (31,844,000)
                                              -------------       -------------
                                                104,322,000         102,135,000
                                              -------------       -------------
                                              $ 128,095,000       $ 123,857,000
                                              =============       =============

         A provision for future site restoration of $1,132,347 (1995 - $779,000, 1994 - $740,000) was expensed during 1996.

4.  Deferred Financing Costs

                                                      October 31
                                              ---------------------------------
                                                   1995                1996
                                              -------------       -------------

Deferred financing costs ...............        $ 2,187,000         $ 2,187,000
Accumulated amortization ...............           (705,000)           (851,000)
                                                ===========         ===========
                                                $ 1,482,000         $ 1,336,000
                                                ===========         ===========

5.    Long-Term Shareholders' Debt

         The debentures are payable in U.S. dollars fifteen years from the date of issue which is in the period 2005 to 2008. The debentures bear interest at 14% per annum payable on a quarterly basis.

         The Company is entitled, if the after-tax cash flow is not sufficient to make interest payments, to satisfy interest payments by issuing additional debentures valued at an amount equal to 100% of the principal amount thereof, and Class A shares at $10.00 per share.

         The debentures are held by the Class A shareholders.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

6.  Share Capital

Authorized

         Unlimited Class A voting common shares.

         Unlimited Class B non-voting common shares.

         The Class B shares are not entitled to dividends. Upon payout, as defined in the Company's Articles, each Class B share may be converted to a Class A share and the Class B shareholders have a call option to purchase, in the aggregate, 25% of the then outstanding debentures at a price of U.S. $10 for each U.S.
$75,000 principal amount of debentures.

         Class B shares are issued equal to 33% of the Class A shares issued pursuant to subscription calls. Class B shares are issued for U.S. $.01 per share.

Issued for Cash

                                         Class A                       Class B
                                -------------------------   -------------------------

Inception to October 31, 1993     2,770,599   $33,619,000       923,530   $    11,000
Issued during 1994 ..........        43,139       583,000        14,380          --
                                -----------   -----------   -----------   -----------

Balance at October 31, 1994,
   1995 and 1996 ............     2,813,738   $34,202,000       937,910   $    11,000
                                ===========   ===========   ===========   ===========

7.  Administration

         Pursuant to the administration and management agreements, the following expenses have been recorded:

                                        Year Ended October 31
                               ----------------------------------------
                                  1994           1995           1996
                               -----------    -----------    -----------

Management fees ............   $ 2,384,000    $ 2,613,000    $ 2,531,000
Administration fees ........     1,959,000      1,628,000      1,632,000
                               -----------    -----------    -----------
                                 4,343,000      4,241,000      4,163,000

Directors' fees and expenses        63,000        311,000        113,000
General corporate expenses .       550,000        400,000        299,000
                               -----------    -----------    -----------
                                 4,956,000      4,952,000      4,575,000

Recoveries .................      (996,000)      (445,000)      (458,000)
                               -----------    -----------    -----------
                               $ 3,960,000    $ 4,507,000    $ 4,117,000
                               ===========    ===========    ===========

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

         General corporate expenses include third-party professional fees, insurance and other items of a general corporate nature.

8.  Income Taxes

         At October 31, 1996, the Company has estimated deductions for income tax purposes which exceed the related book value by $3,400,000, the potential benefit of which has not been recognized in these financial statements. For income tax purposes, the Company has reported non-capital loss carryforwards of $50,350,000 at October 31, 1996, which expire as follows: 1997 - $415,000; 1998
- $1,658,000; 1999 - $12,543,000;  2000 - $11,991,000; 2001 - $9,061,000; 2002 -
$11,247,000; 2003 - $3,435,000.

9.  Related Party Transactions

         At times, the Company enters into agreements and transactions related to gas plants and gas reserves with Morrison Petroleums Ltd. and Canadian Gas Gathering Systems II, Inc. These transactions are carried out in accordance with industry standard terms.

         During 1995, a consulting fee of $158,000 was paid to a founder and director.

10.  Commitments

         The Company has a Management Agreement with Morrison Petroleums Ltd. to provide services with respect to evaluation, acquisition, development and construction of projects and Consulting Agreements with two other founders. The Agreements are for ten years and provide for annual management and consulting fees to be paid to the three parties totaling 1.5% of the original cost of all projects, subject to certain adjustments as provided in the Agreements.

         The Company has an Administration Agreement with Morrison Petroleums Ltd. to provide administrative functions to the Company. This Agreement is for ten years and provides for an annual administration fee of 5% of the net operating income as defined in the agreement.

         Under these agreements, fees were incurred and accrue to the founders as follows:

                                Morrison        Gas       B. Feshbach
                             Petroleums Ltd. Systems III     & Sons
                             --------------- -----------  ------------

Year ended October 31, 1995   $3,485,000     $  485,000   $  271,000
Year ended October 31, 1996    3,363,000        513,000      287,000

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

         Of the above fees which accrued to the founders, the following amounts were outstanding at the periods ended as follows:


                                  Morrison        Gas       B. Feshbach
                               Petroleums Ltd. Systems III    & Sons
                              ---------------- ----------- --------------

Year ended October 31, 1995   $ 850,000        $ 88,000    $ 40,000
Year ended October 31, 1996     616,000         131,000       1,000

         In addition, under the Administration Agreement, where Morrison Petroleums Ltd. is the operator of a gas system, capital and operating overhead is recovered from the Company by Morrison Petroleums Ltd. following guidelines prescribed by the Petroleum Accountants Society of Canada, Accounting Procedure at negotiated rates.

11.  Subsequent Events

         Subsequent to October 31, 1996 the Company became a wholly owned subsidiary of Abraxas Petroleum Corporation. Prior to the change in ownership, the Company sold its interest in the Nevis gas plant and related facilities for a consideration of $120,000,000, converted its U.S. dollar denominated debt to Canadian dollars and repaid the debt.

         12. Differences Between Canadian and United States Generally Accepted Accounting Principles

         These financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP") which, in the case of the Company, conforms with United States generally accepted accounting principles ("US GAAP") in all material respects except as follows:

         (a) In accordance with U.S. GAAP, exchange gains and losses arising on translation of long-term monetary liabilities, unless designated as a hedge, are included in income currently instead of being
              deferred  and   amortized   over  the  lives  of  such   long-term
              liabilities.

         (b) The Company has applied Statement of Financial Accounting Standards Number 109 "Accounting for Income Taxes" ("SFAS 109") effective November 1, 1992. SFAS 109 requires the Company to account for income taxes using the liability method for US GAAP purposes. There was no cumulative effect or effect on current results as a consequence of adopting SFAS 109.

                    CGGS CANADIAN GAS GATHERING SYSTEMS INC.

         The impact of these changes on the Company's financial statements is as follows:

Statement of Earnings

                                                                   Year Ended October 31
                                                -------------------------------------------------------------
                                                      1994                  1995                 1996
                                                ------------------   -------------------  -------------------

Net earnings (loss) as reported ..........         $   4,506,000        $  (3,051,000)      $      (48,000)
Foreign currency translation .............            (1,829,000)           1,893,000            1,024,000
                                                ==================   ===================  ===================
Net earnings (loss) in accordance with
   U.S. GAAP .............................         $   2,677,000       $   (1,158,000)      $      976,000
                                                ==================   ===================  ===================

                                                                          Increase
                                                   As Reported           (Decrease)           U.S. GAAP
                                                ------------------   -------------------  -------------------

         October 31, 1995
         Deferred foreign exchange loss .......       $7,882,000          $(7,882,000)        $           -
         Deficit ..............................       (4,394,000)           7,883,000           (12,277,000)

         October 31, 1996
         Deferred foreign exchange loss .......        6,858,000           (6,858,000)                    -
         Deficit ..............................       (4,442,000)           6,859,000           (11,301,000)

13.  Changes in Non-cash Working Capital Components

                                                                   Year Ended October 31
                                                -------------------------------------------------------------
                                                      1994                  1995                 1996
                                                ------------------   -------------------  -------------------
Decrease (increase) in non-cash working
   capital
Operating:
   Accounts receivable                             $    (562,000)       $  (1,231,000)       $    (690,000)
   Accounts payable                                   (4,881,000)          (5,773,000)           2,866,000
                                                ------------------   -------------------  -------------------
                                                   $  (5,443,000)       $  (7,004,000)       $   2,176,000
                                                ==================   ===================  ===================

Investing:
   Accounts payable                                $           -        $           -        $           -
   Debenture interest payable to shareholders         (3,771,000)             (54,000)              (2,000)
                                                ==================   ===================  ===================
                                                   $  (3,771,000)       $     (54,000)       $      (2,000)
                                                ==================   ===================  ===================


                          Independent Auditors' Report



To the Board of Directors of
   Enserch Exploration, Inc.

         We have audited the accompanying statements of revenues and direct operating expenses of Enserch Exploration, Inc.'s Wamsutter Area Package (the "Package") (see Note 1) to be sold to Abraxas Petroleum Corporation for the years ended December 31, 1995, 1994, and 1993. These financial statements are the responsibility of the management of Enserch Exploration, Inc., as operator of the properties. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         The accompanying statements of revenues and direct operating expenses reflect the revenues and direct operating expenses attributable to the Package as described in Note 1 to the financial statements and are not intended to be a complete presentation of the revenues and expenses of the Package.

         In our opinion, the accompanying financial statements present fairly, in all material respects, the revenues and direct operating expenses of the Package as described in Note 1 for the years ended December 31, 1995, 1994, and 1993, in accordance with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Dallas, Texas
June 26, 1996

               ENSERCH EXPLORATION, INC.'S WAMSUTTER AREA PACKAGE

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES


                                                              Nine Months Ended
                                  Year Ended December 31       September 30
                               ---------------------------   -----------------
                                 1993     1994       1995     1995      1996
                               -------   -------   -------   -------   -------
                                      (in thousands)            (Unaudited)

Revenues:
   Oil, gas and related
     product sales .........   $10,655   $10,171   $ 7,542   $ 5,262   $ 7,280

Direct operating expenses:
   Lease operating expense .       431       640     1,029       894       776
   Severance and
     property taxes ........     1,108     1,291     1,113       778     1,068

                               -------   -------   -------   -------   -------
                                 1,539     1,931     2,142     1,672     1,844
                               -------   -------   -------   -------   -------

                                                                       -------
Excess of revenues over
   direct operating expenses   $ 9,116   $ 8,240   $ 5,400   $ 3,590   $ 5,436
                               =======   =======   =======   =======   =======




        The accompanying notes are an integral part of these statements.

               ENSERCH EXPLORATION, INC.'S WAMSUTTER AREA PACKAGE

                       NOTES TO STATEMENTS OF REVENUES AND
                            DIRECT OPERATING EXPENSES


1.  The Properties

         The accompanying statements represent the revenues and direct operating expenses attributable to the net interest in Enserch Exploration, Inc.'s ("EEX") Wamsutter Area Package producing wells and certain non-producing leases to be sold to Abraxas Petroleum Corporation ("Abraxas"). The properties are located in Sweetwater and Canton County, Wyoming. EEX acquired the properties on June 8, 1995 when it purchased all of the capital stock of Dalen Corporation. Effective January 1, 1996, Dalen Corporation was merged into EEX.

         Historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the properties acquired because the entire acquisition cost is being assigned to oil and gas properties. Accordingly, these statements of revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.

         The accompanying statements of revenues and direct operating expenses represent EEX's net working interest in the properties to be acquired by Abraxas and are presented on the full cost accrual basis of accounting. Depreciation, depletion and amortization, allocated general and administrative expense, interest expense and income, and income taxes have been excluded because the property interests acquired represent only a portion of a business and the expenses incurred are not necessarily indicative of the expenses to be incurred by Abraxas.

2.  Contingent Liabilities

         Given the nature of the properties acquired and as stipulated in the purchase agreement, Abraxas is subject to loss contingencies pursuant to existing or expected environmental laws, regulations, and losses covering the acquired properties.

3.  Oil and Gas Reserves (Unaudited)

         The following table of estimated proved and proved developed reserves of oil and gas related to the Wamsutter Area Package properties has been prepared utilizing estimates of period-end reserve quantities provided by independent petroleum consultants.

                                                    Oil             Gas
                                                (Bbl) (a)          (Mcf)
                                            ---------------- ----------------

         At January 1, 1993 ..............          547,125       43,339,881
            Production ...................          (65,283)      (4,498,193)
            Other changes, net ...........           28,903          553,355
                                            ---------------- ----------------
         At January 1, 1994 ..............          510,745       39,395,043
            Production ...................         (288,763)      (4,712,683)
            Other changes, net ...........        1,915,650        1,298,888
                                            ---------------- ----------------
         At January 1, 1995 ..............        2,137,632       35,981,248
            Production ...................         (303,076)      (4,285,734)
            Other changes, net ...........        l,390,493        8,838,026
                                            ================ ================
         At January 1, 1996 ..............        3,225,049       40,533,540
                                            ================ ================

               ENSERCH EXPLORATION, INC.'S WAMSUTTER AREA PACKAGE

                       NOTES TO STATEMENTS OF REVENUES AND
                      DIRECT OPERATING EXPENSES (CONTINUED)


                                                   Oil               Gas
                                                  (Bbl)             (Mcf)
                                            ----------------     ------------
         Proved Developed Reserves:
         At January 1, 1993 ..............           547,125      43,339,881
         At January 1, 1994 ..............           510,745      39,395,043
         At January 1, 1995 ..............         2,137,632      35,981,248
         At January 1, 1996 ..............         2,942,115      36,559,004
------------------

(a) Includes condensate and natural gas liquids attributable to leasehold interests of 2,655,476 Bbls for January 1, 1996 and 1,669,664 Bbls for January 1, 1995. Prior to l994, gas was not processed to extract natural gas liquids.

4. Standardized Measure (Unaudited)

         Discounted future net cash flows relating to proved gas and oil reserve quantities (unaudited) have been prepared using estimated future production rates and associated production and development costs. Continuation of economic conditions existing at the balance sheet date was assumed. Accordingly, estimated future net cash flows were computed by applying prices and contracts in effect at period end to estimated future production of proved gas and oil reserve, estimating future expenditures to develop proved reserves and estimating costs to produce the proved reserves based on average costs for the period. Average prices used in the computations were: Gas (per Mcf) $2.08 in 1995, $1.45 in 1994 and $2.40 in 1993; Oil (per barrel) $11.17 in 1995, $7.22 in
1994 and $13.52 in 1993.

         Because reserve estimates are imprecise and changes in the other variables are unpredictable, the standardized measure should be interpreted as indicative of the order of magnitude only and not as precise amounts.

                                                    1995         1994         1993
                                                 ----------   ----------   ----------
Standardized Measure (in thousands):
   Future cash inflows .......................   $ 120,278    $  67,597    $ 101,445
   Future production and development costs ...     (25,971)     (17,121)     (19,710)
   Future income-tax expense .................     (16,137)     (14,873)     (25,525)
                                                 ----------   ----------   ----------
   Future net cash flows .....................      78,170       35,603       56,210
   Less 10% annual discount ..................      35,565       14,095       23,727
                                                 ----------   ----------   ----------
   Standardized measure of discounted
     future net cash flows ...................   $  42,605    $  21,508    $  32,483
                                                 ==========   ==========   ==========
Change in Standardized Measure (in thousands):
   Sales and transfers of gas and oil
     produced, net of production costs .......   $  (5,400)   $  (8,240)   $  (9,116)
   Changes in prices, net of production and
     future development costs ................      14,280      (21,828)       4,903
   Accretion of discount .....................       2,151        3,248        3,326
   Net change in income taxes ................         190        5,765          240
   Additions, revisions and offer changes ....       9,876       10,080         (125)
                                                 ----------   ----------   ----------
         Total ...............................   $  21,097    $ (10,975)   $    (772)
                                                 ==========   ==========   ==========

                         Report of Independent Auditors



Board of Directors
Abraxas Petroleum Corporation

We have audited the accompanying statements of combined oil and gas revenues and direct operating expenses of the Certain Overriding Royalty Interests in the Portilla Field Acquired by Abraxas Petroleum Corporation (Abraxas) for the years ended December 31, 1994 and 1995. These statements are the responsibility of Abraxas' management. Our responsibility is to express an opinion on the statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of combined oil and gas revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of combined oil and gas revenues and direct operating expenses. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements of combined oil and gas revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and are not intended to be a complete presentation of the combined oil and gas revenues and expenses of Certain Overriding Royalty Interests in the Portilla Field Acquired by Abraxas.

In our opinion, the statements referred to above present fairly, in all material respects, the combined oil and gas revenues and direct operating expenses of Certain Overriding Royalty Interests in the Portilla Field Acquired by Abraxas for the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles.



                                                   ERNST & YOUNG LLP
San Antonio, Texas
August 30, 1996

           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

                   STATEMENTS OF COMBINED OIL AND GAS REVENUES
                          AND DIRECT OPERATING EXPENSES


                                                           Nine Months Ended
                              Year Ended December 31          September 30
                             -----------------------   -----------------------
                                 1994        1995        1995          1996
                             ----------   ----------   ----------   ----------
                                                              (Unaudited)

Oil and gas revenues .....   $3,529,234   $3,675,596   $2,608,169   $2,821,855

Direct operating expenses:
   Production taxes ......      908,421      835,092      590,019      621,656
                             ----------   ----------   ----------   ----------
Oil and gas revenues in
   excess of direct
   operating expenses ....   $2,620,813   $2,840,504   $2,018,150   $2,200,199
                             ==========   ==========   ==========   ==========




                             See accompanying notes.

           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

              NOTES TO STATEMENTS OF COMBINED OIL AND GAS REVENUES
                          AND DIRECT OPERATING EXPENSES

                     Years Ended December 31, 1994 and 1995
                    (Information as to the Nine Months Ended
                   September 30, 1995 and 1996 is Unaudited)


1.  Basis of Presentation

         The accompanying statements of combined oil and gas revenues and direct operating expenses represents the results from certain oil and gas producing properties located in the Portilla Field, San Patricia County, Texas -- (Properties) which were previously owned by the Commingled Pension Trust Fund (Petroleum II) (the Pension Fund) which were acquired in connection with the acquisition by Abraxas Petroleum Corporation (Abraxas). Abraxas acquired the remaining 75% partnership interest in Portilla-1996, L.P., the limited partner of which acquired the above interests from the Pension Fund on March 21, 1996 and contributed such interest to the Partnership.

         Full historical financial statements reflecting financial position, results of operations, and cash flows required by generally accepted accounting principles are not presented, as such information is not readily available on an individual property basis nor meaningful for the properties acquired because the entire acquisition cost is being assigned to oil and gas properties. Accordingly, these statements of combined oil and gas revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of Regulation S-X of the Securities and Exchange Commission.

         The accompanying statements of combined oil and gas revenues and direct operating expenses represent the net overriding royalty interests in the Properties to be acquired by Abraxas and are presented on the accrual basis of accounting. Depreciation, depletion and amortization, general and administrative expenses, interest expense, and federal and state income taxes have been excluded because the property interests acquired represent only a portion of a business and the expenses incurred are not necessarily indicative of the expenses to be incurred by Abraxas.

         The unaudited statements of combined oil and gas revenues and direct operating expenses for the nine months ended September 30, 1995 and 1996 include, in the opinion of management, all material adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation. The results of the nine months ended September 30, 1996, are not necessarily indicative of the results to be expected for the full year.

           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

              NOTES TO STATEMENTS OF COMBINED OIL AND GAS REVENUES
                    AND DIRECT OPERATING EXPENSES (CONTINUED)





2. Supplemental Information Relating to Oil and Gas Producing Activities (Unaudited)

         The following table presents the estimate of the net proved crude oil and natural gas quantities related to the interests in the Properties acquired and have been prepared utilizing the estimates of reserve quantities prepared by independent petroleum reserve engineers.

                                               Liquid        Natural
                                            Hydrocarbons       Gas
                                            ------------    ----------
                                              (Barrels)       (Mcf)
Proved developed and undeveloped reserves:
   Balance at December 31, 1993 ..........    2,060,000     7,309,000
     Revisions of previous estimates .....      240,000    (1,374,000)
     Production ..........................     (207,000)     (256,000)
                                             ----------    ----------
   Balance at December 31, 1994 ..........    2,093,000     5,679,000
     Revisions of previous estimates .....     (245,000)   (2,290,000)
     Production ..........................     (176,000)     (497,000)
     Other changes, net ..................      306,000       681,000
                                             ----------    ----------
   Balance at December 31, 1995 ..........    1,978,000     3,573,000
     Revisions of previous estimates .....     (417,000)     (974,000)
     Production ..........................      (81,000)     (209,000)
     Other changes, net ..................      208,000        10,000
                                             ----------    ----------

   Balance at June 30, 1996 ..............    1,688,000     2,400,000
                                             ==========    ==========

Proved developed reserves:
   December 31, 1994 .....................    1,782,000     4,727,000
   December 31, 1995 .....................    1,722,000     3,378,000
   June 30, 1996 .........................    1,677,000     2,331,000

All of the above reserves are located in the United States.

           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

              NOTES TO STATEMENTS OF COMBINED OIL AND GAS REVENUES
                    AND DIRECT OPERATING EXPENSES (CONTINUED)





Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

         The following disclosures concerning the standardized measure of future cash flows from proved crude oil and natural gas reserves are presented in accordance with Statement of Financial Accounting Standards No. 69. The standardized measure does not purport to represent the fair market value of the Properties' proved crude oil and natural gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

         Under the standardized measure, future cash inflows were estimated by applying prices at December 31, 1995 and June 30, 1996 to the estimated future production of period-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. The Properties are not, nor is the Owner, a separate tax paying entity. Accordingly, the standardized measure of discounted future net cash flows from proved reserves is presented before deduction of federal income taxes.

         Future net cash inflows were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

           CERTAIN OVERRIDING ROYALTY INTERESTS IN THE PORTILLA FIELD
                    ACQUIRED BY ABRAXAS PETROLEUM CORPORATION

              NOTES TO STATEMENTS OF COMBINED OIL AND GAS REVENUES
                    AND DIRECT OPERATING EXPENSES (CONTINUED)





         Set forth below is the Standardized Measure relating to proved oil and gas reserves for December 31, 1995 and June 30, 1996:

                                              December 31                June 30
                                      ----------------------------    ------------
                                          1994            1995           1996
                                      ------------    ------------    ------------
Standardized Measure:
  Future cash inflows .............   $ 40,963,000    $ 43,052,000    $ 38,232,000
  Future production and development
    costs .........................     12,078,000      13,490,000      12,268,000
                                      ------------    ------------    ------------
                                        28,885,000      29,562,000      25,964,000
  Discount ........................    (11,498,000)    (10,622,000)    (11,703,000)
                                      ------------    ------------    ------------
Discounted future net cash flows
  before income taxes .............   $ 17,387,000    $ 18,940,000    $ 14,261,000
                                      ============    ============    ============

Change in Standardized Measure
(in thousands):
Standardized Measure, beginning of
period ...........................   $ 11,427,000     $ 17,387,000    $ 18,940,000
    Sales and transfers of gas and
      oil produced, net of
      production costs ...........     (2,621,000)      (2,841,000)     (1,482,000)
    Changes in prices, net of
      production and future
      development costs ..........      6,639,000        2,661,000         627,000
    Revisions of previous quantity
      estimates ..................         63,000       (3,168,000)     (4,001,000)
    Accretion of discount ........      1,854,000        1,739,000         947,000
    Additions, revisions, and
      other changes ..............         25,000        3,162,000        (770,000)
                                     ------------     ------------    ------------
Standardized Measure, end of
   period ........................   $ 17,387,000     $ 18,940,000    $ 14,261,000
                                     ============     ============    ============



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders and Board of Directors of Vessels Energy, Inc.:

We have audited the accompanying consolidated balance sheets of Vessels Energy, Inc. (a Delaware corporation), and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vessels Energy, Inc. and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                               Arthur Andersen LLP

Denver, Colorado,
    April 9, 1997.

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholders and
Board of Directors of Vessels Energy, Inc.:

In our opinion, the accompanying consolidated statements of operations, cash flows and stockholders' equity present fairly, in all material respects, the results of operations and cash flows of Vessels Energy, Inc. (successor to Vessels Oil & Gas Company) and its subsidiaries for the year ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

Denver, Colorado
March 27, 1995




                      VESSELS ENERGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                     ASSETS


                                                                    December 31,    September 30,
                                                               -------------------  -------------
                                                                  1995      1996         1997
                                                               --------   --------   ------------
                                                                                     (Unaudited)
Current assets:
   Cash and cash equivalents ...............................   $   --     $   --     $    991
   Accounts receivable, less allowance for
     doubtful  accounts of $346, $338 and $266 at
      December 31, 1995 and 1996 and
      September 30, 1997, respectively:
       Joint owners ........................................      2,099        238        248
       Oil and gas production sales ........................        880      1,094        472
       Gas gathering, processing and marketing .............      5,352      9,004      2,692
   Prepaid expenses and other ..............................      1,117      1,411      1,111
                                                               --------   --------   --------
     Total current assets ..................................      9,448     11,747      5,514

Property and equipment .....................................    119,060    157,853     56,997
Less accumulated depreciation, depletion and
   amortization ............................................     40,240     49,485     15,207
                                                               --------   --------   --------
     Net property and equipment based on the
       successful efforts method of accounting for oil
       and gas properties ..................................     78,820    108,368     41,790

Deferred  financing  fees, net of  accumulated  amortization of $183,  $383 and $1,192 at December 31, 1995 and 1996,
  and September 30, 1997, respectively .....................        870        478        425
Other assets ...............................................        467        402        356
                                                               --------   --------   --------

Total assets ...............................................   $ 89,605   $120,995   $ 48,085
                                                               ========   ========   ========


           The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.


                      VESSELS ENERGY, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                       (In thousands except share amounts)

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                              December 31,        September 30,
                                                          ---------------------   -------------
                                                           1995         1996           1997
                                                         ---------    ---------   ------------
                                                                                  (Unaudited)
Current liabilities:
   Accounts payable and other accrued liabilities ....   $  10,687    $  14,561    $   6,248
   Oil and gas production payable ....................       1,140        1,435          436
   Accrued interest ..................................         235        1,068         --
   Income taxes payable ..............................         267            6            6
   Capital leases, current portion ...................         402          377           65
   Short-term notes payable ..........................        --          7,000         --
                                                         ---------    ---------    ---------
     Total current liabilities .......................      12,731       24,447        6,755

Long-term debt .......................................      30,750       55,051         --
Other long-term obligations ..........................       2,742        2,167        6,065
Deferred income taxes ................................         822         --           --
Capital leases, long-term portion ....................       1,584        1,231          272

Commitments and contingencies

Stockholders' equity:
   Preferred stock, par value $.10 per share -
     authorized 50,000 shares; no shares issued ......        --           --           --
   Common stock, par value $.10 per share - authorized
     500,000 shares; issued and outstanding 34,136
     shares at December 31, 1995 and 1996 and
     September 30, 1997 ..............................           3            3            3
   Additional paid-in capital ........................      43,501       43,501       43,501
   Stockholder note receivable .......................        (153)        --           --
   Accumulated deficit ...............................      (2,375)      (5,405)      (8,511)
                                                         ---------    ---------    ---------
Total stockholders' equity ...........................      40,976       38,099       34,993
                                                         ---------    ---------    ---------
Total liabilities and stockholders' equity ...........   $  89,605    $ 120,995    $  48,085
                                                         =========    =========    =========


           The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.




                      VESSELS ENERGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)


                                                                                               Nine Months Ended September
                                                          Year Ended December 31,                          30,
                                                --------------------------------------------- ------------------------------
                                                    1994           1995            1996           1996            1997
                                                -------------- --------------  -------------- --------------  --------------
                                                                                                       (Unaudited)
Revenue:
   Oil and gas production revenues ..........      $  8,463       $ 13,804        $ 14,811       $  9,951        $  7,060
   Gas gathering, processing and marketing
     revenues ...............................        37,706         39,355          38,439         25,680          14,722
   Other ....................................           260            500             171             29             773
                                                -------------- --------------  -------------- --------------  --------------
                                                     46,429         53,659          53,421         35,660          22,555

Operating costs and expenses:
   Lease operating and production taxes .....         4,051          4,556           4,813          3,456           2,201
   Gas gathering, processing and marketing
     costs ..................................        31,620         34,034          33,365         21,708          12,929
   Depreciation, depletion and amortization
     (includes impairments of $2,600 and
     $337 in 1995 and 1996, respectively) ...         6,146         11,358           9,754          6,733           5,737
   Exploration expense ......................           223            272           1,713            300             914
   General and administrative ...............         3,095          3,399           3,238          2,413           2,223
                                                -------------- --------------  -------------- --------------  --------------
                                                     45,135         53,619          52,883         34,610          24,004
                                                -------------- --------------  -------------- --------------  --------------
Operating income (loss) .....................         1,294             40             538          1,050          (1,449)
                                                -------------- --------------  -------------- --------------  --------------

Other expense:
   Amortization of deferred financing fee ...            13            183             917            147              92
   Interest expense .........................         5,321          2,388           3,473          2,387           1,503
   Recapitalization expense .................             -          1,344               -              -               -
                                                -------------- --------------  -------------- --------------  --------------
                                                      5,334          3,915           4,390          2,534           1,595

Loss before taxes and extraordinary item ....        (4,040)        (3,875)         (3,852)        (1,484)         (3,044)
Deferred income tax benefit (provision) .....         1,537          1,579             822            690             (62)
                                                -------------- --------------  -------------- --------------  --------------
Loss before extraordinary item ..............        (2,503)        (2,296)         (3,030)          (794)         (3,106)
Extraordinary item:
   Debt extinguishment costs ................         1,503              -               -              -               -
                                                -------------- --------------  -------------- --------------  --------------

Net loss ....................................      $ (4,006)      $ (2,296)       $ (3,030)      $   (794)       $ (3,106)
                                                ============== ==============  ============== ==============  ==============


           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.



                      VESSELS ENERGY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                       Nine Months Ended
                                                             Year Ended December 31,                     September 30,
                                                   ---------------------------------------------
                                                       1994            1995           1996           1996            1997
                                                   -------------- --------------- -------------- ------------------------------
                                                                                                          (Unaudited)
Operating Activities:
  Net loss ..................................        $ (4,006)      $ (2,296)       $ (3,030)      $   (794)       $ (3,106)
   Adjustments to reconcile net loss to net
     cash provided by (used in) operating
     activities:
       Depreciation, depletion, amortization .           6,146         11,358           9,754          6,733           5,737
       (Gain) loss on sale of oil and gas                    -              -               -              6            (593)
         properties ..........................
       Amortization of deferred financing                  473            183             917            147             102
         fees and other ......................
       Net loss from debt restructurings .....           2,358              -               -              -               -
       Changes in operating assets and
         liabilities:
         Accounts receivable .............                 290         (1,573)         (2,005)         1,028           6,924
         Prepaid expenses and other ......                 (83)           619            (294)          (143)            300
         Accounts payable and accrued                   (6,449)         3,462           4,741            599         (10,380)
           liabilities ...................
         Deferred tax liability ..........              (2,391)        (1,222)           (822)          (689)              -
         Other non-current liabilities ...                (477)         1,408            (575)          (277)          3,896
                                                   -------------- --------------- -------------- --------------  --------------
            Net cash provided by (used in)
              operating activities ...........          (4,139)        11,939           8,686          6,610           2,880

Investing Activities:
   Additions to oil and gas properties .......         (16,789)       (19,486)        (21,330)       (14,817)        (14,456)
   Proceeds from dispositions of oil and gas                 -              -               -              -          77,996
     properties ..............................
   Additions to other property and equipment .          (6,861)        (6,230)        (17,982)       (15,116)         (2,069)
   Decrease in restricted cash ...............           2,142              -               -              -               -
                                                   -------------- --------------- -------------- --------------  --------------
            Net cash provided by (used in)
              investing activities ...........         (21,508)       (25,716)        (39,312)       (29,933)         61,471

Financing Activities:
   Preferred stock dividends .................            (170)             -               -              -               -
   Common stock dividends ....................             (80)             -               -              -               -
   Issuance of common stock, net of expenses .          38,451            153               -              -               -
   Purchase and retirement of preferred stock           (3,300)          (137)              -              -               -
   Collection of stockholder note receivable .               -              -             153              -               -
   Proceeds from long-term borrowings and               35,806         13,875          43,150         26,200           8,207
     capital leases ..........................
   Payments on long-term borrowings and                (45,385)        (5,517)        (12,227)        (2,404)        (71,529)
     capital leases ..........................
   Deferred financing fees ...................          (1,049)          (128)           (450)          (473)            (38)
                                                   -------------- --------------- -------------- --------------  --------------
            Net cash provided by (used in)
              financing activities ...........          24,273          8,246          30,626         23,323         (63,360)
                                                   -------------- --------------- -------------- --------------  --------------
Increase (decrease) in cash ..................          (1,374)        (5,531)              -              -             991
Cash at beginning of period ..................           6,905          5,531               -              -               -
                                                   -------------- --------------- -------------- --------------  --------------

Cash at end of period ........................        $  5,531       $      -        $      -       $      -        $    991
                                                   ============== =============== ============== ==============  ==============

           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.


                                                              VESSELS ENERGY, INC. AND SUBSIDIARIES

                                                        CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                                                         (In thousands)


                                                                                                  Nine Months Ended
                                                         Year Ended December 31,                    September 30,
                                               ---------------------------------------------
                                                   1994           1995            1996           1996           1997
                                               -------------- -------------- --------------- -------------- --------------
                                                                                                     (Unaudited)
Supplemental disclosures

Supplemental disclosures of cash flow
   information
     Interest paid                                $  4,833       $  2,191       $  2,638        $  2,469       $  2,571
                                               ============== ============== =============== ============== ==============

Supplemental schedule of noncash
   investing and financing activities
     Issuance of stock for note                   $      -       $    153       $      -        $      -       $      -
                                               ============== ============== =============== ============== ==============


           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.



                      VESSELS ENERGY, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)





                                                     Preferred Stock     Common Stock   Stockholder Additional
                                                   ------------------  -----------------   Note      Paid-In  Accumulated
                                                    Shares    Amount    Shares   Amount Receivable   Capital    Deficit   Total
                                                 -------- --------- -------- --------  ----------- ----------- ----------- --------

Balance at January 1, 1994 ...................         2  $    --       11   $      1  $   --      $  7,668   $  4,693    $ 12,362
   Dividend on preferred stock ...............      --         --     --         --        --          --         (170)       (170)
   Dividend on common stock ..................      --         --     --         --        --          --          (80)        (80)
   Purchase and retirement of  preferred .....        (2)      --     --         --        --        (2,784)      (516)     (3,300)
     stock
   Issuance of common stock ..................      --         --       23          2      --        38,449       --        38,451
   Net loss ..................................      --         --     --         --        --          --       (4,006)     (4,006)
                                                --------  ---------  -------   ------  --------    --------   --------    --------
Balance at December 31, 1994 .................      --         --       34          3      --        43,333        (79)     43,257
   Issuance of common stock for cash and
     note ....................................      --         --     --         --        --           306       --           306
   Costs of issuing common stock and
     purchasing and retiring preferred stock
     in excess of costs estimated at
     December 31, 1994 .......................      --         --     --         --        (153)       (138)      --          (291)
   Net loss ..................................      --         --     --         --        --          --       (2,296)     (2,296)
                                                --------  ---------  -------   ------  --------    --------   --------    --------
Balance at December 31, 1995 .................      --         --       34          3      (153)     43,501     (2,375)     40,976
   Collection of stockholder note receivable .      --         --     --         --         153        --         --           153
   Net loss ..................................      --         --     --         --        --          --       (3,030)     (3,030)
                                                --------  ---------  -------   ------  --------    --------   --------    --------
Balance at December 31, 1996 .................      --         --       34          3      --        43,501     (5,405)     38,099
   Net loss (unaudited) ......................      --         --     --         --        --          --       (3,106)     (3,106)
                                                --------  ---------  -------   ------  --------    --------   --------    --------

Balance at September 30, 1997 (unaudited) ....      --    $    --       34   $      3  $   --      $ 43,501   $ (8,511)   $ 34,993
                                                ========  =========  =======   ======  ========    ========   ========    ========


           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                      VESSELS ENERGY, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (Information for the nine month periods ended
                   September 30, 1997 and 1996 is unaudited)


1.     Organization and Significant Accounting Policies

Nature of Operations

             Vessels Energy, Inc. ("Vessels"), a Delaware corporation, was incorporated in December 1995 to succeed the business of Vessels Oil & Gas Company ("VOG"), and is principally engaged in the exploration, development and production of crude oil and natural gas and the gathering, processing and marketing of natural gas and natural gas liquids.

             Vessels' activities are primarily concentrated in the Wattenberg Field in the Denver-Julesberg Basin ("D-J Basin") of Colorado (see Note 12). Vessels also has operations in the Piceance Basin of Colorado and in the Washakie and Wind River Basins of Wyoming.

Interim Results (Unaudited)

             The accompanying balance sheet as of September 30, 1997, the statements of operations and cash flows for the nine months ended September 30, 1996 and 1997, and the statement of stockholders' equity for the nine months ended September 30, 1997 are unaudited. In the opinion of management these interim statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position as of September 30, 1997 and the results of operations and cash flows for the nine months ended September 30, 1996 and 1997. The results for the nine months ended September 30, 1997 are not necessarily indicative of results that may be expected for the full year.

Principles of Consolidation

              The consolidated financial statements include the accounts of Vessels and its wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

Cash and Cash Equivalents

              All of Vessels' cash investments are of a highly liquid nature with original maturities of three months or less and are therefore considered to be cash equivalents. The carrying amount of these cash investments approximates fair value because of their short-term maturities.

Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

              Vessels' accounts receivable are due primarily from individuals or companies within the oil and gas industry whose operations are in the Rocky Mountain region of the United States. Vessels performs credit evaluations on its customers and, when appropriate, obtains letters of credit or prepayments to minimize exposure to credit risk. Vessels' cash and cash equivalents are maintained primarily at a single bank in Denver, Colorado. These concentrations of credit risk have not had a material effect on the results of operations for Vessels.

Oil and Gas Properties

              Vessels follows the successful efforts method of accounting for its oil and gas exploration, development and production activities. Under this method, acquisition costs, development costs and successful exploration costs are capitalized. Exploratory dry hole costs, lease rentals and geological and geophysical costs are expensed as incurred. Undeveloped leaseholds are charged to expense when impaired, based on a property-by-property assessment. Impairment of capitalized costs is recorded when the net book value of proved properties exceeds the undiscounted future net revenues from such properties on a field-by-field basis. Depreciation, depletion and amortization of producing properties and related equipment is provided using the units of production method. On a field-by-field basis, estimated quantities of proved developed reserves are used to amortize drilling and development costs, and total proved reserves are used to amortize leasehold costs.

Other Property and Equipment

              Property and equipment is recorded at cost and consists of natural gas gathering and processing facilities, vehicles, office furniture and equipment. Depreciation is provided for using the straight-line method over estimated useful lives ranging from three to thirty years. Impairment of capitalized costs is recorded when the net book value of gathering and processing facilities exceeds the undiscounted future net revenues from such facilities. Useful lives of Vessels' gathering and processing facilities are determined based on the estimated lives of the reserves serviced by the facilities.

              Repair and maintenance costs are charged to expense. Costs of renewals or betterments are capitalized.

Capitalized Leases

              A portion of Vessels' compression equipment, gathering systems and office equipment was acquired through leases with various financing entities. Vessels has capitalized those material lease transactions that meet the criteria of Statement of Financial Accounting Standards No. 13, as amended, by recording an asset and related obligation under the capital lease. The cost of the asset recorded and the related liability is based upon the lesser of the fair market value of the asset or the present value of future minimum lease payments. Interest expense is recognized on capitalized lease obligations based either on the interest rate implicit in the lease or Vessels' incremental borrowing rate.

Impairment of Long-Lived Assets

              In 1996 Vessels adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121, which established accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill, requires a review for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, Vessels estimates future cash flows (undiscounted and without interest charges) expected to result from use of an asset and its eventual disposition. Impairment is only recognized if the carrying amount of an asset is greater than the expected future net cash flows. The amount of the impairment is based on the fair value of the asset. Under SFAS 121, each field or facility is individually evaluated for impairment. Adoption of the provisions of SFAS 121 in 1996 resulted in an impairment of approximately $337,000, which has been reflected in the accompanying Statements of Operations.

Stock-Based Compensation

              Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Vessels has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations.

Deferred Financing Fees

              Deferred financing fees are amortized over the term of the related loan on a straight-line basis as a component of interest expense. Unamortized deferred financing fees associated with prior loan agreements that are refinanced before maturity are written off and presented as a component of interest expense in the Statements of Operations. During 1994, 1995 and 1996, Vessels amortized $13,000, $183,000 and $200,000, respectively, of deferred financing fees. Also, during 1996, Vessels wrote off $717,000 of deferred financing fees in connection with the refinancing of its Bank Credit Facility (see Note 3).

Federal Income Taxes

              Vessels recognizes income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the asset and liability approach to accounting for income taxes. The deferred tax liabilities or assets represent taxes payable or refundable in future years, as measured by the provisions of enacted tax laws, or as a result of temporary differences between the bases of assets and liabilities for financial reporting and tax reporting purposes. Such differences relate mainly to depreciable and depletable properties and intangible drilling costs.

Reclassifications

              Certain balances from 1994 and 1995 have been reclassified for comparative purposes.

Goodwill

              At December 31, 1994, goodwill was being amortized over forty years using the straight-line method. At December 31, 1995, Vessels determined that the remaining balance of goodwill had no future value, and the remaining balance was amortized to expense.

Capitalized Interest

              Interest costs of $96,000, $124,000 and $50,261 were capitalized to construction projects during 1994, 1995 and 1996, respectively.

Gas Balancing

              Vessels enters into gas balancing arrangements for the difference between sales of natural gas and its proportionate share of production. Vessels follows the sales method to account for gas imbalances and records revenue based on sales, regardless of its proportionate share of the related production, as long as the estimated recoverable reserves are sufficient to allow the undersold party, be it Vessels or other interest owners, to recover their pro-rata share from future production. At December 31, 1995 and 1996, Vessels' gas balancing position was insignificant in relation to its remaining natural gas reserves.

2.     Property and Equipment

              The major components of property and equipment, at cost, are as follows:

                                                December 31,
                                            --------------------
                                              1995        1996
                                            ---------   --------
                                               (in thousands)

Oil and gas producing properties .........   $ 79,483   $100,468
Undeveloped leaseholds ...................      1,832      1,658
Gas gathering and processing facilities ..     33,230     50,424
Other property and equipment .............      4,515      5,303
                                             --------   --------

                                             $119,060   $157,853
                                             ========   ========

3.     Long-Term Debt

              In July 1996, Vessels entered into a $75,000,000 revolving credit facility with a commercial bank syndicate, which replaced Vessels' previous credit facility. Borrowings available under the credit facility are limited to semiannual borrowing base determination amounts. The borrowing base on the revolving credit facility as of December 31, 1996 was $64,000,000. Borrowings under the agreement bear interest, at Vessels' option, either at prime or at LIBOR plus 1.25% - 1.65% based on the total amount of debt outstanding under the facility. On December 31, 1996, the weighted average interest rate was 7.27%. Interest is paid quarterly, and principal payments are scheduled to begin on July 1, 1999, and are due in equal quarterly installments through May 31, 2003. The credit agreement, which is secured by virtually all of the Company's assets, contains typical covenants that restrict distributions, additional borrowings and exploration expenditures, and require the maintenance of certain financial ratios. At December 31, 1996, Vessels' current ratio was below the minimum required by the credit agreement. Vessels received a waiver for this covenant violation from the holder of the note, and anticipates being in compliance with all loan covenants at March 31, 1997. Vessels anticipates repaying the outstanding balance under the credit facility in full upon completion of the D-J Basin Sale (see Note 12).

              The following is a schedule of maturities of Vessels' borrowings pursuant to its revolving credit facility (amounts in thousands):

     Year Ending December 31,
       1999................. $ 6,881
       2000.................  13,763
       2001.................  13,763
       2002.................  13,763
       2003.................   6,881
                             -------
       Total................ $55,051
                             =======

              Based on borrowing rates available for bank loans with similar collateral, the fair value of the borrowings under Vessels' revolving credit facility at December 31, 1996 is estimated to be the carrying value of $55,051,000.

              On October 2, 1996, Vessels entered into a $7,000,000 short-term note payable with a commercial bank syndicate. This note, as amended, bears interest at the rate of LIBOR plus 1.875%, and matures on April 30, 1997.

4.     Capital Lease Obligations

              The following is a schedule of the property leased under capital leases as of December 31, 1996, by major class of property (amounts in thousands):

     Class of property:
       Compression equipment ...................       $   1,500
       Gathering systems .......................             365
       Office equipment ........................             242
                                                       -----------
           Subtotal ............................           2,107

     Less:  Accumulated depreciation ...........            (624)
                                                       -----------

           Total ...............................       $   1,483
                                                       ===========

              The following is a schedule, by years, of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 1996 (amounts in thousands):

     Year Ending December 31,
       1997 .....................................      $       515
       1998 .....................................              465
       1999 .....................................              444
       2000 .....................................              311
       2001 and thereafter ......................              214
                                                       -------------
     Total ......................................            1,949

     Less:  Executory costs .....................              (10)
                                                       -------------
     Net minimum lease payments .................            1,939

     Less:  Interest ............................             (331)
                                                       -------------

     Present value of net minimum lease payments       $     1,608
                                                       =============

5.     Other Non-Current Liabilities

              The major components of other non-current liabilities are as follows:

                                                         December 31,
                                                  1995                1996
                                              -------------       -------------
                                                        (in thousands)

     Taxes withheld on production ....         $     1,809        $     1,533
     Other ...........................                 933                634
                                              -------------       -------------

       Total .........................         $     2,742        $     2,167
                                              =============       =============

6.     Stock Option Plan and Warrants

Stock Option Plan

              Vessels has a stock option plan (the "Plan") under which a total of 3,804 shares of common stock may be issued upon exercise of options under the Plan. As of December 31, 1996, a total of 2,408 nonqualified stock options had been granted and were outstanding at option prices ranging from $1,300 to $1,800 per share. Substantially all of the options granted vest at 20% per year if Vessels meets certain financial targets or time and service as defined in the Plan agreements.

              The following summarizes stock option activity for 1995 and 1996. Vessels accounts for the Plan in accordance with APB Opinion No. 25, under which no compensation expense has been recognized. Had compensation cost for these plans been determined consistent with SFAS 123, Vessels' net loss would not have increased by a material amount.

              A summary of the status of Vessels' stock option plan at December 31, 1995 and 1996 and changes during the periods then ended is presented in the table and narrative below:

                                                             1995                              1996
                                               ---------------------------------- --------------------------------
                                                                  Weighted-                         Weighted-
                                                                   Average                           Average
                                                                   Exercise                          Exercise
               Fixed Options                      Shares            Price            Shares           Price
---------------------------------------------  -------------- ------------------- -------------- -----------------
Outstanding at beginning of year .........              -                  -           2,208          $   1,801
Granted ..................................          2,758          $   1,801           1,504          $   1,650
Exercised ................................              -                  -               -                  -
Forfeited ................................           (550)         $   1,801          (1,304)         $   1,740
                                               --------------                     --------------

Outstanding at end of year ...............          2,208          $   1,801           2,408          $   1,740
                                               ==============                     ==============

Exercisable at end of year ...............              -                                 94
                                               ==============                     ==============

              The following table summarizes information about the stock options outstanding as of December 31, 1996:

                                                   Options Outstanding                      Options Exercisable
                                          --------------------------------------- ----------------------------------------
                                              Weighted-                                 Shares
                                               Average            Weighted-           Exercisable          Weighted-
                                              Remaining            Average                At                Average
      Range of               Shares          Contractual           Exercise          December 31,           Exercise
   Exercise Prices        Outstanding            Life               Price                1996                Price
----------------------  ----------------- ------------------- ------------------- -------------------- -------------------

   $1,300                       293           6.2 years               $1,300               94                   $1,300
   $1,800                     2,115           8.25 years              $1,800                -                        -
                        -----------------                                         --------------------

   $1,300 to $1,800           2,408           7.9 years               $1,740               94                   $1,300
                        =================                                         ====================


Warrants

              Vessels has outstanding common stock purchase warrants pursuant to agreements which entitle the holder to purchase one share of Vessels' common stock for each warrant held and which contain certain anti-dilution provisions. As a result of stock issued in 1994, the exercise price and the number of warrants outstanding changed. No new warrants were issued in 1995 or 1996, and no warrants were exercised in 1995 or 1996. As of December 31, 1995 and 1996, there were a total of 266 warrants outstanding: 50 warrants at an exercise price of $1,350 and 50 warrants at an exercise price of $2,126, both expiring on December 30, 2000; and, 166 warrants at an exercise price of $2,349, expiring on December 12, 2004.

7.     Income Taxes

              The following is a schedule of the components of the income tax benefit:

                                                Year Ended
                                               December 31,
                                         ------------------------
                                          1994     1995     1996
                                         ------   ------   ------
                                              (in thousands)
Deferred taxes:
  Federal ............................   $1,335   $1,367   $  720
  State ..............................      202      212      102
                                         ------   ------   ------
                                         $1,537   $1,579   $  822
                                         ======   ======   ======

              The following schedule shows the amounts and classifications of the Vessels' deferred tax assets and liabilities:

                                            December 31,
                                        --------------------
                                          1995        1996
                                        --------    --------
                                          (in thousands)
Gross deferred tax assets:
  Loss carryforwards ................   $  6,413    $ 15,185
  Minimum tax credit carryforwards...         25          25
  Depletion carryforwards ...........        133         172
  Other .............................         92          91
  Valuation allowance ...............       --          (717)
                                        --------    --------
                                           6,663      14,756
                                        --------    --------
Gross deferred tax liabilities:
  Oil and gas properties ............     (3,621)     (9,721)
  Property and equipment ............     (4,482)     (5,530)
  Other .............................        618         495
                                        --------    --------
                                          (7,485)    (14,756)
                                        --------    --------
Net deferred income tax liability....   $   (822)   $   --
                                        ========    ========

              The differences between the statutory federal income tax rate and the Vessels' effective tax rate are summarized as follows:

                                         Year Ended
                                         December 31,
                                  ---------------------------
                                   1994      1995      1996
                                  -------   -------   -------
                                          (in thousands)
Gross deferred tax assets:
  Computed benefit at statutory
    federal rate ..............   $ 1,374   $ 1,318   $ 1,310
  State income taxes, net of
    federal benefit ...........       133       128       126
  Other .......................        30       133       103
  Valuation Allowance .........      --        --        (717)
                                  -------   -------   -------
  Total income tax benefit ....   $ 1,537   $ 1,579   $   822
                                  =======   =======   =======

              At December 31, 1996, Vessels had a net operating loss carryforward of $40,711,447, of which the utilization of $15,796,625 is limited to an approximate annual amount of $1,547,000 due to a change in ownership occurring as a result of the 1994 stock issuance. Vessels also has an alternative minimum tax credit carryforward of $25,000 and a statutory depletion carryforward of $461,000 at December 31, 1996.

              Vessels' net operating loss carryforward, if not previously utilized, expires at various dates beginning in 2007 (subject to certain limitations), except for statutory depletion and alternative minimum tax credit carryforwards which do not expire.

8.     Commitments and Contingencies

Operating Leases

              Vessels leases certain equipment and office facilities under non-cancelable operating leases. Future minimum rental commitments at December 31, 1996 are as follows (amounts in thousands):

     Year Ending December 31,
       1997 .............................................       $     457
       1998 .............................................             248
       1999 .............................................               4
       2000 .............................................               -
                                                            ------------------
                                                                $     709
                                                            ==================

              Rental expense for the years ended December 31, 1994, 1995 and 1996 was $439,000, $427,000 and $481,000, respectively.

Sales Agreements

              In 1991 and 1992, Vessels entered into sales agreements with two separate companies to supply natural gas to their respective cogeneration facilities located in the front range of Colorado. The agreements require that Vessels supply a combined annual contract quantity of gas ranging from 2,706,000 to 3,144,000 Mmbtus for a period of 15 years beginning January 1, 1994. Under the agreements, each of the purchasers is required to take or pay for 80% of the annual contract quantity. Vessels has dedicated a substantial portion of its proved reserves in the D-J Basin to these agreements. The 1996 weighted average price for these two agreements was $2.22 per Mmbtu and escalates at 3% annually.

Contingencies

              The Environmental Protection Agency has issued administrative orders to certain parties who were former customers of Weld County Water Disposal, Inc. ("WCWDI") related to their disposal of waste at facilities owned by WCWDI (matter of Weld County Waste Disposal, Inc., EPA Dockets No. RCRA 7003VIII 95-02, 95-03 and 95-04). Those parties have threatened to assert claims against Vessels, who was also a customer of WCWDI, under a right of contribution theory but have not filed a complaint. Vessels is unable to assess (a) whether any claims regarding this matter will be asserted, (b) whether any claims, if asserted, would be successful, or (c) if any claims are successfully asserted, the magnitude and amount of the claims.

              Vessels is presently engaged in voluntary settlement discussions with the owner, operator and two other companies regarding Vessels' participation in the cleanup of the WCWDI Oil Field Waste Disposal Facility near Ft. Lupton, Colorado in lieu of litigation over the potential claims between Vessels and such other companies. Vessels has recorded an accrual of $300,000 related to this issue and management believes its financial statements adequately reflect the impact of a potential settlement.

              Vessels is also involved in various other litigation and administrative proceedings arising in the normal course of business. In the opinion of management, any liabilities that may result from these claims will not, individually or in the aggregate, have a material adverse effect on Vessels' financial position or results of operations.

9.     Employee Benefit Plans

Pension and Profit Sharing

              Vessels has a 401(k) pension and profit sharing plan which covers all full-time employees who have more than six months of service and allows participants to contribute up to 17% of their salary to the plan. Vessels is obligated to contribute 35% of each participant's contribution, up to a maximum employee contribution of 6%, as a matching contribution. Amounts contributed to the plan by employees are 100% vested when contributed while Vessels' matching contributions are subject to a 20% per year vesting schedule starting in the third year of participation. Any forfeitures in the plan reduce Vessels' matching contribution obligation. Vessels made matching contributions to the plan totaling $61,000 for each of the years ended December 31, 1994, 1995 and 1996.

10.    Commodity Swap Agreements

              Vessels   periodically   enters  into  futures   contracts,   swap
agreements or option agreements in order to hedge its exposure to price fluctuations on the purchase or sale of crude oil, natural gas or natural gas liquids. Gains or losses attributable to such contracts and agreements that hedge specific future deliveries or purchases are deferred and recognized in income when the corresponding physical sale or purchase is recorded.

              Under the swap agreements, Vessels receives or makes payments to a counterparty based on the differential between a fixed and floating price. Under option agreements, Vessels will receive payments from the counterparty if the floating price is less than a floor price and will make payments to the counterparty if the floating price is greater than the ceiling price. At December 31, 1996, Vessels had open swap and option agreements to hedge future deliveries as follows:

                               Crude Oil (Mbbls)      Natural Gas
                                                        (Mmbtus)
                              ------------------- ------------------

     Year Ending December 31,
       1997 .................          214               2,390
       1998 .................          156               2,280
                             ------------------- ------------------
                                       370               4,670
                             =================== ==================

              Cash flows from hedging activities are classified as operating activities in the Statements of Cash Flows. Vessels realized a gain of $88,000, and losses of $264,000 and $3,257,000 on its hedging activities in 1994, 1995 and 1996, respectively. The fair market value of the open swap and option agreements at December 31, 1996, using commodity prices in effect at December 31, 1996, was a loss of approximately $15,840,000.

              Vessels is exposed to credit loss in the event of nonperformance by counterparties on these swap or option agreements but does not anticipate nonperformance by such counterparties. The amount of such exposure is generally equal to the amount of Vessels' unrealized gains, if any, in such swap or collar agreements.

11.    Significant Customers

              During 1994, 1995 and 1996, sales to an unrelated customer accounted for approximately 20%, 14% and 6% of total revenue, respectively. It is not expected that the loss of this customer would cause a material adverse impact on operations since alternative markets for Vessels' products are available.

12.    Subsequent Events

D-J Basin Sale

              Effective February 28, 1997, Vessels executed a Purchase and Sale Agreement whereby the Company sold its DJ Basin assets to North American
Resources Company for approximately $80,000,000. The sale will include all leases and reserves, as well as all production, transportation, and processing equipment owned by Vessels in the D-J Basin.

Merger

       On November 12, 1997, Vessels entered into a Merger Agreement with Abraxas Petroleum Corporation ("Abraxas") whereby the Company will exchange shares of its common stock for shares of Abraxas Common Stock. The Merger is expected to close on February 15, 1998 and be effective February 15, 1998.

Monetization

              In February 1997, Vessels entered into an agreement with a third party (the "Third Party") to monetize (the "Monetization") its interest in a long-term gas sales agreement (the "Sales Agreements" - see Note 8) for approximately $6 million. Under terms of the Sales Agreements, Vessels had dedicated certain reserves in the D-J Basin to satisfy delivery obligations under the Sales Agreements. In conjunction with the Monetization, Vessels obtained a release of dedicated D-J Basin reserves from the original purchaser.

              As part of the Monetization, Vessels assigned its interest in the Sales Agreements to the Third Party and agreed to supply the Third Party with gas volumes sufficient to cover the "Annual Contract Quantity" obligations (approximately 1,537,000 Mmbtus) under the Sales Agreements. Ninety-five percent of the Annual Contract Quantity will be delivered to the Third Party at prices of $1.85, $1.70 and $1.65 per Mmbtu in 1997, 1998 and 1999, respectively, and at escalated prices, as defined, in years 2000 - 2008. Five percent of the Annual Contract Quantity will be delivered to the Third Party at prices of $2.16 per Mmbtu in 1997 - 1999 and at escalated prices, as defined, for years 2000 - 2008. Management believes that Vessels has sufficient remaining reserves after the sale of its D-J Basin assets to meet its delivery obligations to the third party and anticipated meeting its delivery obligation to the third party through the production of such reserves. However, from time to time, Vessels may also make purchases of gas on the open market at market prices to meet its delivery obligations to the third party.

13.    Supplemental Oil and Gas Disclosures (Unaudited)

              Vessels' oil and gas operations are conducted solely in the United States. The following information is presented in accordance with Statement of Financial Accounting Standards No. 69, "Disclosure about Oil and Gas Producing Activities" ("SFAS 69").

Oil and Gas Related Costs and Operating Results

              The following tables set forth capitalized costs, costs incurred and operating results for oil and gas producing activities for the periods presented:

                                              December 31,
                                           1995         1996
                                        ---------    ---------
                                           (in thousands)
Capitalized Costs:
  Proved oil and gas properties .....   $  79,483    $ 100,468
  Unproved properties ...............       1,832        1,658
                                        ---------    ---------
    Total ...........................      81,315      102,126

  Accumulated depletion, depreciation
    and amortization ................     (33,038)     (40,311)
                                        ---------    ---------

      Net capitalized costs .........   $  48,277    $  61,815
                                        =========    =========


                                 Year Ended December 31,
                               ---------------------------
                                 1994      1995     1996
                               -------   -------   -------
                                      (in thousands)
Costs Incurred:
  Property acquisition costs:
    Proved ..................   $ 4,567   $ 1,340   $ 1,352
    Unproved ................     1,147     1,182     1,550
                                -------   -------   -------

                                $ 5,714   $ 2,552   $ 2,902
                                =======   =======   =======

  Exploration costs .........   $   225   $   272   $ 1,713
  Development costs .........    11,075    16,078    18,428
                                -------   -------   -------

                                $11,300   $16,350   $20,141
                                =======   =======   =======


                                                   Year Ended December 31,
                                             --------------------------------
                                               1994        1995       1996
                                             --------    --------    --------
                                                      (in thousands)
Operating Results:
  Revenues ...............................   $  8,463    $ 13,804    $ 14,811
  Production costs .......................     (4,051)     (4,556)     (4,813)
  Depletion, depreciation and amortization
                                               (4,934)     (7,880)     (7,577)
  Exploration expense ....................       (223)       (272)     (1,713)
                                             --------    --------    --------
                                                 (745)      1,096         708
  Income tax (provision) benefit .........        255        (373)       (234)
                                             --------    --------    --------

                                             $   (490)   $    723    $    474
                                             ========    ========    ========

Oil and Gas Reserves (Unaudited)

              The following estimates of proved oil and gas reserve quantities have been calculated pursuant to the Securities and Exchange Commission's ("SEC") definition of proved reserves. Estimated proved oil and gas reserve quantities at December 31, 1994, 1995 and 1996 were prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers.

              Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

              The following schedule summarizes the changes in Vessels' total proved oil and gas reserves for the years ended December 31, 1994, 1995 and 1996:

                                                   Natural             Crude
                                                     Gas                Oil
                                                    (Mmcf)             (Mbbls)
                                                   ---------          --------

     Total Proved Reserves:
       Estimated quantity, December 31, 1993 ...    45,206              2,418
       Revisions of previous estimates .........    14,674              1,818
       Purchases of reserves in place ..........     8,398                708
       Production ..............................    (4,162)              (203)
                                                   ---------          ---------
       Estimated quantity, December 31, 1994 ...    64,116              4,741

       Revisions of previous estimates .........    (2,199)            (1,319)
       Purchases of reserves in place ..........       609                 73
       Sales of reserves in place  .............    (1,475)               (91)
       Production ..............................    (5,664)              (279)
       Extensions and discoveries ..............     2,394                243
                                                   ---------           --------
       Estimated quantity, December 31, 1995 ...    57,781              3,368

       Revisions of previous estimates .........    15,370              1,363
       Purchases of reserves in place ..........     4,699                 18
       Sales of reserves in place ..............      (302)                (5)
       Production ..............................    (5,922)              (299)
       Extensions and discoveries ..............    24,828                338
                                                   ---------           --------

       Estimated quantity, December 31, 1996 ...    96,454              4,783
                                                   =========           ========
       Estimated quantity after D-J Basin Sale
         (see Note 12), December 31, 1996 ......    44,296              1,596
                                                   =========           ========
       Proved Developed Reserves:
         December 31, 1995 .....................    40,458              1,726
                                                   =========           ========

         December 31, 1996 .....................    54,222              2,024
                                                   =========           ========
       Remaining Proved Developed Reserves
          after D-J Basin Sale (see
          Note 12), December 31, 1996 ..........    19,069                954
                                                   =========           ========

Standardized Measure

              Estimated discounted future net cash flows and changes therein were determined in accordance with SFAS 69. Future cash inflows are computed by applying year-end prices, unless a different price is otherwise specified by a contractual agreement, to Vessels' estimated quantities of proved reserves. Future cash outflows related to development and production costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. A discount rate of 10 percent per year is used to reflect the timing of the future net cash flows. Future income taxes were determined by applying the statutory income tax rate to the difference between the future pre-tax cash flows related to proved reserves and deductions for the tax basis in proved properties, including the utilization of net operating loss, depletion and other carryforwards.

              Reserve estimates are subject to numerous uncertainties inherent in estimating quantities of proved reserves and in the projection of future rates of production and the timing of development expenditures. The accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates. Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs. Because of the aforementioned factors, reserve estimates are generally less precise than other financial statement disclosures.

              Discounted future cash flow estimates are not intended to represent an estimate of the fair market value of Vessels' proved oil and gas reserves. An estimate of fair market value would take into account, among other things, the recovery of reserves in excess of proved reserves, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

             The following table presents Vessels' standardized measure of discounted future net cash flows related to Vessels' proved oil and gas reserves as of December 31, 1994, 1995 and 1996:

                                                                       December 31,
                                                 ----------------------------------------------------------
                                                       1994                1995                1996
                                                 ------------------  ------------------ -------------------
                                                                      (in thousands)

     Future cash inflows ......................      $   189,755         $   170,147        $   419,075
     Future production costs ..................          (55,011)            (43,966)          (100,770)
     Future development costs .................          (44,025)            (26,429)           (61,450)
     Future income tax expense ................          (19,972)            (22,222)           (73,663)
                                                 ------------------  ------------------ -------------------
     Future net cash flows ....................           70,747              77,530            183,192

     10% annual discount for estimated timing of
       cash flows .............................          (37,528)            (34,247)           (84,645)
                                                 ------------------  ------------------ -------------------

     Standardized measure of discounted future
       net cash flows .........................      $    33,219         $    43,283        $    98,547
                                                 ==================  ================== ===================

              The following are principal sources of changes in the standardized measure of discounted future net cash flows for oil and gas properties for the years ended December 31, 1994, 1995 and 1996:

                                                                           Year Ended December 31,
                                                          ----------------------------------------------------------
                                                                1994                1995                1996
                                                          ------------------ ------------------- -------------------
                                                                               (in thousands)

     Standardized measure, beginning of year .........        $    22,251        $    33,219         $    43,283
     Sales and transfers of oil and gas produced,
       net of production costs ........................            (4,411)            (9,248)             (9,998)
     Net changes in prices and production costs .......             4,248              5,606              45,863
     Extensions and discoveries, net of future production
       and development costs ..........................                 -              3,845              17,720
     Purchases of reserves in place ...................            10,554                824               1,321
     Sales of reserves in place .......................                 -               (959)               (180)
     Changes in estimated future development
       costs ..........................................           (29,948)             7,398             (24,245)
     Development costs incurred during the year which
       reduced future development costs ...............            11,075              9,644               4,133
     Revisions of previous quantity estimates .........            19,463             (7,765)             35,751
     Accretion of discount ............................             3,161              4,247               5,306
     Net change in income taxes .......................               398               (527)            (25,881)
     Changes in rates of production and other .........            (3,572)            (3,001)              5,474
                                                          ------------------ ------------------- -------------------

     Standardized measures, end of year ...............       $    33,219        $    43,283         $    98,547
                                                          ================== =================== ===================


                          AGREEMENT AND PLAN OF MERGER


                          Dated as of November 12, 1997


                                  By and Among


                          ABRAXAS PETROLEUM CORPORATION


                              VEI ACQUISITION CORP.


                                       and


                              VESSELS ENERGY, INC.








                                    ANNEX 1

                                     ANNEX I
                                TABLE OF CONTENTS

                                                                      Page

RECITALS............................................................    1

ARTICLE I.                 THE MERGER...............................    1

        Section 1.01       The Merger...............................    1
        Section 1.02       Filing of Certificate of Merger and
                           Related Certificates.....................    2
        Section 1.03       Effect of Merger.........................    2
        Section 1.04       Merger Consideration.....................    3
        Section 1.05       Payment for Shares in the Merger.........    9
        Section 1.06       Fractional Shares........................   10
        Section 1.07       Dissenting Shares........................   10
        Section 1.08       Transfer of Shares After the
                           Effective Time...........................   11
        Section 1.09       Escrow Agreements........................   11
        Section 1.10       Voting Agreements........................   11
        Section 1.11       Registration Rights Agreements...........   11
        Section 1.12       Board Letter.............................   11
        Section 1.13       Calculations.............................   11

ARTICLE II.                STOCKHOLDER APPROVAL.....................   12

        Section 2.01       Stockholder Meetings.....................   12
        Section 2.02       Proxy Statement-Prospectus;
                           Registration Statement...................   13
        Section 2.03       Subsequent Event.........................   14

ARTICLE III.    REPRESENTATIONS AND WARRANTIES OF
                           THE COMPANY..............................   15

        Section 3.01       Existence and Good Standing .............   15
        Section 3.02       Capital Stock............................   15
        Section 3.03       Corporate Authority......................   15
        Section 3.04       Subsidiaries and Investments.............   16
        Section 3.05       Financial Statements and No
                           Material Changes.........................   16
        Section 3.06       Books and Records........................   17
        Section 3.07       Title to Properties; Encumbrances........   17
        Section 3.08       Real Property............................   18
        Section 3.09       Oil and Gas Reserve Report...............   18
        Section 3.10       Title to Interests.......................   18
        Section 3.11       Compliance with Leases and Laws..........   19
        Section 3.12       Sale of Production.......................   22
        Section 3.13       Status of Wells..........................   22
        Section 3.14       Tax Partnerships.........................   23
        Section 3.15       Equipment................................   23
        Section 3.16       Material Contracts.......................   23
        Section 3.17       Restrictive Documents....................   24
        Section 3.18       Litigation...............................   24
        Section 3.19       Taxes....................................   25
                                       i
                                    ANNEX I

        Section 3.20       Insurance................................   25
        Section 3.21       Intellectual Properties..................   25
        Section 3.22       Compliance With Laws.....................   26
        Section 3.23       Accounts Receivable......................   26
        Section 3.24       Employment Relations.....................   26
        Section 3.25       Employee Benefit Programs................   27
        Section 3.26       Interests in Clients, Suppliers, Etc.....   30
        Section 3.27       Bank Accounts and Powers of Attorney.....   30
        Section 3.28       No Changes Prior to Closing Date.........   30
        Section 3.29       Broker's or Finder's Fees................   31
        Section 3.30       Copies of Documents......................   31
        Section 3.31       Environmental Matters....................   31
        Section 3.32       No False or Misleading Statements........   33
        Section 3.33       Disclosure...............................   34
        Section 3.34       Disclaimer of Representations and
                           Warranties of the Company................   34

ARTICLE IV.     REPRESENTATIONS OF ABRAXAS AND SUB..................   34

        Section 4.01       Existence and Good Standing of Abraxas...   34
        Section 4.02       Existence and Good Standing of Sub.......   35
        Section 4.03       Existence and Good Standing of
                           Canadian Abraxas.........................   35
        Section 4.04       Corporate Authority......................   35
        Section 4.05       Broker's or Finder's Fees................   36
        Section 4.06       Capital Stock............................   36
        Section 4.07       Books and Records........................   36
        Section 4.08       Litigation...............................   36
        Section 4.09       Taxes....................................   37
        Section 4.10       Copies of Documents......................   37
        Section 4.11       Reports with the Securities and
                           Exchange Commission......................   37
        Section 4.12       Restrictive Documents....................   38
        Section 4.13       Title to Properties; Encumbrances........   38
        Section 4.14       Oil and Gas Reserve Report...............   39
        Section 4.15       Title to Interests.......................   39
        Section 4.16       No False or Misleading Statements........   40
        Section 4.17       Disclosure...............................   40
        Section 4.18       Disclaimer of Representations and
                           Warranties of Abraxas and Sub............   40

ARTICLE V.      COVENANTS...........................................   41

        Section 5.01       Conduct of Business of the Company
                           and Abraxas..............................   41
        Section 5.02       Exclusive Dealing........................   42
        Section 5.03       Review of the Company and Abraxas........   42
        Section 5.04       Regulatory and Other Filings
                           and Approvals............................   43
        Section 5.05       Best Efforts.............................   43
        Section 5.06       Affiliate Agreements.....................   43
        Section 5.07       Public Announcements.....................   44
        Section 5.08       Tax-Free Reorganization..................   44
        Section 5.09       Nasdaq Quotation.........................   44
        Section 5.10       Issuance of Securities...................   44
        Section 5.11       Benefit Plans and Related Matters........   44

                                       ii
                                    ANNEX I

        Section 5.12       Indemnification; Directors' and Officers'
                           Insurance................................   45
        Section 5.13       New Execution Officers and Directors.....   47

ARTICLE VI.     CONDITIONS TO ABRAXAS' OBLIGATIONS..................   47

        Section 6.01       Opinion of Company Counsel...............   48
        Section 6.02       Good Standing and Tax Certificates.......   48
        Section 6.03       No Material Adverse Change...............   48
        Section 6.04       Truth of Representations and
                           Warranties...............................   48
        Section 6.05       Performance of Agreements................   49
        Section 6.06       No Litigation Threatened.................   49
        Section 6.07       Governmental Approvals...................   49
        Section 6.08       Intra-Company Debt.......................   49
        Section 6.09       Proceedings..............................   49
        Section 6.10       Escrow Agreements........................   49
        Section 6.11       Stockholder Approval.....................   49
        Section 6.12       Effectiveness of S-4 Registration
                           Statement................................   49
        Section 6.13       Affiliate Agreements.....................   50
        Section 6.14       Dissenters' Rights.......................   50
        Section 6.15     Options and Warrants.......................   50
        Section 6.16       Vessels Stockholder Agreement............   50
        Section 6.17       Bank of Montreal.........................   50

ARTICLE VII.    CONDITIONS TO COMPANY'S OBLIGATIONS.................   50

        Section 7.01       Opinion of Purchaser's Counsel...........   50
        Section 7.02       Truth of Representations
                           and Warranties...........................   50
        Section 7.03       Governmental Approvals...................   51
        Section 7.04       Escrow Agreements........................   51
        Section 7.05       Registration Rights Agreements...........   51
        Section 7.06       Letter Agreement.........................   51
        Section 7.07       No Material Adverse Change...............   51
        Section 7.08       No Litigation Threatened.................   51
        Section 7.09       Good Standing and Tax Certificates.......   51
        Section 7.10       Performance of Agreements................   52
        Section 7.11       Proceedings..............................   52
        Section 7.12       Effectiveness of S-4 Registration
                           Statement................................   52
        Section 7.13       Stockholder Approval.....................   52
        Section 7.14       Opinion of Company's Counsel.............   52
        Section 7.15       Director Approval........................   53
        Section 7.16       Nasdaq Listing...........................   53
        Section 7.17       Waivers and Consents......................  53

ARTICLE VIII.   SURVIVAL OF REPRESENTATIONS; RECOVERY...............   53

        Section 8.01       Survival of Representations..............   53
        Section 8.02       Claims...................................   53



                                       iii
                                    ANNEX I

ARTICLE IX.     CLOSING      54

        Section 9.01       Deliveries at the Closing................  54
        Section 9.02       Time and Place...........................  54

ARTICLE X.      MISCELLANEOUS.......................................  54

        Section 10.01      Knowledge................................  54
        Section 10.02      Expenses.................................  54
        Section 10.03      Governing Law............................  54
        Section 10.04      "Person" Defined.........................  54
        Section 10.05      Captions.................................  55
        Section 10.06      Publicity................................  55
        Section 10.07      Notices..................................  55
        Section 10.08      Parties in Interest......................  56
        Section 10.09      Counterparts.............................  56
        Section 10.10      Entire Agreement.........................  56
        Section 10.11      Amendments...............................  56
        Section 10.12      Severability.............................  56
        Section 10.13      Third Party Beneficiaries................  56
        Section 10.14      Termination of Agreement.................  57
        Section 10.15      Procedure for Termination................  57
        Section 10.16      Fees.....................................  58
        Section 10.17      Schedules................................  59
        Section 10.18      Conspicuous Disclaimers..................  59

                                      iii
                                     ANNEX I

EXHIBITS

        EXHIBIT A                 Certificate of Merger
        EXHIBIT B                 Certificate of Incorporation
        EXHIBIT C                 Bylaws
        EXHIBIT D                 Escrow Agreements
        EXHIBIT E                 Voting Agreements
        EXHIBIT F                 Registration Rights Agreements
        EXHIBIT G                 Letter Agreement
        EXHIBIT H                 Opinion of King & Spalding
        EXHIBIT I                 Opinion of Cox & Smith Incorporated

SCHEDULES

        Schedule 1.04Book and Contingent Liabilities; Hedges;
                                  Employee Severance Costs; Tangible Assets
        Schedule 1.04(e)Development Plan
        Schedule 3.02Capital Stock
        Schedule 3.04Subsidiaries and Investments
        Schedule 3.06Books and Records
        Schedule 3.07Title  to  Properties; Encumbrances
        Schedule 3.08Real Property
        Schedule 3.10Title to Interests
        Schedule 3.11Compliance  with Leases and Laws
        Schedule 3.12Sale of Production
        Schedule 3.13Status of Wells
        Schedule 3.16Material Contracts
        Schedule 3.17Restrictive Documents
        Schedule 3.18Litigation
        Schedule 3.20Insurance
        Schedule 3.21Intellectual Property
        Schedule 3.23Accounts Receivable
        Schedule 3.24Employment Relations
        Schedule 3.25List of Plans
        Schedule 3.26Interests in Clients, Suppliers,  Etc.
        Schedule 3.27Bank  Accounts  and  Powers of  Attorney
        Schedule 3.28No  Changes  Prior to  Closing
        Schedule 3.29Broker's or Finder's Fees
        Schedule 3.31Environmental  Matters
        Schedule 4.06Capital Stock
        Schedule 4.07Books and Records
        Schedule 4.08Litigation
        Schedule 4.12Restrictive Documents
        Schedule 4.13Title to Properties; Encumbrances
        Schedule 4.15Title to Interests
        Schedule 5.10Issuance of Securities


                                       v
                                    ANNEX I

                                     ANNEX I
                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of November 12, 1997 by and among Abraxas Petroleum Corporation, a Nevada corporation ("Abraxas" or "Purchaser"), VEI Acquisition Corp., a Delaware corporation ("Sub"), and Vessels Energy, Inc., a Delaware corporation ("Vessels" or the "Company").

                              W I T N E S S E T H:

         WHEREAS, (i) Sub is a corporation organized and existing under the laws of the State of Delaware and is a wholly-owned subsidiary of Abraxas, (ii)
Abraxas is a corporation organized and existing under the laws of the State of Nevada, and (iii) the Company is a corporation organized and existing under the laws of the State of Delaware;

         WHEREAS, the Board of Directors of Abraxas, Sub and the Company deem it advisable and in the best interests of their stockholders that the Company become a subsidiary of Abraxas pursuant to the Merger (as defined in Section 1.01) hereinafter provided for, and desire to make certain representations, warranties and agreements in connection with such Merger; and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of the Internal Revenue Code of 1986, as amended;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.01      The Merger.

         (a) Abraxas has caused Sub to execute and deliver, and the Company has executed and delivered and agrees, subject to the terms and conditions of this Agreement, to submit to its stockholders for adoption and approval as required under the Delaware General Corporation Law (the "Delaware Statute"), this Agreement, in accordance with Article II hereof, providing for the merger of Sub with and into the Company (the "Merger") and the conversion of outstanding shares of the Common Stock, par value $0.10 per share, of the Company (the "Stock" or "Shares") as set forth herein. The Company shall be the surviving corporation (the "Surviving Corporation") in the Merger and shall become a wholly-owned subsidiary of Abraxas. From and after the Effective Time (as defined in Section 1.02), the identity and separate existence of Sub shall cease, and the Company shall succeed, without other transfer, to all the rights, properties, assets, debts and liabilities of Sub.

                                    ANNEX I

         (b) Abraxas shall reserve sufficient shares of the Common Stock, par value $.01 per share, of Abraxas ("Abraxas Common Stock") prior to the Merger to permit the delivery of shares of Abraxas Common Stock to the existing stockholders of the Company following the Merger. Each of Abraxas and the Company shall use its best efforts to cause the Merger to be consummated in accordance with the terms of this Agreement. Subject to the terms and conditions of this Agreement, Abraxas shall execute a formal written consent under Section 228 of the Delaware Statute, as the sole stockholder of Sub, adopting and approving this Agreement and authorizing the execution, delivery and performance thereof by Sub.

         Section 1.02 Filing of Certificate of Merger and Related Certificates. Immediately after all conditions to this Agreement have been satisfied or waived, Vessels shall file a certificate of merger pertaining to the Merger in substantially the form of Exhibit A hereto (the "Certificate of Merger"), or such other documents necessary to effect the Merger in accordance with the Delaware Statute, and the Merger shall become effective substantially simultaneously in accordance with the terms of this Agreement (such time and date are referred to herein as the "Effective Time").

         Section 1.03 Effect of Merger. The parties agree to the following provisions with respect to the Merger:

         (a) Name of Surviving Corporation. The name of the Company, as the surviving corporation in the Merger, from and after the Effective Time shall be "Vessels Energy, Inc.", until changed or amended in accordance with applicable law; and

         (b) Charter Documents. The Certificate of Incorporation and By-laws of Vessels attached hereto as Exhibits B and C, respectively, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Company, as the surviving corporation in the Merger, until changed or amended in accordance with the provisions of applicable law.

         (c) Officers and Directors of Surviving Corporation. The officers and directors of Sub immediately prior to the Effective Time will be the officers and directors of the Surviving Corporation.

         Section  1.04  Merger  Consideration.   The  manner  of  converting  or
cancelling shares of capital stock of the Company and Sub in the Merger shall be as follows:

         (a) At the Effective Time, subject to Sections 1.06 and 1.07, each Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into (x) that number of validly issued, fully paid and nonassessable shares of Abraxas Common Stock equal to (i) the Purchase Price (as defined below) plus the Projected Provisional Payment (as defined below) divided by (ii) the number of Shares issued and outstanding at the Effective Time and
(y) the right to receive Additional  Provisional  Payment Shares (as hereinafter

                                       2
                                    ANNEX I
defined),  if any,  and the  Contingent  Cash  Payment (as defined in the Escrow
Agreement (as hereinafter defined)), if any, each such right payable in accordance with the terms of Section 1.04 (b) and the Escrow Agreement, respectively. Of the shares of Abraxas Common Stock issued pursuant to the Projected Provisional Payment, 25% shall be immediately issued and 75% shall be deposited into an escrow account established at American Stock Transfer & Trust Company (the "Provisional Payment Escrow") pursuant to the Provisional Payment Escrow Agreement (as defined below). The shares of Abraxas Common Stock into which each Share shall be converted at the Effective Time and on the Provisional Payment Date (as hereinafter defined), the Contingent Cash Payment and consideration in lieu of fractional shares of Abraxas Common Stock as provided by Section 1.06 shall hereinafter be referred to as the "Merger Consideration." In the event that the PV-10 (as defined below) set forth in the Adjusted Reserve Report (as defined below) is greater than 110% or less than 90% of the PV-10 set forth in the Reserve Report (as defined below), then Abraxas and Vessels shall promptly jointly engage Ryder Scott Petroleum Engineers, which shall independently calculate the PV-10 (the "Independent Calculation"). The results of the Independent Calculation shall be averaged with the closer of the PV-10 calculated by Netherland, Sewall & Associates ("NSA") in the Reserve Report and by DeGolyer & MacNaughton ("D&M") in the Adjusted Reserve Report and the resulting average PV-10 (the "Average PV-10") shall be utilized in the calculation of the Purchase Price.

         (b) Subject to Section 1.06, on April 30, 1999 (the "Provisional Payment Date"), each Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be entitled to receive pursuant to the Provisional Payment Escrow Agreement a number of validly issued, fully paid and nonassessable shares of Abraxas Common Stock equal to (x) the Provisional Payment (as defined below) divided by (y) the number of Shares issued and outstanding at the Effective Time minus (z) the number of shares of Abraxas Common Stock issued at the Effective Time with respect to each such Share in consideration of the Projected Provisional Payment. The shares of Abraxas Common Stock to be issued pursuant to the Provisional Payment shall be issued and released to the Vessels Stockholders from the shares deposited into the Provisional Payment Escrow in consideration of the Projected Provisional Payment and, if such number of shares is insufficient, from newly-issued, fully paid and nonassessable shares of Abraxas Common Stock ("Additional Provisional Payment Shares"). If the Projected Provisional Payment exceeds the Provisional Payment, then shares of Abraxas Common Stock deposited into the Provisional Payment Escrow shall be returned to Abraxas to the extent of the difference between the Projected Provisional Payment and the Provisional Payment. For purposes of calculating the Additional Provisional Payment Shares and the extent, if any, to which the Projected Provisional Payment exceeds the Provisional Payment, the Average Price shall be subject to adjustment if at any time between the Effective Time and the Provisional Payment Date, (i) Abraxas shall subdivide (by reclassification, by the issuance of a common stock dividend or otherwise) the outstanding shares of Abraxas Common Stock, in which case the Average Price shall be appropriately reduced or (ii) Abraxas shall combine (by reclassification or otherwise) the outstanding number of shares of Abraxas

                                       3
                                    ANNEX I

Common Stock into a lesser number, in which case the Average Price shall be appropriately increased.

         (c) At the Effective Time, all Shares to be converted into Abraxas Common Stock pursuant to paragraph (a) of this Section 1.04 shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate representing any such Shares ("Vessels Stock Certificates") shall thereafter cease to have any rights with respect to such Shares, except the right to receive for each of the Shares, upon the surrender of such Vessels Stock Certificate in accordance with Section 1.05, the Merger Consideration and the amount of dividends or other distributions with a record date after the Effective Time.

         (d) At the Effective Time, each share of Common Stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall automatically become an equal number of Shares.

         (e) For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

         (i) Adjusted Reserve Report. The reserve report effective as of August 31, 1997 prepared by D&M and performed on Vessels using the same principles used in preparing the Reserve Report.

         (ii)  Average Price. $18.00 per share.

         (iii) Defensible Title. Defensible Title shall mean title which is good and defensible under oil and gas industry standards, being free of major defects and encumbrances (other than Permitted Encumbrances), the enforcement or assertion of which are not barred by limitations and reasonably free of title defects, which, in the aggregate would result in a material diminution in the value which a willing buyer, experienced in oil and gas industry land title practices, would otherwise pay for acquisition of such property.

         (iv)  Development   Plan.   The  plan   attached   hereto  as  Schedule
               1.04(e)(iv).

         (v) EBITDX: Earnings before interest, taxes, depreciation, depletion and amortization.

         (vi) Material Adverse Effect. A material adverse effect on the business, results of operation or financial condition of Vessels and the Subsidiaries (as hereinafter defined) or Abraxas and its subsidiaries, as the case may be, taken as a whole, but not including effects that are applicable to Vessels and the Subsidiaries or Abraxas and its subsidiaries, as the case may be, resulting from market conditions generally in the oil and gas industry.

                                       4
                                    ANNEX I

         (vii) NARCO Agreements. That certain Purchase and Sale Agreement dated February 28, 1997 (the "NARCO Upstream Agreement") between Vessels Oil & Gas Company and North American Resources Company and that certain Purchase and Sale Agreement dated February 28, 1997 (the "NARCO Downstream Agreement") by and between Vessels Hydrocarbons, Inc. and North American Resources Company.

         (viii)Non-PDP/PDNP  EBITDX.  The  EBITDX (or  projected  EBITDX for the wells deemed to be productive as Total Undrilled Locations at a rate equal to the average of the first month's EBITDX for the wells in the Proved Undeveloped Reserves in the Reserve Report (or as determined by the average as described in the Projected Provisional Payment)) plus any allocated fixed facility operating expenses utilized in determining EBITDX and plus any allocated general, selling and administration expenses utilized in determining EBITDX for the period from February 1, 1998 to January 31, 1999, produced or deemed to be produced from the Vessels' non-PDP/PDNP properties which are drilled in fulfillment of the Development Plan or constituted Total Undrilled Locations in the Development Plan (each as defined in the Development
               Plan).

         (ix) Permitted Encumbrances. "Permitted Encumbrances" shall mean (i) royalties, overriding royalties, reversionary interests and similar burdens if the cumulative effect of such burdens does not and will not reduce the net revenue interest with respect to a well or property below the net revenue interest set forth in connection with the description of such well or increase the working interest with respect to such well or property above the working interest set forth in connection with the description of such well; (ii) the terms and conditions of all leases, servitudes, production sales contracts, division orders, contracts for sale, purchase, exchange, refining or processing of hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, farmout agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements including, without limitation, the terms and conditions of any and all contracts and agreements covering production sales contracts and all other material contracts, to the extent that such contracts and agreements do not and will not reduce the net revenue interest of any well or property included in the Interests (as hereinafter defined) below the net revenue interest set forth in connection with the description of such well or increase the working interest with respect to such well or property above the working interest set forth in connection with


                                       5
                                    ANNEX I
               the description of such well without a proportionate increase in the net revenue interest with respect to such well or property;
               (iii) easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface obligations, pipelines, grazing, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights of way on, over or in respect of any of the Interests, in the case of Vessels, or the Abraxas Interests, in the case of Abraxas, so long as they are not such that would have a Material Adverse Effect; (iv) any preferential purchase rights, required third party consents to assignment and similar agreements and obligations applicable to the transactions contemplated hereby with respect to which prior to the Effective Time (A) waivers or consents have been obtained from the appropriate person, or (B) the applicable period of time for asserting such rights has expired without any exercise of such rights; (v) liens for taxes or assessments not yet delinquent or being protested in good faith by appropriate action brought in the normal course; (vi) materialmen's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens or charges arising in the ordinary course of business (A) if they have not been filed pursuant to law, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action; (vii) approvals that are ministerial in nature and are customarily obtained from governmental authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby; (viii) conventional rights of reassignment arising in respect of abandonment, cessation of production or expiration of leases; (ix) all rights reserved to or vested in any governmental authority to control or regulate any of the Interests, in the case of Vessels, or the Abraxas Interests, in the case of Abraxas, in any manner, and all applicable laws, rules and orders of governmental authorities; and (x) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever that would not have a Material Adverse Effect.

         (x) PV-10. The present value discounted at 10% of the future net revenue from the proved developed (proved developed producing ("PDP") and proved developed non-producing ("PDNP")) reserves of Vessels as determined by the Reserve Report.

         (xi) Projected Provisional Payment. The amount of the Provisional Payment as determined at the Effective Time based upon the Non-PDP/PDNP EBITDX set forth in the Reserve Report; provided, however, that in the event that the Average PV-10 is utilized in the calculation of the Purchase Price, then the average of the Non-PDP/PDNP EBITDX of that set forth in the Independent

                                       6
                                    ANNEX I

               Calculation and the closer of that set forth in the Reserve Report and the Adjusted Reserve Report shall be utilized in the calculation of the Projected Provisional Payment.

         (xii) Provisional Payment. The number of shares of Abraxas Common Stock equal to a fraction, the numerator of which is the product of (x) Non-PDP/PDNP EBITDX times (y) VEI Sharing Percentage times (z)
               5.33 minus the amount payable by Abraxas on behalf of the Company on the Provisional Payment Date to the firm identified on
               Schedule 3.29 and the denominator of which is the Average Price.

         (xiii)Purchase Price. The number of shares of Abraxas Common Stock equal to a fraction, the numerator of which is the PV-10 or the Average PV-10, as the case may be,

               Plus the amount of Vessels' Working Capital at August 31, 1997;

               Minus all long term liabilities (book and contingent liabilities set forth on Schedule 1.04 (the "Liabilities")) at August 31, 1997 except the provision for prepaid production revenues and excluding deferred taxes;

               Adjusted for the present value (at a 10% discount rate) at August 31, 1997 of the hedges identified on Schedule 1.04 at the prices utilized in the Reserve Report (the "Hedges Present Value");

               Minus the actual cost incurred by Vessels, if any, pursuant to clause (ii) of the first sentence of Section 1(e) of the Escrow Agreement;

               Plus the cash received by Vessels prior to the Effective Time from the sale of the assets listed on Schedule 1.04(xiii);

               Minus all employee severance costs as set forth on Schedule 1.04 actually paid to employees of Vessels;

               Minus all third party expenses payable by Vessels pursuant to the transactions contemplated by this Agreement as set forth on
               Schedule 1.04;

               Minus Vessels' actual costs (the "Drilling Costs") for drilling and completing the Wells that are identified in the Reserve Report as proved developed producing which had not been completed on August 31, 1997 (the "Uncompleted Wells");

               and the denominator of which is the Average Price.

                                       7
                                    ANNEX I

         (xiv) Reserve Report. The reserve report effective as of August 31, 1997, performed on Vessels and prepared by NSA which is in form and substance satisfactory to Abraxas and D&M which includes, among other things, the following: (a) up to date production information  on all wells,  including  new wells drilled in 1997,
               (b) lease  operating  expenses  derived from  historic  operating expenses, reviewed by and agreed upon by Abraxas prior to execution of this Agreement, (c) capital costs derived from current industry cost structures, reviewed by and agreed upon by Abraxas prior to execution of this Agreement, (d) all gathering, processing, and transportation expenses, (e) current strip pricing with appropriate differentials, and (f) proved undeveloped reserves.

         (xv) VEI Sharing Percentage. The VEI Sharing Percentage shall be 80%. The Abraxas Sharing Percentage is 20%.

         (xvi) Working Capital. Current assets minus current liabilities as determined in accordance with generally accepted accounting principles consistently applied but excluding (i) the book value of any assets set forth on Schedule 1.04(xiii) which have not been sold prior to the Effective Time and (ii) the provision for prepaid production revenues.

         Section 1.05 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

         (a) At the Effective Time and on the Provisional Payment Date, subject to Sections 1.08 and 1.09, Purchaser shall deposit with American Stock Transfer & Trust Company (the "Exchange Agent"), for the benefit of the holders of Shares, the aggregate Merger Consideration due on such dates (the certificates representing shares of Abraxas Common Stock comprising such Merger Consideration (the "Purchaser Certificates")).

         (b) Subject to Sections 1.08 and 1.09, promptly after the Effective Time and on the Provisional Payment Date, the Exchange Agent shall, pursuant to irrevocable instructions, distribute to each holder of Shares, upon surrender to the Exchange Agent of one or more Vessels Stock Certificates for cancellation, the Merger Consideration for each Share represented thereby, in accordance with the provisions of Section 1.04. If payment is to be made to a person other than the person in whose name the Vessels Stock Certificate surrendered is registered,  it  shall  be  a  condition  of  payment  that  the  Vessels  Stock
Certificate  so  surrendered  shall  be  properly   endorsed,   with  signatures
guaranteed, or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Vessels Stock Certificate surrendered, or such person shall establish to the satisfaction of Purchaser that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any cash, shares of Abraxas Common Stock or dividends thereon delivered to a public official pursuant to applicable escheat law. Until

                                       8
                                    ANNEX I
surrendered in accordance with the provisions of Section 1.05, each Vessels Stock Certificate representing Shares shall represent, for all purposes, only the right to receive the Merger Consideration.

         (c) No dividends or other distributions that are declared after the Effective Time on shares of Abraxas Common Stock and payable to the holders of record after the Effective Time will be paid to persons entitled by reason of the Merger to receive shares of Abraxas Common Stock until such persons surrender their Vessels Stock Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of Abraxas Common Stock are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such shares of Abraxas Common Stock between the Effective Time and the time of such surrender. After such surrender there shall be paid to the person in whose name the shares of Abraxas Common Stock are issued any dividends or other distributions on such shares of Abraxas Common Stock which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. The Exchange Agent shall not be entitled to vote or exercise any rights or ownership with respect to the shares of Abraxas Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Abraxas Common Stock for the account of the persons entitled thereto.

         Section 1.06 Fractional Shares. No fractional shares of Abraxas Common Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of Shares who would otherwise have been entitled to a fraction of a share of Abraxas Common Stock upon surrender of Vessels Stock Certificates for exchange pursuant to this Article I will receive the next highest whole number of a share of Abraxas Common Stock if the fraction is greater than or equal to
 .50 and the next lowest whole number of a share of Abraxas Common Stock if the fraction is less than .50.

         Section 1.07 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, in the event that appraisal rights are available in connection with the Merger pursuant to Section 262 of the Delaware Statute, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the Delaware Statute (the "Appraisal Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost such right, and such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon. The Company shall give Abraxas (i) prompt notice of any written demands for appraisal of Shares received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Abraxas, voluntarily make any

                                       9
                                    ANNEX I
payment with respect to, or settle or offer to settle, any such demands.

         Section 1.08 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

         Section 1.09 Escrow Agreements. At or prior to the Effective Time, Abraxas shall deposit into escrow certificates representing 472,222 shares of Abraxas Common Stock, or 83,333 shares of Abraxas Common Stock in the event of the Termination (as defined in the Escrow Agreement) of the Enron Contract (as hereinafter defined) prior to the Effective Time (the "Escrow Shares"). The Escrow Shares shall be held pursuant to the provisions of an escrow agreement (the "Escrow Agreement") in substantially the form of Exhibit D-1 attached hereto except as modified to delete the Enron Contract provisions in the event of such Termination. The shares of Abraxas Common Stock deposited pursuant to the Provisional Payment Escrow shall be held pursuant to the Provisional Payment Escrow Agreement in substantially the form of Exhibit D-2 hereto (the "Provisional Payment Escrow Agreement").

         Section 1.10 Voting Agreements. Concurrently with the execution and delivery of this Agreement and as a condition to Vessels' willingness to enter into this Agreement, Robert L. G. Watson will enter into a Voting Agreement in substantially the form of Exhibit E-1 attached hereto (the "Watson Voting Agreement") and the executive officers and directors of Abraxas will enter into a Voting Agreement in substantially the form of Exhibit E-2 attached hereto (together with the Watson Voting Agreement, the "Voting Agreements").

         Section 1.11 Registration Rights Agreements. At the Closing, Abraxas and the stockholders of Vessels named therein shall execute and deliver a Registration Rights Agreements in substantially the forms of Exhibit F-1 and F-2 attached hereto (the "Registration Rights Agreements").

         Section 1.12 Board Letter. At the Closing, Abraxas, Robert F. Semmens and VOG Holdings, LLC shall execute and deliver the Letter Agreement in substantially the form of Exhibit G attached hereto (the "Letter Agreement").

         Section 1.13 Calculations. (a) Simultaneously with the execution and delivery of this Agreement, the Company shall deliver calculations of Working Capital at August 31, 1997 and Abraxas and Sub, at their expense, shall conduct such investigations as they deem necessary to verify the accuracy of such calculations (collectively, the "Working Capital Calculation"). No later than December 1, 1997, Abraxas and Sub shall furnish a statement setting forth any adjustments to the Working Capital Calculation. In the event that Abraxas and Sub, on the one hand, and Vessels, on the other, do not agree on the amount of the Working Capital Calculation at August 31, 1997, within 15 days of delivery of such statement, Abraxas and Vessels shall jointly engage KPMG Peat Marwick,

                                       10
                                    ANNEX I

Denver, Colorado (the "Independent Accountant"), to review the Working Capital Calculation. The determination of the Working Capital Calculation by the Independent Accountant, which shall be completed within 15 days of such engagement, shall be utilized in the determination of Working Capital for purposes of calculating the Purchase Price. Simultaneously with the execution and delivery of this Agreement, Vessels shall prepare and deliver a calculation of the Drilling Costs and Abraxas and Sub, at their expense, shall conduct within 15 days such investigations as they deem necessary to verify the accuracy of the calculation of the Drilling Costs. In the event that Abraxas and Sub, on the one hand, and Vessels, on the other, do not agree on the amount of any of the Drilling Costs at August 31, 1997, within 15 days of delivery of the calculation by Vessels, Abraxas and Vessels shall jointly engage the Independent Accountant to review the Drilling Costs which are in dispute. The determination of the Drilling Costs by the Independent Accountant shall be utilized in the determination of the Drilling Costs for purposes of calculating the Purchase Price.

         (b) At least 30 days prior to the Provisional Payment Date, Abraxas shall prepare and deliver a calculation of Non-PDP/PDNP EBITDX (the "PP Calculation") to the Representative (as defined in the Escrow Agreement), on behalf of the Vessels Stockholders, and the Representative at its expense, shall conduct such investigations as it deems necessary to verify the accuracy of the PP Calculation. No later than 15 days after receipt of the PP Calculation, the Representative shall furnish a statement setting forth any adjustments to the PP Calculation. In the event that Abraxas and the Representative do not agree on the amount of the PP Calculation, no later than April 20, 1999, Abraxas and the Representative shall jointly engage the Independent Accountant to review the calculation, which shall be completed within 10 days of such engagement. The determination of the Independent Accountant of the PP Calculation shall be binding. The Vessels Stockholders' share of the costs and expenses of the Independent Accountant shall be deducted from the Provisional Payment pro rata.


                                   ARTICLE II

                              STOCKHOLDER APPROVAL

         Section 2.01 Stockholder Meetings. This Agreement shall be submitted for adoption and approval to the stockholders of the Company and, if required by law or the rules and regulations of the Nasdaq National Market (without reliance on the 19.9% alternative referenced in the letter from the Nasdaq National Market to counsel to Abraxas dated November 4, 1997 (the "19.9% Alternative")), the stockholders of Abraxas, at meetings to be duly held for that purpose by the Company (the "Vessels Meeting") and Abraxas (the "Abraxas Meeting"). Abraxas and the Company shall coordinate and cooperate with respect to the timing of such meetings and shall endeavor to hold such meetings on the same day and as soon as practicable after the S-4 Registration Statement (as defined in Section 2.02) is declared effective; provided, however, that in the event that the approval of this Agreement by the stockholders of Abraxas is not required by law or the

                                       11
                                    ANNEX I
rules and regulations of the Nasdaq National Market (without reliance on the 19.9% Alternative), Vessels shall hold such meeting as promptly as practicable after it has been determined that the approval of the stockholders of Abraxas is not so required. Subject to the fiduciary duties of the directors of the Company and Abraxas under applicable law, the Boards of Directors of the Company and of Abraxas shall recommend that their respective stockholders approve this Agreement and the transactions contemplated hereby and such recommendations shall be contained in the Proxy Statement-Prospectus (as defined in Section 2.02), if any. The stockholder vote required for such approval, if any, shall be no greater than that required by the applicable requirements of the Delaware Statute and Title 7, Chapter 78 of the Nevada Revised Statutes (the "Nevada Statute") and the applicable requirements of the Certificate of Incorporation of the Company and the Articles of Incorporation of Abraxas as in effect on the date hereof.

         Section 2.02 Proxy Statement-Prospectus; Registration Statement. In connection with any solicitations of approval of the principal terms of this Agreement and the Merger by Abraxas' stockholders, if such approval is required by law or the rules and regulations of the Nasdaq National Market (without reliance on the 19.9% Alternative), Abraxas and the Company shall prepare, and Abraxas shall mail to its stockholders, proxy solicitation materials, including a proxy statement of Abraxas and appropriate related forms of proxies with respect to the Abraxas Meeting. Such proxy statement, if any, shall also constitute a prospectus of Abraxas with respect to the shares of Abraxas Common Stock to be issued in the Merger (such proxy statement and prospectus are hereinafter referred to as the "Proxy Statement-Prospectus") which, if such approval of the stockholders of Abraxas is required by law or the rules and regulations of the Nasdaq National Market (without reliance on the 19.9% Alternative), will be filed by Abraxas with the Securities and Exchange Commission (the "Commission") as part of a registration statement on Form S-4 (the "S-4 Registration Statement") for the purpose of registering the shares of Abraxas Common Stock to be received in the Merger by the stockholders of Vessels under the Securities Act of 1933, as amended (the "Securities Act")). Abraxas shall notify the Company promptly of the receipt of any comments of the staff of the Commission (the "Staff"), and of any request by the Staff for amendments or supplements to the S-4 Registration Statement, the Proxy Statement-Prospectus or for additional information and Abraxas and the Company shall use their best efforts to promptly respond to and satisfy any comments of the Staff and any request by the Staff for amendments or supplements. Abraxas and the Company shall cooperate to promptly file the S-4 Registration Statement and shall use their reasonable efforts to have the S-4 Registration Statement declared effective by the Commission; provided, however, that Abraxas may withdraw the S-4 Registration Statement prior to its being declared effective upon the occurrence of any of the events described in Section 2.03. Abraxas and the Company agree to correct promptly any such information provided by either of them that shall have become false or misleading in any material respect and to take all steps necessary to file with the Commission and have declared effective or cleared by the Commission any amendment or supplement to the S-4 Registration Statement and the Proxy Statement-Prospectus so as to correct the same and to cause the Proxy Statement-Prospectus as so corrected to be disseminated to the Company's stockholders and the stockholders of Abraxas to the extent required by

                                       12
                                    ANNEX I
applicable    law.   The   S-4    Registration    Statement    and   the   Proxy
Statement-Prospectus shall comply as to form in all material respects with the provisions of the Securities Act and other applicable law.

         Section 2.03. Subsequent Event. If the Independent Calculation is necessary hereunder and the resulting Merger Consideration would permit Abraxas to consummate the transactions contemplated by this Agreement without approval of the stockholders of Abraxas in compliance with the rules of the Nasdaq National Market (without reliance on the 19.9% Alternative), the parties hereto agree to waive the condition to Closing of the approval of this Agreement by the stockholders of Abraxas and to withdraw the S-4 Registration Statement and to waive compliance by Abraxas with Section 2.02 hereof. If Abraxas consummates an offering of a sufficient number of shares of Abraxas Common Stock prior to the Closing and prior to mailing of the Proxy Statement-Prospectus to the stockholders of Abraxas that would permit Abraxas to consummate the transactions in this Agreement without approval of the stockholders of Abraxas in compliance with the rules of the Nasdaq National Market (without reliance on the 19.9% Alternative), the parties hereto agree, at the request of either Abraxas or Vessels, to waive the condition to Closing of the approval of this Agreement by the stockholders of Abraxas and to withdraw the S-4 Registration Statement and to waive compliance by Abraxas with Section 2.02 hereof. In the event that (i) Abraxas consummates an offering of a sufficient number of shares of Abraxas
Common Stock prior to the Closing and after the mailing of the Proxy Statement-Prospectus to the stockholders of Abraxas that would permit Abraxas to consummate the transactions in this Agreement without approval of the stockholders of Abraxas in compliance with the rules of the Nasdaq National Market (without reliance on the 19.9% Alternative) or (ii) Vessels otherwise confirms with an opinion of counsel reasonably satisfactory to Abraxas that stockholders' approval is not required to consummate the transaction, the parties hereto agree, at the request of Vessels, to waive the condition to Closing of the approval of this Agreement by the stockholders of Abraxas and to withdraw the S-4 Registration Statement and to waive compliance by Abraxas with
Section 2.02 hereof.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company represents, warrants and agrees as follows:

         Section 3.01 Existence and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified

                                       13
                                    ANNEX I
or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 3.02 Capital Stock. The Company has an authorized capitalization consisting of 500,000 shares of common stock, par value $.10 per share, of which 34,136.24 shares are issued and outstanding and no shares are held in the Company's treasury and 50,000 shares of preferred stock, par value $.10 per share, of which none are outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 3.02, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the Stock, other than as contemplated by this Agreement. Each of the stockholders of Vessels listed on Schedule 3.02 (each a "Vessels Stockholder" and collectively, the "Vessels Stockholders") is the beneficial and record holder of the number of Shares set forth opposite his name, free and clear, to the best of the Company's knowledge after due and diligent inquiry, of all liens, claims, encumbrances, security interests, pledges or other adverse claims of any kind or character. Except as set forth on
Schedule 3.02, none of the Vessels Stockholders is a party to any voting agreement, voting trust or similar agreement or arrangement relating to the Shares.

         Section 3.03 Corporate Authority. The Company has the requisite corporate power and authority to enter into this Agreement and the other agreements contemplated by this Agreement (the "Related Agreements") to which the Company is a party. The execution and delivery of this Agreement and the Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and, except for the approval of the Vessels Stockholders, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. This Agreement is and the Related Agreements to which the Company is a party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes, and the Related Agreements to which the Company is a party will constitute, valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, subject to approval of the Vessels Stockholders, and subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting the rights of creditors generally (the "Enforceability Exception").

         Section 3.04 Subsidiaries and Investments. Schedule 3.04 hereto sets forth a list of each subsidiary of the Company and its state of incorporation (the "Subsidiaries"). Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to own its properties and to carry on its business as now being conducted. Each of the Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in

                                       14
                                    ANNEX I
which its ownership or leasing of properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.04, the Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

         Section 3.05 Financial Statements and No Material Changes. The Company has heretofore furnished Abraxas with the audited consolidated balance sheets of the Company at December 31, 1994, December 31, 1995 and December 31, 1996 and the related consolidated statements of income, stockholders' equity and cash flow for the years then ended, all certified by Price Waterhouse LLP or Arthur Andersen & Company whose unqualified reports thereon are included therewith and the unaudited consolidated balance sheet of the Company at August 31, 1997 and the related unaudited consolidated statements of income, stockholders' equity and cash flow for the eight-month period then ended (cumulatively, the "Financial Statements"). The consolidated balance sheet of the Company as at December 31, 1996 is hereinafter referred to as the "Balance Sheet". Except as set forth on Schedule 3.05, the Financial Statements, including the footnotes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated. The balance sheets included in the Financial Statements fairly present the financial condition of the Company and the Subsidiaries at the respective dates thereof and, except as indicated therein, reflect all claims against and all debts and liabilities of the Company and the Subsidiaries, fixed or contingent, as at the respective dates thereof, and the related statements of income, stockholders' equity and cash flow fairly present the results of the operations of the Company and the Subsidiaries and the changes in their financial position for the periods indicated. Except as set forth on Schedule 3.05 and except for the transactions contemplated by the NARCO Agreements, since December 31, 1996 (the "Balance Sheet Date"), there has been (a) no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations, of the Company and the Subsidiaries which has had a Material Adverse Effect, other than changes in the oil and gas industry generally and in the ordinary course of business consistent with past practice, and, other than the transactions contemplated by this Agreement, to the Company's knowledge, no fact or condition exists or is contemplated or threatened which might cause such a change in the future. For purposes of this Agreement, a transaction or a series of related transactions involving a sum of money less than $80,000 shall be deemed to have occurred in the ordinary course of business.

         Section 3.06 Books and Records. The minute books of the Company and the Subsidiaries, as previously made available to Abraxas and its representatives, contain accurate and complete summaries of all meetings of and corporate actions or written consents by the stockholders and Board of Directors of the Company and the Subsidiaries. Except as set forth in Schedule 3.06, the Company and the Subsidiaries do not have any of their records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or

                                       15
                                    ANNEX I
photographic process, whether computerized or not and all means of access thereto and therefrom) which are not under the exclusive ownership and direct control of the Company and the Subsidiaries.

         Section 3.07 Title to Other Properties; Encumbrances. Except (i) as set forth in Schedule 3.07, (ii) for the real property included in the Interests or
(iii) as reflected in the Financial Statements, and except for properties and assets which have been sold or otherwise disposed of in the ordinary course of business or pursuant to the NARCO Agreements since the Balance Sheet Date, the Company and the Subsidiaries have good, valid and marketable title free and clear of all liens, pledges, encumbrances and adverse claims created by, through or under the Company and the Subsidiaries but not otherwise other than Permitted Encumbrances, to (a) all of their material properties and assets (real and personal, tangible and intangible), including, without limitation, all the properties and assets reflected in the Balance Sheet, except as indicated in the notes thereto, and (b) all the properties and assets purchased by the Company and the Subsidiaries since the Balance Sheet Date.

         Section 3.08 Real Property. The Company and the Subsidiaries do not own or lease any interests in real property other than the Leases (as hereinafter defined) set forth in Schedule 3.10 and the real property and leases set forth in Schedule 3.08.

         Section 3.09 Oil and Gas Reserve Report. The Company has made available to the Purchaser the Reserve Report dated as of August 31, 1997 prepared by NSA. The Company has provided no materially false or misleading information to and has not withheld any material information from NSA, with respect to the preparation of the Reserve Report. The Company is not aware of any facts or circumstances that should reasonably cause the Company to conclude that any of the information that was supplied by the Company to NSA in connection with their preparation of the Reserve Report is not currently correct in all material respects except for the production of oil, gas and other hydrocarbons in the ordinary course of business, the acquisition and disposition of interests in oil and gas properties described on Schedule 3.10 and decreases in oil and gas prices generally in the United States.

         Section 3.10 Title to Interests. (a) Schedule 3.10 identifies (i) each oil well and gas well in which the Company and the Subsidiaries own an interest described in the Reserve Report (exclusive of proved undeveloped properties), vested or contingent, and which is producing or capable of producing hydrocarbons in commercial quantities (individually a "Well" and collectively the "Wells"), (ii) the Company's and the Subsidiaries' net revenue interest and leasehold cost bearing interest (i.e., working interest) in each Well, (iii) each oil, gas, and mineral lease in which the Company and the Subsidiaries own any interest and the type of interest owned by the Company and the Subsidiaries (individually and collectively, the "Leases"), (iv) all lands in which the Company and the Subsidiaries own a fee simple or term mineral or royalty interest which is not entitled to share in the production of hydrocarbons from the Wells or the proceeds of sale of the production of hydrocarbons from the Wells (the "Non-Producing Mineral Fee Interests"), and (v) the Company's and the

                                       16
                                    ANNEX I

Subsidiaries' interest in and to the Non-Producing Mineral Fee Interests by virtue of such ownership. The lands described in Schedules 3.10 are individually and collectively called the "Land." The Wells, the Leases, and the Land, together with all of the Company's right, title and interest in (i) all contracts, agreements, leases, licenses, permits, authorizations, easements, and orders (individually and collectively called the "Vessels Agreements") in any way relating to the Wells, the Leases and/or the Land, the operations conducted or to be conducted pursuant thereto or thereon, or the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (ii) all personal property, fixtures (including, without limitation, pipe, plants and pipelines), equipment (including, without limitation, compressors, parts, rods, tubular goods and supplies) and improvements located at, under or on the Wells, the Leases and/or the Land, or used or obtained in connection therewith or with the operation or maintenance of the Wells or other facilities thereon or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and (iii) all other rights and interests in, to or under or derived from the Wells, the Leases, the Vessels Agreements, and/or the Land (including, without limitation, all mineral and royalty interests, and all overriding royalty interests and all other interests in or payable out of or measured by production, and all surface interests, for a term or in fee), or in any way relating thereto, are referred to herein as the "Interests."

         (b) With respect to each Well, the Company's and the Subsidiaries' interests in the Leases and the Land are such that, after giving effect to existing spacing orders, operating agreements, unit agreements, communitization agreements and orders, unitization orders and pooling designations and orders, subject to the limitations described in Schedule 3.10 and Permitted Encumbrances, and after taking into account all royalty interests, overriding royalty interests, net profits interests, production payments and other burdens on production attributable to third parties, (i) the Company and the Subsidiaries are entitled, during the respective terms of the Leases covering such Well, to a share (expressed as a decimal) of all oil, gas and other minerals produced from such Well which is not less than the "net revenue interest" set forth in connection with the description of such Well, free and clear of all liens, claims, mortgages, deeds of trust, assignments of production, and security interests, other than those described in Schedule 3.07 and those that would not render title less than Defensible, (ii) the Company and the Subsidiaries own an undivided interest (expressed as a decimal) equal to the "working interest" set forth in connection with the description of such Well in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and (iii) the Company and the Subsidiaries are obligated, during the entire extended terms of the Leases to which production from such Well is attributable, for a share of the costs relating to the exploration, development, and operation of such Well which is no greater than the "working interest" set forth in connection with the description of such Well.

                                       17
                                    ANNEX I

         Section 3.11  Compliance  with Leases and Laws.  Except as set forth in
Schedule 3.11:

         (a) Each Lease is in full force and effect and all rentals, royalties, shut-in well payments, bonuses and other payments due or payable from or by the Company and the Subsidiaries under the NARCO Leases (as hereinafter defined) prior to April 8, 1997 and the Leases and applicable laws, rules and regulations, have been properly and timely paid, except where the failure to pay properly and timely would not have a Material Adverse Effect, and all conditions necessary to keep the Leases in full force and effect as of the date hereof and as of the Effective Time have been or shall be fully performed, including all payments or obligations due from or by third parties except where the failure to satisfy such conditions would not have a Material Adverse Effect and subject to the Enforceability Exception;

         (b) The Company and the Subsidiaries are entitled to receive (and are currently receiving with respect to producing oil, gas and/or mineral leases) without present suspense or presently required indemnity against asserted or known defects or disputes regarding the Company's and the Subsidiaries' ownership, from each pipeline purchaser or other purchaser of production, or from the person receiving payments from any such purchasers, the proceeds attributable to the net revenue interest in production from each of the Leases, as set forth in Schedule 3.10 except where the failure to receive such proceeds would not have a Material Adverse Effect;

         (c) All Wells operated by the Company and the Subsidiaries have been drilled, completed and bottomed within the boundaries of each of the respective Leases or within the limits otherwise permitted by contract and by law, and no such well is subject to material penalties or restrictions on allowables because of any overproduction (legal or illegal) which would prevent the assignment of a full allowable to each such well by the state or local governmental agency having jurisdiction. No Well is subject to any "take or pay" or similar obligation by which a purchaser of production has made payment to the Company and the Subsidiaries for oil, gas or mineral production yet to be delivered, or by which any party is entitled to take or receive production from the Leases without thereafter paying full value therefor;

         (d) The Company and the Subsidiaries have complied with all Applicable Laws (as defined below) relating to the production of or from the Interests, the conduct of drilling and production operations with respect to the Interests and the regulation thereof, except where the failure to comply would not have a Material Adverse Effect;

         (e) The Company and the Subsidiaries have not received notice of violation or probable violation of any Applicable Law relating to or directly or indirectly affecting the Interests or the NARCO Interests (as hereinafter defined), nor are there any such violations, other than such notices or violations which would not have a Material Adverse Effect;

                                       18
                                    ANNEX I

         (f) There have been no demands for cancellation or termination of any of the Interests or for any claimed breach of any Interest due to the failure of the Company, the Subsidiaries or any third party to produce or conduct drilling or other operations thereon, nor have there been any suits, enforcement proceedings or other actions filed, threatened or anticipated by the Company and the Subsidiaries which might have a Material Adverse Effect;

         (g) The Company and the Subsidiaries hold all licenses, franchises, permits, easements, certificates, consents, rights and privileges ("Permits") necessary to the operation of the Interests, and to the best of the Company's knowledge, each third party operator of any of the Interests holds all Permits necessary to the operation of the Interests except for such Permits the lack of which would not have a Material Adverse Effect;

         (h) Except for current invoices not yet due the individual amount of which is less than $80,000, all invoices, statements, bills and accounts of and to the Company and the Subsidiaries for labor, services, materials or supplies furnished to or for the Interests have been paid in full in the ordinary course of business consistent with past practices and the Company and the Subsidiaries are current in payment of all joint interest billings for operations or other contracts pertaining to the operation of the Interests;

         (i) All production from the NARCO Wells (as hereinafter defined) prior to April 8, 1997 and the Wells operated by the Company has been properly accounted for and all proceeds attributable thereto have been properly paid in the ordinary course of business consistent with past practices;

         (j) No production or sale of oil, gas and other hydrocarbons heretofore produced or sold from or attributable to the NARCO Interests prior to April 8, 1997 or the Interests has been in excess of any allowable quantity or price or in violation of any other rule or regulation affecting the sale of hydrocarbons as established by the applicable regulatory authorities except where such excess or violation would not have a Material Adverse Effect; and

         (k) No gas produced is subject to the price control jurisdiction of the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Policy Act.

For purposes of this Agreement, (i) the term "NARCO Interests", shall mean the interests described in Section 2.1(a) through (f) of the NARCO Upstream Agreement, (ii) the term "NARCO Leases" shall mean the oil, gas and other mineral leasehold interests or mineral interests described in Exhibit A-2 attached to the NARCO Upstream Agreement and (iii) the term "NARCO Wells" shall mean the oil and gas wells described in Exhibit A-1 attached to the NARCO Upstream Agreement. The "NARCO Properties" shall mean the NARCO Interests, the NARCO Leases and the NARCO Wells. The Company has provided to Abraxas a true, correct and complete copy of the NARCO Agreements and all exhibits and schedules thereto.

                                       19
                                    ANNENX I

         Section 3.12 Sale of Production. Except as set forth in Schedule 3.12, the Company and the Subsidiaries have no production from any Well which is subject to balancing rights of third parties or is subject to balancing duties under governmental requirements, and no third party has production from any Well which is subject to the balancing rights of the Company or the Subsidiaries and except as would not have a Material Adverse Effect. Except as disclosed on
Schedule 3.12, the Company and the Subsidiaries have not collected any proceeds from the sale of hydrocarbons produced from the NARCO Interests or the Interests which are subject to refund. Except as set forth in Schedule 3.12, proceeds from the sale of oil, gas and natural gas liquids from the Wells are being received by the Company and the Subsidiaries in a materially timely manner and based upon the net revenue interest described at Schedule 3.10 for each such Well and in accordance with the terms of the applicable purchase agreement governing such sale, and are not being held in suspense for any reason except in the ordinary course of business consistent with past practices. The Company and the Subsidiaries have described in Schedule 3.12 and made available to Abraxas for examination all contracts and agreements (other than routine division orders and contracts and agreements terminable by the Company and the Subsidiaries upon less than sixty (60) days' notice) pursuant to which hydrocarbons produced from the Interests are sold, transported, processed or otherwise disposed of or marketed. Except as disclosed in Schedule 3.12, no person has any call upon, right of first refusal, preferential right or option to purchase or similar rights with respect to the Interests or to the production therefrom except at prevailing market prices. Except as disclosed in Schedule 3.12, price renegotiation procedures have not been commenced under FERC Order No. 451 which involve or which hereafter may affect any gas produced from the Interests. Except as disclosed in Schedule 3.12, no offer of credits under FERC Order No. 500 has been made which would entitle any purchaser of gas produced from the Interests to credit transported volumes against such purchaser's take-or-pay obligations under any contract for the sale of gas produced from the Interests.

         Section 3.13 Status of Wells. Except as disclosed on Schedule 3.13, all Wells set forth in the Reserve Report, excluding proved undeveloped properties, are producing or operationally capable of producing hydrocarbons (based upon prevailing economic conditions) without the necessity of recompletion or material reworking operations. Except as disclosed in Schedule 3.13, the Company and the Subsidiaries have no obligations existing for the plugging or abandonment (including obligations for restoration of the surface) of any oil and/or gas well, salt water disposal well or other well located at the Interests or the NARCO Interests other than the general obligation to plug and abandon wells.

         Section 3.14 Tax Partnerships. No item of the Interests is treated for income tax purposes by the Company and the Subsidiaries as being owned by a partnership.

         Section 3.15 Equipment. To the best of the Company's knowledge, that portion of the Interests consisting of personal property, facilities, and fixtures including, without limitation, all equipment and assets used in connection with the operation of the Interests, is in good condition and repair,

                                       20
                                    ANNEX I
ordinary wear and tear excepted, and is adequate for the proper operation of the Interests, except for such repairs and additions necessary for the proper operation of the Interests and which individually or in the aggregate would not result in a Material Adverse Effect.

         Section 3.16 Material Contracts. Schedule 3.16 heretofore sets forth a complete list of all of the following agreements, documents and instruments to which either the Company or any of the Subsidiaries is a party or by which either the Company or any of the Subsidiaries is bound that is of a type that would be required to be included as an exhibit to a Form S-1 registration statement pursuant to the rules and regulations of the Commission if such registration statement were filed by the Company (the "Vessels Material
Contracts"): (a) all agreements, contracts and commitments relating to the employment of any person by the Company or any of the Subsidiaries and all bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement and other employee benefit plans; (b) all agreements, indentures and other instruments which contain restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;
(c) all agreements,  contracts and commitments relating to capital expenditures;
(d) all agreements, contracts, instruments and commitments relating to the borrowing of money by the Company or any of the Subsidiaries; (e) all loans, advances to, and investments in, any other Person (as hereinafter defined), and all agreements, contracts or commitments relating to the making of any such loan, advance or investment; (f) all guarantees and other contingent liabilities with respect to any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business); (g) all management services, consulting and any other similar type contracts; (h) all leases of personal property; (i) all agreements, contracts and commitments limiting the freedom of the Company or any of the Subsidiaries to engage in any line of business or to compete with any other Person; (j) all agreements, contracts and commitments not entered into in the ordinary course of business which involve $50,000 or more in the aggregate; (k) all agreements, contracts and commitments entered into in the ordinary course of business which involve $100,000 or more in the aggregate; and (l) all agreements, contracts and commitments, the breach or termination of which might reasonably be expected to have a Material Adverse Effect. Each contract, agreement and instrument set forth in Schedule 3.16 is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Stock hereunder) by the Company or the Subsidiaries and, to the knowledge of the Company, any party to such contract, agreement or instrument other than the Company or the Subsidiaries which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except for such defaults or events as to which requisite waivers or consents have been obtained or which would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries has violated any of the terms or conditions of any contract or agreement set forth in Schedule 3.16 in any material respect, except for such violations as to which requisite waivers or consents have been obtained, and, to the knowledge of the Company, all of the covenants to be

                                       21
                                    ANNEX I
performed by any other party thereto have been fully performed. Contracts made in the ordinary course of business involving less than $100,000 shall not be deemed material for purposes of this Section 3.16. Except as set forth on
Schedule 3.16, all of the contracts, agreements, leases and other instruments set forth on Schedule 3.16 are freely assignable and have not been amended or materially modified.

         Section 3.17 Restrictive Documents. Except as set forth in Schedule 3.17, the Company and the Subsidiaries are not subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement, compliance by the Company with the terms, conditions and provisions hereof or, to the Company's knowledge, the continued operation of the Company's and the Subsidiaries' businesses after the date hereof on substantially the same basis as heretofore operated or which would restrict the ability of the Company or the Subsidiaries to acquire any property or conduct business in any area except as would not have a Material Adverse Effect. Other than in connection or compliance with the provisions of the Delaware Statute, the Securities Act, the securities, takeover or blue sky laws of the various states and other than as set forth on Schedule 3.17 hereto, no authorization, consent or approval of, or filing with, any governmental body or authority, and no authorization, consent or approval of any third party, is necessary for the consummation by the Company of the transactions contemplated by this Agreement and the Related Agreements.

         Section 3.18 Litigation. Except as set forth in Schedule 3.18, there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of the Company, threatened, against or affecting the Company or any of the Subsidiaries or their respective properties or rights which could reasonably be expected to have a Material Adverse Effect and to the best of the Company's knowledge, there is not a valid basis for any such action, proceeding or investigation. The Company and the Subsidiaries are not subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to have a Material Adverse Effect.

         Section 3.19 Taxes. The Company and the Subsidiaries have filed or caused to be filed, within the times and in the manner prescribed by law, all federal, state, local, tribal, severance, ad valorem and foreign tax returns and tax reports which are required to be filed by, or with respect to, the Company and the Subsidiaries. Such returns and reports reflect accurately all liability for taxes of the Company and the Subsidiaries for the periods covered thereby. All federal, state, local, tribal, severance, ad valorem and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, the Company and the Subsidiaries prior to Closing have been fully paid or adequately disclosed and fully provided for in the books and records and financial statements of the Company except as provided in clause (v) of the definition of Permitted Encumbrances. The Company has no knowledge of any examination of any

                                       22
                                    ANNEX I
tax return of the Company and the Subsidiaries that is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company and the Subsidiaries.

         Section 3.20 Insurance. Schedule 3.20 hereto sets forth a complete list of insurance policies which the Company and the Subsidiaries maintain with respect to their respective businesses, properties or employees (other than insurance owned or held by operators for those properties where a party other than the Company or one of its Subsidiaries is the operator). Such policies are in full force and effect and include all policies required in connection with the operation of the business of the Company and the Subsidiaries as currently conducted by Applicable Law, the Environmental Laws (as hereinafter defined) and all contracts and agreements related to the Company and the Subsidiaries. Since December 31, 1996, there has not been any material adverse change in the Company's and the Subsidiaries relationship with their insurers or in the premiums payable pursuant to such policies.

         Section 3.21 Intellectual Properties. Other than rights the Company claims in the corporate names set forth on Schedule 3.21, the Company and the Subsidiaries do not have any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights or similar rights, nor require any such rights in connection with the conduct of their business. To the knowledge of the Company, the Company and the Subsidiaries are not infringing, or otherwise acting adversely to, the right of any Person under or in respect to, any patent, license, trademark, trade name, service mark, copyright or similar intangible right.

         Section 3.22 Compliance With Laws. The Company and the Subsidiaries have complied with all applicable Federal, state, local and tribal laws, rules, regulations, statutes, ordinances and orders ("Applicable Laws") including, without limitation, Applicable Laws relating to securities, properties, manufacturing processes, sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, product safety and civil rights, the non-compliance with which would have a Material Adverse Effect. The Company has no knowledge of any facts, claims, investigations or similar matters which constitute a default or violation under any Applicable Laws which would have a Material Adverse Effect. For purposes of this Agreement, the term Applicable Laws shall not include Environmental Laws. Neither the Company nor any of the Subsidiaries is charged or, to the knowledge of the Company, threatened with or under investigation with respect to any violation of any Applicable Laws.

         Section 3.23 Accounts Receivable. The Company has heretofore delivered to Abraxas a list of its accounts receivable, showing the amounts due and an aging analysis thereof. Except as set forth on Schedule 3.23, the amount of all accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of the Company and the Subsidiaries as

                                       23
                                    ANNEX I
being due to the Company and the Subsidiaries as at August 31, 1997 (less the amount of any provision or reserve therefor made in the Balance Sheet) are expected to be good and collectible in full in the ordinary course of business and in any event not later than 60 days after the Closing Date; and none of such accounts receivable or other debts is subject to any counterclaim or set-off except to the extent of any such provision or reserve.

         Section 3.24 Employment Relations. Since January 1, 1992, the Company and the Subsidiaries have not (i) been a party to a collective bargaining agreement, (ii) had any organization certified as a bargaining agent on behalf of all or any portion of the Company's or the Subsidiaries' employees, (iii) received a demand for recognition from any union or other organization, (iv) to the knowledge of the Company and the Subsidiaries, had any attempt made to organize any of the Company's or the Subsidiaries' employees, (v) encountered any labor union organizing activity, or (vi) encountered any actual or threatened employee strikes, work stoppages, jurisdictional disputes, slow-downs, or lock-outs. Schedule 3.24 hereto sets forth a list of all agreements and understandings, whether written or oral, between the Company and the Subsidiaries and any of their officers or employees that contain a non-competition and confidentiality agreement and/or covenant or any other terms of employment. Except as set forth on Schedule 3.24 hereto, the Company and the Subsidiaries do not have any pending grievances, unfair labor practice charges, Equal Employment Opportunity Commission charges, state or local fair employment practice charges, Department of Labor investigations, wage and hour claims or disputes, or any other labor law related charges or investigations relating to the Company.

         Section 3.25      Employee Benefit Programs.

         (a) Schedule 3.25 hereto sets forth a list of every Employee Program (as hereinafter defined) maintained (as hereinafter defined) by the Company or any Affiliate at any time during the five-year period ending on the date hereof.

         (b) Except as set forth in Schedule 3.25 hereto, each Employee Program which has been maintained by the Company or any Affiliate and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

         (c) Except as set forth in Schedule 3.25 hereto, there has not been any failure in any material respect by the Company or an Affiliate to comply with any laws applicable with respect to the Employee Programs that have been maintained by the Company or any Affiliate. Each Employee Program maintained by the Company or any Affiliate has complied in all material respects, both in form

                                       24
                                    ANNEX I
and operation, with the provisions and requirements of the Code, ERISA, and all other applicable law. With respect to any Employee Program now or heretofore maintained by the Company or any Affiliate, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly (including without limitation through any obligation of indemnification or contribution), in any taxes, penalties or other liability to the Company or any Affiliate. Except as set forth in Schedule 3.25 hereto, no litigation, claim, arbitration, governmental administrative proceeding or investigation or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any Employee Program maintained by the Company or an Affiliate.

         (d) Neither the Company nor any Affiliate has incurred any liability under Title IV of ERISA which will not be paid in full prior to Closing. Except as set forth in Schedule 3.25 hereto, there has been no "accumulated funding deficiency" (whether or not waived) with respect to any Employee Program ever maintained by the Company or any Affiliate and subject to Code Section 412 or ERISA Section 302. With respect to any Employee Program maintained by the Company or any Affiliate and subject to Title IV of ERISA, there has been no (nor will there be any as a result of the transaction contemplated by this Agreement) (i) "reportable event," within the meaning of ERISA Section 4043, or the regulations thereunder (for which the notice requirement is not waived under 29 C.F.R. Part 2615) and (ii) event or condition which presents a material risk of plan termination or any other event that may cause the Company or any Affiliate to incur liability or have a lien imposed on its assets under Title IV of ERISA. Except as set forth in Schedule 3.25 hereto, all payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the Company or any Affiliate, for all periods prior to Closing, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 3.25 hereto). Except as described in
Schedule 3.25 hereto, no Employee Program maintained by the Company or any Affiliate within the five years preceding the date hereof and subject to Title IV of ERISA (other than a Multiemployer Plan as hereinafter defined) has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18), as of the Closing Date. Except as set forth in Schedule 3.25 hereto, none of the Employee Programs maintained by the Company or any Affiliate within the five years preceding the date hereof has ever provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or any other health benefits law) or has ever promised to provide such post-termination benefits. Except as set forth on Schedule 3.25 hereto, there are no promised increases in benefits (whether expressed, implied, oral or written) under any

                                    ANNEX I

Employee Program maintained by the Company or any Affiliate, nor are there any obligations, commitments or understandings to continue any such Employee Program (whether expressed, implied, oral or written), except pursuant to the terms thereof or as required by Section 4980B of the Code.

         (e) With respect to each Employee Program maintained by the Company or any Affiliate within the five years preceding the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered or made available to Abraxas: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended through the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the current summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and any material modifications to prior versions thereof; (v) any insurance or annuity policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; (vii) with respect to any Multiemployer Plan, any participation or adoption agreement relating to any such participation in or contributions under such plan by the Company or any Affiliate; and (vii) the three most recent summary annual reports provided to participants.

         (f) Except as set forth in Schedule 3.25 hereto, each Employee Program maintained by the Company or any Affiliate as of the date hereof is subject to termination by the Board of Directors of the Company or any Affiliate, as the case may be, without any further liability or obligation on the part of the Company or any Affiliate to make further contributions to any trust maintained under any such Employee Program following such termination.

         (g) For purposes of this Section 3.25:

                  (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, parachute payment arrangements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

                                       26
                                    ANNEX I

                  (ii) an entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

                  (iii) An entity is an "Affiliate" of the Company for purposes of this Section 3.25 if it is considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C); and

                  (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

         (h) The Company has complied with the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended ("COBRA").

         (i) Except as set forth in Schedule 3.25, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by the Company or any Affiliate (including, without limitation, severance, unemployment compensation, golden parachute (as defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Employee Program.

         (j) Schedule 1.04 sets forth a true, correct and complete list of all employee severance costs payable by the Company at the Closing.

         Section 3.26 Interests in Clients, Suppliers, Etc. Except as set forth in Schedule 3.26, the Company, the Subsidiaries and, to the knowledge of the Company and the Subsidiaries, their officers and directors do not possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor of the Company or the Subsidiaries. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended (the "1934 Act") not in excess of 5% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.26. Except as described in the notes to the Financial Statements which have been certified by Arthur Andersen & Company or Price Waterhouse LLP, there are no related party transactions which would otherwise be required to be described.

         Section 3.27 Bank Accounts and Powers of Attorney. Schedule 3.27 hereto sets forth an accurate and complete list showing (a) the name and address of each bank in which the Company and the Subsidiaries have an account or safe deposit box, the number of any such account or any such box and the names of all

                                       27
                                    ANNEX I
persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from the Company and the Subsidiaries and a summary statement of the terms thereof.

         Section 3.28 No Changes Prior to Closing  Date.  Except as set forth on
Schedule 3.28, during the period from the Balance Sheet Date to the date hereof, except as expressly contemplated hereby and by the NARCO Agreements, the Company and the Subsidiaries have not (a) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (b) made any bonus or profit sharing distribution or payment of any kind, (c) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the Company and the Subsidiaries, (d) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except in the ordinary course of business, (e) cancelled or waived any claims or rights of substantial value, (f) made any change in any method of accounting or auditing practice, or (g) agreed, whether or not in writing, to do any of the foregoing, except to the extent any such action would not have a Material Adverse Effect.

         Section 3.29 Broker's or Finder's Fees. Except as set forth on Schedule 3.29, no agent, broker, person or firm acting on behalf of the Company is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control of such parties, with respect to the transactions contemplated herein.

         Section 3.30 Copies of Documents. The Company has caused to be made available for inspection and copying by Abraxas and its advisers, true, complete and correct copies of all documents referred to in this Article III or in any schedule furnished by the Company to Abraxas.

         Section 3.31 Environmental Matters. To the best knowledge of the Company and the Subsidiaries,

         (a) Except as set forth in Schedule 3.31 hereto, (i) neither the Company nor any of the Subsidiaries has ever generated, transported, used, stored, treated, disposed of or managed any Hazardous Waste (as hereinafter defined), except in the normal course of business and in compliance with all applicable Environmental Laws; (ii) any Hazardous Material (as hereinafter defined) spilled, released, or disposed of at any site presently or formerly owned, operated, leased or used by the Company or any of the Subsidiaries has been addressed in a manner that complied with all applicable Environmental Laws and no future soil or groundwater remediation that would have a Material Adverse Effect will be required of the Company and the Subsidiaries due to past spills, releases, or disposal; (iii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased or used by the

                                       28
                                    ANNEX I

Company or any of the Subsidiaries for treatment, storage or disposal at any other place), except in the normal course of business and in compliance with all applicable Environmental Laws; (iv) neither the Company nor any of the Subsidiaries presently owns, operates, leases or uses, and has not previously owned, operated, leased or used any site on which underground storage tanks are or were located and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery or equipment owned, operated, leased or used by the Company or any of the Subsidiaries in connection with the presence of any Hazardous Material.

         (b) Except as set forth on Schedule 3.31 hereto: (i) neither the Company nor any of the Subsidiaries has violated, and as its business is currently being conducted does not violate, any applicable law, ordinance, rules, prohibition or regulation, including common law prohibitions regarding creation or maintenance of hazardous or nuisance conditions, relating to (1) air, water or noise pollution, (2) discharge of process water, waste water, or other solid wastes into public sewage systems, or into the environment either at discreet outfalls or from non-point sources, (3) the health, safety or environmental conditions on, beneath, or about any of the properties used, owned, or leased by the Company or any of the Subsidiaries, or (4) the business of the Company or any of the Subsidiaries; and (ii) the Company and/or the Subsidiaries have timely filed all required reports, obtained all required approvals and permits relating to its property and business, including the storage or disposal of substances used or generated in its business, and generated and maintained all required data, documentation and records under any applicable Environmental Laws (as hereinafter defined).

         (c) Except as set forth in Schedule 3.31 hereto, (i) neither the Company nor any of the Subsidiaries has any material liability under, and has not violated, any Environmental Law; (ii) each of the Company and the Subsidiaries, any property owned, operated, leased or used by the Company or any of the Subsidiaries and any facilities and operations thereon are presently in compliance with all applicable Environmental Laws; (iii) neither the Company nor any of the Subsidiaries has entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) the Company has no reason to believe that any of the items enumerated in clause (iii) of this paragraph will be forthcoming.

         (d) Except as set forth in Schedule 3.31 hereto, no site owned, operated, leased or used by the Company or any of the Subsidiaries contains any material amount of asbestos or asbestos-containing material, any material amount of polychlorinated biphenyls ("PCBs") or equipment containing PCBs or any urea formaldehyde foam insulation.

         (e) Neither the Company nor any of the Subsidiaries are aware of any Critical Habitat for endangered or threatened species or wetlands on any property owned, occupied or used by the Company or any of the Subsidiaries.

                                       29
                                    ANNEX I

         (f) Neither the Company nor any of the Subsidiaries have received notice of, and neither the Company nor any of the Subsidiaries are aware of any condition or event relating to the Company's or any of the Subsidiaries' business or property which by the passage of time, to Seller's knowledge, would result in the violation of any Environmental Laws or would require remedial action by the Company or any of the Subsidiaries, except as described in
Schedule 3.31 hereto.

         (g) The Company has made available to Abraxas or its representatives originals or copies of all documents, records and information available to the Company concerning any environmental or health and safety matter relevant to the Company or any of the Subsidiaries, whether generated by the Company or any of the Subsidiaries, including, without limitation, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents and other authorizations related to environmental or health and safety matters issued by any governmental agency.

         (h) For purposes of this Section 3.31, (i) "Hazardous Material" shall mean and include any reportable quantities of any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant or contaminant, as defined or regulated under any Environmental Law;
(ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law and (iii) "Environmental Law" shall mean any applicable environmental or health and safety-related law, regulation, rule, ordinance, order, injunction, decree, consent decree, judgment or administrative directive or by-law at the federal, state or local level, existing as of the date hereof or previously enforced and relating to: (a) pollution or prevention of pollution (including emissions of dust, heat, noise or odor) into or onto ground, subsurface water, groundwater or the ambient air; (b) protection of human health and safety and of the environment; (c) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material; or (d) maintenance of water or air quality.

         Section 3.32 No False or Misleading Statements. The information provided and to be provided by the Company specifically for use in the S-4 Registration Statement shall not, with respect to the information supplied by the Company in the case of the S-4 Registration Statement on the date the S-4 Registration Statement becomes effective and, in the case of the Proxy Statement-Prospectus, on the date upon which the Proxy Statement-Prospectus is mailed to the stockholders of Abraxas or on the date upon which approval of the Merger by the stockholders of Abraxas is obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 3.33 Disclosure. None of this Agreement, the Financial Statements (including the footnotes thereto), or any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or

                                       30
                                    ANNEX I
statement in writing which has been supplied by or on behalf of the Company, or by any of the Company's directors or officers, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

         Section 3.34 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES OF THE COMPANY. THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, AND THE COMPANY HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION (i) ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, (ii) ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY EXPRESS OR IMPLIED WARRANTY AS TO CONDITION, OR (iv) ANY EXPRESS OR IMPLIED WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND MAKES NO REPRESENTATIONS AS TO QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE INTERESTS OR THE ABILITY OF THE INTERESTS TO PRODUCE HYDROCARBONS.


                                   ARTICLE IV

                       REPRESENTATIONS OF ABRAXAS AND SUB

         Abraxas and Sub represent, warrant and agree as follows:

         Section 4.01 Existence and Good Standing of Abraxas. Abraxas is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Abraxas has the corporate power and authority to own its properties and to carry on its business as now being conducted. Abraxas is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Abraxas.

         Section 4.02 Existence and Good Standing of Sub. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has the corporate power and authority to own its properties and to carry on its business as now being conducted. Sub is duly qualified to do business and is in good standing in each jurisdictions in which its ownership or leasing of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the

                                       31
                                    ANNEX I
aggregate, have a material adverse effect on the business, results of operations or financial condition of Sub.

         Section 4.03 Existence and Good Standing of Canadian Abraxas. Canadian Abraxas Petroleum Limited ("Canadian Abraxas") is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta. Canadian Abraxas has the corporate power and authority to own its properties and to carry on its business as now being conducted. Canadian Abraxas is duly qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Canadian Abraxas.

         Section 4.04 Corporate Authority. Abraxas and Sub have the requisite corporate power and authority to enter into this Agreement and the Related Agreements to which Abraxas and Sub are a party. The execution and delivery of this Agreement and the Related Agreements to which Abraxas and Sub are a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Abraxas and Sub and, other than the approval of the Abraxas stockholders, if required by law or the rules and regulations of the Nasdaq National Market (without reliance on the 19.9% Alternative), no other corporate proceedings on the part of Abraxas are necessary to authorize this Agreement and the transactions contemplated hereby and thereby. This Agreement is and the Related Agreements to which Abraxas and Sub are a party will be, duly and validly executed and delivered by Abraxas and Sub and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes, and the Related Agreements to which Abraxas and Sub are a party will constitute, valid and binding agreements of Abraxas and Sub enforceable against Abraxas and Sub in accordance with their respective terms, subject to the approval of the stockholders of Abraxas and the Enforceability Exception.

         Section 4.05 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Abraxas or Sub is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         Section 4.06 Capital Stock. Abraxas has an authorized capitalization consisting of 50,000,000 shares of common stock, par value $.01 per share, of which 6,279,146 shares are issued and outstanding and 53,023 shares are held in Abraxas' treasury, 1,000,000 shares of Preferred Stock, par value $100 per share, of which none are outstanding. Sub has an authorized capitalization consisting of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding. All of such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.

                                       32
                                    ANNEX I

Except as set forth in Schedule 4.06, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of Abraxas Common Stock or shares of the Common Stock of Sub, other than as contemplated by this Agreement. Sub has no subsidiaries.

         Section 4.07 Books and Records. The minute books of Abraxas, as previously made available to the Company and its representatives, contain accurate and complete summaries of all meetings of and corporate actions or written consents by the stockholders and Board of Directors of Abraxas. Except as set forth in Schedule 4.07, Abraxas does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not and all means of access thereto and therefrom) which are not under the exclusive ownership and direct control of Abraxas.

         Section 4.08 Litigation. Except as set forth in Schedule 4.08, there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before (or any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of Abraxas or Sub, threatened, against or affecting Abraxas, Sub or Canadian Abraxas, or any of their properties or rights which could reasonably be expected to have a Material Adverse Effect; and Abraxas and Sub do not know of any valid basis for any such action, proceeding or investigation. Abraxas, Sub and Canadian Abraxas are not subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be expected to have a Material Adverse Effect.

         Section 4.09 Taxes. Abraxas, Sub and Canadian Abraxas have filed or caused to be filed, within the times and in the manner prescribed by law, all federal, state, provincial, local, tribal, severance, ad valorem and foreign tax returns and tax reports which are required to be filed by, or with respect to, Abraxas, Sub and Canadian Abraxas. Such returns and reports reflect accurately all liability for taxes of Abraxas, Sub and Canadian Abraxas for the periods covered thereby. All federal, state, local, tribal, severance, ad valorem and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, Abraxas, Sub or Canadian Abraxas prior to Closing have been fully paid or adequately disclosed and fully provided for in the books and financial statements of Abraxas except as provided in clause (v) of the definition of Permitted Encumbrances. Abraxas and Sub have no knowledge of any examination of any tax return of Abraxas, Sub or Canadian Abraxas that is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Abraxas, Sub or Canadian Abraxas.

         Section 4.10 Copies of Documents. Abraxas has caused to be made available for inspection and copying by the Company and its advisers, true, complete and correct copies of all documents referred to in this Article IV or

                                       33
                                    ANNEX I
in any schedule furnished by Abraxas to the Company or reasonably requested in writing by the Company.

         Section 4.11 Reports with the Securities and Exchange Commission. All registration statements, reports, proxy statements and other materials
(collectively, "SEC Reports") required to be filed by Abraxas with the Commission since January 1, 1991 were filed within the applicable required time periods (or any extensions related thereto), complied in all respects with the applicable requirements of the Securities Act and the 1934 Act and the applicable rules and regulations of the Commission promulgated thereunder, and at the time filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Abraxas has furnished the Company with complete and accurate copies of its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 1997, and all other reports or documents required to be filed by Abraxas pursuant to Section 13(a) or 15(d) of the 1934 Act since the filing of the most recent quarterly report on Form 10-Q. The consolidated balance sheets and the related statements of income, stockholders' equity and cash flow (including the related notes thereto) of Abraxas included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein). The balance sheets included in the SEC Reports present fairly the consolidated financial position of Abraxas and its consolidated subsidiaries as of their respective dates, and, except as indicated therein, reflect all claims against and all debts and liabilities of Abraxas and its consolidated subsidiaries, fixed or contingent, as at the respective dates thereof, and the related statements of income, stockholders' equity and cash flow fairly present the results of its operations and its cash flow for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since December 31, 1996, there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Abraxas and its consolidated subsidiaries taken as a whole other than changes in the oil and gas industry generally and changes in the ordinary course of business consistent with past practice and, other than the transactions contemplated by this Agreement, to the knowledge of Abraxas, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

         Section 4.12 Restrictive Documents. Except as set forth in Schedule 4.12, Abraxas and Sub are not subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement, compliance by Abraxas and Sub with the terms, conditions and provisions hereof or, to the knowledge of Abraxas and Sub, the continued operation of Abraxas' and Sub's businesses after the date hereof on substantially the same basis as heretofore operated or which would restrict the

                                       34
                                    ANNEX I
ability of Abraxas or Sub to acquire any property or conduct business in any area except as would not have a Material Adverse Effect. Other than in connection or compliance with the provisions of the Securities Act, and the securities, takeover or blue sky laws of the various states, except as set forth in Schedule 4.12, no authorization, consent or approval of, or filing with, any governmental body or authority, and no authorization, consent or approval of any third party, is necessary for the consummation by Abraxas of the transactions contemplated by this Agreement, the Merger Agreement and the Related Agreements.

         Section 4.13 Title to Properties; Encumbrances. Except (i) as set forth in Schedule 4.13, (ii) for the real property included in the Abraxas Wells (as hereinafter defined) or (iii) as reflected in the SEC Reports, and except for properties and assets which have been sold or otherwise disposed of in the ordinary course of business since December 31, 1996, Abraxas has good, valid and marketable title free and clear of all liens, pledges, encumbrances and adverse claims created by, through or under Abraxas and its subsidiaries but not otherwise other than Permitted Encumbrances, to (a) all of its material properties and assets (real and personal, tangible and intangible), including, without limitation, all the properties and assets reflected in the balance sheet of Abraxas dated December 31, 1996, except as indicated in the notes thereto, and (b) all the properties and assets purchased by Abraxas since December 31, 1996.

         Section 4.14 Oil and Gas Reserve Report. Abraxas has made available to the Company Abraxas' Reserve Report dated as of January 1, 1997 (the "Abraxas Reserve Report") prepared by D&M. Abraxas provided no materially false or misleading information to and did not withhold any material information from D&M, with respect to the preparation of the Abraxas Reserve Report. Abraxas is not aware of any facts or circumstances that should reasonably cause Abraxas to conclude that any of the information that was supplied by Abraxas to D&M in connection with their preparation of the Abraxas Reserve Report is not currently correct in all material respects except for the production of oil, gas and other hydrocarbons in the ordinary course of business, the acquisition and disposition of interests in oil and gas properties and decreases in oil and gas prices generally in the United States and Canada.

         Section 4.15 Title to Interests. (a) Schedule 4.15 identifies each oil well and gas well described in the Abraxas Reserve Report in which Abraxas and Canadian Abraxas own an interest, vested or contingent, and which is producing or capable of producing hydrocarbons in commercial quantities (individually, an "Abraxas Well" and, collectively, the "Abraxas Wells") and (ii) Abraxas' and Canadian Abraxas' net revenue interest and leasehold cost bearing interest (i.e., working interest) in each Abraxas Well.

         (b) With respect to each Abraxas Well, Abraxas' and Canadian Abraxas' interests therein are such that, after giving effect to existing spacing orders, operating agreements, unit agreements, communitization agreements and orders, unitization orders and pooling designations and orders, subject to the limitations described in Schedule 4.15 and Permitted Encumbrances, and after taking into account all royalty interests, overriding royalty interests, net

                                       35
                                     ANNEX I
profits interests, production payments and other burdens on production attributable to third parties, (i) Abraxas and Canadian Abraxas are entitled, during the respective terms of the oil and gas leases covering such Abraxas Well (the "Abraxas Leases" and, together with the Abraxas Wells, the "Abraxas Interests"), to a share (expressed as a decimal) of all oil, gas and other minerals produced from such Abraxas Well which is not less than the "net revenue interest" set forth in connection with the description of such Abraxas Well, free and clear of all liens, claims, mortgages, deeds of trust, assignments of production, and security interests, other than those described in Schedule 4.15 and those that would not render title less than Defensible, (ii) Abraxas and Canadian Abraxas own an undivided interest (expressed as a decimal) equal to the "working interest" set forth in connection with the description of such Abraxas Well in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and (iii) Abraxas and Canadian Abraxas are obligated, during the entire extended terms of the Abraxas Leases to which production from such Abraxas Well is attributable, for a share of the costs relating to the exploration, development, and operation of such Abraxas Well which is no greater than the "working interest" set forth in connection with the description of such Abraxas Well.

         Section 4.16 No False or Misleading Statements. The information provided and to be provided by Abraxas specifically for use in the S-4 Registration Statement shall not, with respect to the information supplied by Abraxas in the case of the S-4 Registration Statement on the date the S-4 Registration Statement becomes effective and, in the case of the Proxy Statement-Prospectus, on the date upon which the Proxy Statement-Prospectus is mailed to the stockholders of Abraxas or on the date upon which approval of the Merger by the stockholders of Abraxas is obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 4.17 Disclosure. None of this Agreement, the Financial Statements (including the footnotes thereto), the SEC Reports or any Schedule, Exhibit or certificate delivered in accordance with the terms hereof or any document or statement in writing which has been supplied by or on behalf of Abraxas, or by any of Abraxas' directors or officers, in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

         Section 4.18 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES OF ABRAXAS AND SUB. THE REPRESENTATIONS AND WARRANTIES OF ABRAXAS AND SUB CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES,

                                       36
                                    ANNEX I

EXPRESS  OR   IMPLIED,   AND  ABRAXAS   AND  SUB  HEREBY   DISCLAIM   ALL  OTHER
REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION (i) ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, (ii) ANY EXPRESS OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY EXPRESS OR IMPLIED WARRANTY AS TO CONDITION, OR (iv) ANY EXPRESS OR IMPLIED WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND MAKES NO REPRESENTATIONS AS TO QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ABRAXAS INTERESTS OR THE ABILITY OF THE INTERESTS TO PRODUCE HYDROCARBONS.


                                    ARTICLE V

                                    COVENANTS

         Section 5.01 Conduct of Business of the Company and Abraxas. During the period from the date of this Agreement to the Effective Time, or the dates, if any, on which this Agreement is earlier terminated pursuant to Section 10.14 hereof, each of Abraxas and the Company shall conduct its respective operations only according to its ordinary and usual course of business and use reasonable best efforts to preserve intact its respective business organization, keep available the services of its respective officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, lessees, clients and others having business relationships with it. Notwithstanding the immediately preceding sentence, pending the Effective Time and except as may be first approved by Abraxas or the Company, as the case may be, or as is otherwise permitted or required by this Agreement, each of Abraxas, Sub and the Company will (a) cause its Certificate of Incorporation and By-Laws to be maintained in their form on the date of this Agreement; (b) refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any persons except those that may have already been accrued and from increasing any benefits payable under any Employee Program; (c) refrain from entering into any contract or commitment except contracts in the ordinary course of business; (d) refrain from making any change affecting any bank, safe deposit or power of attorney arrangements; and (e) refrain from declaring, setting aside, paying or distributing any dividends or distribution with respect to its capital stock or engage in any similar recapitalization. During the period from the date of this Agreement to the Effective Date, each of Abraxas, Sub and the Company shall confer on a regular and frequent basis to report material operational matters and to report the general status of ongoing operations. Each of Abraxas, Sub and the Company shall notify the other of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material property of Abraxas, Sub or the Company, and to keep each other fully informed of such events and permit each

                                       37
                                    ANNEX I
other's respective representatives prompt access to all materials prepared in connection therewith. Notwithstanding anything to the contrary set forth in this
Section 5.01, Vessels may cause the Termination (as defined in the Escrow Agreement) of the Enron Contract prior to Closing or in lieu thereof may enter into an agreement (the "Enron Administration Agreement") with an agent (the "Enron Agent") relating to the administration of that certain Gas Sales and Purchase Contract dated February 1, 1997 (the "Enron Contract") by and between Enron Capital and Trade Resources Corp. and Vessels Hydrocarbons, Inc. The Enron Administration Agreement shall be in form and substance reasonably satisfactory to Abraxas, shall provide that the Representative may replace the Enron Agent with a successor agent reasonably satisfactory to Abraxas and shall provide that the Enron Agent shall (i) arrange for the gas supply to supply the obligations of the Enron Contract, (ii) receive all nominations under the Enron Contract,
(iii) manage and utilize the Transportation Agreements (as defined in the Escrow Agreement), (iv) arrange for the purchase and sale of gas at the various points accessible by the Transportation Agreements and (v) take such other actions as are reasonably necessary to administer the Enron Contract, which Vessels will perform as a reasonably prudent operator.

         Section 5.02 Exclusive Dealing. During the period from the date of this Agreement to the Effective Time, the Company shall not take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person, other than Abraxas, concerning any purchase of the Stock or any merger or sale of all or substantially all of the assets of the Company and the Subsidiaries or similar transaction involving the Company and any of the Subsidiaries.

         Section 5.03 Review of the Company and Abraxas. (a) Each of Abraxas and the Company may, prior to the Closing Date, through their respective representatives, review the properties, books and records of the Company and Abraxas and their respective financial and legal condition as they deem necessary or advisable to familiarize themselves with such properties and other matters; such review shall not, however, affect the representations and warranties made by the Company, Abraxas and Sub hereunder.

         (b) Each of Abraxas and the Company shall permit each other and their respective representatives to have, after the date of execution hereof, full access to the premises and to all the books and records of the Company, Abraxas and Sub and to cause the officers of the Company, Abraxas and Sub to furnish each other with such financial and operating data and other information with respect to the business and properties of Abraxas, Sub and the Company as they shall from time to time reasonably request. In the event of termination of this Agreement, each of Abraxas and the Company shall keep confidential any material information obtained from the other concerning the properties, operations and business (unless readily ascertainable from public or published information or trade sources) until the same ceases to be material (or becomes so ascertainable) and shall return to each other all copies of any schedules, statements, documents or other written information obtained in connection therewith. Abraxas, Sub and the Company shall deliver or cause to be delivered on the Closing Date, and at such other times and places as shall be reasonably

                                       38
                                    ANNEX I
agreed upon, such additional instruments as the Company, Abraxas and Sub may reasonably request for the purpose of carrying out this Agreement.

         Section 5.04 Regulatory and Other Filings and Approvals. Each of Abraxas, Sub and the Company shall duly make all regulatory filings required to be made by each in respect of this Agreement or the transactions contemplated hereby. Abraxas, Sub and the Company shall use all reasonable efforts to obtain all regulatory approvals necessary to carry out the transactions contemplated by this Agreement.

         Section 5.05 Best Efforts. Subject to the fiduciary duties of the directors of Abraxas, Sub and the Company under applicable law as advised by counsel, each of Abraxas, Sub and the Company agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and to make effective the transactions contemplated by this Agreement and the Related Agreements, including the satisfaction of all conditions thereto, and shall use their best efforts to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities that are, in the opinion of Abraxas, Sub and the Company, necessary or desirable in connection with the transactions contemplated by this Agreement and the Related Agreements, including, without limitation, filings and approvals to the extent required under the Delaware Statute, the Nevada Statute, the securities, takeover or blue sky laws of the various states, the Securities Act, the regulatory laws of various states in which Abraxas, Sub and the Company conduct business, and consents and waivers required under any material contracts, agreements, leases, licenses or other documents to which Abraxas, Sub or the Company is a party. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the Related Agreements, the proper officers or directors of Abraxas, Sub and the Company shall take such action.

         Section 5.06 Affiliate Agreements. The Company shall, prior to the Effective Date, cause to be delivered to Abraxas a list, reviewed by its counsel and reasonably satisfactory to Abraxas, identifying all persons who are, in its opinion, at the time of the meeting of the Company's stockholders to be held in accordance with Article II, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Abraxas may reasonably request for the purpose of reviewing such list. The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 5.06 to execute a written agreement on or prior to the Effective Date, in a form satisfactory to the other (an "Affiliate Agreement"), that such person shall not offer or sell or otherwise dispose of any of the shares of Abraxas Common Stock issued to such person pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

         Section 5.07 Public Announcements. Abraxas and the Company shall consult each other before issuing any press release or other public announcement

                                       39
                                    ANNEX I
regarding the Merger, and shall not issue any such press release or other public announcement without the consent of the other unless required by law, as advised by counsel, or by obligations pursuant to any listing agreement with any national securities exchange.

         Section 5.08 Tax-Free Reorganization. Abraxas and the Company shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

         Section 5.09 Nasdaq Quotation. Abraxas shall use its best efforts to cause the shares of Abraxas Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

         Section 5.10 Issuance of Securities. Except as set forth on Schedule 5.10, without the prior written consent of the Company, Abraxas shall not issue or agree to issue any shares of capital stock (except upon the exercise of outstanding rights, options or warrants to purchase common stock in exchange for full payment), bonds or other corporate securities at a price less than the Average Price during the period between the date hereof and the Effective Time.

         Section 5.11      Benefit Plans and Related Matters.

         (a) Abraxas shall take such actions as are necessary to fulfill the Company's severance obligations to its employees as set forth on Schedule 3.25 and to make available to former employees of the Company continued employee benefits after the Effective Time as required by COBRA. Abraxas shall maintain health benefit and other welfare plan coverage for former employees of the Company for six months after the Effective Time under the health benefit and each other welfare plan maintained by the Company immediately before the Effective Time. Abraxas shall maintain the Vessels Oil and Gas Company Employee Savings Plan (the "Vessels 401(k) Plan") for six months after the Effective Time, at which time the Vessels 401(k) Plan shall be merged into the Abraxas 401(k) Profit Sharing Plan. The former employees of the Company shall continue to participate in the Vessels 401(k) Plan for six months following the Effective Time.

         (b) Other than as set forth in Sections 5.11(a) and (c) and subject to the provisions of Abraxas' policies and programs, any employee of the Company retained by Abraxas or its affiliates after the Effective Time (each, a "Transferred Employee") shall be eligible to participate or eligible for accrual of benefits, vesting and contributions or accruals to be made or credited following the Effective Time under each of Abraxas' employee benefit plans, programs or arrangements available to all or substantially all of Abraxas' employees, subject to the terms upon which such plans allow new participation by Abraxas' employees. Each Transferred Employee shall be credited with the time-in-service that the employee accrued with the Company or its Subsidiaries.

                                       40
                                    ANNEX I

         (c) Except as expressly provided in this Section 5.11, Abraxas has no obligation to (i) make any contributions or accruals with respect to any period preceding the Effective Time, (ii) offer Transferred Employees the same or comparable employee plans or benefits as those offered by the Company, or (iii) assume any liability of the Company with respect to the Company's employee benefit plans or severance policy, accrued vacation or sick leave for the Company's employees, or the Company's employment of the Transferred Employees prior to the Effective Time. This Agreement is not intended to create and does not create any contractual or legal rights in or enforceable by any employee of the Company or upon any party other than the Company and Abraxas. Any oral or written communications to the employees of the Company concerning the subject matter of this Section 5.11 shall be approved in advance by the Company and Abraxas.

         Section 5.12      Indemnification; Directors' and Officers' Insurance.

         (a) From and after the Effective Time, Abraxas agrees that it will indemnify and hold harmless each present and former director and/or officer of the Company (the "Indemnified Parties"), that is made a party or threatened to be made a party to any threatened, pending or completed, action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a director or officer of the Company or any of the Subsidiaries prior to the Effective Time and arising out of actions or omissions of the Indemnified Party in any such capacity occurring at or prior to the Effective Time (a "Claim") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement pursuant to Section 5.12(b), losses, claims, damages or liabilities (collectively, "Costs") reasonably incurred in connection with any Claim, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable law and the Company's Certificate of Incorporation and By-laws in effect as of the Closing Date. Abraxas shall also advance expenses (including reasonable attorneys' fees), as reasonably incurred by the Indemnified Party to the fullest extent permitted under applicable law provided such Indemnified Party provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

         (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.12 upon learning of any such Claim, shall promptly notify Abraxas thereof, but the failure to so notify shall not relieve Abraxas of any liability it may have to such Indemnified Party if such failure does not materially prejudice Abraxas. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) Abraxas shall have the right to assume the defense thereof and Abraxas shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Abraxas elects not to assume such defense or counsel or the Indemnified Parties advise and Abraxas' counsel concurs that there are issues which raise conflicts of interest

                                       41
                                    ANNEX I
between Abraxas and the Indemnified Parties, in either such case the Indemnified Parties may retain counsel satisfactory to them, and Abraxas shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Abraxas shall be obligated pursuant to this paragraph (b) to pay for only one firm or counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Abraxas shall not be liable for any amounts paid in settlement effected without its prior written consent, which consent will not be unreasonably withheld; and provided, further, however, that Abraxas shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in a manner contemplated hereby is prohibited by applicable law. If such indemnity is not available with respect to any Indemnified Party, then Abraxas and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits, with any aspect of "fault" otherwise allocable to the Company being allocated to Abraxas.

         (c) If a Claim under this Section 5.12 is not paid in full by Abraxas within thirty days after a written request therefor has been received by Abraxas, the Indemnified Party may at any time thereafter bring suit against Abraxas to recover the unpaid amount of the Claim and, if successful in whole or in part, the Indemnified Party shall be entitled to be paid also the expense of prosecuting such Claims.

         (d) Neither the failure of Abraxas (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Party is proper in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by Abraxas (including its Board of Directors, independent legal counsel, or stockholders) that the Indemnified Party has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that the Indemnified Party has not met the applicable standard of conduct.

         (e) For a period of six (6) years after the Effective Time, Abraxas shall maintain the Company's existing directors and officers liability insurance or equivalent liability insurance ("D&O Insurance"), which will provide coverage for the Indemnified Parties so long as the annual premium therefor is not in excess of 150% of the last annual premium paid by the Company prior to the date hereof (the "Current Premium"). If Abraxas determines that it is unable to maintain the existing or equivalent D&O Insurance that includes coverage for the Indemnified parties for a premium not in excess of 150% of the Current Premium, but maintains D&O Insurance for persons who are directors and officers of Abraxas, then, for the six-year period after the Effective Time, Abraxas will provide D&O Insurance for the Indemnified Parties on the same basis as Abraxas maintains D&O Insurance for persons who are then directors and officers of Abraxas. If the existing D&O Insurance expires, is terminated or canceled during the six-year period after the Effective Time and Abraxas does not then maintain

                                       42
                                    ANNEX I

D&O Insurance for persons who are directors and officers of Abraxas, Abraxas will use its reasonable efforts to obtain D&O Insurance for such period providing at least $1,000,000 of coverage for those persons who are Indemnified Parties.

         (f) In lieu of the insurance arrangement referred to in clause (e) of this Section 5.12, Abraxas may, on or before the Closing, enter into alternative insurance arrangements, provided that such arrangements are approved by each of the individuals who are independent directors and officers of the Company at any time from the date of this Agreement through the Effective Time.

         Section 5.13 New Executive Officers and Directors. In the event that Abraxas elects executive officers and directors who are not parties to the Voting Agreements, Abraxas shall cause such executive officers and directors to execute and deliver a Voting Agreement in substantially the form of Exhibit E-2 attached hereto.


                                   ARTICLE VI

                       CONDITIONS TO ABRAXAS' OBLIGATIONS

         All obligations of Abraxas to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, unless waived pursuant to Section 2.03 or in writing by Abraxas prior to or at the Closing:

         Section 6.01 Opinion of Company Counsel. The Company shall have furnished Abraxas with a favorable opinion, dated the Closing Date, of King & Spalding in form and substance reasonably satisfactory to Abraxas and its counsel, to the effect set forth in Exhibit H hereto which opinion may rely, to the extent reasonably agreed upon by Abraxas and its counsel, upon an opinion of the general counsel of the Company.

         Section 6.02 Good Standing and Tax Certificates. The Company shall have delivered to Abraxas (a) copies of the charter, including all amendments thereto, certified by the Secretary of State or other appropriate official of the jurisdiction of incorporation of the Company and each of the Subsidiaries;
(b) certificates from the Secretary of State or other appropriate official of the jurisdiction of incorporation to the effect that the Company and the Subsidiaries are in good standing or subsisting in such jurisdiction and listing all charter documents of the Company and the Subsidiaries on file; (c) a certificate from the Secretary of State or other appropriate official in each State in which the Company and the Subsidiaries are qualified to do business to the effect that the Company and the Subsidiaries are in good standing in such state; and (d) certificates as to the tax status of the Company and the Subsidiaries in their respective jurisdictions of incorporation and each state in which the Company and the Subsidiaries are qualified to do business.

                                       43
                                    ANNEX I

         Section 6.03 No Material Adverse Change. Prior to the Closing Date, there shall have been no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of the Company and the Subsidiaries taken as a whole that would or would be reasonably likely to have a Material Adverse Effect other than such change that affects Abraxas and the Company in a substantially similar manner and the Company shall have delivered to Abraxas a certificate, dated the Closing Date, to such effect. A change resulting from a change in the prices of oil and gas, stock market conditions, general economic conditions or oil and gas industry conditions will not be deemed to be a material adverse change pursuant to this Section 6.03.

         Section 6.04 Truth of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any Schedule delivered pursuant hereto shall be materially true and correct (except for such representations and warranties which are qualified by "material" or "Material Adverse Effect" which shall be true and correct) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date except as expressly contemplated herein or in the Schedules delivered pursuant to this Agreement, and the Company shall have delivered to Abraxas on the Closing Date a certificate, dated the Closing Date, to such effect.

         Section 6.05 Performance of Agreements. Each and all of the agreements of the Company to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and the Company shall have delivered to Abraxas a certificate, dated the Closing Date, to such effect.

         Section 6.06 No Litigation Threatened. No action or proceedings shall have been instituted or, to the best knowledge of the Company, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and the Company shall have delivered to Abraxas a certificate, dated the Closing Date, to such effect.

         Section 6.07 Governmental Approvals. Other than approvals referred to in Section 6.12, all governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received. No governmental action or proceeding shall have been commenced or threatened seeking any injunction, restraining order or other order which seeks to prohibit, restrain, invalidate or set aside the effectuation of the Merger.

         Section 6.08 Intra-Company Debt. All indebtedness of the directors, officers and employees of the Company and the Subsidiaries to the Company and the Subsidiaries shall have been repaid in full.

                                       44
                                    ANNEX I

         Section 6.09 Proceedings. All proceedings to be taken by the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Abraxas and its counsel and Abraxas shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         Section 6.10 Escrow Agreements. The Company shall have executed and delivered the Escrow Agreement and the Provisional Payment Escrow Agreement.

         Section 6.11 Stockholder Approval. This Agreement shall have been duly approved by the Vessels Stockholders in accordance with applicable law.

         Section 6.12  Effectiveness of S-4 Registration  Statement.  Subject to
Section 2.03 of this Agreement, the S-4 Registration Statement shall have become effective and no stop order suspending the effectiveness thereof shall be in effect and no proceedings for such purpose shall be pending or threatened before the Commission.

         Section 6.13 Affiliate Agreements. Abraxas shall have obtained from each Person who is identified in the list referred to in Section 5.06 as a Person who may be deemed to be an "affiliate" of the Company for purposes of Rule 145 under the Securities Act, an Affiliate Agreement substantially in the form previously provided to the Company with respect to the shares of Abraxas Common Stock to be received by such Person in the Merger.

         Section 6.14 Dissenters' Rights. The number of holders of shares of the Stock exercising appraisal rights under the Delaware Statute shall not exceed 5% of the shares of the Stock issued and outstanding as of the date of this Agreement.

         Section 6.15 Options and Warrants. All options to purchase the Shares shall have been terminated and all Warrants to purchase the Shares other than those held by Associated Energy Managers, Inc. ("AEM") and Chase Manhattan Investment Holdings, Inc. ("Chase") shall have been terminated.

         Section 6.16 Vessels Stockholder Agreement. The Vessels Oil and Gas Company Amended and Restated Stockholders Agreement shall have been terminated.

         Section 6.17 Bank of Montreal. That certain Short-Term Credit Agreement dated October 2, 1996 by and between the Company and Bank of Montreal (the "Bank") shall have been terminated with funds provided by Abraxas and the Bank shall have released any liens, encumbrances and security interests it may have on the assets of the Company and the Subsidiaries.

                                       45
                                    ANNEX I

                                   ARTICLE VII

                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

         All obligations of the Company to be discharged under this Agreement at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, unless waived pursuant to Section 2.03 or in writing by the Company prior to or at the Closing:

         Section 7.01 Opinion of Purchaser's Counsel. Abraxas and Sub shall have furnished the Company with a favorable opinion, dated the Closing Date, of Cox & Smith Incorporated in form and substance reasonably satisfactory to the Company and its counsel to the effect set forth in Exhibit I hereto.

         Section 7.02 Truth of Representations and Warranties. The representations and warranties of Abraxas and Sub contained in this Agreement or in any Schedule delivered pursuant hereto shall be materially true and correct (except for such representations and warranties which are qualified by "material" or "Material Adverse Effect" which shall be true and correct) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and Abraxas and Sub shall have delivered to the Company on the Closing Date a certificate, dated the Closing Date, to such effect.

         Section 7.03 Governmental Approvals. All governmental and all other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received. No governmental action or proceeding shall have been commenced or threatened seeking any injunction, restraining order or other order which seeks to prohibit, restrain, invalidate or set aside the effectuation of the Merger.

         Section 7.04 Escrow Agreements. Abraxas shall have executed and delivered the Escrow Agreement and the Provisional Payment Escrow Agreement.

         Section  7.05  Registration  Rights  Agreements.   Abraxas  shall  have
executed and delivered the Registration Rights Agreements.

         Section  7.06  Letter  Agreement.   Abraxas  shall  have  executed  and
delivered the Letter Agreement.

         Section 7.07 No Material Adverse Change. Prior to the Closing Date, there shall have been no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of Abraxas on a consolidated basis that would or would be reasonably likely to have a Material Adverse Effect other than such change that affects Abraxas and the Company in a substantially similar manner and Abraxas shall have delivered to the Company a certificate, dated the Closing Date, to such effect.

                                       46
                                    ANNEX I

A change resulting from a change in the prices of oil and gas, stock market conditions, general economic conditions or oil and gas industry conditions will not be deemed to be a material adverse change pursuant to this Section 7.07.

         Section 7.08 No Litigation Threatened. No action or proceedings shall have been instituted or, to the best knowledge of Abraxas, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby, and Abraxas and Sub shall have delivered to the Company a certificate, dated the Closing Date, to such effect.

         Section 7.09 Good Standing and Tax Certificates. Abraxas, Sub and Canadian Abraxas shall have delivered to the Company (a) copies of the charter, including all amendments thereto, certified by the Secretary of State or other appropriate official of the jurisdiction of incorporation of Abraxas, Sub and Canadian Abraxas; (b) certificates from the Secretary of State or other appropriate official of the jurisdiction of incorporation to the effect that Abraxas, Sub and Canadian Abraxas are in good standing or subsisting in such jurisdiction and listing all charter documents of Abraxas, Sub and Canadian Abraxas on file; (c) a certificate from the Secretary of State or other appropriate official in each state in which Abraxas and Sub are qualified to do business to the effect that Abraxas and Sub are in good standing in such state; and (d) certificates as to the tax status of Abraxas, Sub and Canadian Abraxas in their respective jurisdictions of incorporation and each state in which Abraxas, Sub and Canadian Abraxas are qualified to do business.

         Section 7.10 Performance of Agreements. Each and all of the agreements of Abraxas and its officers and directors and Sub to be performed on or before the Closing Date pursuant to the terms hereof or the Agreements shall have been duly performed in all material respects, and Abraxas and Sub shall have delivered to the Company a certificate, dated the Closing Date, to such effect.

         Section 7.11 Proceedings. All proceedings to be taken by Abraxas or Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and its counsel and the Company shall have received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

         Section 7.12  Effectiveness of S-4 Registration  Statement.  Subject to
Section 2.03 of this Agreement, the S-4 Registration Statement shall have become effective and no stop order suspending the effectiveness thereof shall be in effect and no proceedings for such purpose shall be pending or threatened before the Commission.

         Section 7.13 Stockholder Approval. If required by law or the rules and regulations of the Nasdaq National Market (without reliance on the 19.9% Alternative), this Agreement shall have been duly approved by the stockholders

                                       47
                                    ANNEX I
of Abraxas in accordance with applicable law.

         Section 7.14 Opinion of Company's Counsel. The Company shall have received a favorable opinion dated the Closing Date of King & Spalding in form and substance reasonably satisfactory to the Company that the Merger will be treated as a tax-free reorganization pursuant to Section 368(a) of the Code as supported by customary certificates required to be delivered by the parties hereto.

         Section 7.15 Director Approval. The Board of Directors of Abraxas and Sub shall have recommended and voted in favor of adoption and approval of this Agreement.

         Section 7.16 NASDAQ Listing. The Abraxas Shares to be issued at the Effective Time and on the Provisional Payment Date shall have been approved for listing on the Nasdaq National Market subject to official notice of issuance.

         Section 7.17 Waivers and Consents. Abraxas shall have obtained waivers and consents under the Amended and Restated Credit Agreement with Bankers Trust to permit consummation of the transactions contemplated by this Agreement.


                                  ARTICLE VIII

                      SURVIVAL OF REPRESENTATIONS; RECOVERY

         Section 8.01 Survival of Representations. Except as otherwise provided in the Escrow Agreement, the representations, warranties, covenants and agreements of the Company, Abraxas and Sub set forth in this Agreement shall not survive the Merger contemplated hereby and shall expire at the Effective Time; provided, however, that the covenants of Abraxas set forth in Sections 1.04, 1.05, 1.13(b), 2.02, 5.01 5.05, 5.08, 5.09, 5.11, 5.12, 5.13 and Schedule
1.04(e)(iv) shall survive the Merger contemplated hereby. In the absence of fraud, Abraxas, the Company and Sub covenant and agree never to institute, directly or indirectly, any action or proceeding against the Vessels
Stockholders based upon or arising out of or in any manner related to, the breach of a representation, warranty, covenant or agreement contained in this Agreement except as set forth in the Escrow Agreement.

         Section 8.02 Claims. Abraxas' sole and exclusive remedy shall be to recover from the Escrow Shares any damages, losses, costs, liabilities and expenses suffered or paid, directly or indirectly, through application of the assets of Abraxas, any of its subsidiaries, the Company, or its Subsidiaries, as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable counsel fees incurred in litigation or otherwise, assessed, incurred or sustained by or against Abraxas, any of its subsidiaries, the Company or the Subsidiaries but only pursuant to and in accordance with the terms of the Escrow Agreement.

                                       48
                                    ANNEX I

                                   ARTICLE IX

                                     CLOSING

         Section 9.01 Deliveries at the Closing. Immediately following the satisfaction of the conditions set forth in Articles VI and VII hereof, the Company and Sub shall cause a Certificate of Merger to be filed in accordance with the provisions of the Delaware Statute, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

         Section 9.02 Time and Place. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cox & Smith Incorporated, 112 East Pecan Street, Suite 1800, San Antonio, Texas 78205, as soon as reasonably practicable after such time as the conditions set forth in Articles VI and VII shall have been satisfied or waived, or at such other place or at such other time as may be mutually agreed upon by Abraxas and the Company.


                                    ARTICLE X

                                  MISCELLANEOUS

         Section 10.01 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and/or belief of the Company, Sub or Abraxas, each of the Company, Sub or Abraxas confirms that he or it, as the case may be, has made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

         Section 10.02 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers and engineers. Abraxas and Vessels shall split the fees and expenses, if any, related to the engagement of Ryder Scott Petroleum Engineers pursuant to Section 1.04(a).

         Section 10.03 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware without regard to the principles or conflicts of law applicable thereto.

         Section 10.04 "Person" Defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

                                       49
                                    ANNEX I

         Section 10.05 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to an Article or Section, when used without further attribution, shall refer to Articles or Sections of this Agreement.

         Section 10.06 Publicity. Except as otherwise required by law and the rules and regulations of the Nasdaq National Market, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of Abraxas and the Company to the contents and the manner of presentation and publication thereof.

         Section 10.07 Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by overnight courier or by registered or certified mail, postage prepaid, addressed as follows or by facsimile transmission to the number set forth below:

         If to the Company:

                  Vessels Energy, Inc.
                  1050 Seventeenth Street, Suite 2000
                  Denver, Colorado  90285
                  Attention:  W. Michael Neumann, Jr.
                  Facsimile:  (303) 825-2532

         With a copy to:

                  King & Spalding
                  1100 Louisiana, Suite 3300
                  Houston, TX  77002-5219
                  Attention:  Christine LaFollette
                  Facsimile:  (713) 751-3290

         If to Abraxas or Sub:

                  Abraxas Petroleum Corporation
                  500 North Loop 1604 East
                  Suite 100
                  San Antonio, Texas  78232
                  Attention:  Robert L. G. Watson
                  Facsimile:  (210) 490-8816


                                       50
                                    ANNEX I

         With a copy to:

                  Cox & Smith Incorporated
                  112 East Pecan Street, Suite 1800
                  San Antonio, Texas  78205
                  Attention:  Steven R. Jacobs
                  Facsimile:  (210) 226-8395

or such other address as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered or mailed.

         Section 10.08 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns and shall be for the benefit of the Vessels Stockholders and Indemnified Parties.

         Section 10.09 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         Section 10.10 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. All exhibits and schedules referred to herein and attached hereto are incorporated herein by reference.

         Section 10.11 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Abraxas, Sub and the Company.

         Section 10.12 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         Section 10.13 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto, the Vessels Stockholders and Indemnified Parties.

         Section  10.14  Termination  of  Agreement.   Notwithstanding  anything
contained in this Agreement to the contrary, this Agreement may be terminated and abandoned only in the following manner:

         (a) by the mutual written consent of the Board of Directors of Abraxas and the Company at any time prior to the Closing; or

                                       51
                                    ANNEX I

         (b) by Abraxas, Sub or the Company if the Closing shall not have occurred on or before February 28, 1998; provided, however, that the right to terminate this Agreement under this Section 10.14(b) shall not be available to any party whose failure to fulfill any obligation, covenant or condition under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

         (c) by Abraxas, Sub or the Company, at any time prior to the Closing, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

         (d) By Abraxas or Sub if any condition set forth in Article VI could not be satisfied on or prior to February 28, 1998, unless such failure shall have been caused by or resulted from the failure of Abraxas or Sub to perform in any material respect any material covenant or agreement of either of them set forth in this Agreement or the material breach by Abraxas or Sub of any material representation or warranty of either of them set forth in this Agreement; or

         (e) By the Company if any condition set forth in Article VII could not be satisfied on or prior to February 28, 1998, unless such failure shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in this Agreement or the material breach by the Company of any material representation or warranty of it contained in this Agreement; or

         (f) By Abraxas, Sub or the Company if the stockholders of the Company or Abraxas do not approve the Merger at the Meetings; or

         (g) By the Company if the executive officers and directors of Abraxas shall have breached the Voting Agreements.

         Section 10.15 Procedure for Termination. In the event of the termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 10.15 hereof, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made and this Agreement and the transactions contemplated by this Agreement shall be abandoned and, all obligations except for the provisions of the third sentence of Section 5.03 and Sections 5.07 and 10.16, this Agreement and the Voting Agreements shall forthwith become void and have no effect, without any liability on the part of any party or its respective directors, officers, employees, agents, consultants or stockholders. If this Agreement is terminated as provided herein:

         (a) Each party shall redeliver or destroy all documents, work papers and other materials of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to

                                       52
                                    ANNEX I
the party furnishing the same; and

         (b) All information received by any party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information.

         Section 10.16 Fees.

         (a) In recognition of the significant expenditure of executive time and resources incurred by Abraxas and Sub in connection with the negotiation of this Agreement and investigation of the transactions contemplated hereby, and in light of the difficulty in calculating the value of such executive time and resources, upon the termination of this Agreement by Abraxas or Sub pursuant to
Section 10.14(d), the Company shall pay to Abraxas $1,500,000; provided, however, the Company shall not be obligated to pay the fee required to be paid pursuant to this Section 10.16(a) if Abraxas and Sub terminate this Agreement on account of any of the conditions set forth in Sections 6.01 (but only to the extent the opinion cannot substantively legally be given), 6.12 and 6.14 not having been satisfied or if Abraxas and Sub terminate this Agreement on account of the failure to receive, pursuant to Section 6.07, approvals for which Abraxas has responsibility, approvals typically received after consummation of a transaction similar to the Merger or approvals the failure of which to be obtained would not have a Material Adverse Effect; provided further, that the Company shall not be obligated to pay the fee required to be paid pursuant to this Section 10.16(a) if (i) Abraxas and Sub shall not have satisfied all conditions precedent to the Closing set forth in Article VII as of the date of termination, other than the conditions set forth in Sections 7.01 (but only to the extent the opinion cannot substantively legally be given) and 7.13, (ii) the executive officers and directors of Abraxas shall not have satisfied their obligations under the Voting Agreements or (iii) Abraxas shall have taken any action intended or reasonably calculated to prevent the Closing.

         (b) In recognition of the significant expenditure of executive time and resources incurred by the Company in connection with the negotiation of this Agreement and investigation of the transactions contemplated hereby, and in light of the difficulty in calculating the value of such executive time and resources, if this Agreement is terminated by the Company pursuant to Section 10.14(e) or (g) Abraxas shall pay to the Company $1,500,000; provided, however Abraxas shall not be obligated to pay such sum to the Company if the Company terminates this Agreement on account of any of the conditions set forth in Sections 7.01 (but only to the extent the opinion cannot substantively legally be given) and 7.13 not having been satisfied or if Vessels terminates this Agreement on account of the failure to receive, pursuant to Section 7.03, approvals for which Vessels has responsibility, approvals typically received

                                       53
                                    ANNEX I
after consummation of a transaction similar to the Merger or approvals the failure of which to be obtained would not have a material adverse effect on the business, results of operations, or condition, financial or otherwise, of Abraxas; provided further, that Abraxas shall not be obligated to pay the fee required to be paid pursuant to this Section 10.16(b) if (i) Vessels shall not have satisfied all conditions precedent to the Closing set forth in Article VI as of the date of termination, other than the conditions set forth in Sections
6.01 (but only to the extent the opinion cannot substantively legally be given),
6.12 and 6.14 or (ii) Vessels shall have taken any action intended or reasonably calculated to prevent the Closing.

         (c) Payment of the fee referred to in this Section 10.16 shall be made not later than two business days after termination of this Agreement by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

         Section 10.17 Schedules. The disclosure made in any Schedule with respect to any representation and warranty shall be deemed to be made with respect to any other representation and warranty which requires the same or similar disclosure to the extent that the subject matter of such disclosure to one representation and warranty applies to another representation and warranty.

         Section 10.18 CONSPICUOUS DISCLAIMERS. THE PARTIES AGREE THAT TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES AND OTHER MATTERS CONTAINED IN THIS AGREEMENT ARE "CONSPICUOUS" DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.


                                       54
                                    ANNEX I

         IN WITNESS WHEREOF, Abraxas, Sub, and the Company have executed this Agreement to be effective as of the day and year first above written.

                                 ABRAXAS PETROLEUM CORPORATION


                                 By:      /s/ Chris E. Williford
                                          Chris E. Williford
                                          Executive Vice President,
                                          Chief Financial Officer and Treasurer


                                 VEI ACQUISITION CORP.


                                 By:      /s/ Chris E. Williford
                                          Chris E. Williford, Vice President


                                 VESSELS ENERGY, INC.


                                 By:      /s/ W. Michael Neumann, Jr.
                                          W. Michael Neumann, Jr., President


                                       55
                                    ANNEX I

                                  DEFINED TERMS

         "AEM" shall have the meaning set forth in Section 6.15.

         "Abraxas" or "Purchaser" shall have the meaning set forth in the Introduction.

         "Abraxas Common Stock" shall have the meaning set forth in Section 1.01(b).

         "Abraxas  Interests"  shall  have the  meaning  set  forth  in  Section
         4.15(b).

         "Abraxas Leases" shall have the meaning set forth in Section 4.15(b).

         "Abraxas Meeting" shall have the meaning set forth in Section 2.01.

         "Abraxas Reserve Report" shall have the meaning set forth in Section 4.14.

         "Abraxas  Well" or "Abraxas  Wells" shall have the meaning set forth in
         Section 4.15(a).

         "1934 Act" shall have the meaning set forth in Section 3.26.

         "Affiliate Agreement" shall have the meaning set forth in Section 5.06.

         "Agreement" shall have the meaning set forth in the Introduction.

         "Applicable Laws" shall have the meaning set forth in Section 3.22.

         "Appraisal Shares" shall have the meaning set forth in Section 1.07.

         "Average PV-10" shall have the meaning set forth in Section 1.04(a).

         "Balance Sheet Date" shall have the meaning set forth in Section 3.05.

         "Bank" shall have the meaning set forth in Section 6.17.

         "COBRA" shall have the meaning set forth in Section 3.25(h).

         "Canadian Abraxas" shall have the meaning set forth in Section 4.03.

         "Certificate  of Merger"  shall have the  meaning  set forth in Section
         1.02.

         "Chase" shall have the meaning set forth in Section 6.15.

         "Claim" shall have the meaning set forth in Section 5.12(a).

                                       56
                                    ANNEX I

         "Closing" shall have the meaning set forth in Section 9.02.

         "Code" shall have the meaning set forth in Section 3.25(b).

         "Commission" shall have the meaning set forth in Section 2.02.

         "Costs" shall have the meaning set forth in Section 5.12(a).

         "Current Premium" shall have the meaning set forth in Section 5.12(e).

         "D&M" shall have the meaning set forth in Section 1.04(a).

         "D&O Insurance" shall have the meaning set forth in Section 5.12(e).

         "Delaware Statute" shall have the meaning set forth in Section 1.01(a).

         "Drilling Costs" shall have the meaning set forth in Section 1.04(e).

         "ERISA" shall have the meaning set forth in Section 3.25(c).

         "Effective Time" shall have the meaning set forth in Section 1.02.

         "Enforceability Exception" shall have the meaning set forth in Section 3.03.

         "Enron Agent" shall have the meaning set forth in Section 5.10.

         "Enron Contract" shall have the meaning set forth in Section 1.04(e).

         "Escrow Agreement" shall have the meaning set forth in Section 1.09.

         "Escrow Shares" shall have the meaning set forth in Section 1.09.

         "Exchange Agent" shall have the meaning set forth in Section 1.05(a).

         "FERC" shall have the meaning set forth in Section 3.11.

         "Financial  Statements"  shall  have the  meaning  set forth in Section
         3.05.

         "Hedges Present Value" shall have the meaning set forth in Section 1.04(e).

         "Indemnified Parties" shall have the meaning set forth in Section 5.12(a).

         "Independent Accountant" shall have the meaning set forth in Section 1.13.

         "Independent Calculation" shall have the meaning set forth in Section 1.04(a).

                                       57
                                    ANNEX I

         "IRS" shall have the meaning set forth in Section 3.25(b).

         "Land" shall have the meaning set forth in Section 3.10.

         "Leases" shall have the meaning set forth in Section 3.10.

         "Letter Agreement" shall have the meaning set forth in Section 1.12.

         "Liabilities" shall have the meaning set forth in Section 1.04(e).

         "Merger" shall have the meaning set forth in Section 1.01(a).

         "NARCO  Downstream  Agreements"  shall  have the  meaning  set forth in
         Section 1.04(e).

         "NARCO Interests" shall have the meaning set forth in Section 3.11.

         "NARCO Leases" shall have the meaning set forth in Section 3.11.

         "NARCO Properties" shall have the meaning set forth in Section 3.11.

         "NARCO Upstream Agreements shall have the meaning set forth in Section 1.04(e).

         "NARCO Wells" shall have the meaning set forth in Section 3.11.

         "NSA" shall have the meaning set forth in Section 1.04(a).

         "Nevada Statute" shall have the meaning set forth in Section 2.01.

         "Non-Producing Mineral Fee Interests" shall have the meaning set forth in Section 3.10.

         "PCBs" shall have the meaning set forth in Section 3.31(d).

         "PDNP" shall have the meaning set forth in Section 1.04(e).

         "PDP" shall have the meaning set forth in Section 1.04(e).

         "Permits" shall have the meaning set forth in Section 3.11.

         "Permitted Encumbrances" shall have the meaning set forth in Section 1.04(e).

         "Provisional Payment Date" shall have the meaning set forth in Section 1.04(b).

                                       58
                                    ANNEX I

         "Purchaser Certificates" shall have the meaning set forth in Section 1.05(a).

         "Registration  Rights  Agreements"  shall have the meaning set forth in
         Section 1.11.

         "Related Agreements" shall have the meaning set forth in Section 3.03.

         "S-4  Registration  Statement"  shall  have the  meaning  set  forth in
         Section 2.02.

         "SEC Reports" shall have the meaning set forth in Section 4.11.

         "Securities Act" shall have the meaning set forth in Section 2.02.

         "Staff" shall have the meaning set forth in Section 2.02.

         "Stock"  or  "Shares"  shall  have the  meaning  set  forth in  Section
         1.01(a).

         "Sub" shall have the meaning set forth in the Introduction.

         "Subsidiaries" shall have the meaning set forth in Section 3.04.

         "Transferred Employee" shall have the meaning set forth in Section 5.11(b).

         "Uncompleted  Wells"  shall  have the  meaning  set  forth  in  Section
         1.04(e).

         "Vessels" or "Company" shall have the meaning set forth in the Introduction.

         "Vessels Agreements" shall have the meaning set forth in Section 3.10.

         "Vessels  Material  Contracts"  shall  have the  meaning  set  forth in
         Section 3.16.

         "Vessels Meeting" shall have the meaning set forth in Section 2.01.

         "Vessels  Stock  Certificates"  shall  have the  meaning  set  forth in
         Section 1.04(c).

         "Vessels Stockholder" or "Vessels Stockholders" shall have the meaning set forth in Section 3.02.

         "Voting Agreement" shall have the meaning set forth in Section 1.10.

         "Watson Voting Agreement" shall have the meaning set forth in Section 1.10.

         "Well" or "Wells" shall have the meaning set forth in Section 3.10.

         "Working  Capital  Contribution"  shall have the  meaning  set forth in
         Section 1.13.

                                       59
                                    ANNEX I

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

ss. 262.     Appraisal Rights

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" means a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251 of this title, ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a. Shares of stock of the  corporation  surviving  or
resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b.  Shares  of stock  of any  other  corporation,  or
depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of  fractional  shares or  fractional
depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                           d. any combination of the shares of stock, depository
receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                                       1
                                    ANNEX II

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identify of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such

                                       2
                                    ANNEX II
effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

                                       3
                                    ANNEX II

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.


                                       4
                                    ANNEX II

                                  FORM OF PROXY

                          ABRAXAS PETROLEUM CORPORATION


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ABRAXAS PETROLEUM CORPORATION FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 13, 1998.

         The undersigned holder of shares of common stock of Abraxas Petroleum Corporation ("Abraxas") hereby appoints Robert L. G. Watson, Chris E. Williford and Stephen T. Wendel, and each of them, as proxies of the undersigned, with full power of substitution and resubstitution, to represent and vote as set forth herein all of the shares of common stock of Abraxas held of record by the undersigned on January 6, 1998 at the Abraxas Special Meeting of Stockholders to be held on Friday, February 13, 1998, at 9:00 a.m., Central Standard Time, at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232, and at any and all postponements and adjournments thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL TO APPROVE THE MERGER OF A SUBSIDIARY OF ABRAXAS WITH AND INTO VESSELS ENERGY, INC. (THE "MERGER") AND THE ISSUANCE OF UP TO 1,900,000 SHARES OF COMMON STOCK OF ABRAXAS, IN CONNECTION WITH THE MERGER.

           (Continued, and to be dated and signed, on the other side)

         THE DIRECTORS OF ABRAXAS RECOMMEND A VOTE "FOR" THE APPROVAL OF THE MERGER AND THE ISSUANCE OF UP TO 1,900,000 SHARES OF COMMON STOCK OF ABRAXAS.


         Proposal to approve the merger of a subsidiary of Abraxas with and into Vessels Energy, Inc. (the "Merger") and the issuance of up to 1,900,000 shares of Common Stock of Abraxas in connection with the Merger.

         FOR [ ]             AGAINST [ ]                ABSTAIN [ ]



         This proxy should be dated, signed by the stockholder as his or her name appears below, and returned promptly in the enclosed envelope. Joint owners should each sign personally, and trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Dated:  _______________, 1998.



                                                     Signature of Stockholder


                                                     Signature of Stockholder

PLEASE MARK, SIGN, AND PROMPTLY RETURN THIS PROXY CARD IN THE ENVELOPE PROVIDED.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

         Abraxas' Articles of Incorporation contain a provision that eliminates the personal monetary liability of directors and officers to Abraxas and its stockholders for a breach of fiduciary duties to the extent currently allowed under the Nevada General Corporation Law (the "Nevada Statute"). If a director or officer of Abraxas were to breach his fiduciary duties, neither Abraxas nor its stockholders could recover monetary damages, and the only course of action available to Abraxas' stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors or officers are limited to equitable remedies, this provision of Abraxas' Articles of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors or officers for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Director's action, this remedy would be ineffective if the stockholder did not become aware of a transaction or event until after it had been completed. In such a situation, it is possible that the stockholders and the Company would have no effective remedy against the directors or officers.

         Liability for monetary damages has not been eliminated for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or payment of an improper dividend in violation of section 78.300 of the Nevada Statute. The limitation of liability also does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws.

         The Nevada Statute permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties against all expenses (including attorneys' fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense by reason of his being or having been a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except where he has been adjudged by a court of competent jurisdiction (and after exhaustion of all appeals) to be liable for gross negligence or willful misconduct in the performance of duty. The Bylaws of Abraxas provide indemnification to the same extent allowed pursuant to the foregoing provisions of the Nevada Statute.

         Nevada corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Abraxas currently has a directors' and officers' liability insurance policy in effect providing $3.0 million in coverage and an additional $1.0 million in coverage for certain employment related claims.

         Abraxas has entered into indemnity agreements with each of its directors and officers. These agreements provide for indemnification to the extent permitted by the Nevada Statute.

Item 21. Exhibits and Financial Statement Schedules.

*2.1 Agreement and Plan of Merger, dated as of November 12, 1997 by and among Abraxas, VEI Acquisition Corp. and Vessels Energy, Inc. (included as Annex I to the Proxy Statement-Prospectus forming a part of this Registration Statement).

**3.1 Articles of Incorporation of Abraxas. (Filed as Exhibit 3.1 to the Company's Form S-4 Registration Statement, Registration Statement No. 33-36565 (the "S-4 Registration Statement")).

**3.2 Articles of Amendment to the Articles of Incorporation of Abraxas dated October 22, 1990 (Filed as Exhibit 3.3 to the S-4 Registration Statement).

**3.3 Articles of Amendment to the Articles of Incorporation of Abraxas dated December 18, 1990. (Filed as Exhibit 3.4 to the S-4 Registration Statement).

**3.4 Articles of Amendment to the Articles of Incorporation of Abraxas dated June 8, 1995. (Filed as Exhibit 3.4 to the Company's Form S-3 Registration Statement No. 333-398 (the "S-3 Registration Statement")).

**3.5 Amended and Restated Bylaws of Abraxas. (Filed as Exhibit 3.5 to the S-3 Registration Statement).

**4.1 Specimen Common Stock Certificate of Abraxas. (Filed as Exhibit 4.1 to the S-4 Registration Statement).

**4.2 Specimen Preferred Stock Certificate of Abraxas. (Filed as Exhibit 4.2 to the Company's Annual Report on Form 10-K filed on March 31, 1995).

**4.3 Rights Agreement dated as of December 6, 1994 between Abraxas and First Union National Bank of North Carolina ("FUNB"). (Filed as Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on December 6, 1994).

**4.4 Amendment to Rights Agreement dated as of July 14, 1997 by and between Abraxas and American Stock Transfer & Trust Company (Filed as Exhibit 1 to Amendment No. 1 to the Company's Registration Statement on Form 8-A filed on August 20, 1997).

**4.5 Indenture dated November 14, 1996 by and among the Company and IBJ Schroder Bank and Trust Company. (Filed as Exhibit 4.1 to the Company's Current Report on Form 8-K dated November 27, 1996).

**4.6 Form of Note. (Filed as Exhibit 4.7 to the Company's Registration Statement on Form S-4 Registration Statement No. 333-18673).

*5.1 Opinion of Cox & Smith Incorporated.

*8.1 Tax Opinion of King & Spalding.

+**10.1 Abraxas Petroleum Corporation 1984 Non-Qualified Stock Option Plan, as amended and restated. (Filed as Exhibit 10.7 to the Company's Annual Report on Form 10-K filed April 14, 1993).

+**10.2 Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, as amended and restated. (Filed as Exhibit 10.8 to the Company's Annual Report on Form 10-K filed April 14, 1993).

+**10.3 Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan. (Filed as Exhibit 10.9 to the Company's Annual Report on Form 10-K filed April 14, 1993).

+**10.4 Abraxas Petroleum Corporation 401(k) Profit Sharing Plan.

+**10.5 Abraxas Petroleum Corporation Director Stock Option Plan.

+**10.6 Abraxas Petroleum Corporation Restricted Share Plan for Directors. (Filed as Exhibit 10.20 to the Company's Annual Report on Form 10-K filed on April 12, 1994).

+**10.7 Abraxas  Petroleum  Corporation 1994 Long Term Incentive Plan. (Filed as
Exhibit  10.21 to the  Company's  Annual  Report on Form 10-K filed on April 12,
1994).

+**10.8 Abraxas Petroleum Corporation Incentive Performance Bonus Plan. (Filed as Exhibit 10.24 to the Company's Annual Report on Form 10-K filed on April 12,
1994).

**10.9 Registration Rights and Stock Registration Agreement dated as of August 11, 1993 by and among Abraxas, Endowment Energy Partners, L.P. ("EEP") and Endowment Energy Partners II, Limited Partnership ("EEP II"). (Filed as Exhibit
10.33 to the Company's Registration Statement on Form S-1, Registration No. 33-66446 (the "S-1 Registration Statement")).

**10.10 First Amendment to Registration Rights and Stock Registration Agreement dated June 30, 1994 by and among Abraxas, EEP and EEP II. (Filed as Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on July 14, 1994).

**10.11 Second Amendment to Registration Rights and Stock Registration Agreement dated September 2, 1994 by and among Abraxas, EEP and EEP II. (Filed as Exhibit
10.3 to the Company's Annual Report on Form 10-K filed March 31, 1995)

**10.12 Third Amendment to Registration Rights and Stock Registration Agreement dated November 17, 1995 by and among Abraxas, EEP and EEP II. (Filed as Exhibit
10.17 to the Company's Annual Report on Form 10-K filed March 31, 1995)

**10.13 Common Stock Purchase Warrant dated as of December 18, 1991 between Abraxas and EEP. (Filed as Exhibit 12.3 to the Company's Current Report on Form 8-K filed January 9, 1992).

**10.14 Common Stock Purchase Warrant dated as of August 1, 1993 between Abraxas and EEP. (Filed as Exhibit 10.35 to the S-1 Registration Statement).

**10.15 Common Stock Purchase Warrant dated August 11, 1993 between Abraxas and EEP II. (Filed as Exhibit 10.36 to the S-1 Registration Statement).

**10.16 Common Stock Purchase Warrant dated August 11, 1993 between Abraxas and Associated Energy Managers, Inc. (Filed as Exhibit 10.37 to the S-1 Registration Statement).

**10.17 Letter dated September 2, 1994 from Abraxas to EEP and EEP II. (Filed as
Exhibit 10.13 to the Company's Annual Report on Form 10-K filed March 31, 1995)

**10.18 Amended and Restated Credit Agreement dated as of November 14, 1996 among Abraxas, Bankers Trust Company, ING (U.S.) Capital Corporation and the Lenders named therein. (Filed as Exhibit 10.5 to the Company's Current Report on Form 8-K filed November 27, 1996).

**10.19 Warrant Agreement dated as of July 27, 1994 between Abraxas and FUNB. (Filed as Exhibit 10.3 to the Company's Current Report on Form 8-K filed August 5, 1994).

**10.20 Warrant Agreement dated as of December 16, 1994, between Abraxas and FUNB. (Filed as Exhibit 10.23 to the Company's Annual Report on Form 10-K filed March 31, 1995).

**10.21 First Amendment to Warrant Agreement dated as of August 31, 1995 between Abraxas and FUNB. (Filed as Exhibit 10.21 to the S-3 Registration Statement).

**10.22 Form of Indemnity Agreement between Abraxas and each of its directors and officers. (Filed as Exhibit 10.30 to the S-1 Registration Statement).

+**10.23 Employment Agreement between Abraxas and Robert L. G. Watson. (Filed as
Exhibit 10.23 to the S-3 Registration Statement).

+**10.24 Employment Agreement between Abraxas and Chris E. Williford.  (Filed as
Exhibit 10.24 to the S-3 Registration Statement).

+**10.25  Employment  Agreement between Abraxas and Robert Patterson.  (Filed as
Exhibit 10.25 to the S-3 Registration Statement).

+**10.26 Employment  Agreement between Abraxas and Stephen T. Wendel.  (Filed as
Exhibit 10.26 to the S-3 Registration Statement).

**10.27 Purchase Agreement dated November 14, 1996 by and among Abraxas, Canadian Abraxas, BT Securities Corporation, Jefferies & Company, Inc. and ING Baring (U.S.) Securities Corporation (collectively, the "Initial Purchasers"). (Filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed November 27, 1996).

**10.28 Management Agreement dated November 14, 1996 by and between Canadian Abraxas and Cascade Oil & Gas Ltd. (Filed as Exhibit 10.36 to the Company's Registration Statement on Form S-4 Registration No. 333-18673).

*10.29 First Amendment to Amended and Restated Credit Agreement dated as of October 14, 1997 by and among Bankers Trust Company, ING (U.S.) Capital Corporation and the Lenders named therein.

*10.30 Vessels Oil & Gas Company Common Stock Purchase Warrant Agreement dated as of September 12, 1994 between Vessels Oil & Gas Company and The Chase Manhattan Bank, N.A.

*10.31 Vessels Oil & Gas Company Common Stock Purchase Warrant dated December 16, 1993 by and between Vessels Oil & Gas Company and Associated Energy Managers, Inc.

*10.32 Vessels Oil & Gas Company Common Stock Purchase Warrant dated December 16, 1993 by and between Vessels Oil & Gas Company and Associated Energy Managers, Inc.

**11.1 Statement  Regarding  Computation of Per Share Earnings (Filed as Exhibit
11.1 to the Company's Quarterly Report on Form 10-Q filed November 14, 1997).

*21.1 Subsidiaries of Abraxas.

*23.1 Consent of Ernst & Young LLP.

*23.2 Consent of DeGolyer and MacNaughton.

*23.3 Consent of Netherland Sewell and Associates.

*23.4 Consent of King & Spalding (included in Exhibit 8.2).

*23.5 Consent of Cox & Smith Incorporated (included in Exhibit 5.1).

*23.6 Consent of Deloitte & Touche LLP.

*23.7 Consent of KPMG.

*23.8 Consent of Arthur Andersen LLP.

*23.9 Consent of Price Waterhouse LLP.

*23.10 Consent of Robert F. Semmens, nominee for directors.

*24.1 Power of Attorney of Franklin Burke.

*24.2 Power of Attorney of Harold D. Carter.

*24.3 Power of Attorney of Robert D. Gershen.

*24.4 Power of Attorney of Richard M. Kleberg, III.

*24.5 Power of Attorney of James C. Phelps.

*24.6 Power of Attorney of Paul A. Powell, Jr.

*24.7 Power of Attorney of Richard M. Riggs

*27.1 Financial Data Schedule.


*      Filed herewith.
**     Incorporated by reference to the filing indicated.
+      Management Compensatory Plan or Agreement.

Item 22. Undertakings

         A. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by either of them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         C. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         D. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         E. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (D) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         F. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         G. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on January 9, 1998.


                                  ABRAXAS PETROLEUM CORPORATION


                                  By:      /s/ Robert L. G. Watson
                                  Robert L. G. Watson, Chairman of the Board,
                                  Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

         Signature                        Name and Title               Date

/s/ Robert L. G. Watson          Chairman of the Board,          January 9, 1998
----------------------------     President, Chief Executive
Robert L.G. Watson               Officer (Principal Executive Officer)
                                 and Director

/s/ Chris E. Williford           Executive Vice President,       January 9, 1998
----------------------------     Treasurer, Chief Financial
Chris E. Williford               Officer and Director (Principal
                                 Financial and Accounting Officer)

 *                               Director                        January 9, 1998
----------------------------
Franklin Burke

*                                Director                        January 9, 1998
----------------------------
Harold D. Carter

*                                Director                        January 9, 1998
----------------------------
Robert D. Gershen

*                                Director                        January 9, 1998
----------------------------
Richard M. Kleberg, III

 *                               Director                        January 9, 1998
----------------------------
James C. Phelps

 *                               Director                        January 9, 1998
----------------------------
Paul A. Powell, Jr.

*                                Director                        January 9, 1998
----------------------------
Richard M. Riggs

By: /s/ Chris E. Williford
Chris E. Williford
Attorney-in-fact

                                 EXHIBIT INDEX


Exhibit Index     Description

5.1               Opinion of Cox & Smith Incorporated.

8.1               Tax Opinion of King & Spalding.

10.29 First Amendment to Amended and Restated Credit Agreement dated as of October 14, 1997 by and among Bankers Trust Company, ING (U.S.) Capital Corporation and the Lenders named therein.

10.30 Vessels Oil & Gas Company Common Stock Purchase Warrant Agreement dated as of September 12, 1994 between Vessels Oil & Gas Company and The Chase Manhattan Bank, N.A.

10.31 Vessels Oil & Gas Company Common Stock Purchase Warrant dated December 16, 1993 by and between Vessels Oil & Gas Company and Associated Energy Managers, Inc.

10.32 Vessels Oil & Gas Company Common Stock Purchase Warrant dated December 16, 1993 by and between Vessels Oil & Gas Company and Associated Energy Managers, Inc.

21.1              Subsidiaries of Abraxas.

23.1              Consent of Ernst & Young LLP.

23.2              Consent of DeGolyer and MacNaughton.

23.3              Consent of Netherland Sewall and Associates.

23.4              Consent of King & Spalding (included in Exhibit 8.2).

23.5              Consent of Cox & Smith Incorporated (included in Exhibit 5.1).

23.6              Consent of Deloitte & Touche LLP.

23.7              Consent of KPMG.

23.8              Consent of Arthur Andersen LLP.

23.9              Consent of Price Waterhouse LLP.

23.10             Consent of Robert F. Semmens, nominee for directors.

24.1              Power of Attorney of Franklin Burke

24.2              Power of Attorney of Harold D. Carter.

24.3              Power of Attorney of Robert D. Gershen.

24.4              Power of Attorney of Richard M. Kleberg, III.

24.5              Power of Attorney of James C. Phelps.

24.6              Power of Attorney of Paul A. Powell, Jr.

24.7              Power of Attorney of Richard M. Riggs.

27.1              Financial Data Schedule.

                                                                  EXHIBIT 5.1
                                   COX & SMITH
                             I N C O R P O R A T E D
                              ATTORNEYS COUNSELORS



                              112 East Pecan Street
                                   Suite 1800
                          San Antonio, Texas 78205-1521
                                 (210) 554-5500
                               Fax (210) 226-8395



Writer's Direct Number                                  Writer's E-Mail Address
(210) 554-5255                                          srjacobs@coxsmith.com
                                 January 9, 1998



Abraxas Petroleum Corporation
500 North Loop 1604 East
Suite 100
San Antonio, Texas  78232

                                  Re: Registration of up to 1,900,000 Shares of Common Stock, par value $.01 per share, of Abraxas Petroleum Corporation

Gentlemen:

         We have acted as counsel to Abraxas Petroleum Corporation, a Nevada corporation ("Abraxas"), in connection with the issuance of up to 1,900,000 shares (the "Shares") of common stock, par value $.01 per share, of Abraxas in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of November 12, 1997 (the "Merger Agreement"), by and among Abraxas, VEI Acquisition Corp. and Vessels Energy, Inc.

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that, when the Registration Statement on Form S-4 (the "Registration Statement") filed by Abraxas to effect registration of the Shares under the Securities Act of 1933, as amended, has been declared effective by the Securities and Exchange Commission and the Shares have been issued and delivered in accordance with the terms and provisions of the Merger Agreement as contemplated by the Registration Statement, the Shares will be duly authorized, validly issued, fully paid, and nonassessable.

         In rendering this opinion, we have (i) assumed and have not independently verified (a) that each agreement, document, or instrument pursuant to which any of the Shares are to be issued will at the time of such issuance have been duly authorized, executed, and delivered by the parties thereto and will constitute a valid, binding, and enforceable obligation of such parties,
(b) that all signatures on all certificates and other documents examined by us are genuine, and that, where any such signature purports to have been made in a corporate, governmental or other capacity, the person who affixed such signature to such certificate or other document had authority to do so, and (c) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, (ii) as to certain factual matters, relied upon certificates of public officials and Abraxas and its officers and upon the representations and warranties set forth in the Merger Agreement and have not independently checked or verified the accuracy of the factual statements contained therein, and (iii) assumed that the parties to the Merger Agreement will comply with the provisions thereof.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Proxy Statement-Prospectus constituting a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                                                     Yours very truly,

                                                     COX & SMITH INCORPORATED


                                                     By: /s/ Steven R. Jacobs
                                                         Steven R. Jacobs
                                                         For the Firm

SRJ/lrk/0188281.01

                                                                    EXHIBIT 8.1


                                 January 9, 1998



Vessels Energy, Inc.
1050 Seventeenth Street, Suite 2000
Denver, Colorado 90285


         Re: Certain Federal Income Tax Consequences of Merger of VEI Acquisition Corp., a Wholly Owned Subsidiary of Abraxas Petroleum Corporation, with and into Vessels Energy, Inc.


Ladies and Gentlemen:

         We have acted as counsel to Vessels Energy, Inc., a Delaware corporation ("Vessels"), in connection with the proposed merger (the "Merger") of VEI Acquisition Corp., a Delaware corporation ("Sub") and a wholly owned subsidiary of Abraxas Petroleum Corporation, a Nevada corporation ("Abraxas"), with and into Vessels pursuant to the Agreement and Plan of Merger dated as of November 12, 1997 (the "Merger Agreement"). You have requested our opinion regarding certain of the federal income tax consequences of the Merger.

         We understand that our opinion will be referred to in the Proxy Statement-Prospectus of Abraxas (the "Proxy Statement/Prospectus") that forms part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion.

                              INFORMATION RELIED ON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Proxy Statement-Prospectus. Unless specified, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement. All references herein to the Code are to the United States Internal Revenue Code of 1986, as amended.

         In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements of fact set forth in such documents are accurate. In addition, we have obtained such additional information and representations as we have deemed relevant and necessary through consultation with various representatives of Abraxas and Vessels, including certificates from officers of Abraxas and Vessels and certain stockholders of Vessels (the "Certificates") verifying certain relevant facts that have been represented to us. We have assumed, with your consent, that the statements contained in the Certificates are true and correct on the date hereof and will be true and correct at the time of the Merger, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or with similar qualification)  of any  person  or  party  is  true  and  correct  without  such
qualification.   We  have   not   attempted   independently   to   verify   such
representations.

                                    OPINIONS

         Based upon the foregoing, it is our opinion that:

                    (1) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

                    (2) no gain or loss will be recognized by the Vessels stockholders upon the exchange in the Merger of their Vessels Common Stock for Abraxas Common Stock;

                    (3) the aggregate tax basis of the Abraxas Common Stock received in the Merger by each Vessels stockholder will be the same as the aggregate tax basis of the Vessels Common Stock exchanged for such Abraxas Common Stock; and

                    (4) the holding period of the Abraxas Common Stock received in the Merger by each Vessels stockholder will include the holding period of such stockholder in the Vessels Common Stock exchanged for such Abraxas Common Stock, provided that the Vessels Common Stock is held as a capital asset at the Effective Time.

         The foregoing opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger, such as the tax consequences of the Escrow, the Contingent Cash Payment, and the Provisional Payment.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct. Our opinions cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate, or if any of the facts set out in the Certificates is, or later becomes, inaccurate.

         Our opinions are limited to the United Stated federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to stockholders who are subject to special tax rules, such as stockholders, if any, who received their shares upon the exercise of employee stock options or otherwise as compensation, and stockholders that are insurance companies, securities dealers, financial institutions or foreign persons.

         This opinion is being delivered to you solely in connection with the Merger Agreement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

                                                              Very truly yours,



                                                              KING & SPALDING


[January 8, 1998 (7:08pm)] [2-629033-1]

                                                                  EXHIBIT 10.29


                               FIRST AMENDMENT TO
                      AMENDED AND RESTATED CREDIT AGREEMENT


                  This First Amendment to Amended and Restated Credit Agreement (this "Amendment") dated as of October 14, 1997 is among ABRAXAS PETROLEUM CORPORATION, a Nevada corporation (the "Borrower"), the banks named on the signature pages hereto (together with their respective successors and assigns in such capacity, the "Banks"), BANKERS TRUST COMPANY, as agent for the Banks (together with its successors and assigns in such capacity, the "Agent") and ING (U.S.) CAPITAL CORPORATION, as co-agent for the Banks (together with its successors and assigns in such capacity, the "Co-Agent").

                              PRELIMINARY STATEMENT

                  A. The Borrower and the Bank Group have entered into that certain Amended and Restated Credit Agreement dated as of November 14, 1996 (the "Credit Agreement").

                  B. The Borrower and the Bank Group desire to amend the Credit Agreement as set forth herein.

                  NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

                  Section 1. Definitions. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning assigned to such term in the Credit Agreement.

                  Section 2. Amendments. The Credit Agreement is hereby amended as follows:

         a. The second sentence of Section 2.04(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

                  "During the period from and after October 14, 1997 until the Borrowing Base is redetermined in accordance with this Section, the amount of the Borrowing Base shall be $40,000,000."

         b. Section 5.01(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  "(i) On or before April 30, 1997, an environmental report prepared by an independent environmental firm approved by the Agent covering the real property owned by the Borrower and its Subsidiaries

         (other than the real property owned by the Guarantor) in form, scope and substance reasonably satisfactory to the Agent."

         c. Section 5.10(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  "(d) As soon as available and in any event within 30 days after the end of each calendar quarter commencing with September 30, 1997, the Borrower shall provide the Bank Group production reports for the Borrower's Oil and Gas Properties and gas throughput reports for the Guarantor's gas plants, in each case, certified by an officer of the Borrower, which reports shall include quantities or volume of production or gas throughput which have accrued to the Borrower's or the Guarantors accounts (as applicable) during each month in such quarter, and such other information with respect thereto as the Agent may reasonably request."

         d. Section 6.01(h) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  "(h) Indebtedness of the Guarantor to the Borrower in an amount not to exceed $16,000,000 in principal, plus accrued interest thereon, so long as (i) the proceeds of such Indebtedness are used by the Guarantor to acquire approximately an undivided 92% interest in the Pacalta Properties, and (ii) such Indebtedness shall be due and payable by the Guarantor upon the earlier of (A) the sale by the Guarantor of its interest in the Pacalta Properties or (B) the occurrence of an Event of Default under this Agreement."

         e. Section 6.07 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  "Section 6.07. Sales of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, assign, farm-out, lease or otherwise transfer or dispose of any assets other than (a) sales of Hydrocarbon production in the ordinary course of business and sales of obsolete or worn-out equipment in the ordinary course of business, (b) sales or transfers of assets by any of the Borrower's wholly-owned Subsidiaries to the Borrower or any such other wholly-owned Subsidiary, (c) sale of the Gaelic Resources Stock, (d) any other sale of assets sold at fair market value, so long as the aggregate Net Proceeds for all such sales made under this subclause (d) during any calendar year does not exceed $2,000,000, and (e) sale by the Guarantor to Cascade Oil & Gas Ltd. of the Guarantor's interest in the Pacalta Properties for an amount not less than the amount the Guarantor paid for its interest in the Pacalta Properties. Upon written request of the Borrower and provided no Event of Default shall exist, the Agent shall release the Lien in favor of the Agent covering assets sold by the Borrower or the Guarantor, to the extent (and only to the extent) the sale of such assets was permitted under subclause (d) or
         (e) of the preceding sentence."

         f. Section 6.09(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  "(c) Capital Expenditures by the Borrower to develop its Proved Reserves, Capital Expenditures by any Subsidiary to develop its Proved Reserves, Capital Expenditures by the Guarantor to acquire approximately an undivided 92% interest in the Pacalta Properties, and additional Capital Expenditures by the Borrower and its Subsidiaries in an amount not to exceed $12,500,000 in the aggregate during any six-month period commencing on any October 1 or April 1, as the case may be;".

         g. Section 6.09(g) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

                  "(g) payments by the Borrower or any Subsidiary on account of Indebtedness permitted under Section 6.01 and advances or loans by the Borrower or any Wholly Owned Subsidiary to the Borrower or its Subsidiaries (as applicable) to the extent such advance or loan constitutes Indebtedness permitted under Sections 6.01(f), 6.01(g) or 6.01(h)."

         h. The following defined term is hereby added to Annex A of the Credit Agreement to read as follows:

                  "Pacalta Properties" means the Oil and Gas Properties and other related Property described as "Assets" in that certain Agreement of Purchase and Sale, dated September 24, 1997, between Pacalta Resources Ltd., an Alberta, Canada corporation, as Vendor, and Cascade Oil & Gas Ltd. and the Guarantor, as Purchaser."

                  Section 3. Ratification. The Borrower hereby ratifies and confirms all of the Obligations under the Credit Agreement (as amended hereby) and the other Loan Documents and the Liens created under the Security Documents. All references in the Loan Documents to the "Credit Agreement" shall mean the Credit Agreement as amended hereby and as the same may be amended, supplemented, restated or otherwise modified and in effect from time to time in the future.

                  Section 4. Effectiveness. The effectiveness of this Amendment is subject to the condition precedent that the Agent shall have received all of the following, each in form and substance reasonably satisfactory to the Bank Group and in such number of counterparts as may be reasonably requested by the
Agent:

                  a. this Amendment executed by the Borrower and each member of the Bank Group;

                  b. a supplement to the Existing Mortgage covering the Oil and Gas Properties in the East White Point and Stedman Island fields acquired by the Borrower from Morgan Guaranty Trust Company of New York, as Trustee, on November 1, 1996;

                  c. an amendment to the Guaranty executed by the Guarantor in the form attached hereto as Exhibit A;

                  d. a true and correct copy of the promissory note executed by the Guarantor that evidences the loan from the Borrower to the Guarantor to finance the Guarantor's acquisition of approximately an undivided 92% interest in the Pacalta Properties.

                  e. the payment to the Agent and the Banks of all fees described in that certain Fee Letter among the Borrower and the Agent dated of even date herewith; and

                  f. a certificate of the secretary or an assistant secretary of the Borrower certifying, inter alia, (i) true and correct copies of resolutions adopted by the Board of Directors of the Borrower (A) authorizing the execution, delivery and performance by the Borrower of this Amendment and the other Loan Documents referred to herein to which it is a party, (B) approving the forms of this Amendment and the other Loan Documents referred to herein to which it is a party, and (C) authorizing officers of the Borrower to execute and deliver this Amendment and the other Loan Documents referred to herein to which it is or will be a party, (ii) true and correct copies of the articles of incorporation and bylaws (or other similar charter documents) of the Borrower and (iii) the incumbency and specimen signatures of the officers of the Borrower executing any documents on behalf of it.

                  Section 5. Representations and Warranties. The Borrower hereby represents and warrants to the Bank Group that (a) the execution, delivery and performance of this Amendment and the other Loan Documents referred to herein to which it is a party have been duly authorized by all requisite corporate action on the part of the Borrower, (b) each of the Credit Agreement (as amended hereby) and the other Loan Documents to which it is a party constitutes a valid and legally binding agreement enforceable against the Borrower in accordance with its terms except, as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity, (c) the representations and warranties by the Borrower contained in the Credit Agreement as amended hereby and in the other Loan Documents are true and correct on and as of the date hereof in all material respects as though made as of the date hereof, (d) no Default or Event of Default exists under the Credit Agreement (as amended hereby) or any of the other Loan Documents.

                  Section 6. Choice of Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

                  Section 7. Final Agreement. THE CREDIT AGREEMENT (AS AMENDED HEREBY) AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR

SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

                  Section 8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by its officers thereunto duly authorized as of the date first above written.

                                          ABRAXAS PETROLEUM CORPORATION


                                          By:
                                          Chris E. Williford
                                          Executive Vice President


                                          BANKERS TRUST COMPANY,
                                          as Agent and Bank


                                          By:
                                          Name:
                                          Title:



                                          ING (U.S.) CAPITAL CORPORATION,
                                          as Co-Agent and Bank


                                          By:
                                          Name:
                                          Title:

                                          UNION BANK OF CALIFORNIA, N.A.,


                                          By:
                                          Name:
                                          Title:


                                          By:
                                          Name:
                                          Title:



                  The foregoing First Amendment to Amended and Restated Credit Agreement is hereby acknowledged and agreed to effective as of this 14th day of October, 1997.


                                         CANADIAN ABRAXAS PETROLEUM
                                         LIMITED



                                         By:
                                         Name:
                                         Title:

                                                                  EXHIBIT 10.30


                            VESSELS OIL & GAS COMPANY
                     COMMON STOCK PURCHASE WARRANT AGREEMENT


         THIS COMMON STOCK PURCHASE WARRANT AGREEMENT (the "Warrant Agreement") dated as of September 12, 1994, between Vessels Oil & Gas Company, a Colorado corporation and The Chase Manhattan Bank, N.A. ("Chase" and, together with any permitted transferee of Warrants or Warrant Stock, the "Holders(s)").

         WHEREAS, Chase and the Company have entered into that certain Credit Agreement dated September 12, 1994 providing for a $5.0 million unsecured note (the "Facility"); and

         WHEREAS, the Company proposes to issue to Chase as additional consideration for Chase's making of loans pursuant to the Facility, common stock purchase warrants to purchase shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"), each Warrant initially entitling the holder thereof to purchase one share of Common Stock.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein and in the Facility and for other good and valuable consideration, the parties hereto agree as follows:

                                    Article 1

                                   Definitions

         For all purposes of this Warrant Agreement, unless the context otherwise requires, the following terms having the following meanings:

         1.1 "Company" means Vessels Oil & Gas Company, a corporation organized and existing under the laws of the State of Colorado, and any successor corporation.

         1.2  "Exercise  Price" shall have the meaning  ascribed to that term in
Section 2.2.

         1.3 "Expiration Date" means September 12, 2004 or, if such day is not a business day, the first business day thereafter, or such other date as may be established in accordance with Section 9.2 of this Warrant.

         1.4 "Fair Market Value" in reference to the Common Stock means, in the event such stock is traded on a national securities exchange or in the over-the-counter market as reported by the National Association of Securities

Dealers Automated Quotation System (stock being so traded or reported being referred to herein as "Publicly Traded"), the average of the daily market prices of such stock on the ten (10) trading days immediately preceding the date as of which such value is to be determined. The market price for each such trading day shall be the average of the closing prices on such day of the Common Stock on all domestic exchanges on which the Common Stock is then listed, or, if there shall have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if the Common Stock shall not be so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 3:30 P.M., New York time, on such day, or if the Common Stock shall not be quoted in the NASDAQ System, the average of the high and low bid and asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time the Common Stock is not listed on any domestic exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the "Fair Market Value" shall be deemed to be the highest of (i) the book value thereof, as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (which may be the Company's regular independent accountants), as at the last day of any month ending within 60 days preceding the date as of which the determination is to be made or (ii) the fair value thereof, which shall be reasonably determined by the Board of Directors of the Company or a committee thereof as of a date which is within 15 days of the date as of which the determination is to be made. If the Company sells shares of Common Stock pursuant to a firm-commitment underwritten public distribution, Fair Market Value shall be the actual price per share at which shares are first offered to the public upon the registration statement becoming effective. As applicable to Warrants, Fair Market Value shall mean the Fair Market Value of the Common Stock subject to such Warrants minus the Exercise Price of such Warrants.

         1.5 "Governmental Authority" shall include the country, the state, county, city and political subdivisions in which any Person or such Person's property is located or which exercises valid jurisdiction over any such Person or such Person's property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person's property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Company, its subsidiaries and their properties or the Holders.

         1.6 "Governmental Requirement" shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (whether or not having the force of law), including, without limitation, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

         1.7 "Material Adverse Effect" shall mean any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, affairs or circumstances of the Company and its subsidiaries taken as a whole or (ii) the ability of the Company and its subsidiaries taken as a whole to carry out their business as at the date hereof (or as proposed as of the date hereof to be conducted) or of the Company to meet its obligations under this Warrant Agreement.

         1.8      "1933 Act" means the Securities Act of 1933, as amended.

         1.9 "Person" means any natural person, sole proprietorship, general partnership, limited partnership, joint venture, trust, unincorporated organization, association, corporation, institution, private or governmental entity, or party.

         1.10 "Publicly Traded" has the meaning ascribed to such term in Section 1.4.

         1.11 "Subscription Notice" means a written notice to the Company of Holder's election to exercise its right under the Warrants to purchase Common Stock, in substantially the form of Exhibit B attached hereto.

         1.12 "Warrants" means the Warrants issued under this Warrant Agreement and any Warrants issued in substitution for such Warrants in each case in substantially the form of Exhibit A hereto.

         1.13 "Warrant Stock" means the shares of Common Stock or other securities to be acquired upon the exercise of the Warrants.

                                    Article 2

                     Form, Issuance and Exercise of Warrant

         2.1 Issuance of Warrants; Form of Warrant. The Company will issue and deliver the Warrants, pursuant to the instructions of Chase, to Chase Manhattan Capital Corporation, an affiliate of Chase, on the Closing Date referred to in the Facility upon delivery by such entity of an investment letter reasonably satisfactory to the Company. The number of Warrants to be issued and delivered shall be 130. The text of each Warrant shall be substantially as set forth in Exhibit A attached hereto. The Warrants shall be executed on behalf of the Company by the signature of the present or any future Chairman of the Board, President, Vice President or Treasurer of the Company, under its corporate seal, affixed or in facsimile, attested by the signature of the present or future Secretary or an Assistant Secretary of the Company. A Warrant bearing the signature of individuals who were at any time the proper officers of the Company shall bind the Company notwithstanding that such individuals or any of them shall have ceased to hold such offices prior to the delivery of such Warrant or did not hold such offices on the date of this Warrant Agreement. Warrants shall be dated as of the date of execution thereof by the Company either upon initial issuance or upon division, exchange, substitution or transfer. The number of shares of Common Stock purchasable and the Exercise Price payable therefor, are subject to adjustment as hereinafter set forth.

         2.2 Terms of Warrants. (a) Each Warrant entitles the Holder thereof to purchase one share of Common Stock at any time from September 12, 1994 until 5:00 P.M., New York time, on the Expiration Date at a purchase price equal to $3,000.00 per share, as adjusted in accordance with the terms of this Warrant Agreement (the "Exercise Price"). The Exercise Price and the number of shares issuable upon exercise of Warrants are subject to adjustment upon the occurrence of certain events pursuant to the provisions of Section 2.2(b) and Section 4 of this Warrant Agreement.

         (b) In the event that the Company elects to extend the maturity date of the amounts outstanding under the Facility to February 10, 1995 pursuant to
Section 2.05 of the Facility or in the event the Company fails to make such election and fails to pay all of the principal of and interest on the Loan (as defined in the Facility) when due, whether at stated maturity or as a result of acceleration, the number of shares of Warrant Stock thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of shares of Warrant Stock theretofore purchasable upon the exercise of each Warrant by 3.85 and the Exercise Price shall be determined by multiplying the Exercise Price then in effect by 0.467. In the event that the Company elects to extend the maturity date of the amounts outstanding under the Facility to March 10, 1995 pursuant to Section 2.05 of the Facility or in the event the Company fails to make such election and fails to pay all of the principal of and interest on the Loan (as defined in the Facility) when due, whether at stated maturity or as a result of acceleration, the number of shares of Warrant Stock thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of shares of Warrant Stock theretofore purchasable upon the exercise of each Warrant by 1.30 and the Exercise Price shall be determined by multiplying the Exercise Price then in effect by 0.714.

         2.3 Exercise. Warrants may be exercised in whole or in part. In the event of a partial exercise, the Company shall execute and deliver to the Holder (or to such other Person as shall be designated in the Subscription Notice) a new Warrant covering the unexercised portion of the Warrant Stock.

         2.4 Procedure. Subject to the provision of this Warrant Agreement, each Holder shall have the right to purchase from the Company (and the Company shall issue and sell to such Holder) the number of fully paid and nonassessable shares of Common Stock specified in such Warrants as adjusted in accordance with the terms of this Warrant Agreement, upon delivery to the Company at its principal office of:

         (a)      a  written   notice,   in   substantially   the  form  of  the
                  Subscription Notice, of the Holder's election to exercise the Warrant;

         (b) a check payable to the Company in the amount of the Exercise Price; and

         (c)      the Warrant.

At the option of the Holder, the Exercise Price may be paid by surrender to the Company of indebtedness owed by the Company pursuant to the Facility (in which case the Company will accept such specified unpaid principal amount in full payment, as if such payment had been made in cash); provided, however, that each Holder may exercise the Warrants without a cash payment as provided in Section
2.9. The Company shall as promptly as practicable, and in any event within 10 days after receipt of such notice, execute and deliver or cause to be executed and delivered one or more certificates representing the aggregate number of shares of Warrant Stock to which the Holder is entitled, and, if the Warrant is exercised in part, a new Warrant as set forth in Section 2.3.

         2.5 Name and Effective Date. The stock certificate(s) so delivered shall be issued in the name of the Holder or such other name or names as shall be designated in the notice specified in Section 2.4. Such stock certificate(s) shall be deemed to have been issued and such Holder or any other Person so designated to be named therein shall be deemed for all purposes to have become a Holder of record of such shares as of the date the Company actually receives the notice specified in Section 2.4.

         2.6 Expenses. The Company shall pay all expenses, taxes, and other charges payable in connection with the preparation, issue, and delivery of stock certificate(s) representing Warrant Stock, except that, in case such stock certificate(s) shall be registered in a name or names other than the name of the Holder, stock transfer taxes that are payable upon the issuance of such stock certificate(s) shall be paid by the Holder.

         2.7 Legal Requirements. The Warrant Stock issued upon the exercise of the Warrants shall be validly issued, fully paid, and nonassessable.

         2.8 Fractional Shares. The Company shall not be required to issue fractional Warrant Stock on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full shares of Warrant Stock which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of shares of Warrant Stock purchasable on exercise of the Warrants so presented. If any fraction of a share of Warrant Stock would, except for the provisions of this
Section 2.8, be issuable on the exercise of any Warrant (or specified portion, thereof), then (a) if the fraction of a share of Warrant Stock which would be issuable is .50 or less of a share then the number of shares of Warrant Stock issuable shall be rounded down to the next lower whole share and (b) if the fraction of a share of Warrant Stock which would be issuable is greater than .50 of a share then the number of shares of Warrant Stock issuable shall be rounded up to the next higher whole share.

         2.9 Cashless Exercise. Notwithstanding any provision of this Warrant Agreement to the contrary, the Company agrees that, in addition to the Holder's rights under this Warrant Agreement, the Holder may, upon any full or partial exercise of the Warrants, at its election, pay the aggregate Exercise Price applicable to such exercise by delivering Warrants to the Company and receiving from the Company in return therefor the number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the Fair Market Value of the Warrant as established by the last sentence of Section 1.4.

         2.10 Lock Up Agreement. If reasonably requested by the underwriter managing an initial public distribution of the Company's Common Stock, the Holder shall execute the suggested agreement providing for a period of time (the "Lock Up Period") immediately following the effective date of the Company's registration statement (which Lock Up Period shall not exceed the Lock Up Period requested of other significant holders of the Company's Common Stock) during which period the Holder will not sell its Warrant Stock into the public markets. The Holder's undertaking in this regard will not extend to Warrant Stock included in the registration statement, whether pursuant to Section 9 hereof or otherwise, and shall lapse if the aggregate holdings of Holder shall fail to represent at least 5% of the Company's outstanding Common Stock.

                                    Article 3

                              Exchange and Transfer

         3.1 Registration. The Warrants shall be numbered and shall be registered on the books of the Company (the "Warrant Register") as they are issued. The Warrants shall be registered initially in such names and such denominations as Chase has specified to the Company.

         3.2 Exchange of Warrant Certificates. Subject to any restriction upon transfer set forth in this Warrant Agreement and in the Warrants, each Warrant certificate may be exchanged at the option of the Holder thereof for another certificate or certificates of different denominations entitling the Holder thereof to purchase upon surrender to the Company a like aggregate number of shares of Warrant Stock as the certificate or certificates surrendered then entitle such Holder to purchase. Any Holder desiring to exchange a Warrant certificate or certificates shall make such request in writing delivered to the Company, and shall surrender, properly endorsed, the certificate or certificates to be so exchanged. Thereupon, the Company shall execute and deliver to the person entitled thereto a new Warrant certificate or certificates, as the case may be, as so requested; provided, however, that the Company shall not be required to execute and deliver a new Warrant certificate or recognize as valid any transfer which results in there being more than twenty record holders of Warrants issued under this Warrant Agreement. Any Warrant issued upon exchange, transfer or partial exercise of the Warrants shall be the valid obligation of the Company, evidencing the same generic rights and entitled to the same generic benefits under this Warrant Agreement as the Warrants surrendered for such exchange, transfer or exercise.

         3.3 Permitted Transferees. The Warrants may not be transferred except in accordance with the limitations specified in Section 3.4 and provided that any transferee of Warrants shall take such Warrants subject to the restrictions on transfer contained in this Warrant Agreement and the Warrants. Transfer of the Warrants is subject to the Company's right to repurchase the Warrant Stock as specified in Section 7.1 herein ("Right of First Refusal"). Record ownership of Warrants may not be transferred if as a result of such purported transfer the Warrants would be held of record by more than twenty Persons.

         3.4 Securities Laws. Neither the Warrants nor the Warrant Stock shall be transferable unless:

                  (a) either a registration statement under the 1933 Act is in effect covering the Warrants or the Warrant Stock, as the case may be, or the Company has received an opinion from Company counsel to the effect that such registration is not required, or the Holder has furnished to the Company an opinion of Holder's counsel, which counsel shall be reasonably satisfactory to the Company, to the effect that such registration is not required; and

                  (b) the transfer complies with any applicable state securities laws.

In the event Holder seeks an opinion as to transfer without registration from Holder's counsel, the Company shall provide such factual information to Holder's counsel as Holder's counsel may reasonably request for the purpose of rendering such opinion and such counsel may rely on the accuracy and completeness of such information in rendering such opinion.

         Upon issuance, every certificate representing Warrants or the Warrant Stock will bear a legend describing the restrictions on transfer set forth in this Section 3.4.

         3.5 Procedure. The Holder may transfer the Warrants on the books of the Company by surrendering to the Company:

                  (a)      the Warrant;

                  (b) a written assignment of the Warrant, in substantially the form of the Assignment attached as Exhibit C hereto, naming the assignee duly executed by the Holder; and

                  (c) funds sufficient to pay any stock transfer taxes payable upon the making of such transfer.

The Company shall thereupon execute and deliver a new Warrant in the name of the assignee specified in such instrument of assignment, and if the Warrant is transferred in part, the Company shall also execute and deliver in the name of the Holder a new warrant covering the untransferred portion of the Warrant. Upon issuance of the new Warrant or Warrants, the Warrant surrendered for transfer shall be cancelled by the Company.

         3.6 Expenses. The Holder shall pay all transfer taxes payable and fees of its counsel for legal opinions required by Section 3.4 in connection with the issue and delivery of any new Warrant under this Article 3.

                                    Article 4

                          Adjustments to Exercise Price
                                       and
                        Number of Shares of Warrant Stock

         4.1 Stock Splits, Stock Dividends and Reverse Stock Splits. If at any time while the Warrants remain outstanding the Company shall (i) pay a dividend in shares of Common Stock or make a distribution of Common Stock, or (ii) subdivide (by reclassification, by the issuance of a Common Stock dividend on Common Stock, or otherwise) its outstanding shares of Common Stock into a greater number, the number of shares of Common Stock that may be purchased upon exercise of the Warrants shall be increased proportionately as of the effective date of such action. The effective date of a stock dividend shall be the date on which the dividend is declared. All other adjustments made pursuant to this
Section 4.1 shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. Issuance of a Common Stock dividend shall be treated as a subdivision of the whole number of shares of Common Stock outstanding immediately before the record date for such dividend into a number of shares equal to such whole number of shares so outstanding plus the number of shares issued as a stock dividend. If at any time while the Warrants remain outstanding the Company shall combine (by reclassification or otherwise) its outstanding number of shares of Common Stock into a lesser number, the number of shares of Common Stock that may be purchased hereunder shall be reduced proportionately and the Exercise Price per share of Common Stock shall be increased proportionately as of the effective date of such action.

         4.2 Dividends Other than in Common Stock or Cash: Other Distributions. If at any time while the Warrants remain outstanding the Company shall declare or make for the benefit generally of holders of its Common Stock any dividend or distribution upon its Common Stock other than ordinary cash dividends or distributions to which Section 4.1 or 4.3 apply (whether payable in stock of any class or classes other than its Common Stock or payable in evidences of indebtedness or assets or in rights, options, or warrants or convertible or exchangeable securities), then in each case the number of shares of Common Stock that may be purchased upon exercise of the Warrants shall be determined by multiplying the number of shares of Common Stock theretofore comprising the Warrant Stock by a fraction, the numerator of which shall be the Fair Market Value per share of the Common Stock determined in accordance with Section 1.4 as of the record date for such dividend or distribution and the denominator of which shall be the Fair Market Value per share, as so determined, less the fair value as of such date, as reasonably determined in good faith by the Board of Directors of the Company, of the portion of such dividend or distribution applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive the distribution. No adjustment in the number of shares of Warrant Stock purchasable upon the exercise of each Warrant need be made under this Section 4.2 if the Company issues or distributes to each Holder that portion of such dividend or distribution which each Holder would have been entitled to receive had the Warrants been exercised prior to the happening of such event or the record date with respect thereto.

         4.3 Issuance of Options, Warrants or Rights. If at any time while the Warrants remain outstanding the Company shall grant generally to holders of its Common Stock any rights, options or warrants (referred to in this Section 4.3 as "Rights") entitling them to purchase shares of Common Stock at a price per share which is lower at the date of issuance than the greater of (a) the Exercise Price and (b) the Fair Market Value of the Common Stock on such date determined in accordance with Section 1.4 (the "Greater Price"), the number of shares of Common Stock that may be purchased upon exercise of the Warrants shall be determined by multiplying the number of shares of Common Stock theretofore purchasable upon exercise of each Warrant by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on such issuance date plus the number of shares offered pursuant to the Rights and of which the denominator shall be the number of shares of Common Stock outstanding on such issuance date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock offered pursuant to the Rights would purchase at the Greater Price. Such adjustment shall be made whenever such rights, options or warrants are issued and shall become effective retroactively after the record date for the determination of shareholders entitled to receive such rights, options or warrants.

         On the expiration or termination of any of the Rights, the number of shares of Common Stock then purchasable upon the exercise of each Warrant and the exercise price then in effect shall be subject to readjustment and the number of shares of Common Stock subject to the Warrants shall forthwith be decreased and the exercise price under the Warrants shall forthwith be increased to that which would have been in effect at the time of such expiration or termination had such Rights, to the extent outstanding immediately prior to such expiration or termination, never been issued.

         4.4 Other Issuances of Common Stock. In case the Company shall while the Warrants remain outstanding sell and issue shares of Common Stock (other than pursuant to rights, options, warrants, or convertible securities initially issued before the date of this Warrant Agreement) or rights, options, warrants or convertible securities containing the right to subscribe for or purchase shares of Common Stock (excluding shares, rights, options, warrants or convertible securities issued in any of the transactions described in Section 4.1, 4.2 or 4.3 above) at a price per share of Common Stock (determined, in the case of such rights, options or warrants, by dividing (w) the total of the consideration received or receivable by the Company (determined as provided below) in consideration of the sale and issuance of such rights, options, warrants or convertible securities, by (x) the total number of shares of Common Stock covered by such rights, options, warrants or convertible securities) lower than the Greater Price in effect immediately prior to such sale and issuance, then the number of shares of Warrant Stock thereafter purchasable upon the exercise of the Warrants shall be determined by multiplying the number of shares of Warrant Stock theretofore purchasable upon exercise by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such shares, rights, options, warrants or convertible securities plus the number of additional shares of Common Stock sold or subject to issuance pursuant to such rights, options, warrants or convertible securities, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such shares, rights, options, warrants or convertible securities plus the number of shares of Common Stock which the aggregate consideration received or receivable (determined as provided below) for such sale or issuance would purchase at the Greater Price; provided, however, that the adjustment, if any, to be made hereunder as a result of the issuance of Common Stock for up to $32.0 million on or before March 30, 1995, shall be based upon an issuance price of $2,600.00 per share in the event the actual issuance price per share is less than such amount, and provided, further that no adjustment shall be made hereunder as a result of the grant of options or rights to acquire, or the issuance of Common Stock, which in the aggregate does not exceed 10% the Company's outstanding Common Stock and which are granted or issued at a price not less than 50% of the then current Fair Market Value to employees or directors of the Company pursuant to any benefit plan of the Company upon the authorization of a committee of the Board of Directors meeting the independence requirements set forth in rule 16b-3 of the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. Such adjustment shall be made successively whenever such an issuance is made. For the purposes of such adjustments, the consideration received or receivable by the Company for rights, options, warrants or convertible securities shall be deemed to be the consideration received by the Company for such rights, options, warrants or convertible securities, plus the consideration or premiums stated in such rights, options, warrants or convertible securities to be paid for the shares of Common Stock covered thereby. In case the Company shall sell and issue shares of Common Stock, or rights, options, warrants or convertible securities containing the right to subscribe for or purchase shares of Common Stock, for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the "consideration received or receivable by the Company" for purposes of this
Section 4.4, the Board of Directors shall determine, in its good faith discretion, the fair value of said property, and such determination, if made in good faith, shall be binding upon all Holders.

         4.5 Reorganization and Reclassification. In case of any capital reorganization or any reclassification of the capital stock of the Company while the Warrants remain outstanding, the Holder of the Warrants shall thereafter be entitled to purchase pursuant to the Warrants (in lieu of the kind and number of shares of Common Stock comprising Warrant Stock that such Holder would have been entitled to purchase or acquire immediately before such reorganization or reclassification) the kind and number of shares of stock of any class or classes or other securities or property for or into which such shares of Common Stock would have been exchanged, converted, or reclassified if the Warrant Stock had been purchased immediately before such reorganization or reclassification. In case of any such reorganization or reclassification, appropriate provision (as determined by resolutions of the Board of Directors of the Company) shall be made with respect to the rights and interest thereafter of the Holder of the Warrants, to the end that all the provisions of this Warrant Agreement (including adjustment provisions) shall thereafter be applicable, as nearly as reasonably practicable, in relation to such stock or other securities or property.

         4.6 Statement of Adjustment of Warrant Stock. Whenever the number or kind of shares comprising Warrant Stock or the Exercise Price is adjusted, the Company shall promptly give written notice and a certificate of a firm of independent public accountants selected by the Board of Directors (which may be the Company's regular independent accountants) to each Holder of record of the outstanding Warrants, stating that such an adjustment has been effected and setting forth the number and kind of shares purchasable and the amount of the then-current Exercise Price, and stating in reasonable detail the facts requiring such adjustment and the calculation of such adjustment.

         4.7      Adjustment Procedures.

                  (a) Whenever the number of shares of Warrant Stock purchasable upon the exercise of each Warrant is adjusted pursuant to this Article 4, as herein provided, the Exercise Price payable upon the exercise of each Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Warrant Stock purchasable upon the exercise of such Warrant immediately prior to such adjustment, and of which the denominator shall be the number of shares of Warrant Stock purchasable immediately thereafter. If any event or condition occurs as to which other provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the exercise or purchase rights of the Warrants in accordance with the essential intent and principles of such provisions, or which might materially and adversely affect the exercise or purchase rights of the Holders under any provision of the Warrants, then the Company shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such exercise and purchase rights as aforesaid, and any adjustment necessary with respect to the Exercise Price and the number of shares of Warrant Stock purchasable hereunder so as to preserve without dilution the rights of the holders of Warrants.

                  (b) For the purpose of this Article 4, the terms "shares of Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Company at the date of this Warrant Agreement, or
         (ii) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to Section 4.1 above, the Warrant Holders shall become entitled to purchase any securities of the Company other than shares of Common Stock, thereafter the number of such other securities so purchasable upon exercise of each Warrant and the Exercise Price of such securities shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Stock. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this Article 4.

                  (c) No adjustment in the number of shares of Warrant Stock purchasable under the Warrants shall be required unless such adjustment would require an increase or decrease of at least three-fourths of one percent (.75%) in the number of shares of Warrant Stock purchasable upon the exercise of each Warrant; provided, however, that any adjustments which by reason of this paragraph (c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a share.

         4.8 Voluntary Adjustment by the Company. The Company may, at its option, at any time during the term of the Warrants, reduce the then current Exercise Price to any amount determined appropriate by the Board of Directors of the Company.

                                    Article 5

                            Covenants of the Company

         The Company covenants and agrees that:

         5.1 At all times, the Company will reserve and set apart and have, free from preemptive rights, a sufficient number of shares of authorized by unissued Common Stock or other securities, if applicable, to enable it at any time to fulfill all its obligations hereunder.

         5.2 Before taking any action that would cause an adjustment reducing the Exercise Price per share below the then par value of the shares of Warrant Stock issuable upon exercise of the Warrant, the Company will take any corporate action that may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Warrant Stock at such adjusted price.

         5.3      In case the Company proposes:

                  (a) to pay any dividend, payable in securities (of any class or classes) upon its Common Stock or to make any distribution (other than ordinary cash dividends) to the holders of its Common Stock; or

                  (b) to subdivide as a whole (by reclassification, by the issuance of a stock dividend on Common Stock, or otherwise) the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock, with or without par value; or

                  (c) to grant to or offer to the holders of its Common Stock generally any rights or options; or

                  (d) to effect any capital reorganization or reclassification of capital stock of the Company; or

                  (e) to consolidate with, or merge into, any other corporation or business or transfer its property as an entirety or substantially as an entirety; or

                  (f) to effect the liquidation, dissolution, or winding up of the Company; or

                  (g) to make any other fundamental change in respect of which the Holder of this Warrant would have been entitled to vote, pursuant to the corporation law of Colorado, if the Warrant had been previously exercised;

then the Company shall cause notice of any such intended action to be given to the Holder of record of the Warrant (i) not less than thirty (30) days before the date on which the transfer books of the Company shall close or a record be taken for such stock dividend, distribution, granting of securities, rights or options, or for determining rights to vote in respect of any fundamental change, including any capital reorganization, reclassification, consolidation, merger, transfer, liquidation, dissolution, winding up, or other fundamental change, and
(ii) in the case of any such capital reorganization, reclassification, consolidation, merger, transfer, liquidation, dissolution, winding up, or other fundamental change not less than thirty (30) days before the same shall be effective.

         5.4 The Company covenants that if any share of Common Stock required to be reserved for purposes of exercise or conversion of Warrants issued hereunder that requires, under any applicable governing rule or regulation of any national securities exchange, registration with or approval of any governmental authority, or listing on any such national securities exchange or quotation service, before such shares may be issued upon exercise, the Company will use its best efforts to cause such shares to be duly registered, approved or listed on the relevant national securities exchange or quotation service, as the case may be.

         5.5 The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Stock upon the exercise of Warrants and any securities issued pursuant to Section 4 hereof; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrants or certificates for Warrant Stock and any securities issued pursuant to Section 4 hereof in a name other than that of the Holder of such Warrants.

         5.6 In case any of the Warrants shall be mutilated, lost, stolen or destroyed, the Company shall, on such reasonable terms as to indemnity or otherwise as it may in its discretion impose, issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest.

                                    Article 6

                    Not Stockholders; Limitation of Liability

         No provision of this Warrant Agreement or in any of the Warrants shall be construed as conferring upon the Holder the right to vote or to consent or to receive dividends or to receive dividends or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matter whatsoever as stockholders of the Company. In the absence of affirmative action by the Holder hereof to purchase shares of Common Stock, no provision hereof shall give rise to any liability of such Holder for the purchase price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

                                    Article 7

                              Repurchase of Warrant

         7.1 Right of First Refusal. In the event the Holder demands that all or any part of the Warrant Stock be registered pursuant to Section 9.2 herein, the Company shall have the right to repurchase the Warrant for cash at its Fair Market Value as of the date of the demand. In the event the Holder determines to transfer all or any portion of the Warrants pursuant to a bona fide offer to purchase (other than to an affiliate of such Holder), the Company shall have the right to repurchase the Warrants at the price of such bona fide offer. The Company must deliver written notice to the Holder of its election not repurchase the Warrant within 20 business days after receipt of a request by the Holder for registration or receipt of notice by the Holder of its intent to accept a bona fide offer, and such notification to the Holder must be accompanied by a nonrefundable cash earnest money deposit to Holder of the lesser of One Hundred Thousand Dollars ($100,000) or the purchase price of the Warrants under this
Section 7.1. The Company shall deliver the balance of the purchase price to the Holder within the earlier of the proposed closing date in the bona fide offer, if any and 60 days after delivery of its deposit. This right of first refusal shall not apply to any transfer to an "affiliate" (as defined in Rule 405 under the 1933 Act) of the Holder.

         7.2      Mandatory Repurchase.

                  (a) If the Company receives proceeds from any sale of its Properties (as defined in the Facility) except for sales of Hydrocarbons (as defined in the Facility) in the ordinary course of business while any amounts remain outstanding under the Facility representing 85% or less of its total net assets (based upon the amount received for the Properties and otherwise based upon the good faith determination of the Board of Directors of the Company), the Company shall, at the option of the Holders, repurchase at their Fair Market Value on a date no more than 35 business days after the date of such sale such percentage of the Warrants as shall be equal to the percentage of its Properties sold, all in accordance with a notice of repurchase mailed to each Holder on the earliest practicable date following (but in no event later than the 10th business day following) the Company's receipt of such proceeds which shall provide that electing Holders may return their Warrants within 20 business days if they elect to have the Company repurchase such Warrants; provided, however, that the Company shall not be required to offer to repurchase any Warrants until its sales of Properties equal or exceed $10 million in the aggregate. Any partial repurchase of the Warrants pursuant to this Section 7.2(a) shall be made pro rata among the Holders based upon all those Warrants returned for repurchase.

                  (b) The Company shall, on the earliest practicable date following (but in no event more than 10 business days following) the Company's receipt of proceeds from any sale of Properties (except for sales of Hydrocarbons in the ordinary course of business) while any amounts remain outstanding under the Facility that results in the Company having sold in the aggregate since the date of this Warrant Agreement in one or more transactions more than 85% or its total net assets (based upon the amount received for the assets sold and otherwise based upon the good faith determination of the Board of Directors of the Company), repurchase all of the Warrants at their Fair Market Value on the date of such sale.

                                    Article 8

                                     Mergers

         So long as this Warrant Agreement remains in effect, the Company will not merge or consolidate with or into any other corporation unless the successor corporation (if not the Company), shall expressly assume, by operation of law or by supplemental agreement executed and delivered to the Holders, the due and punctual performance and observance of each and every covenant and condition of this Warrant Agreement and the Warrants to be performed and observed by the Company.

                                    Article 9

                               Registration Rights

         9.1 Piggyback Registration Rights. If, at any time on or before the expiration of the Warrants, the Company proposes to file a registration statement for the public sale of any of its equity securities under the 1933 Act, other than a registration statement provided for in Section 9.2 hereof, the Company shall in each case, not later than thirty (30) days prior to the initial filing of the registration statement, deliver written notice of its intent to file such registration statement to the Holders, setting forth the minimum and maximum proposed offering price, commissions, and discounts in connection with the offering, and other relevant information. The Holders shall be entitled to include in such registration statement such number of Registrable Securities (as defined in Section 9.2) as they shall request within twenty (20) days after receipt of notice of the Company's intent to file a registration statement. The Company shall permit, or shall cause the managing underwriter of a proposed offering to permit, the holders of Registrable Securities requested to be included in the registration to include such securities in the proposed offering on the same terms and conditions as applicable to any similar securities of the Company, if any, included therein for the account of any person other than the Company and the holders of Warrants and/or Warrant Stock. If such registration is to involve an underwritten public offering in which the obligation of the underwriters is to take all of the securities to be sold if any are to be taken and the underwriters determine that marketing factors require limitation of the number of shares to be underwritten, or that the price would be adversely affected by the addition of such shares, then the number of Registrable Securities sought to be included pursuant hereto shall be reduced to the extent necessary to eliminate such adverse effect. The Company shall continuously maintain in effect any registration statement with respect to which the Registrable Securities have been requested to be included (and are so included) for lesser of (i) 180 days after the effectiveness of such registration statement or (ii) the consummation of the distribution by the Holders of the Registrable Securities ("Piggy-back Termination Date"); provided, however, that if at the Piggy-back Termination Date the Registrable Securities are covered by a registration statement which is, or is required to remain, in effect beyond the Piggy-back Termination Date, the Company shall maintain in effect the registration statement as it relates to the Registrable Securities for so long as such registration statement remains or is required to remain in effect for any of such other securities. If officers or directors of the Company or persons holding five percent (5%) or more of any class of equity securities of the Company request inclusion in such underwriting, the Company may offer to such officers or directors that such other securities be included in the underwriting, provided, however, that if the underwriters determines that marketing factors require limitation of the number of shares to be underwritten, or that the price would be adversely affected by the addition of the securities proposed to be added, the securities of the Company held by the officers and directors and other security holders of the Company and the Registrable Securities shall be excluded from such registration and underwriting on a pro-rata basis to the extent necessary to eliminate such adverse effect. Nothing in this Section 9.1 shall be construed as giving the Holders any right to restrain, enjoin, or otherwise delay registration.

         9.2 Demand Registration Rights. The Company covenants and agrees with Chase and any subsequent holders of the Warrants and/or Warrant Stock that within 60 days after receipt of a written request from Holders, the Company shall file a registration statement (and use its best efforts to cause such registration statement to become effective under the 1933 Act) provided that in the opinion of the Company's counsel, no events preclude such registration with respect to the offering and sale or other disposition of such of the Warrants and/or Warrant Stock (including any securities received by the Holders pursuant to Section 4 hereof) (all such securities, the "Registrable Securities") as the Holders shall elect which amount shall constitute at least 50% of the Registrable Securities, provided, however, that the Company shall not be required to comply with such demand until after it has first become subject to periodic reporting requirements under the regulations of the Securities and Exchange Commission (the "Commission"). The Company shall use its best efforts continuously to maintain the effectiveness of such registration statement for the lesser of (i) 180 days after the effective date of the registration statement or (ii) the consummation of the distribution by the holders of the Registrable Securities covered by such registration statement (the "Termination Date"); provided, however, that if at the Termination Date, the offered securities are covered by a registration statement which also covers other securities and which is required to remain in effect beyond the Termination Date, the Company shall maintain in effect such registration statement as it relates to the Registrable Securities for so long as such registration statement (or any subsequent registration statement) remains or is required to remain in effect for any of such other securities. The Company shall not be required to comply with more than two requests for registration pursuant to this Section
9.2. If the Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 9.2. The Company shall (together with Holders who propose to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with a representative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Holders.

         If a registration requested pursuant to this Section 9.2 is to involve an underwritten public offering in which the obligation of the underwriters is to take all of the shares to be sold if any are to be taken, the Company and other holders of securities of the Company may include securities in such registration only with the consent of the Holders.

         In the event  that the Holder  demands  registration  pursuant  to this
Section 9.2 within the six months immediately prior to expiration of the Warrants, and the Company, through no fault of the Holder, is unable to provide such registration, the expiration date of this Warrant shall be extended until the thirtieth (30th) day after a registration statement is declared effective.

         9.3  Filing  Obligations  of  the  Company.   In  connection  with  any
registration of Registrable Securities effected under Sections 9.1 or 9.2, the Company shall:

                  (a) prepare and file the registration statement and such amendments and supplements to the registration statement and the prospectus or offering circular used in connection therewith as may be necessary to keep the registration statement effective for the required period and to comply with the provisions of the 1933 Act and the rules and regulations thereunder with respect to the disposition of all Registrable Securities covered by the registration statement for the period required to effect the distribution thereof;

                  (b) furnish to the Holder such number of copies of any prospectus or offering circular, including a preliminary prospectus, and of a full registration statement and exhibits in conformity with the requirements of the 1933 Act and rules and regulations thereunder, as the Holder may reasonably request in order to facilitate the disposition of such securities;

                  (c) use its best efforts to register or qualify the Registrable Securities covered by the registration statement under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request, and accomplish any and all other acts and things which may be necessary or advisable to permit sale in such jurisdictions of such Registrable Securities; provided, however, that the Company shall not be required to register as a dealer or to qualify as a foreign corporation in any such jurisdictions or to escrow any shares of its capital stock; and provided, further that the Company shall not be obligated to register or qualify the Registrable Securities for sale in any particular state in which the Company would be required to execute a general consent to service of process in effecting such registration or qualification.

                  (d) enter into indemnity and contribution agreements, each in customary form, with each underwriter, if any, and each holder of Registrable Securities included in such registration statement; and, if requested, enter into an underwriting agreement containing customary representations, warranties, covenants, allocation of expenses, and customary closing conditions including, but not limited to, opinions of counsel, accountants' cold comfort letters and petroleum engineers' reports, with any underwriter who participates in the offering of Registrable Securities;

                  (e) list the Warrant Stock on each securities exchange on which the Common Stock is listed.

         9.4 Expenses. All expenses incurred by the Company in connection with any registration of Registrable Securities effected under Sections 9.1 or 9.2, including, without limitation, all registration or filing fees, fees and expenses of complying with state securities and blue sky laws, printing expenses, fees and expenses of the Company's counsel and accountants shall be paid by the Company; provided, however, that all underwriting discounts and selling commissions applicable to the Registrable Securities shall not be borne by the Company but shall be borne by the Holder.

         9.5      Indemnification.

                  (a) By the Company. In connection with the filing of any registration statements and sales of Registrable Securities thereunder, the Company shall indemnify and hold harmless the Holders of Warrants, any underwriter, the directors, officers, employees and agents of the Holders and each underwriter and each Person, if any, who controls the Holder or the underwriter within the meaning of the 1933 Act, against losses, claims, damages or liabilities, joint or several (or actions in respect thereto) ("Losses"), insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which
         Warrant Stock was registered under the 1933 Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or any report filed by the Company with the Securities and Exchange Commission (the "Disclosure Documents"), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse any such Holder, underwriter, or controlling Person for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claims, excluding any amounts paid in settlement of litigation, commenced or threatened, if such settlement is effected without the prior written consent of the Company; provided, however, that the Company shall not be liable in any such case to the extent that any such Losses arise out of or are based upon any untrue statement, alleged untrue statement or omission or alleged omission made in such Disclosure Document in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of the Holder specifically for inclusion therein.

                  (b) By the Holder. In connection with the filing of any registration statement and sales of Registrable Securities thereunder, the Holder shall indemnify the Company, each of its directors, each of its officers who signed such registration statement, and each other Person, if any, who controls the Company within the meaning of the 1933 Act, against any Losses to which the Company, any of its directors, officers, or controlling Persons may become subject under the 1933 Act or otherwise, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any of the Disclosure Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, and any of its directors, officers, or controlling Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claims, excluding any amounts paid in settlement of litigation, commenced or threatened, if such settlement is effected without the prior written consent of the Holder, provided, however, that such indemnification or reimbursement shall be payable in any such case only to the extent that such statement or alleged statement or omission or alleged omission is made in reliance on information furnished to the Company in writing by or on behalf of the Holder specifically for inclusion therein. Notwithstanding the provisions of this Section 9.5(b), no Holder shall be liable in or required to contribute an amount exceeding the product of the sales price per share (net of any commissions or underwriting discounts) and the number of shares or Warrants sold by such Holder.

         9.6 Restrictions on Public Sale by the Company. To the extent not inconsistent with applicable law, the Company agrees (i) not to effect any public sale or distribution of any securities similar to the Registrable Securities or any securities convertible into or exchangeable or exercisable for such securities (or any option or other right for such securities), for any securities that may be issued to the Holders pursuant Section 4 hereof, during the 15-day period prior to, and during the 60-day period beginning on the effective date of any registration statement under which the Registrable Securities are registered in accordance with Section 9.2 (other than as part of such registration).

         9.7 Rule 144. With a view to making available to Holders the benefits of certain rules of the Commission that may permit the sale of Registrable Securities to the public without registration, the Company hereby covenants and agrees after it first becomes subject to the periodic reporting requirements under the rules and regulations of the Commission to use its best efforts to:
(i) file in a timely manner all reports and other documents required to be filed by it under the 1933 Act and the Securities Exchange Act of 1934 and the rules and regulations adopted by the Commission thereunder necessary to permit sales under Rule 144 under the 1933 Act, and the Company will take such further action (not requiring the expenditure of any out-of-pocket costs or the taking of any action not ordinarily taken by public companies to facilitate sales) to the extent required from time to time to enable Holders to sell Registrable Securities (whether or not any such securities have been the subject of a demand or piggy-back request under Article 9 hereof) without registration under the 1933 Act within the limitation of the exemptions provided by (a) Rule 144 under the 1933 Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission and (ii) promptly furnish each Holder a copy of all such reports and documents. Upon the request of a Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

         9.8 Other Registration Rights. The Company hereby agrees that it shall not issue any additional registration rights with respect to shares of its Common Stock, warrants to purchase its Common Stock or securities convertible into its Common Stock, which are inconsistent with the provisions of this Warrant Agreement.

                                   Article 10

            Representations, Warranties and Covenants of the Company

         The Company hereby represents, warrants and covenants as follows:

         10.1 Existence. Each of the Company and each of its subsidiaries: (a) is a corporation duly organized, legally existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

         10.2 Power and Authority. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under the Warrant Agreement and the Warrants; and the execution, delivery and performance by the Company of the Warrant Agreement and the Warrants have been duly authorized by all necessary corporate action on its part; and the Warrant Agreement and the Warrants constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, except (i) that such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

         10.3 Reservation, Issuance and Delivery of Common Stock. There have been reserved for issuance, and the Company shall at all times keep reserved, out of the authorized and unissued shares of Common Stock, a number of shares sufficient to provide for the exercise of the rights of purchase represented by the Warrants, and such shares, when issued upon receipt of payment therefor in accordance with the terms of the Warrants and of this Warrant Agreement, will be legally and validly issued, fully paid and non-assessable and will be free of any preemptive rights of shareholders or any restrictions; provided, however, that unless the Holders shall have exercised their registration rights in
Section 9 hereof, such shares will not be registered under the Securities Act of 1933, as amended or any state's securities act.

         10.4 Execution and Delivery. Neither the execution and delivery of the Warrant Agreement and the Warrants nor compliance with the terms and provisions hereof will conflict with our result in a breach of, or require any consent which has not been obtained as of the date hereof, the charter or by-laws of the Company or any of its subsidiaries, or any Governmental Requirement or any agreement or instrument to which the Company or any of its subsidiaries is a party or by which it is bound or to which it or its properties are subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien upon any of the revenues or assets of the Company or any of its subsidiaries pursuant to the terms of any such agreement or instrument other than the liens created pursuant to the terms of the Facility. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority are necessary for the execution, delivery or performance by the Company of the Warrant Agreement or the Warrants or for the validity or enforceability thereof.

         10.5 Litigation. Except as disclosed to Chase in Schedule 7.03 to the Facility, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Company threatened against or affecting the Company or any of its subsidiaries which involves the possibility of any judgment or liability against the Company or any of its subsidiaries not fully covered by insurance (except for normal deductibles), and which would have a Material Adverse Effect.

         10.6 Compliance with Laws, Rules, Regulations and Orders. Neither the Company nor any of its subsidiaries has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

         10.7 No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to the Holder in connection with the negotiation of this Warrant Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to the Company and its subsidiaries taken as a whole. There is no fact peculiar to the Company or its subsidiaries which has a Material Adverse Effect or in the future is reasonably likely to have (so far as the Company can now foresee) a Material Adverse Effect and which has not been set forth in this Warrant Agreement, the Facility or the other documents, certificates and statements furnished to the Holder by or on behalf of the Company or its subsidiaries prior to the date hereof in connection with the transactions contemplated hereby and thereby.

                                   Article 11

                                  Miscellaneous

         11.1 Governing Law. THIS WARRANT AGREEMENT AND THE WARRANTS (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, OTHER THAN THE CONFLICT OF LAWS RULES THEREOF.

         11.2 Notices. Any notice or other communication required or permitted to be given or delivered pursuant to this Warrant shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), or delivered by overnight courier service or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address in the United States of America for a party as shall be specified by like notice; provided that notices of change of address shall be effective only upon receipt thereof):

                  (i)      to the Holder as follows:

                           The Chase Manhattan Bank, N.A.
                           1 Chase Manhattan Plaza
                           New York, New York  10005
                           Attn:  Richard F. Betz
                           Facsimile No.: (212) 552-1687

                           Vinson & Elkins L.L.P.
                           1001 Fannin Street
                           Houston, Texas  77002-6067
                           Attn:  Larry G. Barbour
                           Facsimile No.: (713) 758-2346

                  (ii)     to the Company as follows:

                           Vessels Oil & Gas Company
                           1050 Seventeenth St., Suite 2000
                           Denver, Colorado  80265
                           Attn:  Nicholas Aretakis/Richard Hartfield
                           Facsimile No.:  (303) 825-2532

         11.3 Severability. If any provision of this Warrant Agreement shall be held invalid, illegal or unenforceable in any respect such invalidity, illegality or unenforceability shall not affect any other provision of this Warrant Agreement.

         11.4 Headings. The headings in this Warrant Agreement are for reference purposes only and are not intended to affect the interpretation of any provision of this Warrant Agreement.

         11.5 Amendment. This Warrant Agreement cannot be amended or modified except by a written agreement. Any amendment of this Warrant Agreement may be effected with the consent of at least a majority of the total then outstanding Warrants; provided that, any amendment which shall have the effect of materially adversely affecting the interests of any Holder shall not be effective with respect to such Holder if such Holder shall not have consented thereto.

         11.6 Assignment. This Warrant Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns except that no party may assign or transfer its rights or obligations under this Agreement to the extent explicitly prohibited herein.

         11.7 Right to Inspection. The Company will permit the Holders upon prior notice to the Company, during normal business hours, to inspect those properties, books and records reasonably related to their interests as Holders, and will promptly respond to and discuss with such Holders inquiries regarding the management, business and affairs of the Company; provided, however, that these inspection rights exist only for Holders of at least 33% of the then outstanding Warrants and; provided, further, that each Holder who receives confidential information from the Company agrees that it will maintain the confidentiality of such information except to the extent it is required by law to disclose such confidential information.

         11.8 Survival of Representations, Warranties and Covenants. All representations and warranties of the Company and all covenants and agreements made herein shall survive the execution and delivery of this Warrant Agreement and the Warrants and shall remain in force and effect until the Expiration Date.

         11.9  Entire  Agreement.  This  Warrant  Agreement,  together  with its attachments, contains the entire understanding among the parties hereto with respect to the subject matter hereof and supercedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.

         IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be signed by their appropriate officers thereunto duly authorized.

         Dated:  September 12, 1994

                                           VESSELS OIL & GAS COMPANY


                                           By:  /s/ T. J. Vessels
                                           T.J. Vessels, President

                                          CHASE MANHATTAN BANK, N.A.

                                           By:
                                           Name:
                                           Title:

THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND THE SHARES OF COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT, OR (ii) AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933. ANY SALE PURSUANT TO CLAUSE (ii) OF THE PRECEDING SENTENCE MUST BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH EXEMPTION FROM REGISTRATION IS AVAILABLE IN CONNECTION WITH SUCH SALE.

THE TRANSFER OR EXCHANGE OF THE WARRANTS AND COMMON STOCK UNDERLYING SUCH WARRANTS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RIGHTS OF FIRST REFUSAL AND RESTRICTED IN ACCORDANCE WITH THE WARRANT AGREEMENT REFERRED TO HEREIN.

         No. UD-01                                         130 Warrants

                       VOID AFTER 5:00 P.M. NEW YORK TIME
                              ON SEPTEMBER 12, 2004
                            VESSELS OIL & GAS COMPANY
                               WARRANT CERTIFICATE

         THIS CERTIFIES THAT for value received CHASE MANHATTAN CAPITAL CORPORATION, the registered holder hereof or registered assigns (the "Holder"), is the owner of the number of Warrants set forth above, each of which entitles the owner thereof to purchase at any time from 9:00 A.M., New York time, on September 12, 1994, until 5:00 P.M., New York time, on September 12, 2004, one fully paid and nonassessable share of the Common Stock (subject to adjustment), par value $.10 per share (the "Common Stock"), of Vessels Oil & Gas Company, a Colorado corporation (the "Company"), at the purchase price of $3,000 per share, subject to adjustment as described in the Warrant Agreement referred to below (the "Exercise Price"). The Holder may pay the Exercise Price in cash, or by certified or official bank check or by reduction of the outstanding principal amount under the Facility, or make a net exercise for Warrant Stock as described in the Warrant Agreement.

         This Warrant Certificate is subject to, and entitled to the benefits of, all of the terms, provisions and conditions of an agreement dated September 12, 1994 (the "Warrant Agreement") between the Company and The Chase Manhattan Bank, N.A., which Warrant Agreement is hereby incorporated herein by reference and made a part hereof and to which Warrant Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Company and the Holders of the Warrant Certificates. Copies of the Warrant Agreement are on file at the principal office of the Company.

         The Holder hereof may be treated by the Company and all other persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding, and until such transfer on such books, the Company may treat the Holder hereof as the owner for all purposes.

         This Warrant Certificate, with or without other Warrant Certificates, upon surrender at the principal office of the Company, may be exchanged for another Warrant Certificate or Warrant Certificates of like tenor and date evidencing Warrants entitling the Holder to purchase a like aggregate number of shares of Common Stock as the Warrants evidenced by the Warrant Certificate or Warrant Certificates surrendered entitled to such Holder to purchase. If this Warrant Certificate shall be exercised in part, the Holder shall be entitled to receive upon surrender hereof, another Warrant Certificate or Warrant Certificates for the number of whole Warrants not exercised.

         No fractional shares of Common Stock will be issued upon the exercise of any Warrant or Warrants evidenced hereby, but in lieu thereof a cash payment will be made, as provided in the Warrant Agreement.

         Neither the Warrants nor the Warrant Certificate entitles any Warrant Holder hereof to any of the rights of a shareholder of the Company.

         This Warrant shall be deemed to be a contract made under and shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

         IN WITNESS WHEREOF, Vessels Oil & Gas Company has caused the signature of its Vice President and Secretary to be printed hereon and its corporate seal to be printed hereon.

                                              VESSELS OIL & GAS COMPANY

                                              By:
                                              Name:
                                              Title:
Attest:

-------------------------

                                                                 EXHIBIT 10.31


No. of Shares:  Fifty (50)

                            VESSELS OIL & GAS COMPANY

                          COMMON STOCK PURCHASE WARRANT

THIS WARRANT AND THE SHARES PURCHASABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES (REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL), OR AN OPINION OF THE COMPANY'S COUNSEL STATING THAT SUCH SALE, TRANSFER, OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

         FOR VALUE RECEIVED, Associated Energy Managers, Inc., a Delaware corporation (the "Holder"), is entitled to purchase from Vessels Oil & Gas Company, a Colorado corporation (the "Company"), subject to the terms and conditions herein set forth, at any time before 5:00 p.m. Fairfield, Connecticut time on December 30, 2000, or, if such day is not a business day, the first business day thereafter (the "Expiration Date") or such other date as may be established in accordance with the terms of this Warrant, Fifty (50) of the shares of duly authorized, validly issued, fully paid and nonassessable Common Stock of the Company, par value ten cents ($0.10) per share (the "Warrant Stock"), subject to adjustment of the number or kind of shares constituting Warrant Stock as hereinafter provided. The Holder is entitled to purchase the Warrant Stock for One Thousand Three Hundred Fifty Dollars ($1,350) per share, subject to adjustment as hereinafter provided (the "Exercise Price"), and is entitled also to exercise the other appurtenant rights, powers, and privileges hereinafter set forth.

                             Article 1 Definitions.

         For all purposes of this Warrant, unless the context otherwise requires, the following terms have the following meanings:

         1.1 "Common Stock" means the Company's authorized common stock, par value ten cents ($0.10) per share. "Common Stock Equivalent" has the meaning ascribed to that term in Section 4.5(a).

         1.2 "Company" means Vessels Oil & Gas Company, a corporation organized and existing under the laws of the State of Colorado, and any successor corporation.

         1.3 "Exercise Price" means the exercise price for the Warrant Stock established in accordance with Article 4.

         1.4  "Existing  Stock" shall have the meaning  ascribed to that term in
Section 4.4 hereof.

         1.5 "Expiration Date" means December 30, 2000, or, if such day is not a business day, the first business day thereafter, or such other date as may be established in accordance with the terms of this Warrant.

         1.6 "Fair Market Value" in reference to the Common Stock means, in the event such stock is traded on a national securities exchange or in the over the counter market as reported by the National Association of Securities Dealers Automated Quotation System (stock being so traded or reported being referred to herein as "Publicly Traded"), the average closing bid price of such stock on the ten (10) trading days immediately preceding the date as of which such value is to be determined, and in the event the Common Stock is not so traded or reported, the value of such stock shall be determined on the fair market value of the Company either on (i) a going-concern basis, or (ii) a liquidation basis, whichever is higher, both values to be determined by an appraiser mutually acceptable to the Holder and the Company, the determination of such appraiser to be final in the absence of fraud or bad faith. If the Company has registered shares of Common Stock for an underwritten public distribution, Fair Market Value shall be the actual price per share at which shares are first offered upon the registration statement becoming effective or, if the event in question occurs upon the eve of the effective date, the suggested price per share. In the event the Common Stock is not Publicly Traded, Fair Market Value in reference to a share of the Common Stock shall mean the Fair Market Value of the Company (as defined in the previous sentence) allocable to the issued Common Stock divided by the number of shares of Common Stock that would have been outstanding had (i) this Warrant and that certain warrant to AEM dated December 16, 1993, providing for the purchase of 50 shares at an initial Exercise Price of $3,000, (ii) all options to purchase Common Stock, and (iii) all securities convertible into Common Stock at a price per share no greater than Fair Market Value, been exercised or converted on the date as of which such value is to be determined (with appropriate adjustment by appraisal to reflect the proceeds of the assumed exercise or conversion of outstanding securities). As applicable to Warrants, Fair Market Value shall mean the Fair Market Value of the Common Stock subject to such Warrants minus the Exercise Price of such Warrants established in accordance with Article 4.

         1.7 "Holder" means Associated Energy Managers, Inc., a Delaware corporation, and its successors or assigns as holder of this Warrant.

         1.8      "1933 Act" means the Securities Act of 1933, as amended.

         1.9 "Person" means any natural person, sole proprietorship, general partnership, limited partnership, joint venture, trust, unincorporated organization, association, corporation, institution, private or governmental entity, or party.

         1.10     "Publicly Traded" has the meaning ascribed in Section 1.6.

         1.11 "Subscription Notice" means a written notice to the Company of Holder's election to exercise its right under the Warrant to purchase Common Stock, in substantially the form of Exhibit A attached hereto.

         1.12 "Warrant" means this Warrant and any Warrants issued on or in substitution for this Warrant.

         1.13 "Warrant Stock" means the shares of Common Stock or other securities to be acquired upon the exercise of the Warrant.

                         Article 2 Exercise of Warrant.

         2.1 Partial Exercise. This Warrant may be exercised in whole or in part. In the event of a partial exercise, the Company shall execute and deliver to the Holder (or to such other Person as shall be designated in the Subscription Notice) a new Warrant covering the unexercised portion of the Warrant Stock.

         2.2 Procedure. To exercise this Warrant, the Holder shall deliver to the Company at its principal office:

         (a) a written notice, in substantially the form of the Subscription Notice, of the Holder's election to exercise this Warrant;

         (b) a check payable to the Company in the amount of the Exercise Price; and

         (c) this Warrant.

The Company  shall as promptly as  practicable,  and in any event within  twenty
(20) days after receipt of such notice, execute and deliver or cause to be executed and delivered one or more certificates representing the aggregate number of shares of Warrant Stock to which the Holder is entitled and, if this Warrant is exercised in part, a new Warrant as set forth in Section 2.1.

         2.3 Name and Effective Date. The stock certificate(s) so delivered shall be issued in the name of the Holder or such other name as shall be designated in the notice specified in Section 2.2. Such certificate(s) shall be deemed to have been issued and such Holder or any other Person so designated to be named therein shall be deemed for all purposes to have become a Holder of record of such shares as of the date the Company actually receives the notice specified in Section 2.2.

         2.4 Expenses. The Company shall pay all expenses, taxes, and other charges payable in connection with the preparation, issue, and delivery of such stock certificate(s), except that, in case such stock certificate(s) shall be registered in a name or names other than the name of the Holder of this Warrant, stock transfer taxes that are payable upon the issuance of such stock certificate(s) shall be paid by the Holder hereof.

         2.5 Legal Requirements. The Warrant Stock issued upon the exercise of this Warrant shall be validly issued, fully paid, and nonassessable.

         2.6 No Fractional Shares. The Company shall not issue a stock certificate representing any fraction of a share upon partial exercise by a Holder of such Holder's rights hereunder.

         2.7 Cashless Exercise. Notwithstanding Section 2.2 of this Warrant or any other provision of this Warrant to the contrary, the Company agrees that, in addition to the Holder's rights under this Warrant, the Holder may, upon any full or partial exercise of this Warrant, at its election, pay the aggregate Exercise Price applicable to such exercise by delivering the Warrant to the Company and receiving from the Company in return therefor the number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the Fair Market Value of the Warrant as established by the last sentence of Section 1.6.

         2.8 Lock Up Agreement. If reasonably requested by the underwriter managing an initial public distribution of the Company's Common Stock, the Holder shall execute the suggested agreement providing for a period of time (the "Lock Up Period") immediately following the effective date of the Company's registration statement (which Lock Up Period shall not exceed the Lock Up Period requested of other significant holders of the Company's Common Stock) during which period the Holder will not sell its Warrant Stock into the public markets. The Holder's undertaking in this regard will not extend to Warrant Stock included in the registration statement, whether pursuant to Section 9 hereof or otherwise, and shall lapse if the aggregate holdings of Endowment Energy Partners, L.P., Endowment Energy Partners II, Limited Partnership, and Holder shall fail to represent at least 5% of the Company's outstanding Common Stock.

                               Article 3 Transfer.

         3.1 Permitted Transferees. This Warrant shall be freely transferable, in whole or in part, subject to the limitations specified in Section 3.2 herein, and subject also to the Company's right to repurchase the Warrant Stock as specified in Section 7.1 herein ("Right of First Refusal"), if the Company's Stock is Publicly Traded. If the Company's Stock is not Publicly Traded, this Warrant shall be transferable, in whole or in part (subject to the limitations specified in Section 3.2 herein, and subject also to the Company's right to repurchase the Warrant Stock as specified in Section 7.1 herein), only to an Affiliate (as that term is defined in Rule 405 under the 1933 Act) of Holder. Pursuant to Sections 2.1 and 2.3 above, Holder may only designate as a recipient of the Warrant Stock Holder or a Person to whom Holder could transfer the Warrant under this Section 3.1.

         3.2 Securities Laws. Neither this Warrant nor the Warrant Stock shall be transferable unless:

         (a) either a registration statement under the 1933 Act is in effect covering the Warrant or the Warrant Stock, as the case may be, or the Company has received an opinion from Company counsel to the effect that such registration is not required, or the Holder has furnished to the Company an opinion of Holder's counsel, which counsel shall be reasonably satisfactory to the Company, to the effect that such registration is not required; and

         (b) the transfer complies with any applicable state securities laws.

In the event Holder seeks an opinion as to transfer without registration from Holder's counsel, the Company shall provide such factual information to Holder's counsel as Holder's counsel may reasonably request for the purpose of rendering such opinion and such counsel may rely on the accuracy and completeness of such information in rendering such opinion.

         Upon issuance, the Warrant Stock will bear a legend describing the restrictions on transfer set forth in this Section 3.2.

         3.3 Procedure. The Holder may transfer this Warrant on the books of the Company by surrendering to the Company:

         (a)      this Warrant;

         (b) a written assignment of this Warrant, in substantially the form of the Assignment attached as Exhibit B hereto, naming the assignee duly executed by the Holder; and

         (c) funds sufficient to pay any stock transfer taxes payable upon the making of such transfer.

The Company shall thereupon execute and deliver a new Warrant in the name of the assignee specified in such instrument of assignment, and if this Warrant is transferred in part, the Company shall also execute and deliver in the name of the Holder a new warrant covering the untransferred portion of the Warrant. Upon issuance of the new Warrant or Warrants, the Warrant surrendered for transfer shall be cancelled by the Company.

         3.4 Expenses. The Holder shall pay all expenses, taxes (other than transfer taxes), and other charges payable in connection with the preparation, issue, and delivery of any new Warrant under this Article 3.

                                Article 4 Exercise Price and Adjustments.

         4.1 Initial Exercise Price. The Initial Exercise Price for the Warrant Stock shall be One Thousand Three Hundred Fifty Dollars ($1,350) per share.

         4.2 Stock Splits, Stock Dividends and Reverse Stock Splits. If at any time the Company shall subdivide (by reclassification, by the issuance of a Common Stock dividend on Common Stock, or otherwise) its outstanding shares of Common Stock into a greater number, the number of shares of Common Stock that may be purchased hereunder shall be increased proportionately and the Exercise Price per share of Common Stock shall be decreased proportionately as of the effective date of such action. The effective date of a stock dividend shall be the date on which the dividend is declared. Issuance of a Common Stock dividend shall be treated as a subdivision of the whole number of shares of Common Stock outstanding immediately before the record date for such dividend into a number of shares equal to such whole number of shares so outstanding plus the number of shares issued as a stock dividend. If at any time the Company shall combine (by reclassification or otherwise) its outstanding number of shares of Common Stock into a lesser number, the number of shares of Common Stock that may be purchased hereunder shall be reduced proportionately and the Exercise Price per share of Common Stock shall be increased proportionately as of the effective date of such action.

         4.3 Dividends Other than in Common Stock or Cash; Other Distributions. If at any time while this Warrant is outstanding the Company shall declare or make for the benefit of all holders of its Common Stock any dividend or distribution upon its Common Stock other than ordinary cash dividends, or distributions to which Section 4.2 or 4.4 apply (whether payable in stock of any class or classes other than its Common Stock or payable in evidences of indebtedness or assets or in rights, options, or warrants or convertible or exchangeable securities), then in each such case the number of shares of Common Stock that may be purchased hereunder shall be determined by multiplying the number of shares of Common Stock theretofore comprising the Warrant Stock by a fraction, the numerator of which shall be the Fair Market Value per share of the Common Stock determined in accordance with Section 1.6 as of the record date for such dividend or distribution and the denominator of which shall be the Fair Market Value per share, as so determined, less the fair value as of such date, as reasonably determined by the Board of Directors of the Company, of the portion of such dividend or distribution applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive the distribution. In the event the Company determines that the adjustment provided for above is unduly difficult or expensive to effect because of difficulties of valuation, the Company may, at its option and as an alternative to the adjustment, distribute and place in escrow for the Holder that portion of such dividend or distribution which the Holder would have received had it exercised this Warrant before the declaration of the dividend or the making of the distribution. Upon exercise of this Warrant, the Holder shall receive its portion of the dividend, distribution, or rights.

         4.4 Issuance on Common Stock Options, Warrants or Rights. If at any time while this Warrant is outstanding the Company shall grant to all holders of its Common Stock any rights, options or warrants (referred to in this Section
4.4 as "Rights") entitling them to purchase shares of Common Stock at a price per share which is lower at the record date for such issuance than the Fair Market Value of the Common Stock on such date determined in accordance with
Section 1.6, the number of Shares of Common Stock that may be purchased hereunder shall be determined by multiplying the number of Shares of Common Stock theretofore purchasable upon exercise of each Warrant by a fraction of which the numerator shall be the number of shares of Common Stock outstanding or subject to issuance at prices at or below the Fair Market Value of the Common Stock on such record date (the "Existing Stock") plus the number of shares offered pursuant to the Rights and of which the denominator shall be the number of shares of Existing Stock plus the number of shares which the aggregate offering price of the total number of shares of Common Stock offered pursuant to the Rights would purchase at the then current Fair Market Value per share of Common Stock. Such adjustment shall be made whenever such rights, options or warrants are issued and shall become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such rights, options or warrants. In the event the Company determines that the adjustment provided for above in this Section is unduly difficult or expensive to effect because of difficulties of valuation, the Company may, at its option and as an alternative to the adjustment, grant and convey to the Holder such Rights which the Holder would have received had it exercised this Warrant before issuance of the Rights.

         On the expiration or termination of any of the Rights, the number of shares of Common Stock then purchasable upon the exercise of each Warrant and the exercise price then in effect shall be subject to readjustment and the number of shares of Common Stock subject to the Warrants shall forthwith the decreased and the exercise price under the Warrants shall forthwith be increased to that which would have been in effect at the time of such expiration or termination had such Rights, to the extent outstanding immediately prior to such expiration or termination, never been issued.

         4.5 Anti-dilution Adjustment in Exercise Price. (a) In case the Company shall at any time after the date of this Warrant issue for consideration any shares of Common Stock, or any securities or other rights convertible into Common Stock or entitled to receive Common Stock, or any other equity securities entitled to participate with the Common Stock in the earnings or the assets of the Company (but not any equity security entitled to a fixed preference in such earnings or assets rather than a participation therein) (such other securities or rights herein called "Common Stock Equivalents"), for a price per share less than the Exercise Price in effect immediately preceding the issuance of such additional Common Stock or Common Stock Equivalents, the Exercise Price in effect immediately prior to the issuance of such additional shares or Common Stock Equivalents shall forthwith be reduced to a price determined by dividing:

         (i) An amount equal to the sum of (x) the total number of shares of Common Stock deemed to be outstanding immediately prior to such issuance multiplied by the Exercise Price in effect immediately prior to such issuance,
(y) the total number of additional shares of Common Stock so multiplied by the price per share, if any, for which such shares are sold, and (z) the aggregate amount paid for the Common Stock Equivalents so sold plus the aggregate amount subsequently required to be paid under the terms of such Common Stock Equivalents to acquire additional shares of Common Stock by:

         (ii) The total number of shares of Common Stock deemed to be outstanding immediately after the issuance of such additional shares of Common Stock or Common Stock Equivalents.

         (b) For purposes of clauses (i) and (ii) of Subsection 4.5(a), the total number of shares of Common Stock deemed to be outstanding shall include that number of shares of Common Stock actually outstanding plus that number of shares of Common Stock then issuable under this Warrant plus that number of shares of Common Stock then issuable pursuant to terms of the Common Stock Equivalents at a price per share, computed pursuant to Subsection 4.5(d), that is less than the Exercise Price.

         (c) For purposes of this Section 4.5, the price per share for which additional shares of Common Stock and Common Stock Equivalents are issued or sold shall, to the extent such price consists of cash, be computed on the basis of the amount of cash received by the Company (and in the case of Common Stock Equivalents, such amount plus the amount of cash required to be paid to acquire additional shares of Common Stock), after deduction of any expenses payable by the Company and any underwriting or similar commissions, compensations or concessions paid or allowed by the Company in connection with such issue or sale. To the extent that the consideration for such additional shares and Common Stock Equivalents is property or services other than cash, the amount thereof shall be the value received by or required to be paid to the Company as fixed in good faith by the Board of Directors of the Company.

         (d) The  Exercise  Price  shall  never be  increased  pursuant  to this
Section 4.5 except as provided in this Subsection 4.5(d) or Section 4.6 below. Upon the expiration unexercised of the entitlement to receive shares of Common Stock under any Common Stock Equivalents the sale of which resulted in an adjustment to the Exercise Price under this Section 4.5, then the Exercise Price shall thereupon be increased by the amount that the sale of such Common Stock Equivalent caused the Exercise Price to be decreased (subject to any applicable adjustment hereunder) and thereafter adjustments will be made to the Exercise Price in accordance with this Section 4.5.

         (e) This Section 4.5 shall not apply to the Company's preferred stock issued to Endowment Energy Partners, L.P. ("EEP") and to Endowment Energy Partners II, Limited Partnership ("EEP II"), pursuant to (i) that certain Amended and Restated Financing Agreement, dated May 16, 1993, as amended by that certain First Amendment to Amended and Restated Financing Agreement, dated December 16, 1993, by and between the Company and Vessels Gas Processing, Inc. ("VGP"), as borrower, and EEP, as lender, and (ii) that certain Financing Agreement, dated December 16, 1993, by and between the Company and VGP, as borrower, and Endowment Energy Co-Investment Partnership, as lender, of which EEP and EEP II are general partners.

         4.6 Exercise in Connection with an Initial Public Offering. Notwithstanding anything to the contrary contained herein, the Holder agrees that it shall, upon written request of the Company, exercise the Warrant (whether pursuant to Section 2.2 or Section 2.7) in whole not later than the business day prior to the day on which a registration statement relating to the initial public offering of securities of the Company is declared effective by the Securities and Exchange Commission; provided, however, that the obligation to exercise the Warrant pursuant to this paragraph 4.6 shall be contingent on the Company's entering into a Registration Rights Agreement substantially in the form of Exhibit A attached hereto prior to Holder's exercise thereof.

         4.7 Reorganization and Reclassification. In case of any capital reorganization or any reclassification of the capital stock of the Company while the Warrant remains outstanding, the Holder of the Warrant shall thereafter be entitled to purchase pursuant to the Warrant (in lieu of the kind and number of shares of Common Stock comprising Warrant Stock that such Holder would have been entitled to purchase or acquire immediately before such reorganization or reclassification) the kind and number of shares of stock of any class or classes or other securities or property for or into which such shares of Common Stock would have been exchanged, converted, or reclassified if the Warrant Stock had been purchased immediately before such reorganization or reclassification. In case of any such reorganization or reclassification, appropriate provision (as determined by resolution of the Board of Directors of the Company) shall be made with respect to the rights and interest thereafter of the Holder of the Warrant, to the end that all the provisions of the Warrant (including adjustment provisions) shall thereafter be applicable, as nearly as reasonably practicable, in relation to such stock or other securities or property.

         4.8 Statement of Adjustment of Warrant Stock. Whenever the number or kind of shares comprising Warrant Stock or the Exercise Price is adjusted pursuant to this Article 4, the Company shall promptly give notice to the Holder of record of the outstanding Warrant, stating that such an adjustment has been effected and setting forth the number and kind of shares purchasable and the amount of the then-current Exercise Price, and stating in reasonable detail the facts requiring such adjustment and the calculation of such adjustment.

         4.9 No Other Adjustments. No adjustments in the number or kind or price of shares constituting Warrant Stock shall be made except as provided in this
Article 4.

                       Article 5 Covenants of the Company.

         The Company covenants and agrees that:

         5.1 At all times, the Company will reserve and set apart and have, free from preemptive rights, a sufficient number of shares of authorized but unissued Common Stock or other securities, if applicable, to enable it at any time to fulfill all its obligations hereunder.

         5.2 Before taking any action that would cause an adjustment reducing the Exercise Price per share below the then par value of the shares of Warrant Stock issuable upon exercise of the Warrant, the Company will take any corporate action that may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Warrant Stock at such adjusted price.

         5.3      In case the Company proposes:

         (a) to pay any dividend, payable in stock (of any class or classes) or in convertible securities, upon its Common Stock or to make any distribution (other than ordinary cash dividends) to the holders of its Common Stock; or

         (b) to subdivide as a whole (by reclassification, by the issuance of a stock dividend on Common Stock, or otherwise) the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock, with or without par value; or

         (c) to grant to the holders of its Common Stock generally any rights or options; or

         (d) to effect any capital reorganization or reclassification of capital stock of the Company; or

         (e) to consolidate with, or merge into, any other corporation or business or transfer its property as an entirety or substantially as an entirety; or

         (f) to effect the liquidation, dissolution, or winding up of the Company; or

         (g) to make any other fundamental change in respect of which the Holder of this Warrant would have been entitled to vote, pursuant to the corporation law of Colorado, if the Warrant had been previously exercised; then the Company shall cause notice of any such intended action to be given to the Holder of record of the Warrant (i) not less than thirty (30) days before the date on which the transfer books of the Company shall close or a record be taken for such stock dividend, distribution, granting of rights or options, or for determining rights to vote in respect of any fundamental change, including any capital reorganization, reclassification, consolidation, merger, transfer, liquidation, dissolution, winding up, or any other fundamental change, and (ii) in the case of any such capital reorganization, reclassification, consolidation, merger, transfer, liquidation, dissolution, winding up, or other fundamental change not less than thirty (30) days before the same shall be effective.

              Article 6 Not Stockholders; Limitation of Liability.

         6.1 No provision of this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive dividends or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matter whatsoever as stockholders of the Company. In the absence of affirmative action by the Holder hereof to purchase shares of Common Stock, no provision hereof shall give rise to any liability of such Holder for the purchase price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

                        Article 7 Repurchase of Warrant.

         7.1 Right of First Refusal. In the event the Holder demands that the Warrant Stock be registered pursuant to Section 9.2 herein, the Company shall have the right to repurchase the Warrant for cash at its Fair Market Value as of the date of the demand. In the event the Holder determines to transfer this Warrant pursuant to a bona fide offer to purchase the Warrant, the Company shall have the right to repurchase the Warrant at the price of such bona fide offer. The Company must deliver written notice to the Holder of its election to repurchase the Warrant within seventy-five (75) days after receipt of a request by the Holder for registration or receipt of notice by the Holder of its intent to accept a bona fide offer, and such notification to the Holder must be accompanied by a nonrefundable cash deposit of the lesser of One Hundred Thousand Dollars ($100,000) or the purchase price of the Warrant under this
Section 7.1. The Company shall deliver the balance of the purchase price to the Holder within sixty (60) days after delivery of its deposit. This right of first refusal shall not apply to any transfer to an "affiliate" (as defined in Rule 405 under the 1933 Act) of the Holder.

                    Article 8 Certain Mergers; Liquidations.

         8.1 Continuation of Warrant. Except as provided in Section 8.2, in the event that the Company proposes to consolidate with, or merge into, any other corporation or business or to transfer its property as an entirety or substantially as an entirety, or to effect the liquidation, dissolution, or winding up of the Company, then after the Company causes notice of such proposed action to be given to the Holder of record as provided in Section 5.3, the Holder shall be entitled, on or before the effective date of such merger, consolidation, transfer, liquidation, dissolution, or winding up, to require the

Company of the successor or purchasing entity, as the case may be, to (a) execute with the Holder an agreement providing that the Holder shall have the right thereafter and throughout the then-remaining term of the Warrant, upon payment of the exercise price per Warrant Share in effect immediately prior to such action to purchase with respect to each share of Warrant Stock issuable upon exercise of this Warrant the kind and amount of shares of stock and other securities, property (including cash) or any combination thereof which the Holder would have owned or have been entitled to receive after the happening of such consolidation, merger, sale, or conveyance had this Warrant been exercised with respect to such share of the Warrant Stock immediately prior to such action and (b) make effective provision in its Articles of Incorporation or otherwise, if necessary, in order to effect such agreement. Such agreement shall provide for adjustments which shall be as nearly equivalent as practicable to the adjustments in Article 4 of this Warrant. The provisions of this Section 8.1 shall similarly apply to successive consolidations, mergers, sales, or conveyances.

         8.2 Exception. Section 8.1 shall not apply to a consolidation or merger with a company in which the Company is the surviving entity.

                         Article 9 Registration Rights.

         9.1 Piggyback Registration Rights. If, at any time on or before the expiration of the Warrant, the Company proposes to file a registration statement for the public sale of any of its Common Stock or Common Stock Equivalent under the Securities Act of 1933, other than a registration statement provided for in
Section 9.2 hereof, the Company shall, not later than thirty (30) days prior to the initial filing of the registration statement, deliver notice of its intent to file such registration statement to the Holder, setting forth the minimum and maximum proposed offering price, commissions, and discounts in connection with the offering, and other relevant information. Within twenty (20) days after the receipt of notice of the Company's intent to file a registration statement, the Holder shall be entitled to request that the Warrant Stock be included in such registration statement, and the Company will use its best efforts to cause such Warrant Stock to be included in the offering covered by such registration statement. The Holder may transfer the Warrant to an underwriter or broker for exercise by such underwriter or broker in connection with a distribution of the Warrant Stock. If officers or directors of the Company or persons holding five percent (5%) or more of any class of equity securities of the Company request inclusion in such underwriting, the Company may offer to such officers or directors that such other securities be included in the underwriting, provided, however, that if the underwriter determines that marketing factors require limitation of the number of shares to be underwritten, or that the price would be adversely affected by the addition of the securities proposed to be added by the officers or directors or security holders, the securities of the Company held by the officers and directors and security holders of the Company and the Warrant Stock shall be excluded from such registration and underwriting on a pro-rata basis to the extent necessary to eliminate such adverse effect. Nothing in this Section 9.1 shall be construed as giving the Holder any right to restrain, enjoin, or otherwise delay registration.

         9.2 Demand Registration Rights. The Holder shall be entitled to request that the Warrant Stock be registered under the Securities Act of 1933 if the Company is already subject to periodic reporting requirements under the regulations of the United States Securities and Exchange Commission. As soon as practicable after receipt by the Company of a written request for registration, the Company shall obtain an underwriter satisfactory to the Holder and shall file, and use its best efforts to cause to become effective, an appropriate registration statement under the 1933 Act covering the Warrant Stock, provided that in the opinion of the Company's counsel, no events preclude such registration.

         If a registration requested pursuant to this Section 9.2 is to involve an underwritten public offering in which the obligation of the underwriters is to take all of the shares to be sold if any are to be taken, the Company and other holders of securities of the Company may include securities in such registration only if the managing underwriter of such public offering concludes that such inclusion will not adversely affect the successful marketing or the price of the Warrant Stock to be included in such public offering.

         In the event  that the Holder  demands  registration  pursuant  to this
Section 9.2 within the six months immediately prior to expiration of the Warrant, and the Company, through no fault of the Holder, is unable to provide such registration, the expiration date of this Warrant shall be extended until the thirtieth (30th) day after a registration statement for the Warrant Stock is declared effective.

         The Holder's right to demand registration pursuant to this Section 9.2 may be exercised only one time prior to expiration of the Warrant; provided, however, that the right shall not be deemed exhausted unless the registration statement covering so much of the Warrant Stock as the Holder and its assigns wish to sell pursuant to the registration statement becomes effective.

         9.3  Filing  Obligations  of  the  Company.   In  connection  with  any
registration of Warrant Stock effected under Sections 9.1 or 9.2, the Company shall:

         (a) prepare and file the registration statement and such amendments and supplements to the registration statement and the prospectus or offering circular used in connection therewith as may be necessary to keep the registration statement effective for a period of ninety (90) days and to comply with the provisions of the 1933 Act and the rules and regulations thereunder with respect to the disposition of all Warrant Stock covered by the registration statement for the period required to effect the distribution thereof, but in no event shall the Company be required to do so for a period of more than ninety
(90) days following the effective date of such registration statement;

         (b) furnish to the Holder such number of copies of any prospectus or offering circular, including a preliminary prospectus, and of a full registration statement and exhibits in conformity with the requirements of the 1933 Act and rules and regulations thereunder, as the Holder may reasonably request in order to facilitate the disposition of such securities;

         (c) use its best efforts to register or qualify the Warrant Stock covered by the registration statement under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request, and accomplish any and all other acts and things which may be necessary or advisable to permit sale in such jurisdictions of such Warrant Stock; provided, however, that the Company shall not be required to register as a dealer or to qualify as a foreign corporation in any such jurisdictions or to escrow any shares of its capital stock.

         9.4 Expenses. All expenses incurred by the Company in connection with any registration of Warrant Stock effected under Sections 9.1 or 9.2, including, without limitation, all registration or filing fees, fees and expenses of complying with state securities and blue sky laws, printing expenses, fees and expenses of the Company's counsel and accountants and fees shall be paid by the Company; provided, however, that all underwriting discounts and selling commission applicable to the Warrant Stock shall not be borne by the Company but shall be borne by the Holder.

         9.5      Indemnification.

         (a) By the Company. In connection with the filing of any registration statements and sales of Warrant Stock thereunder, the Company shall indemnify and hold harmless the Holder of this Warrant, any underwriter, and each other Person, if any, who controls the Holder or the underwriter within the meaning of the 1933 Act, against losses, claims, damages or liabilities, joint or several (or actions in respect thereto) ("Losses"), to which any such Holder, underwriter, or controlling Person may become subject under the 1933 Act or otherwise, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which Warrant Stock was registered under the 1933 Act, any preliminary prospectus, offering circular or final prospectus contained therein, or any amendment or supplement thereto, or any report filed by the Company with the Securities and Exchange Commission (the "Disclosure Documents"), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse any such Holder, underwriter, or controlling Person for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claims, excluding any amounts paid in settlement of litigation, commenced or threatened, if such settlement is effected without the prior written consent of the Company; provided, however, that the Company shall not be liable in any such case to the extent that any such Losses arise out of or are based upon any untrue statement, alleged untrue statement or omission or alleged omission made in such Disclosure Document in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of the Holder of this Warrant for use specifically in connection with the preparation of such Disclosure Document.

         (b) By the Holder. In connection with the filing of any registration statement and sales of Warrant Stock thereunder, the Holder shall indemnify the Company, each of its directors, each of its officers who signed such registration statement, and each other Person, if any, who controls the Company within the meaning of the 1933 Act, against any Losses to which the Company any of its directors, officers, or controlling Persons may become subject under the 1933 Act or otherwise, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any of the Disclosure Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, and any of its directors, officers, or controlling Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claims, excluding any amounts paid in settlement of litigation, commenced or threatened, if such settlement is effected without the prior written consent of the Holder; provided, however, that such indemnification or reimbursement shall be payable in any such case only to the extent that such statement or alleged statement or omission or alleged omission is made in reliance on information furnished to the Company in writing by or on behalf of the Holder for use specifically in connection with the preparation of such Disclosure Document.

         9.6 Assignability. The rights of the Holder under this Article 9, except the right to request piggyback registration or demand registration, may be assigned by Holder to the full extent that the Warrant may be assigned,
subject  to  assumption  by  the  assignee  of  the  corresponding   obligations
hereunder.

                            Article 10 Miscellaneous.

         10.1 Governing Law. The rights of the parties arising under this Warrant shall be construed and enforced under the laws of the State of Colorado without giving effect to the doctrine of conflict of laws.

         10.2 Notices. Any notice or other communication required or permitted to be given or delivered pursuant to this Warrant shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), or delivered by overnight courier service or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address in the United States of America for a party as shall be specified by like notice; provided that notices of change of address shall be effective only upon receipt thereof):

         (i)      to the Holder as follows:

                  Associated Energy Managers
                  1200 Converse Street, Suite 201
                  Longmeadow, MA  01106
                  Attn:  Robert Gershen
                  Facsimile No.: (413) 567-7926

                  Wilmer, Cutler & Pickering
                  2445 M Street, N.W.
                  Washington, D.C.  20037
                  Attn:  Russell J. Bruemmer
                  Facsimile No.: (202) 663-6363

         (ii)     to the Company as follows:

                  Vessels Oil & Gas Company
                  1050 Seventeenth St., Suite 2000
                  Denver, Colorado 80265
                  Attn:  Nicholas Aretakis/Richard Hartfield
                  Facsimile No.: (303) 825-2532

         10.3 Severability. If any provision of this Warrant shall be held invalid, such invalidity shall not affect any other provision of the Warrant that can be given effect without the invalid provision, and to this end, the provisions hereof are separable.

         10.4 Headings. The headings in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant.

         10.5 Amendment. This Warrant cannot be amended or modified except by a written agreement executed by the Company and the Holder.

         10.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns except that no party may assign or transfer its rights or obligations under this Agreement to the extent explicitly prohibited herein.

         10.7 Entire Agreement. This Agreement, together with its attachments, contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.

         10.8 Registration of Warrant. This Warrant and any subsequent Warrant executed and delivered by the Company pursuant to a transfer by the Holder in accordance with Article 3 shall be registered by the Company in a Warrant Register as they are issued.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its President or Vice President thereunto duly authorized.

Dated:  December 16, 1993


                            VESSELS OIL & GAS COMPANY



                            By:      /s/ T. J. Vessels
                            Name:  T. J. Vessels
                           Title:  President

                                                                  EXHIBIT 10.32


No. of Shares:  Fifty (50)

                            VESSELS OIL & GAS COMPANY

                          COMMON STOCK PURCHASE WARRANT

THIS WARRANT AND THE SHARES PURCHASABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES (REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL), OR AN OPINION OF THE COMPANY'S COUNSEL, STATING THAT SUCH SALE, TRANSFER, OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT OF ANY APPLICABLE STATE SECURITIES LAWS.

         FOR VALUE RECEIVED, Associated Energy Managers, Inc., a Delaware corporation (the "Holder"), is entitled to purchase from Vessels Oil & Gas Company, a Colorado corporation (the "Company"), subject to the terms and conditions herein set forth, at any time before 5:00 p.m. Fairfield, Connecticut time on December 30, 2000, or, if such day is not a business day, the first business day thereafter (the "Expiration Date") or such other date as may be established in accordance with the terms of this Warrant, Fifty (50) of the shares of duly authorized, validly issued, fully paid and nonassessable Common Stock of the Company, par value ten cents ($0.10) per share (the "Warrant Stock"), subject to adjustment of the number or kind of shares constituting Warrant Stock as hereinafter provided. The Holder is entitled to purchase the Warrant Stock for Three Thousand Dollars ($3,000) per share, subject to adjustment as hereinafter provided (the "Exercise Price"), and is entitled also to exercise the other appurtenant rights, powers, and privileges hereinafter set forth.

                                    ARTICLE 1

                                   DEFINITIONS

         For all purposes of this Warrant, unless the context otherwise requires, the following terms have the following meanings:

         1.1 "Common Stock" means the Company's authorized common stock, par value ten cents ($0.10) per share. "Common Stock Equivalent" has the meaning ascribed to that term is Section 4.5(a).

         1.2 "Company" means Vessels Oil & Gas Company, a corporation organized and existing under the laws of the State of Colorado, and any successor corporation.

         1.3 "Exercisable Price" means the exercise price for the Warrant Stock established in accordance with Article 4.

         1.4  "Existing  Stock" shall have the meaning  ascribed to that term in
Section 4.4 hereof.

         1.5 "Expiration Date" means December 30, 2000, or, if such day is not a business day, the first business day thereafter, or such other date as may be established in accordance with the terms of this Warrant.

         1.6 "Fair Market Value" in reference to the Common Stock means, in the event such stock is traded on a national securities exchange or in the over the counter market as reported by the National Association of Securities Dealers Automated Quotation System (stock being so traded or reported being referred to herein as "Publicly Traded"), the average closing bid price of such stock on the ten (10) trading days immediately preceding the date as of which such value is to be determined, and in the event the Common Stock is not so traded or reported, the value of such stock shall be determined on the fair market value of the Company either on (i) a going-concern basis, or (ii) a liquidation basis, whichever is higher, both values to be determined by an appraiser mutually acceptable to the Holder and the Company, the determination of such appraiser to be final in the absence of fraud or bad faith. If the Company has registered shares of Common Stock for an underwritten public distribution, Fair Market Value shall be the actual price per share at which shares are first offered upon the registration statement becoming effective or, if the event in question occurs upon the eve of the effective date, the suggested price per share. In the event the Common Stock is not Publicly Traded, Fair Market Value in reference to a share of the Common Stock shall mean the Fair Market Value of the Company (as defined in the previous sentence) allocable to the issued Common Stock divided b the number of shares of Common Stock that would have been outstanding had (i) this Warrant and that certain Warrant to AEM dated December 16, 1993, providing for the purchase of 50 shares at an initial Exercise Price of $1,350, (ii) all options to purchase Common Stock, and (iii) all securities convertible into Common Stock at a price per share no greater than Fair Market Value, been exercised or converted on the date as of which such value is to be determined with appropriate adjustment by appraisal to reflect the proceeds of the assumed exercise or conversion of outstanding securities). As applicable to Warrants, Fair Market Value shall mean the Fair Market Value of the Common Stock subject to such Warrants minus the Exercise Price of such Warrants established in accordance with Article 4.

         1.7 "Holder" means Associated Energy Managers, Inc., a Delaware corporation, and its successors or assigns as holder of this Warrant.

         1.8      "1933 Act" means the Securities Act of 1933, as amended.

         1.9 "Person" means any natural person, sole proprietorship, general partnership, limited partnership, joint venture, trust, unincorporated organization, association, corporation, institution, private or government entity, or party.

         1.10     "Publicly Traded"  has the meaning ascribed in Section 1.6.

         1.11 "Subscription Notice" means a written notice to the Company of Holder's election to exercise its right under the Warrant to purchase Common Stock, in substantially the form of Exhibit A attached hereto.

         1.12 "Warrant" means this Warrant and any Warrants issued on or in substitution for this Warrant.

         1.13 "Warrant Stock" means the shares of Common Stock or other securities to be acquired upon the exercise of the Warrant.

                                    ARTICLE 2

                               EXERCISE OF WARRANT


         2.1 Partial Exercise. This Warrant may be exercised in whole or in part. In the event of a partial exercise, the Company shall execute and deliver to the Holder (or to such other Person as shall be designated in the Subscription Notice) a new Warrant covering the unexercised portion of the Warrant Stock.

         2.2. Procedure. To exercise this Warrant, the Holder shall deliver to the Company at its principal office:

                  (a) a written notice, in substantially the form of the Subscription Notice, of the Holder's election to exercise this Warrant;

                  (b) a check payable to the Company in the amount of the Exercise Price; and

                  (c)      this Warrant.

The Company  shall as promptly as  practicable,  and in any event within  twenty
(20) days after receipt of such notice, execute and deliver or cause to be executed and delivered one or more certificates representing the aggregate number of shares of Warrant Stock to which the Holder is entitled and, if this Warrant is exercised in part, a new Warrant as set forth in Section 2.1.

         2.3 Name and Effective Date. The stock certificate(s) so delivered shall be issued in the name of the Holder or such other name as shall be designated in the notice specified n Section 2.2. Such certificate(s) shall be deemed to have been issued and such Holder or any other Person so designated to be named therein shall be deemed for all purposes to have become a Holder of record of such shares as of the date the Company actually receives the notice specified in Section 2.2.

         2.4 Expenses. The Company shall pay all expenses, taxes, and other charges payable in connection with the preparation, issue, and delivery of such stock certificate(s), except that, in case such stock certificate(s) shall be registered in a name or names other than the name of the Holder of this Warrant, stock transfer taxes that are payable upon the issuance of such stock certificate(s) shall be paid by the Holder hereof.

         2.5 Legal Requirements. The Warrant Stock issued upon the exercise of this Warrant shall be validly issued, fully paid, and nonassessable.

         2.6 No Fractional Shares. The Company shall not issue a stock certificate representing any fraction of a share upon partial exercise by a Holder of such Holder's rights hereunder.

         2.7 Cashless Exercise. Notwithstanding Section 2.2 of this Warrant or any other provision of this Warrant to the contrary, the Company agrees that, in addition to the Holder's rights under this warrant, the Holder may, upon any full or partial exercise of this warrant, at its election, pay the aggregate Exercise Price applicable to such exercise by delivering the Warrant to the Company and receiving from the Company in return therefor the number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the Fair Market Value of the Warrant as established by the last sentence of Section 1.6.

         2.8 Lock Up Agreement. If reasonably requested by the underwriter managing an initial public distribution of the Company's Common Stock, the Holder shall execute the suggested agreement providing for a period of time (the "Lock Up Period") immediately following the effective date of the Company's registration statement (which Lock Up Period shall not exceed the Lock Up Period requested of other significant holders of the Company's Common Stock) during which period the Holder will not sell its Warrant Stock into the public markets. The Holder's undertaking in this regard will not extend to Warrant Stock included in the registration statement, whether pursuant to Section 9 hereof or otherwise, and shall lapse if the aggregate holdings of Endowment Energy Partners, L.P., Endowment Energy Partners, II, Limited Partnership, and Holder shall fail to represent at least 5% of the Company's outstanding Common Stock.

                                    ARTICLE 3

                                    TRANSFER

         3.1 Permitted Transferees. This Warrant shall be freely transferable, in whole or in part, subject to the limitations specified in Section 3.2 herein, and subject also to the Company's right to repurchase the Warrant Stock as specified in Section 7.1 herein ("Right of First Refusal"), if the Company's Stock is Publicly Traded. If the Company's Stock is not Publicly Traded, this Warrant shall be transferable, in whole or in part (subject to the limitations specified in Section 3.2 herein, and subject also to the Company's right to repurchase the Warrant Stock as specified in Section 7.1 herein), only to an Affiliate (as that term is defined in Rule 405 under the 1933 Act) of Holder. Pursuant to Sections 2.1 and 2.3 above, Holder may only designate as a recipient of the Warrant Stock Holder or a Person to whom Holder could transfer the Warrant under this Section 3.1.

         3.2 Securities Laws. Neither this Warrant nor the Warrant Stock shall be transferable unless:

         (a) either a registration statement under the 1933 Act is in effect covering the Warrant or the Warrant Stock, as the case may be, or the Company has received an opinion from Company counsel to the effect that such registration is not required, or the Holder has furnished to the Company an opinion of Holder's counsel, which counsel shall be reasonably satisfactory to the Company, to the effect that such registration is not required; and

         (b) the transfer complies with any applicable state securities laws.

In the event Holder seeks an opinion as to transfer without registration from Holder's counsel, the Company shall provide such factual information to Holder's counsel as Holder's counsel may reasonably request for the purpose of rendering such opinion and such counsel may rely on the accuracy and completeness of such information in rendering such opinion.

         Upon issuance, the Warrant Stock will bear a legend describing the restrictions on transfer set forth in this Section 3.2.

         3.3 Procedure. The Holder may transfer this Warrant on the books of the Company by surrendering to the Company:

                      (a)   this Warrant;

                  (b) a written assignment of this Warrant, in substantially the form of the Assignment attached as Exhibit B hereto, naming the assignee duly executed by the Holder; and

                  (c) funds sufficient to pay any stock transfer taxes payable upon the making of such transfer.

The Company shall thereupon execute and deliver a new Warrant to the name of the assignee specified in such instrument of assignment, and if this Warrant is transferred in part, the Company shall also execute and deliver in the name of the Holder a new warrant covering the untransferred portion of this Warrant. Upon issuance of the new Warrant or Warrants, the Warrant surrendered for transfer shall be cancelled by the Company.

         3.4 Expenses. The Holder shall pay all expenses, taxes (other than transfer taxes), and other charges payable in connection with the preparation, issue, and delivery of any new Warrant under this Article 3.

                                    ARTICLE 4

                         EXERCISE PRICE AND ADJUSTMENTS

         4.1 Initial Exercise Price. The Initial Exercise Price for the Warrant Stock shall be Three Thousand Dollars ($3,000) per share.

         4.2 Stock Splits, Stock Dividends and Reverse Stock Splits. If at any time the Company shall subdivide (by reclassification, by the issuance of a Common Stock dividend on Common Stock, or otherwise) its outstanding shares of Common Stock into a greater number, the number of shares of Common Stock that may be purchased hereunder shall be increased proportionately and the Exercise Price per share of Common Stock shall be decreased proportionately as of the effective date of such action. The effective date of a stock dividend shall be the date on which the dividend is declared. Issuance of a Common Stock dividend shall be treated as a subdivision of the whole number of shares of Common Stock outstanding immediately before the record date for such dividend into a number of shares equal to such whole number of shares so outstanding plus the number of shares issued as a stock dividend. If at any time the Company shall combine (by reclassification or otherwise) its outstanding number of shares of Common Stock into lesser number, the number of shares of Common Stock that may be purchased hereunder shall be reduced proportionately and the Exercise Price per share of Common Stock shall be increased proportionately as of the effective date of such action.

         4.3 Dividends Other than in Common Stock or Cash; Other Distributions. If at any time while this Warrant is outstanding the Company shall declare or make for the benefit of all holders of its Common Stock any dividend or distribution upon its Common Stock other than ordinary cash dividends, or distributions to which Section 4.2 or 4.4 apply (whether payable in stock of any class or classes other than its Common Stock or payable in evidences of indebtedness or assets or in rights, options, or warrants or convertible or exchangeable securities), then in each such case the number of shares of Common Stock that may be purchased hereunder shall be determined by multiplying the number of shares of Common Stock theretofore comprising the Warrant Stock by a fraction, the numerator of which shall be the Fair Market Value per share of the Common Stock determined in accordance with Section 1.6 as of the record date for such dividend or distribution and the denominator of which shall be the Fair Market Value per share, as so determined, less the fair value as of such date, as reasonably determined by the Board of Directors of the Company, of the portion of such dividend or distribution applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive the distribution. In the event the Company determines that the adjustment provided for above is unduly difficult or expensive to effect because of difficulties off valuation, the Company may, at its option and as an alternative to the adjustment, distribute and place in escrow for the Holder that portion of such dividend or distribution which the Holder would have received had it exercised this Warrant before the declaration of the dividend or the making of the distribution. Upon exercise of this Warrant, the Holder shall receive its portion of the dividend, distribution, or rights.

         4.4 Issuance on Common Stock of Options, Warrants or Rights. If at any time while this Warrant is outstanding the Company shall grant to all holders of its Common Stock any rights, options or warrants (referred to in this Section
4.4 as "Rights") entitling them to purchase shares of Common Stock at a price per share which is lower at the record date for such issuance than the Fair Market Value of the Common Stock on such date determined in accordance with
Section 1.6, the number of Shares of Common Stock that may be purchased hereunder shall be determined by multiplying the number of Shares of Common Stock theretofore purchasable upon exercise of each Warrant by a fraction of which the numerator shall be the number of shares of Common Stock outstanding or subject to issuance at prices at or below the Fair Market Value of the Common Stock on such record date (the "Existing Stock") plus the number of shares offered pursuant to the Rights and of which the denominator shall be the number of shares of Existing Stock plus the number of shares which the aggregate offering price of the total number of shares of Common Stock offered pursuant to the Rights would purchase at the then current Fair Market Value per share of Common Stock. Such adjustment shall be made whenever such rights, options or warrants are issued and shall become effective retroactively immediately after the record date for the determination of shareholders entitled to receive such rights options or warrants. In the event the Company determines that the adjustment provided for above in this Section is unduly difficult or expensive to effect because of difficulties of valuation, the Company may, at its option and as an alternative to the adjustment, grant and convey to the Holder such Rights which the Holder would have received had it exercised this Warrant before issuance of the Rights.

         On the expiration or termination of any of the Rights, the number of shares of Common Stock then purchasable upon the exercise of each Warrant and the exercise price then in effect shall be subject to readjustment and the number of shares of Common Stock subject to the Warrants shall forthwith be decreased and the exercise price under the Warrants shall forthwith be increased to that which would have been in effect at the time of such expiration or termination had such Rights, to the extent outstanding immediately prior to such expiration or termination, never been issued.

         4.5      Anti-dilution Adjustment in Exercise Price.

         (a) In case the Company shall at any time after the date of the date of this Warrant issue for consideration any shares of Common Stock, or any securities or other rights convertible into Common Stock or entitled to receive Common Stock, or any other equity securities entitled to participate with the Common Stock in the earnings or the assets of the Company (but not any equity security entitled to a fixed preference in such earnings or assets rather than a participation therein) (such other securities or rights herein called "Common Stock Equivalents"), for a price per share less than the Exercise Price in effect immediately preceding the issuance of such additional Common Stock or Common Stock Equivalents, the Exercise Price in effect immediately prior to the issuance of such additional shares or Common Stock Equivalents shall forthwith be reduced to a price determined by dividing:

                  (i) an amount equal to the sum of (x) the total number of shares of Common Stock deemed to be outstanding immediately prior to such issuance multiplied by the Exercise Price in effect immediately prior to such issuance, (y) the total number of additional shares of Common Stock so multiplied by the price per share, if any, for which such shares are sold, and
(z) the aggregate amount paid for the Common Stock Equivalents so sold plus the aggregate amount subsequent required to be paid under the terms of such Common Stock Equivalents to acquire additional shares of Common Stock by:

                  (ii) The total number of shares of Common Stock deemed to be outstanding immediately after the issuance of such additional shares of Common Stock or Common Stock Equivalents.

         (b) For purposes of clauses (i) and (ii) of Subsection 4.5(a), the total number of shares of Common Stock deemed to be outstanding shall include that number of shares of Common Stock actually outstanding plus that number of shares of Common Stock then issuable pursuant to terms of the Common Stock Equivalents at a price per share, computed pursuant to Subsection 4.5(d), that is less than the Exercise Price.

         (c) For purposes of this Subsection 4.5, the price per share for which additional shares of Common Stock and Common Stock Equivalents are issued or sold shall, to the extent such price consists of cash, be computed on the basis of the amount of cash received by the Company (and in the case of Common Stock Equivalents, such amount plus the amount of cash required to be paid to acquire additional shares of Common Stock), after deduction of any expenses payable by the Company and any underwriting or similar commissions, compensations or concessions paid or allowed by the Company in connection with such issue or sale. To the extent that the consideration for such additional shares and Common

Stock Equivalents is property or services other than cash, the amount thereof shall be the value received by or required to be paid to the Company as fixed in good faith by the Board of Directors of the Company.

         (d) The  Exercise  Price  shall  never be  increased  pursuant  to this
Section 4.5 except as provided in this Subsection 4.5(d) or Section 4.6 below. Upon the expiration unexercised of the entitlement to receive shares of Common Stock under any Common Stock Equivalents the sale of which resulted in an adjustment to the Exercise Price under this Section 4.5, then the Exercise Price shall thereupon be increased by the amount that the sale of such Common Stock Equivalent caused the Exercise Price to be decreased (subject to any applicable adjustment hereunder) and thereafter adjustments will be made to the Exercise Price in accordance with this Section 4.5.

         (e) This Section 4.5 shall not apply to the Company's preferred stock issued to Endowment Energy Partners, L.P. ("EEP") and to Endowment Energy Partners II, Limited Partnership ("EEP II"), pursuant to (i) that certain Amended and Restated Financing Agreement, dated May 16, 1993, as amended by that certain First Amendment to Amended and Restated Financing Agreement, dated December 16, 1993, by and between the Company and Vessels Gas Processing, Inc. ("VGP"), as borrower, and EEP, as lender, and (ii) that certain Financing Agreement, dated December 16, 1993, by and between the Company and VGP, as borrower, and Endowment Energy Co-Investment Partnership, as lender, of which EEP and EEP II are general partners.

                  4.6 Exercise in Connection with an Initial Public Offering. Notwithstanding anything in the contrary contained herein, the Holder agrees that it shall, upon written request of the Company, exercise the Warrant (whether pursuant to Section 2.2 or Section 2.7) in whole not later than the business day prior to the day on which a registration statement relating to the initial public offering of securities of the Company is declared effective by the Securities and Exchange Commission; provided, however, that the obligation to exercise the Warrant pursuant to this paragraph 4.6 shall be contingent on the Company's entering into a Registration Rights Agreement substantially in the form of Exhibit A attached hereto prior to Holder's exercise thereof.

                  4.7 Reorganization and Reclassification. In case of any capital reorganization or any reclassification of the capital stock of the Company while the Warrant remains outstanding, the Holder of the Warrant shall thereafter be entitled to purchase pursuant to the Warrant (in lieu of the kind and number of shares of Common Stock comprising Warrant Stock that such Holder would have been entitled to purchase or acquire immediately before such reorganization or reclassification) the kind and number of shares of stock of any class or classes or other securities or property for or into which such shares of Common Stock would have been exchanged, converted, or reclassified if the Warrant Stock had been purchased immediately before such reorganization or reclassification. In case of any such reorganization or reclassification, appropriate provision (as determined by resolution of the Board of Directors of the Company) shall be made with respect to the rights and interest thereafter of the Holder of the Warrant, to the end that all the provisions of the Warranty

(including adjustment provisions) shall thereafter be applicable, as nearly as reasonably practicable, in relation to such stock or other securities or property.

                  4.8 Statement of Adjustment of Warrant Stock. Whenever the number or kind or shares comprising Warrant Stock or the Exercise Price is adjusted pursuant to this Article 4, the Company shall promptly give notice to the Holder of record of the outstanding Warrant, stating that such an adjustment has been effected and setting forth the number and kind of shares purchasable and the amount of the then-current Exercise Price, and stating in reasonable detail the facts requiring such adjustment and the calculation of such adjustment.

                  4.9. No other Adjustments. No adjustments in the number or kind or price of shares constituting Warrant Stock shall be made except as provided in this Article 4.

                                    ARTICLE 5

                            COVENANTS OF THE COMPANY

                  The Company covenants and agrees that:

                  5.1 At all times, the Company will reserve and set apart and have, free from preemptive rights, a sufficient number of shares of authorized but unissued Common Stock or other securities, if applicable, to enable it at any time to fulfill all its obligations hereunder.

                  5.2 Before taking any action that would cause an adjustment reducing the Exercise Price per share below the then par value of the shares of Warrant Stock issuable upon exercise of the Warrant, the Company will take any corporate action that may be necessary in order that the Company may validly and legally issue fully paid and nonassessble shares of such Warrant Stock at such adjusted price.

                  5.3      In case the Company proposes:

                  (a) to pay any dividend, payable in stock (of any class or classes) or in convertible securities, upon its Common Stock or to make any distribution (other than ordinary cash dividends) to the holders of its Common Stock; or

                  (b) to subdivide as a whole (by reclassification, by the issuance of a stock dividend on Common Stock, or otherwise) the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock, with or without par value; or

                  (c) to grant to the holders of its Common Stock generally any rights or options; or

                  (d) to effect any capital reorganization or reclassification of capital stock of the Company or

                  (e) to consolidate with, or merge into, any other corporation or business or transfer its property as an entity or substantially as an entirety; or

                  (f) to effect the liquidation, dissolution, or winding up of the Company; or

                  (g) to make any other fundamental change in respect of which the Holder of this Warrant would have been entitled to vote, pursuant to the corporation law of Colorado, if the Warrant had been previously exercised; then the Company shall cause notice of any such intended action to be given to the Holder of record of the Warrant (i) not less than thirty (30) days before the date on which the transfer books of the Company shall close or a record be taken for such stock dividend, distribution, granting of rights or options, or for determining rights to vote in respect of any fundamental change, including any capital reorganization, reclassification, consolidation, merger, transfer, liquidation, dissolution, winding up, or any other fundamental change, and (ii) in the case of any such capital reorganization, reclassification, consolidation, merger, transfer, liquidation, dissolution, winding up, or other fundamental change not less than thirty (30) days before the same shall be effective.

                                    ARTICLE 6

                    NOT STOCKHOLDERS; LIMITATION OF LIABILITY

                  6.1 No provision of this Warranty shall be construed as conferring upon the Holder hereof the right to vote or to consent or to receive dividends or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matter whatsoever as stockholders of the Company. In the absence of affirmative action by the Holder hereof to purchase shares of Common Stock, no provision hereof shall give rise to any liability of such Holder for the purchase price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

                                    ARTICLE 7

                              REPURCHASE OF WARRANT

                  7.1 Right of First Refusal. In the event the Holder demands that the Warrant Stock be registered pursuant to Section 9.2 herein, the Company shall have the right to repurchase the Warrant for cash at its Fair Market Value as of the date of the demand. In the event the Holder determines to transfer this Warrant pursuant to a bona fide offer to purchase the Warrant, the Company shall have the right to repurchase the Warrant at the price of such bona fide offer. The Company must deliver written notice to the Holder of its election to repurchase the Warrant within seventy-five (75) days after receipt of a request by the Holder for registration or receipt of notice by the Holder of its intent to accept a bona fide offer, and such notification to the Holder must be accompanied by a nonrefundable cash deposit of the lesser of One Hundred Thousand Dollars ($100,00) or the purchase price of the Warrant under this
Section 7.1. The Company shall deliver the balance of the purchase price to the Holder within sixty (60) days after delivery of its deposit. This right of first refusal shall not apply to any transfer to an "affiliate" (as defined in Rule 405 under the 1933 Act) of the Holder.

                                    ARTICLE 8

                          CERTAIN MERGERS; LIQUIDATIONS

                  8.1  Continuation  of  Warrant.  Except as provided in Section
8.2, in the event that the Company proposes to consolidate with, or merge into, any other corporation or business or to transfer its property as an entirety or substantially as an entirety, or to effect the liquidation, dissolution, or winding up of the Company, then after the Company causes notice of such proposed action to be given to the Holder of record as provided in Section 5.3, the Holder shall be entitled, on or before the effective date of such merger, consolidation, transfer, liquidation, dissolution, or winding up, to require the Company of the successor or purchasing entity, as the case may be, to (a) execute with the Holder an agreement providing that the Holder shall have the right thereafter and throughout the then-remaining term of the Warrant, upon payment of the exercise price per Warrant Share in effect immediately prior to such action to purchase with respect to each share of Warrant Stock issuable upon exercise of this Warrant the kind and amount of shares of stock and other securities, property (including cash) or any combination thereof which the Holder would have owned or have been entitled to receive after the happening of such consolidation, merger, sale, or conveyance had this Warrant been exercised with respect to such share of the Warrant Stock immediately prior to such action and (b) make effective provision in its Articles of Incorporation or otherwise, if necessary, in order to effect such agreement. Such agreement shall provide for adjustments which shall be as nearly equivalent as practicable to the adjustments in Article 4 of this Warrant. The provisions of this Section 8.1 shall similarly apply to successive consolidations, mergers, sales, or conveyances.

                  8.2 Exception. Section 8.1 shall not apply to a consolidation or merger with a company in which the Company is the surviving entity.

                                    ARTICLE 9

                               REGISTRATION RIGHTS

                  9.1 Piggyback Registration Rights. If, at any time on or before the expiration of the Warrant, the Company proposes to file a registration statement for the public sale of any of its Common Stock Equivalent under the Securities Act of 1933, other than a registration statement provided for in Section 9.2 hereof, the Company shall, not later than thirty (30) days prior to the initial filing of the registration statement, deliver notice of its intent to file such registration statement to the Holder, setting forth the minimum and maximum proposed offering price, commissions, and discounts in connection with the offering, and other relevant information. Within twenty (20) days after receipt of notice of the Company's intent to file a registration statement, the Holder shall be entitled to request that the Warrant Stock be included in such registration statement, and the Company will use its best efforts to cause such Warrant Stock to be included in the offering covered by such registration statement. The Holder may transfer the Warrant to an underwriter or broker for exercise by such underwrite or broker in connection with a distribution of the Warrant Stock. If officers or directors of the Company or persons holding five percent (5%) or more of any class of equity securities of the Company request inclusion in such underwriting, the Company may offer to such officers or directors that such other securities be included in the underwriting, provided, however, that if the underwriter determines that marketing factors require limitation of the number of shares to be underwritten, or that the price would be adversely affected by the addition of the securities proposed to be added by the officers or directors or security holders, the securities of the Company held by the officers and directors and security holders of the Company and the Warrant Stock shall be excluded from such registration and underwriting on a pro-rata basis to the extent necessary to eliminate such adverse effect. Nothing in this Section 9.1 shall be construed as giving the Holder any right to restrain, enjoin, or otherwise delay registration.

         9.2 Demand Registration Rights. The Holder shall be entitled to request that the Warrant Stock be registered under the Securities Act of 1933 if the Company is already subject to periodic reporting requirements under the regulations of the United States Securities and Exchange Commission. As soon as practicable after receipt by the Company of a written request for registration, the Company shall obtain an underwriter satisfactory to the Holder and shall file, and use its best efforts to cause to become effective, an appropriate registration statement under the 1933 Act covering the Warrant Stock, provided that in the opinion of the Company's counsel, no events preclude such registration.

         If a registration requested pursuant to this Section 9.2 is to involve an underwritten public offering in which the obligation of the underwriters is to take all of the shares to be sold if any are to be taken, the Company and other holders of securities of the Company may include securities in such registration only if the managing underwriter of such public offering concludes that such inclusion will not adversely affect the successful marketing or the price of the Warrant Stock to be included in such public offering.

         In the event  that the Holder  demands  registration  pursuant  to this
Section 9.2 within the six months immediately prior to the expiration of the Warrant, and the Company, through no fault of the Holder, is unable to provide such registration, the expiration date of this Warrant shall be extended until the thirtieth (30th) day after a registration statement for the Warrant Stock is declared effective.

         The Holder's right to demand registration pursuant to this Section 9.2 may be exercised only one time prior to expiration of the Warrant; provided, however, that the right shall not be deemed exhausted unless the registration statement covering so much of the Warrant Stock as the Holder and its assigns wish to sell pursuant to the registration statement becomes effective.

         9.3  Filing  Obligations  of  the  Company.   In  connection  with  any
registration of Warrant Stock effected under Sections 9.1 or 9.2, the Company shall:

                  (a) prepare and file the registration statement and such amendments and supplements to the registration statement and the prospectus or offering circular used in connection therewith as may be necessary to keep the registration statement effective for a period of ninety (90) days and to comply with the provisions of the 1933 Act and the rules and regulations thereunder with respect to the disposition of all Warrant Stock covered by the registration statement for the period required to effect the distribution thereof, but in no event shall the Company be required to do so for a period of more than ninety
(90) days following the effective date of such registration statement;

                  (b) furnish to the Holder such number of copies of any prospectus or offering circular, including a preliminary prospectus, and of a full registration statement and exhibits in conformity with the requirements of the 1933 Act and rules and regulations thereunder, as the Holder may reasonably request in order to facilitate the disposition of such securities;

                  (c) use its best  efforts to  register  or qualify the Warrant
Stock covered by the registration statement under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request, and accomplish any and all other acts and things which may be necessary or advisable to permit sale in such jurisdictions of such Warrant Stock; provided, however, that the Company shall not be required to register as a dealer or to qualify as a foreign corporation in any such jurisdictions or to escrow any shares of its capital stock.

         9.4 Expenses. All expenses incurred by the Company in connection with any registration of Warrant Stock effected under Sections 9.1 or 9.2, including, without limitation, all registration or filing fees, fees and expenses of complying with state securities and blue sky laws, printing expenses, fees and expenses of the Company's counsel and accountants and fees shall be paid by the Company; provided, however, that all underwriting discounts and selling commission applicable to the Warrant Stock shall not be borne by the Company but shall be borne by the Holder.

         9.5      Indemnification.

                  (a) By the Company. In connection with the filing of any registration statements and sales of Warrant Stock thereunder, the Company shall indemnify and hold harmless the Holder of this Warrant, any underwriter, and each other Person, if any, who controls the Holder or the underwriter within the meaning of the 1933 Act, against losses, claims, damages or liabilities, joint or several (or actions in respect thereto) ("Losses"), to which any such Holder, underwriter, or controlling Person may become subject under the 1933 Act or otherwise, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which Warrant Stock was registered under the 1933 Act, any preliminary prospectus, offering circular or final prospectus contained therein, or any amendment or supplement thereto, or any report filed by the Company with the Securities and Exchange Commission (the "Disclosure Documents"), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse any such Holder, underwriter, or controlling Person for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claims, excluding any amounts paid in settlement of litigation, commenced or threatened, if such settlement is effected without the prior written consent of the Company; provided, however, that the Company shall not be liable in any such case to the extent that any such Losses arise out of or are based upon any untrue statement, alleged untrue statement or omission or alleged omission made in such Disclosure Document in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of the Holder of this Warrant for use specifically in connection with the preparation of such Disclosure Document.

                  (b) By the Holder. In connection with the filing of any registration statement and sales of Warrant Stock thereunder, the Holder shall indemnify the Company, each of its directors, each of its officers who signed such registration statement, and each other Person, if any, who controls the Company within the meaning of the 1933 Act, against any Losses to which the Company, any of its directors, or controlling Persons may become subject under the 1933 Act or otherwise, insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any of the Disclosure Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, and any of its directors, officers, or controlling Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claims, excluding any amounts paid in settlement of litigation, commenced or threatened, if such settlement is effected without the prior written consent of the Holder; provided, however, that such indemnification or reimbursement shall be payable in any such case only to the extent that such statement or alleged statement or omission or alleged omission is made in reliance on information furnished to the Company in writing by or on behalf of the Holder for use specifically in connection with the preparation of such Disclosure Document.

         9.6 Assignability. The rights of the Holder under this Article 9, except the right to request piggyback registration or demand registration, may be assigned by Holder to the full extent that the Warrant may be assigned,
subject  to  assumption  by  the  assignee  of  the  corresponding   obligations
hereunder.

                                   ARTICLE 10

                                  MISCELLANEOUS


         10.1 Governing Law. The rights of the parties arising under this Warrant shall be construed and enforced under the laws of the State of Colorado without giving effect to the doctrine of conflict of laws.

         10.2 Notices. Any notice or other communication required or permitted to be given or delivered pursuant to this Warrant shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), or delivered by overnight courier service or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address in the United States of America for a party as shall be specified by like notice; provided that notices of change of address shall be effective only upon receipt thereof):

                  (i)      to the Holder as follows:

                  Associated Energy Managers
                  1200 Converse Street, Suite 201
                  Longmeadow, MA 01106
                  Attn: Robert Gershen
                  Facsimile No.: (413) 567-7926

                  Wilmer, Cutler & Pickering
                  2445 M St. N.W.
                  Washington, D.C.  20037
                  Attn:  Russell J. Bruemmer
                  Facsimile No.: (202) 663-6363

                  (ii)     to the Company as follows:

                  Vessels Oil & Gas Company
                  1050 Seventeenth St., Suite 2000
                  Denver, Colorado  80265

                  Attn: Nicholas Aretakis/Richard Hartfield
                  Facsimile No.: (303) 825-2532

         10.3 Severability. If any provision of this Warrant shall be held invalid, such invalidity shall not affect any other provision of the Warrant that can be given effect without the invalid provision, and to this end, the provisions hereof are separable.

         10.4 Headings. The headings in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant.

         10.5 Amendment. This Warrant cannot be amended or modified except by a written agreement executed by the Company and the Holder.

         10.6 Assignment. This Agreement shall be binding upon an inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns except that no party may assign or transfer its rights or obligations under this Agreement to the extent explicitly prohibited herein.

         10.7 Entire Agreement. This Agreement, together with its attachments, contains the entire understanding among the parties hereto with respect to the subject matter hereof and supercedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.

         10.8 Registration of Warrant. This Warrant and any subsequent Warrant executed and delivered by the Company pursuant to a transfer by the Holder in accordance with Article 3 shall be registered by the Company in a Warrant Register as they are issued.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its President or a Vice President thereunto duly authorized.

Dated:  December 16, 1993


                            VESSELS OIL & GAS COMPANY


                            By:
                            Name:
                            Its:

                                                                   EXHIBIT 21.1


                             SUBSIDIARIES OF ABRAXAS


Abraxas Petroleum Corporation
     a Nevada corporation ("Abraxas")

Canadian Abraxas Petroleum Limited,
     a Canada corporation and wholly-
     owned subsidiary of Abraxas

VEI Acquisition Corp.
     a Delaware corporation and
     wholly-owned subsidiary of
     Abraxas

Cascade Oil & Gas Ltd., an Alberta corporation ("Cascade") Abraxas owns approximately 46% of the capital stock of Cascade

Western Associated Energy Corporation
     a Texas corporation and wholly-
     owned subsidiary of Abraxas

                                                                  EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 21, 1997 and August 30, 1996, included in the Proxy Statement of Abraxas Petroleum Corporation that is made a part of the Registration Statement (Form S-4) and Prospectus of Abraxas Petroleum Corporation for the registration of 1,900,000 shares of its common stock.


/s/ ERNST & YOUNG LLP


San Antonio, Texas
January 9, 1998

                                                                  EXHIBIT 23.2



January 9, 1998



Abraxas Petroleum Corporation
500 North Loop 1604 East, Suite 100
San Antonio, Texas  78232

Gentlemen:

         In connection with the Registration Statement on Form S-4 (the Registration Statement), to be filed with the Securities and Exchange Commission on or about January 8, 1998, by Abraxas Petroleum Corporation (the Company), DeGolyer and MacNaughton (the firm) hereby consents to the incorporation in said Registration Statement of the references to the firm in the section "Reserves Information" and in the section "Experts" that are part of the Registration Statement. Additionally, we hereby consent to the use by reference of information contained in our appraisal reports for estimates, as of December 31, 1994, December 31, 1995, and December 31, 1996.


Very truly yours,



/s/ DeGOLYER and MacNAUGHTON

                                                                   EXHIBIT 23.3



CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

         We consent to the use in the Registration Statement on Form S-4 of Abraxas Petroleum Corporation of our name, and the statements with respect to us, as appearing under the headings "Summary," "The Merger," "Business of Vessels" and "Experts" in the Proxy Statement-Prospectus.


                                           NETHERLAND, SEWELL & ASSOCIATES, INC.



                                            By:      /s/ Frederic D. Sewell
                                            Name: Frederic D. Sewell
                                            Title:  President

Dallas, Texas
January 9, 1998

                                                                  EXHIBIT 23.6


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement on Form S-4 of Abraxas Petroleum Corporation of our report on Enserch Exploration, Inc.'s Wamsutter Area Package dated June 26, 1996, appearing in the Prospectus which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Dallas, Texas
January 7, 1998

                                                                  EXHIBIT 23.7


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


To the Board of Directors
Canadian Abraxas Petroleum Limited

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Prospectus and Registration Statement.


/s/ KPMG
Chartered Accountants

Calgary, Canada
January 9, 1998

                                                                  EXHIBIT 23.8



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated April 7, 1997 and to all references to our Firm included in or made a part of this Registration Statement.


                                                     /s/ ARTHUR ANDERSEN LLP

Denver, Colorado
January 9, 1998

                                                                 EXHIBIT 23.9


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration statement on Form S-4 of Abraxas Petroleum Corporation of our report dated March 27, 1995 relating to the financial statements of Vessels Energy, Inc. (successor to Vessels Oil & Gas Company), which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ PRICE WATERHOUSE LLP

Denver, Colorado
January 9, 1998

                                                               EXHIBIT 23.10


                                     CONSENT


         In connection with the merger (the "Merger") of a wholly-owned subsidiary of Abraxas Petroleum Corporation (the "Company") with and into Vessels Energy, Inc., and the filing of a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Registration Statement"), the undersigned consents to be named in the Company's Registration Statement as a person who will be appointed as a director upon consummation of the Merger. The undersigned further consents to serve as a director of the Company, if appointed, and to the filing of this consent as an exhibit to the Registration Statement.

Dated:  January 9, 1998


                                                 /s/ Robert F. Semmens
                                                 Robert F. Semmens

                                                                  EXHIBIT 24.1


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated:  January 9, 1998.



                                                        /s/ Franklin Burke
                                                        Franklin Burke

                                                                  EXHIBIT 24.2

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated:  January 9, 1998.



                                                      /s/ Harold D. Carter
                                                      Harold D. Carter

                                                                EXHIBIT 24.3


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated:  January 9, 1998.



                                                     /s/ Robert D. Gershen
                                                     Robert D. Gershen

                                                                  EXHIBIT 24.4


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated:  January 9, 1998.



                                                 /s/ Richard M. Kleberg, III
                                                 Richard M. Kleberg, III

                                                                  EXHIBIT 24.5


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated:  January 9, 1998.



                                                     /s/ James C. Phelps
                                                     James C. Phelps

                                                                  EXHIBIT 24.6


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated:  January 9, 1998.



                                                   /s/ Paul A. Powell, Jr.
                                                   Paul A. Powell, Jr.

                                                                   EXHIBIT 24.7


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Robert L. G. Watson and Chris Williford, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of Abraxas Petroleum Corporation and any or all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.


         Dated:  January 9, 1998.



                                                       /s/ Richard M. Riggs
                                                       Richard M. Riggs